UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.10 per share, of National Financial Partners Corp.

2)	Aggregate number of securities to which transaction applies:

60,535,324 shares of common stock, which consists of: (A) 40,124,128 shares of common stock issued and outstanding as of May 1, 2013; (B) 158,400 shares of common stock underlying options to purchase shares of common stock outstanding as of May 1, 2013 with an exercise price below $25.35; (C) 803,547 restricted stock units outstanding as of May 1, 2013 (excluding certain restricted stock units granted to Douglas W. Hammond that vested on May 1, 2013); (D) 31,399 phantom stock units outstanding as of May 1, 2013; (E) 9,708,925 shares of common stock underlying the 4.0% Convertible Senior Notes due 2017 (the “2010 Notes”) outstanding as of May 1, 2013; and (F) 9,708,925 shares of common stock underlying the warrants entered into in connection with the 2010 Notes outstanding as of May 1, 2013.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00013640 by the underlying value of the transaction of $1,378,031,357 which has been calculated as the sum of: (A) the product of 40,124,128 shares of common stock issued and outstanding as of May 1, 2013 and the merger consideration of $25.35 per share; plus (B) the product of: (i) 158,400 shares of common stock underlying options to purchase shares of common stock outstanding as of May 1, 2013 with an exercise price below $25.35 and (ii) the difference between $25.35 per share and the weighted-average exercise price of such options of $21.65 per share; plus (C) the product of 803,547 restricted stock units outstanding as of May 1, 2013 (excluding certain restricted stock units granted to Douglas W. Hammond that vested on May 1, 2013) and the merger consideration of $25.35; plus (D) the product of 31,399 phantom stock units outstanding as of May 1, 2013 and the merger consideration of $25.35; plus (E) the product of 9,708,925 shares of common stock underlying the 2010 Notes outstanding as of May 1, 2013 and the merger consideration of $25.35 per share; plus (F) the product of: (i) 9,708,925 shares of common stock underlying the warrants entered into in connection with the 2010 Notes outstanding as of May 1, 2013 and (ii) the difference between $25.35 per share and the strike price of such warrants of $15.77.

4)	Proposed maximum aggregate value of transaction:

$1,378,031,357

5)	Total fee paid:

$187,964

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED MAY 3, 2013

NATIONAL FINANCIAL PARTNERS CORP.

340 Madison Avenue, 20th Floor

New York, NY 10173

(212) 301-4000

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[—], 2013

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of National Financial Partners Corp., a Delaware corporation, which we refer to as “NFP,” the “Company,” “we,” “us,” or “our” in the accompanying proxy statement, to be held on [—], 2013, at [—], a.m. local time, at [—].

On April 14, 2013, we entered into a merger agreement, which, as it may be amended from time to time, we refer to as the “merger agreement,” with Patriot Parent Corp., a Delaware corporation, which we refer to as “Parent” in the accompanying proxy statement, and Patriot Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent, which we refer to as “Merger Sub” in the accompanying proxy statement, providing for the merger of Merger Sub with and into the Company, which we refer to as the “merger” in the accompanying proxy statement, with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of Madison Dearborn Partners, LLC, which we refer to as “Madison Dearborn” in the accompanying proxy statement. At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger, and certain other matters as set forth in the stockholder notice and the accompanying proxy statement.

If the merger is completed, you will be entitled to receive $25.35 in cash, without interest and less any applicable withholding taxes, for each share of NFP common stock you own.

The approval of the holders of a majority of the outstanding shares of our common stock, par value $0.10 per share, which we refer to as the “NFP common stock” in the accompanying proxy statement, is required to adopt the merger agreement, thereby approving the merger. Our board of directors, after considering the unanimous recommendation of a special committee composed entirely of independent directors and after considering various other factors and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of NFP and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.

The NFP board of directors unanimously recommends that you vote:

•	“FOR” the adoption of the merger agreement, thereby approving the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger. A copy of the merger agreement is included as Annex A to the proxy statement. You can also obtain other information about NFP from documents that we have filed with the Securities and Exchange Commission. The proxy statement also describes the actions and determinations of our board of directors in connection with its evaluation of the merger agreement and the merger. We urge you to read the entire proxy statement carefully.

Your vote is very important to us regardless of the number of shares you own. The merger cannot be completed unless the holders of a majority of the outstanding shares of NFP common stock vote in favor of the adoption of the merger agreement. If your shares of NFP common stock are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee. If you fail to vote on the merger agreement or fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote against the adoption of the merger agreement. We greatly appreciate your cooperation in voting your shares. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you authorize your proxy by completing and returning the enclosed proxy card.

If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Innisfree M&A Incorporated, our proxy solicitor, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

On behalf of the NFP board of directors, we thank you for your support of National Financial Partners Corp. and appreciate your consideration of this matter.

Sincerely,

Jessica M. Bibliowicz

Chairman and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement dated [—], 2013 and the enclosed proxy card are first being mailed to stockholders on or about [—], 2013.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED MAY 3, 2013

NATIONAL FINANCIAL PARTNERS CORP.

340 Madison Avenue, 20th Floor

New York, NY 10173

(212) 301-4000

Notice of Special Meeting of Stockholders

To Be Held On [—], 2013

To the Stockholders of National Financial Partners Corp.:

Notice is hereby given that a special meeting of the stockholders of National Financial Partners Corp. will be held on [—], 2013 at [—] a.m., local time, at [—], for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the “merger agreement” in the accompanying proxy statement, dated as of April 14, 2013, by and among NFP, Patriot Parent Corp., a Delaware corporation, which we refer to as “Parent” in the accompanying proxy statement, and Patriot Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent, which we refer to as “Merger Sub” in the accompanying proxy statement, providing for the merger of Merger Sub with and into the Company, which we refer to as the “merger” in the accompanying proxy statement, with the Company surviving the merger as a wholly owned subsidiary of Parent.

2.	Advisory Vote Regarding Merger-Related Compensation. To consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger, which we refer to as the “compensation proposal” in the accompanying proxy statement.

3.	Adjournment or Postponement of the Special Meeting. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the “adjournment proposal” in the accompanying proxy statement.

The NFP board of directors unanimously recommends that you vote:

•	“FOR” the adoption of the merger agreement, thereby approving the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the accompanying proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Only stockholders of record of our common stock, par value $0.10 per share, which we refer to as the “NFP common stock” in the accompanying proxy statement, at the close of business on [—], 2013 are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of our stockholders of record will be available for examination by any of our stockholders for any purpose germane to the special meeting at our corporate headquarters located at 340 Madison Avenue, 20th Floor, New York, NY 10173, during ordinary business hours for 10 days prior to the special meeting until the end of the meeting.

The adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock is a condition to the consummation of the merger and the merger cannot be completed unless the holders of a majority of the outstanding shares of NFP common stock vote in favor of the adoption of the merger agreement. The approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. The vote to approve the compensation proposal is advisory only and will not be binding on NFP or Parent and is not a condition to the consummation of the merger.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If your shares of NFP common stock are held in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction card furnished by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. YOU MAY VOTE BY MAIL, THROUGH THE INTERNET, BY TELEPHONE OR BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF YOU FAIL TO VOTE ON THE MERGER AGREEMENT OR FAIL TO INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE ON HOW TO VOTE, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of NFP common stock as of the record date. All stockholders must also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the accompanying proxy statement, including any documents incorporated by reference, and the annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of NFP common stock, please contact NFP’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, New York 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

By Order of the NFP Board of Directors,

Stancil E. Barton

Executive Vice President,

General Counsel and Corporate Secretary

New York, New York

[—], 2013

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS VERY IMPORTANT

Ensure that your shares of NFP common stock are voted at the special meeting by submitting your proxy or, if your shares of NFP common stock are held in street name through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the merger agreement but will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If your shares of NFP common stock are registered in street name through a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

If your shares of NFP common stock are registered in your name: submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of common stock can be voted in favor of the proposals at the special meeting.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, at:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, New York 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

Annex A:	Agreement and Plan of Merger, dated as of April 14, 2013, by and among National Financial Partners Corp., Patriot Parent Corp. and Patriot Merger Corp.	A-1

Annex B:	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	B-1

Annex C:	Section 262 of the General Corporation Law of the State of Delaware	C-1

PROXY STATEMENT

This proxy statement contains information related to our special meeting of stockholders to be held on [—], 2013, at [—] a.m., local time, at [—], and at any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of National Financial Partners Corp. as part of the solicitation of proxies by NFP’s board of directors for use at the special meeting.

SUMMARY

This summary briefly summarizes material information found in this proxy statement. The proxy statement contains a more detailed description of the terms described in this summary. You are urged to read this proxy statement carefully, including the annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where Stockholders Can Find More Information” beginning on page 109 of this proxy statement.

In this proxy statement, the terms “we,” “us,” “our,” “NFP” and the “Company” refer to National Financial Partners Corp. and, where appropriate, its subsidiaries. We refer to Patriot Parent Corp. as “Parent” and Patriot Merger Corp. as “Merger Sub” in this proxy statement. Parent and Merger Sub are beneficially owned by affiliates of Madison Dearborn Partners, LLC, which is referred to as “Madison Dearborn” in this proxy statement. All references to the “merger” refer to the merger of Merger Sub with and into NFP with NFP surviving as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 14, 2013, as it may be amended from time to time, by and among NFP, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. NFP, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

Parties Involved in the Merger (Page 21)

National Financial Partners Corp.

National Financial Partners Corp. provides a full range of advisory and brokerage services, including benefits, insurance and wealth management, to its clients. NFP serves corporate and high net worth individual clients throughout the United States and in Canada, with a focus on the middle market and entrepreneurs.

NFP common stock is currently listed on the New York Stock Exchange, which we refer to as the “NYSE” in this proxy statement, under the symbol “NFP.”

NFP’s principal executive offices are located at 340 Madison Avenue, 20th Floor, New York, NY 10173, its telephone number is (212) 301-4000 and its Internet website address is www.nfp.com. The information provided on or accessible through NFP’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Additional information about NFP is contained in its public filings, which are incorporated by reference herein. See “Where Stockholders Can Find More Information” beginning on page 109 of this proxy statement.

Patriot Parent Corp.

Patriot Parent Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent was created and is controlled by certain affiliates of Madison Dearborn.

Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois that has raised over $18 billion of capital from its investors. Since its formation in 1992, it has invested in approximately 125 companies across a broad spectrum of industries, including financial and transaction services, basic industries, business and government services, consumer, healthcare and telecom, media and technology services.

Patriot Merger Corp.

Patriot Merger Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

Terms of the Merger (Page 77)

The proposed transaction is the acquisition of NFP by an affiliate of Madison Dearborn pursuant to the Agreement and Plan of Merger, dated as of April 14, 2013, by and among NFP, Parent and Merger Sub. The merger will be effected by the merger of Merger Sub with and into NFP, with NFP continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Expected Timing of the Merger

We currently anticipate that the merger will be completed in the third quarter of 2013. The merger is subject to various regulatory clearances and approvals and other conditions; however, and it is possible that factors outside the control of both Parent and NFP could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger.

We expect to complete the merger promptly following the receipt of all required regulatory approvals, the satisfaction or waiver of the other conditions precedent to the parties’ respective obligations to complete the merger and the expiration of the marketing period (as defined below), each as further set forth in the merger agreement, a copy of which is included as Annex A to this proxy statement.

Merger Consideration (Page 77)

If the merger is completed, each share of our common stock, par value $0.10 per share, which we refer to as “NFP common stock” or “our common stock” in this proxy statement, issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $25.35 in cash (without interest and less any applicable withholding taxes), which we refer to as the “merger consideration” in this proxy statement, other than:

•

shares of NFP common stock owned by the Company as treasury stock, by Parent or Merger Sub or, unless Parent otherwise elects, by any wholly owned subsidiary of the Company, all of which will be cancelled without any consideration paid therefor (which shares we refer to as the “excluded shares” in this proxy statement);

•

shares of NFP common stock held by stockholders that have not voted in favor of adoption of the merger agreement and that are entitled to demand, and have properly demanded, appraisal rights in accordance with, and that have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, which shares we refer to as the “dissenting shares” in this proxy statement; and

•	shares of NFP common stock held by stockholders that have entered into other arrangements with Parent (which shares we refer to as the “alternative treatment shares” in this proxy statement).

At or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited sufficient funds to pay the aggregate merger consideration with the paying agent for the merger.

The Special Meeting (Page 22)

Date, Time and Place (Page 22). The special meeting will be held on [—], 2013, at [—] a.m., local time, at [—].

Purpose of the Special Meeting (Page 22). At the special meeting, you will be asked: (1) to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger (this proposal being referred to as the “compensation proposal” in this proxy statement); and (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement (this proposal being referred to as the “adjournment proposal” in this proxy statement).

Record Date and Voting Information (Page 23). Only stockholders who hold shares of our common stock at the close of business on [—], 2013, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [—] shares of our common stock outstanding entitled to vote at the special meeting.

Quorum (Page 23). The presence in person or by proxy of the holders of record of a majority of the shares of our common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting.

Required Vote (Page 23). Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock entitled to vote at the special meeting. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Voting by NFP’s Directors and Executive Officers (Page 25). As of [—], 2013, the record date, our directors and executive officers beneficially owned and are entitled to vote, in the aggregate, [—] shares of our common stock, representing approximately [—]% of the outstanding shares of our common stock.

Voting by Stockholders (Page 24). Any NFP stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail, through the Internet or by telephone or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of NFP common stock in street name through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of NFP common stock using the instructions provided by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

Treatment of Options, Restricted Stock Units and Other Equity Awards (Page 79)

Immediately prior to the effective time of the merger, each NFP option that is outstanding immediately prior to the merger will be cancelled in exchange for a cash payment equal to the number of shares of NFP common stock underlying such option multiplied by the excess, if any, of the merger consideration over the option’s exercise price, less any applicable withholding taxes. Options with an exercise price equal to or greater than the per-share merger consideration will be cancelled without any corresponding payment.

Immediately prior to the effective time of the merger, each NFP restricted stock unit awarded pursuant to an award where the number of shares receivable upon vesting is based on the level of performance achieved (which we refer to as a “performance-based restricted stock unit” in this proxy statement) and that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be assumed by the surviving corporation and converted at the effective time into a service-based right to receive a cash payment on the applicable vesting date equal to (i) the merger consideration, plus (ii) interest accrued pursuant to the terms of the applicable award agreement, less any applicable withholding taxes. For the purpose of these awards, performance will be deemed to have been achieved at target levels and the terms and conditions will otherwise remain the same as the terms and conditions that applied to the awards prior to the closing of the merger (including the same time-based vesting schedule). Pursuant to the original terms of the performance-based restricted stock unit awards and NFP’s 2012 Change in Control Severance Plan, which we refer to as the “2012 CIC Plan” in this proxy statement, any such converted unit will vest if the holder’s employment or service is terminated by NFP without “cause” or by the holder for “good reason” within six months prior to or within eighteen months following the closing of the merger.

Immediately prior to the effective time of the merger, each NFP restricted stock unit not described in the immediately preceding paragraph, which we refer to as a “restricted stock unit” in this proxy statement, awarded to any employee that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be assumed by the surviving corporation and converted at the effective time into a service-based right to receive a cash payment on the applicable vesting date equal to the merger consideration, less any applicable withholding taxes. The terms and conditions of any such converted restricted stock unit will otherwise remain the same as the terms and conditions that applied to the award prior to the closing of the merger (including the same vesting schedule). Pursuant to the original terms of the restricted stock unit awards and 2012 CIC Plan, any such converted unit will vest if the holder’s employment or service is terminated by NFP without “cause” or by the holder for “good reason” within six months prior to or within eighteen months (or twenty-four months in the case of certain awards granted to Ms. Bibliowicz) following the closing of the merger.

Immediately prior to the effective time of the merger, (i) each NFP restricted stock unit awarded to non-employee directors and each phantom unit (a fully vested stock unit awarded to directors other than Ms. Bibliowicz) (which we refer to as a “phantom unit” in this proxy statement) held by non-employee directors that is outstanding immediately prior to merger will be cancelled in exchange for a cash payment equal to the merger consideration and (ii) each phantom unit held by an employee director will be assumed by the surviving corporation and converted at the effective time into the right to receive a cash payment upon his or her separation from service equal to the merger consideration.

Treatment of Employee Stock Purchase Plan (Page 80)

No new purchase or offering period under the NFP Employee Stock Purchase Plan will commence after April 14, 2013 (the date of the merger agreement). Each participant in the offering period in effect as of April 14, 2013 will not be permitted to increase his or her payroll deductions or purchase elections from those in effect immediately prior to April 14, 2013. If the offering period which is in effect as of April 14, 2013 by its terms expires after the effective time of the merger, then each purchase right under the NFP Employee Stock Purchase Plan that is outstanding immediately prior to the effective time of the merger will, at the time of the merger, be used to purchase shares of NFP common stock at a price determined pursuant to the terms of the NFP Employee Stock Purchase Plan. Any remaining accumulated but unused payroll reductions will be distributed to the relevant participant without interest. The NFP Employee Stock Purchase Plan will terminate at or prior to the effective time of the merger.

Recommendations of Our Board of Directors (Page 22)

The NFP board of directors, after considering the unanimous recommendation of a special committee composed entirely of independent directors and after considering all other factors that the NFP board of directors deemed relevant and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of NFP and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the NFP board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 45 of this proxy statement.

The NFP board of directors unanimously recommends that the NFP stockholders vote:

•	“FOR” the adoption of the merger agreement, thereby approving the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Opinion of the Special Committee’s Financial Advisor (Page 50 and Annex B)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), financial advisor to the Special Committee, delivered to the Special Committee and NFP’s board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated April 14, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of NFP common stock. The full text of the written opinion, dated April 14, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Special Committee and NFP’s board of directors (in each case, in its capacity as such) for the benefit and use of the Special Committee and NFP’s board of directors in connection with and for purposes of its evaluation of the consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to NFP or in which NFP might engage or as to the underlying business decision of NFP to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Merger (Page 63)

On April 14, 2013, Parent entered into an equity commitment letter, which we refer to as the “equity commitment letter” in this proxy statement, with Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P. and Madison Dearborn Capital Partners VI Executive-A, L.P., which we collectively refer to as the “MDCP Parties” in this proxy statement, pursuant to which and subject to the terms and conditions set forth therein, the MDCP Parties, severally but not jointly, committed to purchase, or cause the purchase of, up to $385,446,900 worth of the equity securities of Parent at or immediately prior to the effective time of the merger. In addition, on April 14, 2013, Merger Sub entered into a debt commitment letter, which we refer to as the “debt commitment letter” in this proxy statement, with Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch and UBS Securities LLC, which we collectively refer to as the “commitment parties” in this proxy statement. The proceeds of the debt commitment letter, which we refer to as the “debt financing” in this proxy statement, will be used to fund the transactions contemplated by the merger agreement and to pay related fees and expenses, subject to the terms and conditions set forth in the debt commitment letter.

Limited Guarantee (Page 65)

Pursuant to the limited guarantee delivered by the MDCP Parties in favor of NFP, dated April 14, 2013, which we refer to as the “limited guarantee” in this proxy statement, the MDCP Parties, severally but not jointly, have agreed to guarantee the payment, if and when due, to NFP of the Parent termination fee (as defined below) of approximately $83.4 million and the payment of certain other monetary obligations that may be owed by Parent or Merger Sub to the Company pursuant to the merger agreement. The limited guarantee will terminate upon the earliest to occur of, among other things: (i) the consummation of the merger; (ii) the valid termination of the merger agreement (other than a termination pursuant to which Parent is obligated to pay the Parent termination fee and/or certain other monetary obligations); (iii) the 60th day following the termination of the merger agreement, if Parent is obligated to pay the Parent termination fee and/or certain other monetary obligations in connection with such termination and no action is brought by the Company against Parent, Merger Sub and/or the MDCP Parties before such 60th day alleging that any guaranteed obligations are due and owing under the merger agreement or the limited guarantee, as the case may be; and (iv) the date that the guaranteed obligations have been fully performed or have been determined not to be due and payable under the merger agreement or the limited guarantee. The limited guarantee will also terminate in the event the Company or certain related parties institute an action or proceeding in which certain prohibited claims are made against the MDCP Parties or certain related parties.

Interests of NFP’s Directors and Executive Officers in the Merger (Page 65)

In considering the recommendation of the NFP board of directors to adopt the merger agreement, NFP stockholders should be aware that certain of its directors and executive officers have interests in the merger that are different from, or in addition to, those of NFP stockholders generally. These interests are described in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of NFP’s Directors and Executive Officers in the Merger” beginning on page 65 of this proxy statement. The NFP board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to NFP stockholders that the merger agreement be adopted. These interests include the following, among others:

•

immediately prior to the effective time of the merger, each NFP option held by an executive officer or director will be cancelled in exchange for a cash payment equal to the number of shares of NFP common stock underlying such option multiplied by the excess, if any, of the merger consideration over the option’s exercise price (options with an exercise price equal to or greater than the per-share merger consideration will be cancelled without any corresponding payment);

•

immediately prior to the effective time of the merger, each NFP restricted stock unit and phantom unit held by a non-employee director will be cancelled in exchange for a cash payment equal to the merger consideration;

•

immediately prior to the effective time of the merger, each NFP performance-based restricted stock unit will be deemed to have been earned at target and each such earned performance-based restricted stock unit and each restricted stock unit held by an employee will not be cashed out in the merger but instead will be assumed by the surviving corporation and converted at the effective time into a service-based right to receive a cash payment on the applicable vesting date equal to the merger consideration (plus, with respect to such performance-based restricted stock unit, accrued interest from the conversion date until the vesting date);

•

immediately prior to the effective time of the merger, each phantom unit held by an employee director will be assumed by the surviving corporation and converted at the effective time into the right to receive a cash payment upon his or her separation from service equal to the merger consideration;

•

prior to the closing of the merger, Parent may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of NFP’s executive officers or directors regarding compensation, benefits or treatment of the NFP equity held by them in the merger and may enter into definitive agreements with such executive officers or directors regarding the foregoing. To our knowledge, as of the date hereof, no such agreements, arrangements and understandings have been entered into with Parent;

•

upon certain types of terminations prior to or following the closing of the merger, the executive officers are entitled to receive certain compensation and benefits pursuant to the 2012 CIC Plan and acceleration of vesting of performance-based restricted stock units and restricted stock units held by employees pursuant to the terms of the applicable award agreements; and

•	directors and executive officers are entitled to continued indemnification and, for a period of six years following the closing of the merger, liability insurance coverage.

If the proposal to adopt the merger agreement is approved by NFP’s stockholders, at the effective time of the merger, the shares of common stock held by NFP’s directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders of NFP except to the extent otherwise agreed between Parent and such director or executive officer.

No Solicitation (Page 86)

Subject to certain exceptions, the merger agreement prohibits NFP from, among other things: (i) soliciting, initiating or knowingly encouraging any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, or the making, submission or announcement of, any alternative proposal, (ii) participating in any discussions or negotiations regarding an alternative proposal with any person, except to notify such person as to the existence of the restrictions contained in the merger agreement, (iii) furnishing any non-public information to any person in connection with or in respect of an alternative proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an alternative proposal, (iv) approving, endorsing or recommending any alternative proposal, (v) entering into, or authorizing the entry into, any letter of intent, agreement in principle, definitive agreement or any other agreement for any alternative proposal (other than certain confidentiality agreements) or (vi) otherwise knowingly facilitating the making or submission of any alternative proposal.

Notwithstanding the foregoing, until May 14, 2013, NFP and its subsidiaries need not require third parties previously provided confidential information concerning NFP and its subsidiaries as part of its sale exploration process to return or destroy such information or terminate such third parties’ access to the online dataroom containing documentary due diligence about NFP and its subsidiaries.

If NFP receives a written alternative proposal prior to its receipt of the stockholder approval that did not result from NFP’s breach of the restrictions on solicitations contained in the merger agreement and that the NFP board of directors determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal, NFP may: (i) furnish non-public information to the third party making such alternative proposal subject to there being an acceptable confidentiality agreement in place and NFP making available to Parent and Merger Sub any such non-public information that is provided to such third party and which was not previously made available to Parent, and (ii) engage in discussions or negotiations with, and provide draft documents and agreements to, the third party making such alternative proposal.

At times specified in the merger agreement, NFP must notify Parent in writing of any written proposals or offers with respect to any alternative proposals and provide the material terms and conditions of any such written proposals or offers to Parent.

Changes in Board Recommendation (Page 86)

Prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the NFP board of directors may, upon receipt of a written alternative proposal that the NFP board of directors concludes in good faith constitutes a superior proposal, and in certain other circumstances arising from matters that become known to the NFP board of directors after the date of the merger agreement, change its recommendation that NFP stockholders adopt the merger agreement, subject to complying with certain notice and other specific conditions set forth in the merger agreement, including, with respect to changes of recommendation in response to a superior proposal, giving Parent the opportunity to propose changes to the merger agreement in response to any such written alternative proposal and negotiating with Parent regarding any such changes. If the NFP board of directors changes its recommendation with respect to the merger agreement, Parent may terminate the merger agreement and receive a termination fee as more fully described in this proxy statement and the merger agreement.

Conditions to Completion of the Merger (Page 94)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	the stockholder approval having been obtained;

•

all applicable waiting periods (and any extensions thereof) under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act” in this proxy statement, having expired or otherwise been terminated;

•

the approval of the Financial Industry Regulatory Authority, which we refer to as “FINRA” in this proxy statement, with respect to the indirect change of ownership and control of the subsidiaries of NFP that are broker-dealers having been obtained;

•

no provision of any applicable law preventing, prohibiting or enjoining the consummation of the merger being in effect and no temporary, preliminary or permanent order preventing, prohibiting, enjoining or materially restraining the consummation of the merger being in effect; and

•

the accuracy of all representations and warranties made by the other party in the merger agreement (several of which are subject to a material adverse effect “bring-down” standard) and performance in all material respects by the other party of its pre-closing obligations under the merger agreement.

In addition, the obligations of Parent and Merger Sub to complete the merger are condition on there having been no material adverse effect (as defined below) since the date of the merger agreement.

Termination of the Merger Agreement (Page 96)

The merger agreement may be terminated by mutual written consent of Parent and NFP at any time prior to the effective time of the merger. The merger agreement may also be terminated, subject to certain exceptions and limitations, as follows:

By either NFP or the Parent, if:

•

any governmental entity has issued an order, enacted a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, law or other action has become final and nonappealable;

•	the merger does not occur on or before October 14, 2013; or

•	the stockholders meeting has been held and completed and the stockholder approval is not obtained at such stockholders meeting or at any adjournment or postponement thereof.

By NFP if:

•

prior to receiving stockholder approval, the NFP board of directors has authorized NFP to enter into a definitive agreement for a superior proposal and substantially concurrently with the termination of the merger agreement NFP enters into such agreement for such superior proposal and pays Parent the Company termination fee;

•

Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in merger agreement, which would result in a failure of any of the Company’s closing conditions and which cannot be cured by October 14, 2013 or, if capable of being cured, is not cured within 30 business days following receipt of written notice from NFP (or, if sooner, October 14, 2013); or

•

(i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger have been satisfied (other than actions to be taken at the closing or determinations to be made immediately prior to the effective time) on the date the closing should have occurred pursuant to the terms of the merger agreement, (ii) since such date, no event has occurred nor does any condition exist that would cause any of the conditions to Parent’s and Merger Sub’s obligations to effect the merger to fail to be satisfied on any day after such date, (iii) Parent and Merger Sub have failed to complete the closing within two business days following the date the closing should have occurred pursuant to the merger agreement and (iv) NFP has irrevocably confirmed in writing to Parent two business days prior to the termination date that: (a) all of the conditions to the obligation of NFP to consummate the merger have been satisfied (other than actions to be taken at the closing or determinations to be made immediately prior to the effective time, provided such conditions would have been satisfied or will be waived by NFP) and (b) it is prepared to consummate the closing.

By Parent if:

•	at any time prior to the time the stockholder approval is obtained, there has been a change of recommendation (as defined below); or

•

NFP has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in a failure of any of the Parent’s and Merger Sub’s closing conditions and which cannot be cured by October 14, 2013 or, if capable of being cured, is not cured within 30 business days following receipt of written notice from Parent of such breach or failure (or, if sooner, October 14, 2013).

Effects of Termination; Termination Fees; Expenses (Page 97)

If terminated pursuant to its terms, the merger agreement will be null and void and have no further force or effect and there will be no liability on the part of Parent, Merger Sub or NFP or any of their respective representatives, financing sources or related parties, except NFP, Parent, Merger Sub or any of their respective subsidiaries may have liability pursuant to the surviving provisions of the merger agreement. Surviving provisions of the merger agreement include, among other provisions, provisions regarding termination fees and expense reimbursement and termination remedies and the confidentiality agreement entered into between Madison Dearborn and NFP, which we refer to as the “confidentiality agreement,” and, under certain circumstances, the limited guarantee will also survive the termination of the merger agreement.

Under the following circumstances, NFP must pay Parent an aggregate amount equal to 50% of the Company termination fee on the date of entry into any agreement with respect to an alternative proposal described below and an aggregate amount equal to 50% of the Company termination fee on the date of consummation of any such alternative proposal, if any,

•

if the merger agreement is terminated (i) by either Parent or NFP after October 14, 2013 and the stockholders meeting was not held prior to that date; (ii) by either Parent or NFP, if the stockholders meeting was held and completed and stockholder approval has not been obtained; or (iii) by Parent due to an uncured breach or failure to perform by NFP under the merger agreement;

•

in the case of a termination after October 14, 2013 and the stockholders meeting had not been held prior to such date or Parent terminates the merger agreement due to an uncured breach or failure to perform by NFP, if any third party presented to NFP or publicly announced any bona fide alternative proposal after the date of the merger agreement and prior to the termination date and, in each such case, such alternative proposal was not irrevocably withdrawn prior to the termination date, or (ii) in the case of a termination by either Parent or NFP because the stockholder approval was not obtained at the stockholders meeting or at any adjournment or postponement thereof, if any third party publicly announced any bona fide alternative proposal after the date of the merger agreement but prior to the stockholders meeting and such alternative proposal was not irrevocably withdrawn prior to the stockholders meeting; and

•	if, within 12 months after the termination date, NFP enters into any definitive agreement with respect to or consummates any alternative proposal.

In addition, under the following circumstances NFP must pay Parent the full Company termination fee: (i) if the merger agreement is terminated by NFP because the NFP board of directors has authorized NFP to enter into a definitive agreement for a superior proposal and NFP enters into such definitive agreement at the same time as it terminates the merger agreement; or (ii) if the merger agreement is terminated by Parent because the NFP board of directors effects a change of recommendation.

The “Company termination fee” means a cash amount equal to $41,682,000; however, under certain circumstances more fully described in this proxy statement and the merger agreement, it will mean a cash amount equal to $32,063,000.

Parent must pay NFP $83,364,000 if the merger agreement is terminated due to: (i) an uncured breach or failure to perform by Parent or Merger Sub under the merger agreement; or (ii) Parent’s or Merger Sub’s failure to complete the closing when required under the merger agreement.

Specific Performance (Page 99)

The merger agreement provides that, prior to the earlier of the effective time and the termination of the merger agreement, NFP, Parent and Merger Sub may seek an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement, subject to certain limitations, in addition to any other remedy to which they are entitled at law or in equity. However, as more fully described in this proxy statement and in the merger agreement, only under certain circumstances may NFP seek and obtain specific performance of Parent’s and Merger Sub’s obligations to (i) cause the equity financing to be funded and to consummate the merger, and (ii) enforce the debt financing commitment, including the obligation to bring an enforcement action in respect of the debt financing. NFP may pursue both a grant of specific performance and the payment of the Parent termination fee; however, under no circumstances will Parent or Merger Sub be obligated to both specifically perform the terms of the merger agreement and pay the Parent termination fee.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders (Page 72)

The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”) for U.S. federal income tax purposes. A U.S. holder who exchanges shares of our common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. You should consult your tax advisor for complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the merger to you. See “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 72 of this proxy statement.

Regulatory Approvals (Page 71)

Antitrust Filings

The HSR Act and the regulations promulgated thereunder require that we and Parent file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, and the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on April 26, 2013, by NFP and Parent.

At any time before or after the completion of the merger, the Antitrust Division or the FTC or any other governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

FINRA Notices and Filings

The Company’s subsidiaries that are broker-dealers must file applications with and provide notices to FINRA with respect to the indirect change of ownership and control of these subsidiaries. Receipt of FINRA approval is a condition to closing of the merger. The Company filed and submitted these applications and notices by May 2, 2013.

Timing

Although we expect to receive the regulatory approvals and clearances described above in a timely manner, we cannot assure you that the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, the ability to obtain approvals on satisfactory terms or the absence of any litigation or administrative action challenging such approvals.

Market Price of NFP Common Stock and Dividend Information (Page 104)

Our common stock is listed on the NYSE, under the trading symbol “NFP.” The closing sale price of our common stock on the NYSE on March 12, 2013, which was the last trading day before press reports were first published that we were considering a possible sale of the Company, was $20.05 compared to which the merger consideration represents a premium of approximately 26%. On [—], 2013, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $[—].

Under the terms of the merger agreement, we may not declare, authorize, set aside or pay any dividend or other distribution. We do not expect to pay dividends in the foreseeable future.

Delisting and Deregistration of Our Common Stock (Page 63)

Upon completion of the merger, we will remove our common stock from listing on the NYSE and price quotations in the public market will no longer be available for our common stock and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, will be terminated.

Appraisal Rights (Page 73 and Annex C)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of our common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal by the Delaware Court of Chancery of the fair value of their shares of our common stock. This value could be more than, less than or equal to the $25.35 per-share merger consideration. This right of holders of our common stock to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand an appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must deliver a written demand to us for appraisal in compliance with Section 262 of the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, adoption of the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “AGAINST” or “ABSTAIN” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights. If you hold shares of NFP common stock in street name through a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right to appraisal. See “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 73 of this proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially determined fair value of their shares of NFP common stock if such stockholders file suit in the Delaware Court of Chancery and litigate the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card or voting instruction card because you owned shares of our common stock at the close of business on [—], 2013, the record date for the special meeting of stockholders. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place on [—], 2013, at [—] a.m., local time, at [—].

Q: What matters will be voted on at the special meeting?

A: We will ask you: (1) to consider and vote upon a proposal to adopt the merger agreement by and among NFP, Parent and Merger Sub, pursuant to which Merger Sub will be merged with and into NFP with NFP continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent, thereby approving the merger; (2) to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and (3) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Q: What is the proposed transaction?

A: Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into NFP, with NFP continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. After the merger is completed, our common stock will cease to be traded on the NYSE and you will not own any shares of the capital stock of the surviving corporation.

Q: What will I receive if the merger is completed?

A: If the merger is completed, you will have the right to receive $25.35 in cash, without interest and less any applicable withholding taxes, for each share of our common stock you own, unless you are a dissenting stockholder and you validly exercise your appraisal rights under Delaware law. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation.

Q: How does the NFP board of directors recommend that I vote?

A: The NFP board of directors recommends that you vote as follows:

•	“FOR” the adoption of the merger agreement, thereby approving the merger;

•

“FOR” the proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and

•

“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Certain factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 45 of this proxy statement.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If the merger is completed, NFP stockholders holding NFP stock certificates will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q: What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A: If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

Q: What vote is required to adopt the merger agreement, thereby approving the merger?

A: Under Delaware law and as a condition to the consummation of the merger, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock entitled to vote at the special meeting. As of the record date, there were [—] shares of NFP common stock outstanding entitled to vote at the special meeting. An NFP stockholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of an NFP stockholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, if applicable, which we refer to as a “broker non-vote” in this proxy statement, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q: What vote is required for the adjournment proposal?

A: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Accordingly, abstentions, broker non-votes, if any, and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the adjournment proposal.

Q: What vote is required for the compensation proposal?

A: Assuming a quorum is present, approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Accordingly, abstentions, broker non-votes, if any, and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the compensation proposal.

Q: What is “golden parachute compensation”?

A: “Golden parachute compensation” is any type of compensation that is based on or otherwise relates to the consummation of the merger and is payable pursuant to any agreement between a named executive officer and NFP or Parent. See “Proposal 1: Adoption of the Merger Agreement—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 69 of this proxy statement.

Q: Why am I being asked to cast a non-binding, advisory vote to approve the specified compensation arrangements disclosed in this proxy statement?

A: In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on compensation that may be payable to the Company’s named executive officers in connection with the merger. Notwithstanding the foregoing, such vote does not relate to compensation, if any, payable pursuant to any agreements or understandings between Parent and NFP’s named executive officers (as of the date of this proxy statement, we are not aware of any such agreements or understandings).

Q: What will happen if the stockholders do not approve the specified compensation arrangements disclosed in this proxy statement at the special meeting?

A: Approval of the compensation proposal is not a condition to the completion of the merger. The vote with respect to the compensation proposal is an advisory vote and will not be binding on the Company or Parent or any of their respective subsidiaries. Further, the underlying compensation plans and agreements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, payment of such compensation is not contingent on stockholder approval on a non-binding, advisory basis.

Q: Are there any other risks to me from the merger that I should consider?

A: Yes. There are risks associated with all business combinations, including the merger. Please see the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 20 of this proxy statement.

Q: What constitutes a quorum?

A: The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of our common stock entitled to vote at the special meeting will constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting of NFP stockholders, it is not broken by the subsequent withdrawal of any NFP stockholders. Abstentions and broker non-votes are considered as present for the purpose of determining the presence of a quorum.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

A: Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, which we refer to as “Computershare” in this proxy statement, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote your shares in person at the special meeting. We have enclosed a proxy card for you to use. For more information, please see “If I am a stockholder of record, how do I vote?” below.

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Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and you are also invited to attend the special meeting where you can vote your shares in person by following the procedure described below.

Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee, who is the stockholder of record.

Q: If I am a stockholder of record, how do I vote?

A: If you are a stockholder of record of NFP common stock, you may vote in person at the special meeting or authorize the persons named as proxies on the proxy card to vote your shares of common stock by returning the proxy card by mail, through the Internet or by telephone. Although NFP offers four different voting methods, NFP encourages you to vote through the Internet, as NFP believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you vote your shares of NFP common stock through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares of NFP common stock through the Internet or by telephone, there is no need for you to mail back your proxy card.

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To Vote over the Internet: Log on to the Internet and follow the instructions listed on your proxy card (24 hours a day, 7 days a week). Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

•	To Vote by Telephone: Follow the instructions listed on your proxy card. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

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To Vote by Mail: Mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to [—]. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

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To Vote at the Special Meeting: Stockholders of record who attend the special meeting may vote in person by following the procedures described below in the section entitled “The Special Meeting—Voting by Stockholders” beginning on page 24, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Q: If I hold my shares in street name, how do I vote?

A: If you hold your shares in street name, please refer to the information on the voting instruction card forwarded to you by your bank, broker or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone.

Q: If I hold my shares through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: Yes, but only if you properly instruct them to do so. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote.” Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares.

We believe that (i) under the DGCL, broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum at the special meeting, and (ii) under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals being voted upon at the special meeting. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on the compensation proposal and the adjournment proposal, the approval of which require only the affirmative vote of a majority of the votes cast at the special meeting.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the adoption of the merger agreement, thereby voting such shares in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you abstain from voting, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and it will have no effect on the adjournment proposal or on the compensation proposal.

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173, Attn: Corporate Secretary, specifying such revocation. You may also change your vote by timely delivery of a valid, later-dated proxy or by attending and voting in person at the special meeting.

If your shares are held in street name, you must contact your bank, broker or other intermediary in order to revoke your proxy or change your vote.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you hold shares of the Company in more than one way. For example, you may own some shares directly as a stockholder of record and other shares as a beneficial owner through a broker, or you may own shares through more than one broker. In these situations you may receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by telephone or through the Internet, vote once for each proxy card or control number you receive.

Q: When do you expect the merger to be completed?

A: The parties to the merger agreement are working toward completing the merger as promptly as possible. The parties currently expect to complete the merger in the third quarter of 2013, although there can be no assurance that the parties will be able to do so by then or at all. Completion of the merger is subject to a number of conditions specified in the merger agreement. Please see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 94 of this proxy statement.

Q: If the merger is completed, how will I receive the cash for my shares?

A: If the merger is completed and your shares of our common stock are held in book-entry or in “street name,” the cash proceeds will be deposited into your bank or brokerage account without any further action on your part.

If you are a stockholder of record with your shares held in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of our common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions. Please see the section entitled “The Merger Agreement—Procedure for Tendering Shares in the Merger” beginning on page 81 of this proxy statement.

Q: Is the merger taxable to NFP stockholders?

A: The exchange of shares of our common stock for cash pursuant to the merger will generally be a taxable transaction to “U.S. holders” (as defined below in “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders”) for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who exchanges shares of our common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares.

You should read “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders” beginning on page 72 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the merger to you. Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local, and/or foreign tax consequences of the merger to you.

Q: What happens if the merger is not completed?

A: If the merger agreement is not adopted by the stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on the NYSE. In certain circumstances, we may be required to pay, or may be entitled to receive, a termination fee, in each case, as described under “The Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 97 of this proxy statement, or if permitted under the merger agreement, we may seek other remedies.

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A: Yes. As a holder of shares of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 73 of this proxy statement.

Q: Who will count the votes?

A: The votes will be counted by a representative of Computershare who will act as the inspector of election for the special meeting.

Q: Where can I find the voting results of the special meeting?

A: NFP intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports NFP files with the SEC are publicly available when filed. See “Where Stockholders Can Find More Information” beginning on page 109 of this proxy statement.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Innisfree M&A Incorporated, our proxy solicitation firm, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New 10022

Stockholders call toll free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

The Company and its subsidiaries and their representatives may from time to time make verbal or written statements, including certain statements in this proxy statement, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy.

These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation:

•	the merger may not be consummated in a timely manner, if at all;

•	the merger agreement may be terminated in circumstances that require the Company to pay a termination fee or reimburse certain expenses;

•	the diversion of management’s attention from the Company’s ongoing business operations;

•	the ability of NFP to retain and hire key personnel;

•	the failure of Parent to obtain the necessary financing to complete the merger;

•	litigation relating to the merger;

•	the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally;

•	competitive responses to the proposed merger; and

•	the failure to obtain the requisite approvals to the merger, such as stockholder approval or the approval of FINRA with respect to the indirect change in ownership of our broker-dealer subsidiaries.

The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2013, and our more recent reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to NFP or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. None of NFP, Parent or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. The Company can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All information contained in this proxy statement exclusively concerning Madison Dearborn, the MDCP Parties, Merger Sub and their affiliates has been supplied by Parent and has not been independently verified by us.

PARTIES INVOLVED IN THE MERGER

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

Telephone: (212) 301-4000

National Financial Partners Corp. provides a full range of advisory and brokerage services, including benefits, insurance and wealth management, to its clients. NFP serves corporate and high net worth individual clients throughout the United States and in Canada, with a focus on the middle market and entrepreneurs.

NFP common stock is currently listed on the NYSE under the symbol “NFP.”

NFP’s principal executive offices are located at 340 Madison Avenue, 20th Floor, New York, NY 10173, its telephone number is (212) 301-4000 and its Internet website address is www.nfp.com. The information provided on or accessible through NFP’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Detailed descriptions about NFP’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. See “Where Stockholders Can Find More Information” beginning on page 109 of this proxy statement.

Patriot Parent Corp.

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

70 West Madison Street

Chicago, Illinois 60602

Telephone: (312) 895-1000

Patriot Parent Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Parent was created and is controlled by certain affiliates of Madison Dearborn.

Madison Dearborn is a leading private equity investment firm based in Chicago, Illinois that has raised over $18 billion of capital from its investors. Since its formation in 1992, it has invested in approximately 125 companies across a broad spectrum of industries, including financial and transaction services, basic industries, business and government services, consumer, healthcare and telecom, media and technology services.

Patriot Merger Corp.

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

70 West Madison Street

Chicago, Illinois 60602

Telephone: (312) 895-1000

Patriot Merger Corp. is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

This section contains information about the special meeting of NFP stockholders that has been called to consider and vote upon a proposal to adopt the merger agreement, to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger, and to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement is being provided to the stockholders of NFP as part of a solicitation of proxies by the NFP board of directors for use at the special meeting to be held at the date, time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

A special meeting of stockholders of NFP is scheduled to be held on [—], 2013, at [—] a.m., local time, at [—], unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card or voting instruction card on or about [—], 2013, to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting, stockholders will be asked:

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to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub, with and into NFP, with NFP continuing as the surviving corporation, and the conversion of each share of NFP common stock (other than the excluded shares, dissenting shares and alternative treatment shares) into the right to receive $25.35 in cash, without interest and less any applicable withholding taxes;

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to consider and vote upon a proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger; and

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to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendations of Our Board of Directors

The NFP board of directors, after considering the unanimous recommendation of a special committee composed entirely of independent directors and after considering all other factors that the NFP board of directors deemed relevant and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of NFP and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the NFP board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger” beginning on page 45 of this proxy statement.

The NFP board of directors recommends that the NFP stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date and Voting Information

Only holders of record of our common stock at the close of business on [—], 2013, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. At the close of business on the record date, [—] shares of our common stock were outstanding and entitled to vote. A list of stockholders will be available for review at our executive offices located at 340 Madison Avenue, 20th Floor, New York, NY 10173 during ordinary business hours from [—], 2013, through and including the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to stockholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting.

As of the record date, there were [—] shares of NFP common stock, par value $0.10 per share, issued, outstanding and entitled to vote at the special meeting and held by [—] holders of record.

Brokers, banks or other nominees who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the adoption of the merger agreement. Proxies submitted without a vote by brokers, banks or other nominees on these matters are referred to as “broker non-votes” and are discussed in greater detail below.

Quorum

At the special meeting, the presence in person or by proxy of the holders of record of a majority of the shares of our common stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum for the transaction of any business at such meeting. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any NFP stockholders. As of the record date for the special meeting, [—] shares of NFP common stock will be required to obtain a quorum. Abstentions and broker non-votes, if any, are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote; Effect of Abstentions and Broker Non-Votes

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock as of the record date. As of the record date, there were [—] shares of NFP common stock outstanding entitled to vote at the special meeting.

Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting.

Abstentions and broker non-votes, if any, will be counted as present in determining whether the quorum requirement is satisfied. A broker non-vote occurs when a broker, bank or other nominee holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the broker, bank or other nominee does not have discretionary voting power for that particular item.

It is important that you vote your shares. Because under the General Corporation Law of the State of Delaware, which we sometimes refer to as the “DGCL” in this proxy statement, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock, your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” adoption of the merger agreement. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal or the adjournment proposal.

If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have expired, been revoked or withdrawn.

Voting by Stockholders

After carefully reading and considering the information contained in this proxy statement, each stockholder of record of NFP common stock (that is, if your shares of NFP common stock are registered in your name with NFP’s transfer agent, Computershare) should vote by mail, through the Internet or by telephone or by attending the special meeting and voting by ballot, according to the instructions described below.

Voting Methods

For stockholders of record:

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To Vote over the Internet: Log on to the Internet and follow the instructions listed on your proxy card (24 hours a day, 7 days a week). Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

•	To Vote by Telephone: Follow the instructions listed on your proxy card. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

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To Vote by Mail: Mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to [—]. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

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To Vote at the Special Meeting: Stockholders of record who attend the special meeting may vote in person by following the procedures described below, and any previously submitted proxies will be superseded by the vote cast at the special meeting.

Please do not send in stock certificates or other documents representing NFP common stock at this time. If the merger is completed, if you are a holder of NFP stock certificates, you will receive instructions regarding the procedures for exchanging your existing NFP stock certificates for the payment of the merger consideration.

For beneficial owners:

If your shares are held in “street name” through a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the special meeting.

Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the adoption of the merger agreement, thereby voting such shares in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the compensation proposal, and “FOR” the approval of the adjournment proposal. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Revocation of Proxies

NFP stockholders of record retain the power to revoke their proxy or change their vote, even if they sign the proxy card or voting instruction card in the form accompanying this proxy statement. NFP stockholders can revoke their proxy or change their vote at any time before it is exercised by giving written notice to our Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173, Attn: Corporate Secretary, specifying such revocation. NFP stockholders may also change their vote by timely delivery of a valid, later-dated proxy or by voting at the special meeting.

If your shares are held in street name, you must contact your bank, broker or other nominee in order to revoke your proxy or change your vote.

Voting by NFP’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of NFP and their affiliates were entitled to vote [—] shares of NFP common stock entitled to vote at the special meeting, or approximately [—]% of the shares of NFP common stock outstanding on that date. We currently expect that NFP’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although none of them has entered into any agreement obligating them to do so.

Certain directors and executive officers of NFP have interests that are different from, or in addition to, those of other NFP stockholders generally. For more information, please see the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of NFP’s Directors and Executive Officers in the Merger” beginning on page 65.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are the responsibility of NFP. We have engaged the services of Innisfree M&A Incorporated, which we sometimes refer to as “Innisfree” in this proxy statement, to solicit proxies for the special meeting. In connection with its retention by us, Innisfree has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. We have agreed to pay Innisfree a fee of $25,000 for its services plus reimburse its reasonable out-of-pocket expenses and NFP will indemnify Innisfree for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, solicitation may be made personally, by telephone, by email and by fax, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation by the use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, email or other means of communication. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. NFP and some brokers may be householding NFP’s proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or NFP that your broker or NFP will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If you are a stockholder of record and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact Computershare (i) by mail at Computershare Investor Services, P.O. Box 43078, Providence, RI 02940, (ii) by phone at (866) 637-7865, (iii) by email at web.queries@computershare.com, or (iv) by logging on to www.computershare.com/investor. If you are a street name stockholder and at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact your bank, broker or other intermediary.

NFP hereby undertakes to deliver promptly, upon written request, a copy of this proxy statement to any stockholder at a shared address to which a single copy of the applicable document was delivered. Requests should be directed to Computershare (for stockholders of record) or to your intermediary (for street name stockholders).

Tabulation of Votes

All votes will be tabulated by a representative of Computershare who will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

Confidential Voting

As a matter of policy, NFP keeps confidential proxies, ballots and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspector of election and certain of NFP’s employees and NFP’s transfer agent and proxy solicitor who are associated with processing proxy cards and tabulating the vote. The vote of any stockholder is not disclosed except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you, (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes or (iv) in a contested proxy solicitation. However, NFP intends to announce preliminary voting results at the special meeting and aggregate vote totals will be disclosed in a Current Report on Form 8-K of the Company following the special meeting.

Adjournments and Postponements

In addition to the proposal to adopt the merger agreement and the compensation proposal, NFP stockholders are also being asked to approve a proposal that will give the NFP board of directors authority to adjourn the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies for the absence of a quorum, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the special meeting, or otherwise. In addition, the NFP board of directors could postpone the meeting before it commences, in each case, in any of the circumstances described above or certain other circumstances. If the special meeting is so adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the meeting.

However, if the adjournment is for more than thirty days, or if after the adjournment, the NFP board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each NFP stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only NFP stockholders of record as of the close of business on [—], 2013, or their duly appointed proxies, may attend the special meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of NFP common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of NFP common stock authorizing you to vote at the special meeting. All stockholders must bring photo identification, as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Registration will begin at [—] a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding NFP’s special meeting, please contact Innisfree M&A Incorporated by mail at 501 Madison Avenue, 20th Floor, by telephone at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effect of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by NFP’s stockholders and the conditions to the closing of the merger are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into NFP, with NFP surviving the merger as a wholly owned subsidiary of Parent. As a result of the merger, NFP will cease to be a publicly traded company and you will not own any shares of the capital stock of the surviving corporation.

At the effective time of the merger, (i) each share of NFP common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares, dissenting shares and alternative treatment shares) will automatically be cancelled and converted into the right to receive $25.35 in cash, without interest and less any applicable withholding taxes; (ii) each excluded share will automatically be cancelled and shall cease to exist, and no consideration shall be delivered or be deliverable in exchange therefor; and (iii) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the effective time of the merger, will automatically be converted into one fully paid and non-assessable share of common stock, par value $0.10 per share, of NFP, as the surviving corporation in the merger.

The certificate of incorporation of the Company as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation.

Effect on NFP if the Merger is not Consummated

If the merger agreement is not adopted by NFP stockholders or if the merger is not completed for any other reason, NFP stockholders will not receive any payment for their shares of common stock. Instead, NFP stockholders will remain an independent public company, the common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of NFP’s common stock. In addition, if the merger is not completed, NFP expects that management will operate the business in a manner similar to that in which it is being operated today and that NFP stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of NFP’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of NFP’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of NFP’s common stock. If the merger is not completed, the NFP board of directors will continue to evaluate and review NFP’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by NFP’s stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to NFP will be offered or that NFP’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, NFP may be required to reimburse Parent’s expenses or pay Parent a termination fee, or may be entitled to receive a termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Effect of Termination; Termination Fees; Expenses” beginning on page 97.

Background of the Merger

The NFP board of directors, together with NFP’s senior management, regularly reviews and considers various strategic opportunities available to the Company, including whether the continued execution of NFP’s strategy as a stand-alone company or the possible sale of NFP to, or a combination of NFP with, a third party would offer the best avenue to maximize stockholder value. In connection with such review, third parties have approached the Company from time to time seeking to gauge the Company’s interest in exploring a potential transaction.

From time to time, members of NFP’s senior management meet with industry and financial experts to discuss developments and trends in the industry and the overall economy. In May 2012, during one such meeting, a member of senior management of the Company met with a representative of a financial sponsor, which we refer to as “Sponsor A” in this proxy statement. At this meeting, the member of senior management solicited advice with respect to possible approaches to personnel matters at the Company. In addition, recent brokerage acquisitions, the credit market, the Company’s future business strategy and the Company’s valuation generally were discussed, but no confidential or non-public information regarding NFP was disclosed. In the months following that meeting, members of the senior management of the Company and representatives of Sponsor A had additional meetings at which the Company and general conditions affecting its business and Sponsor A’s general interest in NFP were discussed, but no confidential or non-public information regarding NFP was disclosed.

On August 14, 2012, members of NFP’s senior management met with a representative of an investment banking firm who was familiar with NFP and the industry in which NFP operates and who indicated that he believed that, given the current financial and credit environment and recent transactions involving companies in the brokerage industry, financial sponsors could be interested in acquiring NFP. Subsequently, the representative of that investment banking firm offered to arrange meetings of a general nature with financial sponsors that such representative believed might be interested in a transaction involving NFP. After senior management consulted with certain of NFP’s independent directors, meetings were scheduled between members of senior management and representatives of the financial sponsors. The representative of the investment banking firm arranged for members of senior management to meet with representatives of Madison Dearborn on September 5, 2012, following an industry conference at which members of senior management were in attendance. In addition, the representative of that investment banking firm arranged for members of senior management to meet with representatives of a financial sponsor, which we refer to as “Sponsor B” in this proxy statement, on September 13, 2012 and representatives of another financial sponsor, which we refer to as “Sponsor C” in this proxy statement, on September 21, 2012. No confidential or non-public information was discussed during the above-referenced meetings.

On September 27, 2012, a representative of Sponsor A contacted a member of senior management of the Company and informally expressed Sponsor A’s interest in acquiring the Company for $23.00 per fully diluted share based solely on its review of publicly available information and subject to the satisfactory completion of due diligence. Promptly thereafter, such member of senior management informed the NFP board of directors of the receipt of such informal expression of interest, which was discussed among the directors during a telephonic meeting of the NFP board of directors on October 2, 2012. During that meeting, members of senior management were authorized, together with one of the independent directors, to meet with representatives of Sponsor A to discuss Sponsor A’s expression of interest.

On November 5, 2012, members of senior management and one of the independent directors met with representatives of Sponsor A in order to discuss Sponsor A’s expression of interest. At that meeting, the representatives of Sponsor A were informed by the independent director that the NFP board of directors would not be in favor of pursuing a sale transaction at $23.00 per share, but that the NFP board of directors would permit Sponsor A to conduct limited due diligence if Sponsor A believed that doing so would potentially allow Sponsor A to increase its indicative offer price. On November 12, 2012, NFP and Sponsor A entered into a confidentiality agreement. The confidentiality agreement entered into with Sponsor A includes a “standstill” provision pursuant to which Sponsor A agreed to refrain from certain activities for a period of eighteen months following its entry into the confidentiality agreement, including, among other things, (i) seeking to acquire ownership of any securities of NFP or seeking to enter into a business combination transaction with NFP,

(ii) soliciting proxies with respect to any voting securities of NFP and (iii) seeking to control or influence the management of NFP. The confidentiality agreement entered into with Sponsor A does not prohibit Sponsor A from requesting NFP or the NFP board of directors to waive any of the standstill restrictions.

On November 14, 2012, members of senior management of the Company attended a meeting at the offices of Sponsor A and made a presentation about the Company and its business units to representatives of Sponsor A.

Subsequently, representatives of Sponsor A informed members of senior management of the Company that Sponsor A was unable to increase its indicative offer price above $23.00 per fully diluted share due to the risks perceived by Sponsor A associated with NFP’s business plan and its own investment criteria, but that other financial sponsors might be able to offer a higher valuation. A member of senior management of the Company notified the NFP board of directors of Sponsor A’s decision promptly following that conversation. In addition, following such conversation, the representative of the investment banking firm mentioned above indicated to a member of NFP’s senior management that he believed that Madison Dearborn might be willing to pay up to $25.00 per fully diluted share in an acquisition transaction, which estimate was based solely on Madison Dearborn’s review of public information about NFP.

Following Ms. Bibliowicz’s announcement on April 26, 2012 of her intention to resign as Chief Executive Officer, NFP announced on November 20, 2012 that Ms. Bibliowicz had resigned as Chief Executive Officer effective as of May 17, 2013, and agreed to remain for up to one year following the 2013 annual stockholders meeting as a director and non-executive chairman of the NFP board of directors.

In response to recent transactions in the industry and the conversations with the representative of the investment banking firm and the representatives of the financial sponsors described above, BofA Merrill Lynch was invited to make a presentation at a telephonic meeting of the NFP board of directors on November 30, 2012. As part of that presentation, a representative of BofA Merrill Lynch discussed recent transactions that had been announced involving other companies in the brokerage industry, the trading price of the NFP common stock relative to the trading price of public companies engaged in similar businesses to the Company and certain other analyses regarding the NFP common stock. The representative of BofA Merrill Lynch noted that, based on BofA Merrill Lynch’s recent experiences, financial sponsors were interested in pursuing acquisitions within the brokerage industry at such time and leveraged finance markets (including leverage levels and interest rates) were favorable, which taken together could lead to attractive offers being made by such financial sponsors.

At the end of that meeting, the six independent members of the NFP board of directors went into executive session. The independent directors determined that, based on the presentation and the conversations with the representative of the investment banking firm and the representatives of the financial sponsors described above, it was in the best interests of the Company and its stockholders to begin a formal price discovery process in order to evaluate whether to actively explore a sale transaction. Due to the potential conflicts of interest that could result from a management-led sale process, the independent directors elected to form a committee of independent directors, which we refer to as the “Special Committee” in this proxy statement, consisting of Marshall A. Heinberg (who was appointed chairman), Stephanie W. Abramson and Patrick S. Baird, to lead the day-to-day price discovery process and any evaluation of strategic alternatives that might result from such price discovery process. The members of the Special Committee were selected by the independent directors due to, among other things, their prior experience with strategic alternative transactions and their expressed willingness to devote a sufficient amount of time to their service on the Special Committee. Based on its qualifications and the fact that it had represented the NFP board of directors or committees thereof in the past and did not represent the Company, Cleary Gottlieb Steen & Hamilton LLP, which we refer to as “Cleary Gottlieb” in this proxy statement, was retained as legal advisor to the Special Committee and the independent directors of the NFP board of directors more generally.

During the executive session at the end of the November 30, 2012 meeting of the NFP board of directors, the independent directors also discussed the need to engage a financial advisor to the Special Committee. There was general support by the independent directors of the idea of the Special Committee engaging BofA Merrill

Lynch due to, among other things, its familiarity with the Company and its business, the industry and potential acquirors of companies in the industry, its experience in transactions similar to the merger, its reputation in the investment community and the favorable impression made on the NFP board of directors by the proposed team leader at such meeting. In connection with that discussion, a representative of Cleary Gottlieb advised the independent directors that BofA Merrill Lynch could have potential conflicts of interest in connection with a potential sale transaction involving the Company due to certain convertible note hedge transactions and issuer warrant transactions with respect to shares of NFP common stock (which we collectively refer to in this proxy statement as the “Call Spread Transactions”) that NFP entered into with BofA Merrill Lynch’s affiliate, Bank of America, N.A., which we refer to as “BANA” in this proxy statement, and two other financial institutions (BANA and the other financial institutions are sometimes collectively referred to in this proxy statement as the “Call Spread Counterparties”), each acting as principal for its own account, in connection with NFP’s issuance of the 2010 Notes. BANA is counterparty to NFP with respect to 30% of each of the Call Spread Transactions. Cleary Gottlieb’s representative further discussed with the independent directors steps that might be considered to evaluate and, if material, potentially mitigate any such conflicts. The Special Committee was authorized to further evaluate any such conflicts and determine what firm or firms to retain as financial advisor. Also, at the end of that executive session, the independent director serving as chairman of the Compensation Committee recapped for the other independent directors the impact of a potential change of control on Ms. Bibliowicz’s rights under her employment agreement and outstanding equity awards, depending on the timing of such a change in control.

Following that meeting of the NFP board of directors, the Special Committee contacted the representative of BofA Merrill Lynch to discuss the possibility of BofA Merrill Lynch serving as financial advisor to the Special Committee in connection with the price discovery process and any strategic alternative exploration process that might result therefrom. In addition, representatives of Cleary Gottlieb spoke with representatives of internal and external counsel for BofA Merrill Lynch to discuss the potential conflicts of interest that could arise in respect of the Call Spread Transactions in connection with BofA Merrill Lynch serving as financial advisor to the Special Committee, and BofA Merrill Lynch agreed to prepare materials with respect to the Call Spread Transactions in order to assist the Special Committee in evaluating those potential conflicts.

On December 8, 2012, the Special Committee held a telephonic meeting at which representatives of Cleary Gottlieb were in attendance. In advance of the meeting, BofA Merrill Lynch provided a set of written materials it had prepared regarding the Call Spread Transactions and potential related conflicts of interest. At the request of the Special Committee, BofA Merrill Lynch presented a detailed review of, and answered questions from the Special Committee and the representatives of Cleary Gottlieb with respect to, the Call Spread Transactions, including the terms of the Call Spread Transactions, the interest of BANA in the Call Spread Transactions, the potential impact of various scenarios involving a sale of NFP (including the impact in connection with both a cash sale transaction and a sale transaction involving stock consideration) on BANA’s interest thereunder and financial incentives that BofA Merrill Lynch and BANA may have that could be different from those of NFP and its stockholders under various assumed volatilities of NFP common stock. The presentation materials prepared by BofA Merrill Lynch showed that the estimated benefit to BANA in the event of a sale transaction for cash consideration as a result of certain contractual provisions in the convertible note hedge transactions (as further described under the heading “—Opinion of the Special Committee’s Financial Advisor” below), under each of the acquisition prices and volatilities of the NFP common stock assumed by BofA Merrill Lynch for purposes of preparing its estimates, would be slightly higher if the acquisition price was lower rather than higher.

BofA Merrill Lynch also reviewed at the meeting the standard industry practice of counterparties such as BANA hedging exposure in connection with transactions such as the Call Spread Transactions, and subsequently adjusting such hedges as necessary, so as not to take a directional view on NFP’s common stock and with the objective of being economically indifferent to normal movements in NFP’s stock price. In connection with that review, the representatives of BofA Merrill Lynch stated that, as noted in the written materials, due to confidentiality walls in place designed to prevent the unauthorized disclosure of confidential information by or to employees in its investment banking division to or by employees on the “public” side of BofA Merrill Lynch, including the employees who undertake such hedging transactions, those representatives of BofA Merrill Lynch involved in the proposed financial advisory assignment as well as those representatives of BofA Merrill Lynch involved in the preparation of the presentation materials did not know, and thus did not take into account, the potential gains or losses to BofA Merrill Lynch that could arise from the unwinding of those dynamic hedging transactions, but, in order to give the Special Committee a sense of the order of magnitude of such gains or losses, BofA Merrill Lynch indicated that it did not expect such hedging gains or losses to be as large as BofA Merrill Lynch’s then-current estimates of the benefit to BANA as a result of the contractual provisions mentioned in the preceding paragraph. The Call Spread Transactions and the written materials prepared by BofA Merrill Lynch in connection with the December 8, 2012 Special Committee meeting are discussed further under the heading “—Opinion of the Special Committee’s Financial Advisor” below.

At the end of the presentation, the representatives of BofA Merrill Lynch confirmed that the compensation of the members of the financial advisory team that the Special Committee was considering engaging would not be affected by any financial impact arising from the potential early termination of the Call Spread Transactions, including any gains or losses resulting from the unwinding of the dynamic hedging transactions entered into by BANA in connection with the Call Spread Transactions.

After an extensive discussion by the Special Committee and the representatives of Cleary Gottlieb following the presentation by BofA Merrill Lynch, the Special Committee determined that it would be inclined to engage BofA Merrill Lynch notwithstanding the potential conflicts of interest for the reasons described above, and because, based on the presentation, the Special Committee did not believe that the potential gain to BANA under the Call Spread Transactions created a materially greater or different conflict of interest than the conflict of interest created by a customary contingent fee arrangement with a financial advisor. In connection with that decision, the Special Committee also considered whether there were any additional actions that should be taken to confirm its view that any conflict was not material or to mitigate the potential conflicts of interest, including the possible retention of a second financial advisor. The Special Committee determined that, assuming the magnitude of the potential gain to BANA could be confirmed, it would be inclined to engage BofA Merrill Lynch as the Special Committee’s sole financial advisor. In order to confirm BofA Merrill Lynch’s estimates of the potential benefit to BANA in connection with the Call Spread Transactions, the Special Committee also determined that it would seek to engage an independent advisor to independently estimate the amount of such potential benefit to BANA.

On December 11, 2012, the Special Committee held a meeting at the offices of Cleary Gottlieb with representatives of Cleary Gottlieb present. A representative of BofA Merrill Lynch joined for part of the meeting and was advised that the Special Committee was not yet in a position to retain a financial advisor pending the engagement and report of the independent advisor regarding the magnitude of BofA Merrill Lynch’s potential conflicts of interest with respect to the Call Spread Transactions. The Special Committee also reminded the representative of BofA Merrill Lynch that, if engaged, BofA Merrill Lynch would be engaged to act as financial advisor to the Special Committee, but not as an advisor to the Company or management. The Special Committee, the representatives of Cleary Gottlieb and the representative of BofA Merrill Lynch proceeded to discuss the potential process for exploring strategic alternatives for the Company. In addition to discussions about timing and the nature of information that could be provided to potential third parties that may be solicited to provide initial indications of interest, the participants in the meeting also discussed, based on a list of possible candidates that had been prepared by BofA Merrill Lynch, which third parties were likely to be the best candidates in terms of likelihood of interest and willingness and ability to maximize the value of the Company in a potential sale transaction. The Special Committee preliminarily determined that it may want to have six or seven third parties contacted by its financial advisor once one was engaged. By contacting a carefully selected six or seven third parties, the Special Committee believed that it would provide a sufficient number of participants to enable the Special Committee to get a general understanding of third parties’ views as to the valuation of the Company, while minimizing the likelihood of a leak about the price discovery process, which the Special Committee believed could be harmful to the Company due to, among other things, the Special Committee’s concerns about potential distraction of NFP’s employees and sales force and competitive harm. The representative of BofA

Merrill Lynch informed the Special Committee that he believed that financial sponsors, as opposed to strategic acquirors, would be more likely to be able to deliver more value to the Company’s stockholders in a potential sale transaction given the favorable debt markets and other market conditions at the time and that, given its combination of business segments, there was not a strategic acquiror for which the Company would be a logical acquisition candidate. The Special Committee also expressed concern about the risk of harm to the Company that could arise from sharing non-public information with a competitor of the Company.

At the conclusion of the meeting and after the representative of BofA Merrill Lynch had been excused, the chairman of the Special Committee recommended that the Special Committee engage B. Shaw Capital Inc., which we refer to as “B. Shaw Capital” in this proxy statement, as an independent advisor to the Special Committee to assist it with regard to its evaluation of the magnitude of the potential conflicts of interest of BofA Merrill Lynch in respect of the Call Spread Transactions. The chairman of the Special Committee described his prior experience with the head of B. Shaw Capital and such individual’s qualifications. Following discussion, the Special Committee authorized the engagement of B. Shaw Capital. The Company and B. Shaw Capital entered into a consulting agreement, dated as of December 11, 2012, on December 21, 2012.

On December 12, 2012, the NFP board of directors executed a unanimous written consent ratifying the establishment of the Special Committee at the November 30, 2012 meeting of the NFP board of directors. Pursuant to the unanimous written consent, the Special Committee was empowered to, among other things, (i) review and evaluate strategic alternatives to NFP’s existing business plan, (ii) conduct a solicitation of third-party interest with respect to a potential negotiated strategic transaction, (iii) review, analyze, evaluate, monitor and exercise general oversight over all proceedings and activities of the Company related to the review and evaluation of strategic alternatives, including the solicitation of interest, and (iv) make a recommendation to the NFP board of directors or the independent directors thereof as to whether to terminate the price discovery process or any resulting strategic alternative exploration process, further pursue a particular strategic alternative and/or enter into a definitive agreement in connection with the pursuit of a particular strategic alternative.

On December 20, 2012, a telephonic meeting of the Special Committee was held during which the head of B. Shaw Capital made a presentation regarding B. Shaw Capital’s estimates of the magnitude of the potential gain to BANA arising from the early settlement of the Call Spread Transactions. The estimates included in the presentation were substantially consistent with the estimates included in the BofA Merrill Lynch presentation. In addition, B. Shaw Capital’s estimates as to the potential hedge unwind gain were consistent with the order of magnitude estimations included in the BofA Merrill Lynch presentation. After a discussion of the findings of B. Shaw Capital, the Special Committee concluded that, given the relatively small estimated magnitude of the potential gains to BANA in connection with the early settlement of the Call Spread Transactions upon a sale of the Company, it was comfortable engaging BofA Merrill Lynch as sole financial advisor to the Special Committee.

On December 28, 2012, BofA Merrill Lynch, the Special Committee and NFP executed an engagement letter and a conflict acknowledgement letter, certain terms of which are discussed further under the heading “—Opinion of the Special Committee’s Financial Advisor” below.

During January 2013, representatives of BofA Merrill Lynch met with members of the Company’s management team, performed a business due diligence review of the Company and reviewed and analyzed the Company’s strategic plan. BofA Merrill Lynch also reviewed and advised with respect to a management presentation and projections prepared by the Company that could be distributed to potential bidders.

During the week of January 13, 2013, representatives of BofA Merrill Lynch contacted, at the direction of the Special Committee, seven financial sponsors that had been selected by the Special Committee, in consultation with BofA Merrill Lynch, as third parties believed to be the best candidates in terms of likelihood of interest, and willingness and ability to maximize the value of the Company, in a potential sale transaction, including each of Madison Dearborn, Sponsor B and Sponsor C. Each of the financial sponsors contacted was asked if it would be interested in participating in a price discovery process regarding the Company, with BofA Merrill Lynch making clear during each initial contact that no decision had been made to sell the Company and that the process might not culminate in a strategic transaction. Six of the seven contacted parties expressed an interest in participating in the price discovery process and were furnished with draft confidentiality agreements.

Following negotiations between counsel for each of such financial sponsors and Cleary Gottlieb (in consultation with the general counsel of the Company), each of the six financial sponsors entered into a confidentiality agreement with NFP that contained similar standstill restrictions to the standstill restrictions described above in respect of the confidentiality agreement entered into with Sponsor A. Those standstill provisions also included a provision prohibiting the counterparty from requesting a waiver of the standstill restrictions from NFP or the NFP board of directors. All of the standstill restrictions have a term of at least eighteen months from the date of entry into the applicable confidentiality agreement.

The standstill restrictions contained in each of the confidentiality agreements do not prohibit such financial sponsors from making a confidential proposal to the NFP board of directors regarding a potential acquisition of any securities of NFP or a potential business combination transaction with NFP unless they are, after a specified period, notified by the Company that they may no longer do so. As a result, as of the time of the execution of the merger agreement and as of the date of this proxy statement, no financial sponsor is prohibited by the standstill restrictions in their respective confidentiality agreements from making a confidential proposal to the NFP board of directors.

From January 24, 2013 through February 4, 2013, management presentations, which representatives of BofA Merrill Lynch attended, were delivered by members of the senior management of the Company to each of the six financial sponsors that had entered into confidentiality agreements with the Company. In addition, if a financial sponsor so requested, members of the senior management of the Company and representatives of BofA Merrill Lynch attended an additional introductory meeting with representatives of that financial sponsor.

Prior to the management presentations, members of senior management of the Company were also directed by BofA Merrill Lynch, acting at the request of the Special Committee, not to have any discussions with any of the financial sponsors with respect to their ongoing roles in the Company or any financial basis for retention to be provided by such financial sponsors following a potential acquisition transaction.

On or about February 3, 2013, letters were sent by BofA Merrill Lynch, at the direction of the Special Committee, to each of the six financial sponsors requesting that each financial sponsor submit a preliminary, non-binding indication of interest with respect to an acquisition of the Company for cash no later than February 22, 2013 and, at the direction of the Special Committee, each of the six financial sponsors was subsequently sent a financial model based on the management projections (which are discussed further in the section entitled “—Certain Financial Projections Prepared by the Management of NFP” below) that was prepared by members of the senior management of NFP in consultation with BofA Merrill Lynch. At the direction of the Special Committee, the financial sponsors were not yet permitted to speak with potential sources of debt financing due to the Special Committee’s concerns that permitting the financial sponsors to do so would increase the risk of a leak. Following the distribution of the financial model, each of the six financial sponsors had an opportunity to review the financial model with members of the senior management of the Company and representatives of BofA Merrill Lynch. The leaders of the Company’s three business units did not participate in those calls and the six financial sponsors were not yet otherwise permitted to speak with them. After consulting with the Special Committee and with the understanding that BofA Merrill Lynch would not offer or participate in the debt financing of any potential transaction, BofA Merrill Lynch, at the direction of the Special Committee, also provided to, and discussed with, each of the six financial sponsors its views as to indicative debt financing terms and leverage levels that could be available from third-party debt financing sources in connection with an acquisition of the Company by a financial sponsor.

On February 7, 2013, Madison Dearborn submitted a written, non-binding preliminary proposal to acquire the Company for $25.00 per fully diluted share in cash, subject to, among other things, its satisfactory completion of due diligence, the negotiation of mutually acceptable transaction documentation and its receipt of financing commitments on acceptable terms and conditions. In its proposal letter, Madison Dearborn noted that it had submitted the proposal in advance of the February 22, 2013 deadline with the hope that the NFP board of directors would grant Madison Dearborn further access to management and due diligence information and permit it to engage additional third-party advisors and contact potential sources of debt financing in order to be able to proceed quickly with its consideration of the acquisition transaction and to give the NFP board of directors a greater degree of certainty sooner.

On February 12, 2013, the Special Committee held a telephonic meeting at which representatives of Cleary Gottlieb were in attendance. During the meeting, the Special Committee discussed the proposal submitted by Madison Dearborn along with Madison Dearborn’s requests for additional access to management and due diligence information and permission to engage additional third-party advisors and contact potential debt financing sources. After a discussion of the potential benefits and risks of granting Madison Dearborn’s requests, it was determined that BofA Merrill Lynch would be instructed to confirm that all six of the financial sponsors knew that they could ask for additional information prior to submitting their initial indications of interest and that BofA Merrill Lynch would be permitted to provide certain additional readily available information about the Company to any of the financial sponsors that requested such information. The Special Committee also concluded that none of the six financial sponsors would be permitted to engage additional third-party advisors or contact potential financing sources at such time in order to continue to limit the possibility of leaks about the process. The Special Committee also discussed the views on indicative debt financing terms and leverage levels that had been provided to the financial sponsors by BofA Merrill Lynch and decided to reconfirm its understanding with the representatives of BofA Merrill Lynch that BofA Merrill Lynch would not be permitted to offer or participate in the debt financing of any potential transaction unless the Special Committee were later to decide to permit it to do so because the financial sponsors were unable to obtain debt financing on equal or better terms than those generally indicated as “market” in the information provided by BofA Merrill Lynch. At no point did BofA Merrill Lynch request to offer or participate in the debt financing of any potential transaction.

On February 14, 2013, representatives of Sponsor B met with members of the senior management of the Company and representatives of BofA Merrill Lynch. From time to time throughout the process, the Special Committee provided updates on the process to the other independent directors or the independent lead director of the NFP board of directors, including an update provided to the other independent directors at the end of a telephonic meeting of the NFP board of directors on February 14, 2013. Also on February 14, 2013, after the close of trading on the NYSE, NFP announced its financial results for the quarterly and full-year periods ended December 31, 2012.

During the week of February 17, 2013, representatives of one of the financial sponsors that had entered into a confidentiality agreement with NFP, which we refer to as “Sponsor D” in this proxy statement, informed representatives of BofA Merrill Lynch that Sponsor D would not be submitting a preliminary indication of interest because it had determined following the management presentation and review of the Company’s financial model that it was not sufficiently comfortable with the risks associated with the Company’s expansion strategy. During that same week, representatives of another financial sponsor that had entered into a confidentiality agreement with NFP, which we refer to as “Sponsor E” in this proxy statement, informed BofA Merrill Lynch that Sponsor E would not be submitting a preliminary indication of interest because it was not prepared to offer a material premium to the then-current market price of the NFP common stock, which was approximately $20.00 per share.

On February 20, 2013, due diligence meetings and discussions were held between representatives of Madison Dearborn and members of senior management of the Company, with representatives of BofA Merrill Lynch in attendance.

On February 22, 2013, written, non-binding preliminary proposals were received from Sponsor B, Sponsor C and another financial sponsor that had entered into a confidentiality agreement with NFP, which we refer to as “Sponsor F” in this proxy statement. Sponsor B indicated in its proposal that it would be interested in acquiring the Company for $24.00 to $26.00 per fully diluted share in cash, Sponsor C indicated in its proposal that it would be interested in acquiring the Company for $24.00 to $25.00 per fully diluted share in cash and Sponsor F indicated in its proposal that it would be interested in acquiring the Company for $23.50 to $24.50 per fully diluted share in cash. Each of the proposals was subject to, among other things, the satisfactory completion of due diligence. In addition, on February 22, 2013, Madison Dearborn submitted a written reaffirmation of its February 7, 2013 proposal to acquire the Company for $25.00 per fully diluted share in cash and indicated that it could reach definitive documentation within 30 days if it were to be granted exclusivity and unrestricted access to management and the Company’s external advisors.

On February 25, 2013, a meeting of the Special Committee was held at the offices of Cleary Gottlieb during which representatives of Cleary Gottlieb and, for a portion of the meeting, representatives of BofA Merrill Lynch and members of the senior management of the Company were present. Representatives of BofA Merrill Lynch reviewed each of the four preliminary proposals that had been received as well as the reasons given by Sponsor D and Sponsor E for not submitting preliminary proposals. In addition to the proposals, the Special Committee, the representatives of BofA Merrill Lynch and the members of senior management discussed the projections that were provided to each of the six financial sponsors and how those projections compared with the market consensus and management’s current expectations regarding implementation of the Company’s business plan and 2013 financial performance. In connection with that discussion, the members of senior management discussed the execution risks associated with the Company’s business plan and stated that, although management believed that the projections and business plan were reasonable, they acknowledged that there were execution risks inherent in NFP’s business plan, structure and business mix and the macroeconomic environment generally. The representatives of BofA Merrill Lynch also presented some valuation analyses based on the then-current trading price of the NFP common stock, the management projections and the preliminary indications of interest that had been received from the four financial sponsors. The other three independent directors were invited to join the Special Committee meeting by telephone after the members of senior management had been excused. The proposals from the four financial sponsors were discussed with the other independent directors and, though no decision had been made to recommend a sale transaction, the Special Committee recommended that, given the price ranges indicated in the preliminary indications of interest that had been received, the price discovery process be transitioned into a sale exploration process and BofA Merrill Lynch be instructed to tell Sponsor C and Sponsor F that their respective bids would need to be increased in order to continue in the process and to tell Madison Dearborn and Sponsor B that they should push to increase their respective bids. After receiving the support of the other independent directors, the Special Committee voted unanimously in favor of implementing that recommendation.

Following the February 25 Special Committee meeting, representatives of BofA Merrill Lynch delivered the feedback from the Special Committee to each of the four remaining financial sponsors. In addition, during that week, Sponsor B, Sponsor C and Madison Dearborn were granted access to an online data room containing documentary due diligence information about the Company and representatives of BofA Merrill Lynch and Sponsor F continued to have discussions regarding Sponsor F’s interest in remaining involved in the sale exploration process.

In the several weeks following the February 25 Special Committee meeting, Sponsor B, Sponsor C and Madison Dearborn proceeded to conduct business, financial, legal, tax and other due diligence and, in connection with their due diligence processes, submitted additional documentary due diligence requests and conducted due diligence calls and meetings with management of the Company and the Company’s advisors. In addition, each of those three financial sponsors was granted permission to engage additional third-party advisors and speak with a limited number of potential sources of debt financing and to attend meetings in which the leaders of the Company’s three business units participated.

During the week of March 3, 2013, BofA Merrill Lynch was informed by representatives of Sponsor F that Sponsor F had determined to terminate its evaluation of a potential transaction given the feedback from the Special Committee that its bid of $23.50 to $24.50 would need to be increased.

On March 7, 2013, Cleary Gottlieb distributed a draft merger agreement to the Special Committee for its review and comment along with a written summary of the material terms contained in the draft. On March 8, 2013, the draft merger agreement was also distributed to management of the Company and Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as “Skadden Arps” in this proxy statement, counsel to the Company.

On March 11 and 12, 2013, the Special Committee held a telephonic meeting to review the terms of the draft merger agreement with representatives of Cleary Gottlieb. Representatives of Cleary Gottlieb also had a call to discuss the draft merger agreement with representatives of the senior management of the Company and representatives of Skadden Arps on March 12, 2013. Among other issues, the Special Committee discussed with Cleary Gottlieb the advantages and disadvantages of structuring the draft merger agreement to contemplate a two-step tender offer as opposed to a single-step merger, whether to include “go-shop” provisions in the draft merger agreement as well as the treatment of unvested restricted stock units held by employees of the Company in connection with the merger. Following that discussion, the Special Committee determined that the draft merger agreement to be sent to the three financial sponsors should reflect a single-step merger structure with a “go-shop” so as to, among other things, help provide a meaningful post-signing opportunity for additional interested acquirors to surface, even though the Special Committee believed that those firms that had already been solicited were among the most likely to be interested in making, and most likely to be willing and able to make, an attractive bid.

On the evening of March 12, 2013, a major media outlet reported that the Company was exploring, and was in talks with financial sponsors regarding, a possible sale transaction. In response to the report, the NFP board of directors directed that the Company issue a press release the following morning before the opening of the NYSE confirming that, as a result of indications of interest it had received from financial sponsors, the NFP board of directors had formed a committee of independent directors and was exploring the possibility of a sale of the Company, that the Company could not predict whether it would enter into a transaction and that the Company did not intend to comment further at such time. The market price of the NFP common stock rose approximately 10% on the day of such press release, closing at $22.13 per share.

Also on the evening of March 12, 2013, the Special Committee held a telephonic meeting during which representatives of Cleary Gottlieb and a representative of BofA Merrill Lynch were in attendance. During the meeting, the Special Committee determined that the sale exploration process with the three financial sponsors should continue as planned, including the planned distribution of the draft merger agreement later in the week. The Special Committee also instructed the representative of BofA Merrill Lynch to gauge the interest of any third parties that made inbound inquiries in response to the leak and to report back to the Special Committee on any developments.

On March 13, 2013, the Special Committee held a telephonic meeting during which representatives of Cleary Gottlieb and representatives of BofA Merrill Lynch were present. A representative of BofA Merrill Lynch advised the Special Committee that BofA Merrill Lynch had already received calls from, and had conversations with, four additional financial sponsors following the leak and that he had also received calls from both Madison Dearborn and Sponsor B about how the process would be impacted by the leak. The Special Committee discussed with the representative of BofA Merrill Lynch whether each of those four financial sponsors had the independent ability to execute a transaction of the magnitude of an acquisition of the Company and concluded that they each likely did have such ability. Following a discussion among the Special Committee and the representatives of Cleary Gottlieb and BofA Merrill Lynch, the Special Committee authorized Cleary Gottlieb to negotiate confidentiality agreements with those four financial sponsors and each other third party expressing interest in being part of the sale exploration process to BofA Merrill Lynch that the Special Committee determined (in consultation with the BofA Merrill Lynch) would likely have the independent ability to execute an acquisition of such magnitude and, following the execution of confidentiality agreements with such third parties, BofA Merrill Lynch to provide those third parties with the written management presentation, the management projections and BofA Merrill Lynch’s views of potential debt financing terms and leverage levels and ask those third parties to come back to BofA Merrill Lynch with a preliminary indication on value within one week.

In addition, the Special Committee also discussed certain provisions in the draft merger agreement with the representatives of Cleary Gottlieb and the representative of BofA Merrill Lynch in light of the leak and the press release issued by the Company earlier that morning. In view of the additional participants that were by then expected to be included in the sale exploration process by reason of the leak and press release issuance, and concerns that Madison Dearborn and Sponsor B had begun to express about the leak and the issuance of the press release potentially disrupting the sale exploration process that was already underway, the Special Committee instructed Cleary Gottlieb to remove the “go-shop” from the draft merger agreement, but to retain the two-tiered termination fee that had been included in connection with the “go-shop” in the draft merger agreement, and which provided for a reduced termination fee in the event the merger agreement was terminated to accept a superior proposal resulting from an alternative proposal to the Company received within a certain period of time following the Company’s entry into the merger agreement. The Special Committee also reconsidered the possibility of structuring the transaction as a two-step tender offer, but determined that, for the same reasons that the Special Committee had previously decided that the draft merger agreement should reflect a single-step merger, the draft merger agreement should continue to provide for a single-step merger and that the Special Committee would further consider a tender offer structure if it were to be proposed by one or more of the potential acquirors.

Between March 13 and March 15, 2013, BofA Merrill Lynch received inbound inquiries from nine financial sponsors (certain of which owned portfolio companies that compete with the Company in one or more business segments). In addition, a representative of BofA Merrill Lynch had unrelated conversations with representatives of two potential strategic acquirors that informally stated that they were aware of the leak and the press release and were not interested in pursuing a transaction with the Company at such time. In accordance with the instructions of the Special Committee, Cleary Gottlieb negotiated, and the Company entered into, confidentiality agreements with five of those financial sponsors (or a portfolio company thereof) containing standstill provisions with terms substantially consistent with the terms of the standstill provisions contained in the confidentiality agreements entered into by the Company with the six financial sponsors in early 2013. The other four parties quickly decided not to pursue an exploration of a potential transaction with the Company following their initial inquiries. All five parties that entered into confidentiality agreements with the Company at such time, including a financial sponsor that we refer to as “Sponsor G” in this proxy statement, were then provided with the written management presentation, the management projections and BofA Merrill Lynch’s views of potential debt financing terms and leverage levels.

On or about March 16, 2013, letters were sent by BofA Merrill Lynch to Sponsor B, Sponsor C and Madison Dearborn confirming certain process related matters, including that, as previously communicated to them by BofA Merrill Lynch, the Special Committee had requested that each of them submit an updated proposal with respect to an acquisition of the Company for cash on April 5, 2013, along with copies of executable debt financing commitments. Each of the three financial sponsors was also provided with a copy of the draft merger agreement and was requested to submit a mark-up of the draft merger agreement, along with drafts of the forms of equity commitment letter and limited guarantee that such financial sponsor was prepared to execute in connection with the execution of the merger agreement, by April 2, 2013.

In addition to the nine inbound inquiries discussed above, BofA Merrill Lynch and management of the Company each received an inquiry from representatives of another financial sponsor, which we refer to as “Sponsor H” in this proxy statement, regarding NFP’s interest in pursuing a leveraged recapitalization transaction in which Sponsor H would participate as a provider of additional convertible debt securities. The representatives of Sponsor H also indicated that Sponsor H was not interested in pursuing an acquisition of NFP.

On March 18, 2013, the Special Committee held a telephonic meeting in which representatives of Cleary Gottlieb and BofA Merrill Lynch were in attendance. During that meeting, the participants discussed the concept proposed by Sponsor H and the Special Committee determined that based on, among other things, the Company’s ability to access the capital markets to complete a similar recapitalization transaction without the assistance of Sponsor H or any other financial sponsor or similar investor, it would not further pursue discussions with Sponsor H regarding its suggested transaction. During that meeting, the Special Committee and the other participants in the meeting also discussed whether there were other potential strategic alternatives that the Company could engage in besides a sale transaction, but decided that none was likely to bring greater short term value to the stockholders than would a sale transaction at a price in the range previously suggested by Sponsor B, Sponsor C and Madison Dearborn, and thus that the best choices at the time would either be to remain independent without engaging in a strategic transaction or to effect a sale transaction.

On March 19, 2013, BofA Merrill Lynch received a call from representatives of Sponsor C explaining that Sponsor C had decided to withdraw from the process. The representatives of Sponsor C explained that Sponsor C would be interested in pursuing an acquisition of NFP, but that concerns about the growth prospects and volatility of certain of the Company’s business segments were causing it to be unable to reach a price of more than $24.00 or $24.50 per share, which Sponsor C understood from the Special Committee’s feedback after the submission of its initial indication of interest was not likely to lead to a sale transaction.

During the week of March 17, 2013, two additional inbound inquiries from financial sponsors were received by BofA Merrill Lynch and one additional inbound inquiry was received from a potential strategic acquiror. The two inquiries from financial sponsors were from financial sponsors that the Special Committee (following consultation with BofA Merrill Lynch) did not believe had the resources to consummate an acquisition transaction involving the Company on their own and were therefore, after consultation with the Special Committee, not pursued. Cleary Gottlieb negotiated, and the Company entered into, a confidentiality agreement with the strategic acquiror, which we refer to as “Strategic Party A” in this proxy statement, containing standstill provisions with terms substantially consistent with the terms of the standstill provisions contained in the confidentiality agreements entered into by the Company with the eleven potential acquirors in 2013 and, at the direction of the Special Committee, BofA Merrill Lynch provided Strategic Party A with the written management presentation and the management projections.

On March 21, 2013, a representative of Ropes & Gray LLP, which we refer to as “Ropes & Gray” in this proxy statement, counsel to Madison Dearborn, placed a call to Cleary Gottlieb to inquire as to whether the Special Committee had considered a two-step tender offer structure. A representative of Cleary Gottlieb informed the representative of Ropes & Gray that the Special Committee had considered a tender offer structure both before and after the leak, but had proposed a single-step merger structure so as to, among other reasons, allow for a meaningful opportunity for additional interested acquirors to surface after the signing of a merger agreement.

During the week of March 24, 2013, BofA Merrill Lynch continued to receive inbound inquiries from financial sponsors, none of which led to any of those financial sponsors executing, or asking to execute, a confidentiality agreement with a standstill in order to join the exploratory process.

On March 26, 2013, Sponsor G submitted a written, non-binding indication of interest in acquiring the Company for $26.00 per fully diluted share in cash, subject to, among other things, the satisfactory completion of due diligence. Following the receipt of its proposal, Sponsor G was granted access to the online data room. The Special Committee instructed management of the Company and BofA Merrill Lynch to try to get Sponsor G to catch up as much and as quickly as possible so that Sponsor G would be able to submit an updated indication of interest on April 5, 2013, the date on which Madison Dearborn and Sponsor B were expected to submit their updated proposals.

Also on March 26, 2013 and at various times during the following week, representatives of Strategic Party A and each of the financial sponsors (or portfolio companies thereof) that had entered into confidentiality agreements with the Company following the leak, other than Sponsor G, informed BofA Merrill Lynch that they were not going to submit initial indications of interest.

On March 27, 2013, representatives of Madison Dearborn met with members of management of the Company at the Company’s offices, at which meeting representatives of BofA Merrill Lynch were also present.

In connection with the finalization of their offers, during the week of March 31, 2013, representatives of Madison Dearborn and Sponsor B informed BofA Merrill Lynch that they were having trouble estimating the price to settle the Call Spread Transactions at the closing of a change in control transaction given that the settlement pricing was to some extent left to the discretion of the Call Spread Counterparties and would not take place until around the time of the closing of the sale transaction. In response to the expressed concerns, at the request of the Special Committee and its advisors, the Company requested and received a settlement quotation estimate from each of the Call Spread Counterparties in an attempt to assist the three remaining interested parties in estimating the settlement pricing, which the representatives of Madison Dearborn and Sponsor B indicated to BofA Merrill Lynch were helpful in their respective analyses of the settlement pricing risk.

On April 1, 2013, a management presentation was made to Sponsor G by members of the senior management of the Company, at which meeting representatives of BofA Merrill Lynch were present.

On April 2 and 3, 2013, additional details about the upcoming bid deadline were reported by news publications.

Also on April 2, 2013, on behalf of Madison Dearborn, Ropes & Gray submitted to Cleary Gottlieb a mark-up of the draft merger agreement as well as drafts of the equity commitment letter and limited guarantee proposed to be entered into by the MDCP Parties.

In addition, on April 2, 2013, BofA Merrill Lynch received a call from representatives of Sponsor B indicating that Sponsor B was considering whether or not it would be able to reaffirm the upper portion of its prior indicative price range.

On April 3, 2013, representatives of Sponsor G met with members of management of the Company at the Company’s offices, with representatives of BofA Merrill Lynch present.

On April 4, 2013, the Special Committee held a telephonic meeting, at which representatives of Cleary Gottlieb and BofA Merrill Lynch were in attendance, to discuss certain of the issues raised by Madison Dearborn’s mark-up of the draft merger agreement. Among other changes proposed in the mark-up, the draft merger agreement submitted on behalf of Madison Dearborn would (i) limit the Company’s flexibility to consider and approve competing proposals or otherwise recommend against the transaction, including by reducing the amount of time during which a reduced Company termination fee would be payable to 15 days and by providing the buyer with unlimited five business day “matching” periods before a change of recommendation could be made or the agreement could be terminated to accept a superior proposal, (ii) require payment of the Company termination fee or entitle the buyer to expense reimbursement in circumstances where the merger agreement was terminated without any fault on the part of the Company, (iii) require that the Company provide the buyer with a substantial cure period before being able to terminate the merger agreement in the event the buyer’s debt financing was unavailable at the scheduled closing and (iv) leave the Company without any potential remedy in the event the merger agreement were to be terminated in a situation where the buyer termination fee would not be payable. After discussion of the issues raised by Madison Dearborn’s mark-up of the draft merger agreement, the representatives of Cleary Gottlieb were instructed to, and did, contact Ropes & Gray to inform Ropes & Gray of those and other significant issues that the Special Committee identified in Madison Dearborn’s mark-up and to encourage Madison Dearborn to revise its mark-up to address those issues, while making it clear that other issues would also need to be discussed if Madison Dearborn’s offer were otherwise pursued.

Later on April 4, 2013, Cleary Gottlieb received from Sponsor B’s counsel a mark-up of the draft merger agreement as well as drafts of the equity commitment letter and limited guarantee and representatives of Cleary Gottlieb provided a written summary of certain of the issues raised those documents to the Special Committee. On the morning of April 5, 2013, the Special Committee instructed Cleary Gottlieb to, and Cleary Gottlieb did, contact Sponsor B’s counsel to inform them of certain significant issues that the Special Committee identified in Sponsor B’s mark-up and, as they had done with Madison Dearborn’s counsel, to encourage Sponsor B to revise its mark-up to address those issues, while making it clear that other issues would also need to be discussed if Sponsor B’s offer were otherwise pursued.

On April 5, 2013, Sponsor B submitted a written, non-binding proposal to acquire the Company for $22.00 per fully diluted share in cash. In addition to the offer letter, Sponsor B resubmitted the same mark-up of the merger agreement and the drafts of the equity commitment letter and the limited guarantee that had been submitted to Cleary Gottlieb the prior day and also provided debt financing commitments. Sponsor B’s offer letter also requested that the Company agree to engage in exclusive negotiations with Sponsor B.

Shortly after midnight on April 6, 2013, Madison Dearborn submitted a written, non-binding proposal to acquire the Company for $25.00 per fully diluted share in cash, contingent upon the guidance previously provided by BofA Merrill Lynch on the settlement pricing of the Call Spread Transactions being accurate and the settlement pricing being agreed upon with the counterparties to the Call Spread Transactions prior to signing of the merger agreement. In addition to the offer letter, Madison Dearborn submitted a new mark-up of the merger agreement and revised drafts of the equity commitment letter and limited guarantee addressing certain of the significant issues that were raised with Ropes & Gray by Cleary Gottlieb, and also provided debt financing commitments. Like Sponsor B, Madison Dearborn’s offer letter also requested that the Company agree to engage in exclusive negotiations with Madison Dearborn.

On April 6, 2013, the Special Committee held a telephonic meeting, during which representatives of Cleary Gottlieb and, for a portion of the meeting, representatives of BofA Merrill Lynch and members of the senior management of the Company were in attendance. During the meeting, the representatives of BofA Merrill Lynch reviewed the two bids and indicated that representatives of Sponsor B had orally informed them that the significant lowering of Sponsor B’s bid was due to Sponsor B’s uncertainty as to whether NFP would fully realize the results contemplated under the Company’s strategic plan. Representatives of Cleary Gottlieb also informed the Special Committee that Madison Dearborn had improved the terms of several (but not all) of the significant issues raised in the April 2, 2013 mark-up of the draft merger agreement submitted by Ropes & Gray, but that the revised mark-up of the draft merger agreement had reduced the “outside date” after which either party is permitted to terminate the merger agreement from nine months to six months to match the commitment period of the debt financing commitments submitted with Madison Dearborn’s bid. After the members of senior management had been excused from the meeting, the Special Committee and the representatives of Cleary Gottlieb and BofA Merrill Lynch discussed whether they believed that $25.00 per share was Madison Dearborn’s best and final offer and also discussed whether they believed that the $25.00 per share offer price took into account the uncertainty in the settlement pricing of the Call Spread Transactions despite Madison Dearborn’s indication in its offer letter that the offer price assumed that the settlement pricing would be fixed prior to signing. The Special Committee and the representatives of Cleary Gottlieb and BofA Merrill Lynch also discussed why it would likely not be practical to reach agreement as to a fixed settlement price with each of the Call Spread Counterparties prior to entering into a merger agreement.

After the Special Committee meeting, on April 6, 2013, representatives of Sponsor G orally advised BofA Merrill Lynch that Sponsor G’s offer price would likely be reduced to a range of $24.00 to $25.00 per share.

On April 7, 2013, the Special Committee held a telephonic meeting, during which representatives of Cleary Gottlieb were in attendance, to discuss, among other things, Sponsor G’s revised offer range.

A telephonic meeting of the independent members of the NFP board of directors was then held. Representatives of Cleary Gottlieb and, for a portion of the meeting, BofA Merrill Lynch and members of the senior management of the Company were also in attendance. During the meeting, the representatives of BofA Merrill Lynch made a presentation about the offers made by Madison Dearborn and Sponsor B and the indication of interest made by Sponsor G, including a presentation of certain valuation analyses that BofA Merrill Lynch had prepared and distributed to all participants in advance of the meeting. The members of senior management acknowledged the execution risks inherent in NFP’s business plan, structure and business mix and the macroeconomic environment generally and expressed their support for the Madison Dearborn proposal.

After the representatives of BofA Merrill Lynch and the members of senior management were excused, a representative of Cleary Gottlieb presented a brief summary of the fiduciary duties of directors of a Delaware corporation in the context of a possible sale transaction. The independent directors then discussed and expressed their views as to the offer made by Madison Dearborn. While many of the independent directors stated that they were prepared to be supportive of a sale transaction at $25.00 per share, others stated that they were not committed to selling at that price. Following this discussion, the independent directors then discussed the risk that Madison Dearborn would withdraw its offer if it were asked to increase its price and were of the collective view that the higher the increase the directors sought, the greater the risk that Madison Dearborn would withdraw its offer. After a discussion during which potential requests for increases of $0.50 to $1.00 per share were proposed by certain of the independent directors, the independent directors determined that BofA would be instructed to inform Madison Dearborn that the independent directors would be supportive of a sale transaction at $25.50 per share assuming that Madison Dearborn assumed all pricing risk with respect to the settlement of the Call Spread Transactions. The Special Committee also instructed Cleary Gottlieb to send a revised draft of the merger agreement to Ropes & Gray the following day. Given Sponsor G’s updated range and that it still needed to complete further due diligence before it could submit a written, non-binding offer, it was determined that further discussions with Sponsor G would not be pursued by the Special Committee.

Later that evening, representatives of BofA Merrill Lynch delivered the message from the Special Committee to representatives of Madison Dearborn.

On April 8, 2013, at the direction of the Special Committee, BofA Merrill Lynch communicated to Sponsor B that its offer price was insufficient to enable the independent directors to be supportive of a sale transaction at such price and that the Special Committee was reviewing Sponsor B’s proposal in light of other proposals, and was not in a position to communicate any additional feedback at such time. In response, Sponsor B communicated that it was prepared to increase its proposed purchase price by a small amount, but was not more specific. Following BofA Merrill Lynch’s discussion with Sponsor B, BofA Merrill Lynch estimated, based on its judgment and taking into account the extent that Sponsor B had reduced its initial price indication, that the price increase Sponsor B was prepared to offer would likely not exceed $1.00 per share, which would indicate a proposed purchase price of no higher than $23.00 per fully diluted share, and shared that view with the Special Committee.

Also on April 8, 2013, representatives of Madison Dearborn informed BofA Merrill Lynch that it would be prepared to increase its offer price to $25.25 per share fully diluted and that it was continuing its financial analysis in an effort to get comfortable with assuming all pricing risk with respect to the settlement of the Call Spread Transactions. Later that day, representatives of Cleary Gottlieb and representatives of Ropes & Gray had a call to further discuss the Call Spread Transactions.

On the evening of April 8, 2013, the Special Committee held a telephonic meeting, during which representatives of Cleary Gottlieb were in attendance, to discuss the revised Madison Dearborn offer. Following that discussion, the Special Committee determined to instruct BofA Merrill Lynch to inform Madison Dearborn that the $0.25 per share increase was appreciated, but that it might not be high enough to lead the NFP board of directors to approve a sale transaction and that, in addition, Madison Dearborn still needed to also confirm that it was comfortable with assuming all pricing risk with respect to the settlement of the Call Spread Transactions.

Early in the morning of April 9, 2013, Cleary Gottlieb sent to Ropes & Gray a revised draft of the merger agreement and, later that day, Cleary Gottlieb sent comments on the draft equity commitment letter and the draft limited guarantee.

On April 9, 2013 and the days that followed through April 11, 2013, representatives of BofA Merrill Lynch and Madison Dearborn further discussed the offer price, Madison Dearborn’s assumption of the pricing risk in connection with the settlement of the Call Spread Transactions and other financial terms included in the draft merger agreement, including the Company termination fee, the buyer termination fee and the expense reimbursement cap. After consultation with the chairman of the Special Committee, BofA Merrill Lynch proposed that all of the financial terms should be negotiated as a package.

Early in the morning of April 10, 2013, on behalf of Madison Dearborn, Ropes & Gray sent to Cleary Gottlieb a revised draft of the merger agreement. During that day and the days that followed through April 13, 2013, representatives of Cleary Gottlieb (in consultation with the Special Committee and the Company’s general counsel) and Ropes & Gray held numerous discussions regarding the terms of, and exchanged revised drafts of and substantially finalized, the merger agreement, the equity commitment letter and the limited guarantee.

On April 11, 2013, the chairman of the Special Committee, who had previously consulted with the other members of the Special Committee, directed BofA Merrill Lynch to inform Madison Dearborn that the Special Committee was amenable to an offer price of $25.35 per fully diluted share assuming that Madison Dearborn would also assume the pricing risk in connection with the settlement of the Call Spread Transactions and the two parties were able to reach a mutually satisfactory resolution on the other financial terms included in the draft merger agreement, including the amounts of the termination fees potentially payable by each of the parties under certain circumstances. Later that day, following a number of further calls between the respective representatives of BofA Merrill Lynch and Madison Dearborn and conversations between the representatives of BofA Merrill Lynch, the chairman of the Special Committee and representatives of Cleary Gottlieb, all of the financial terms were agreed to and Madison Dearborn agreed to assume all pricing risk in connection with the settlement of the Call Spread Transactions.

On April 12, 2013, with the prior authorization of the Special Committee, BofA Merrill Lynch communicated to representatives of Madison Dearborn that the Special Committee was satisfied that all of the financial terms of the potential transaction had been agreed to and that Madison Dearborn was permitted to have discussions with members of senior management about their potential post-acquisition roles in the Company and potential equity co-investment opportunities in connection with the proposed transaction. Over the following few days, representatives of Madison Dearborn had discussions with a member of senior management about Madison Dearborn’s general views on partnering with management, but no proposals were made regarding either post-acquisition roles or co-investment opportunities and no agreements were reached prior to the execution of the merger agreement. For additional information on potential new arrangements between Madison Dearborn and NFP’s current executive officers or directors, please see the section entitled “—Interests of NFP’s Directors and Executive Officers in the Merger” below.

Also on April 12, 2013, at the direction of the Special Committee, BofA Merrill Lynch communicated to representatives of Sponsor G that the Special Committee was not going to pursue further discussions with Sponsor G.

On the afternoon of April 14, 2013, the NFP board of directors held a meeting at the offices of Cleary Gottlieb. Representatives of Cleary Gottlieb and BofA Merrill Lynch along with members of the senior management of the Company were also present. The representatives of BofA Merrill Lynch reviewed for the NFP board of directors the process that led to the proposed sale transaction and made a presentation to the NFP board of directors, including a presentation of its financial analyses as described under “—Opinion of the Special Committee’s Financial Advisor” below. At the conclusion of that presentation, after responding to questions from the NFP board of directors about certain of the valuation analyses, the representatives of BofA Merrill

Lynch delivered to the Special Committee and the NFP board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 14, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by holders of NFP common stock was fair, from a financial point of view, to such holders.

The representatives of BofA Merrill Lynch also reviewed with the NFP board of directors information relating to the Call Spread Transactions discussed at the December 8, 2012 meeting of the Special Committee, which information was updated to reflect, among other things, the per share merger consideration proposed by NFP. The written materials prepared by BofA Merrill Lynch in connection with the April 14, 2013 NFP board of directors meeting are discussed further under the heading “—Opinion of the Special Committee’s Financial Advisor” below.

Representatives of Cleary Gottlieb then reviewed, among other things, the fiduciary duties of the directors under Delaware law, including their obligation in a sale transaction to seek the best price reasonably available, and discussed and answered questions regarding the terms of the draft merger agreement, equity commitment letter and limited guarantee and how the other financial sponsors which had entered into confidentiality agreements as described above would be able to make confidential proposals to the NFP board of directors following execution of the merger agreement.

Following the presentations, the Special Committee and the other independent directors met with the representatives of Cleary Gottlieb and BofA Merrill Lynch to further discuss the proposed transaction. Following that discussion, for the reasons discussed below in “—Reasons for the Merger” among others, the Special Committee unanimously voted in favor of recommending the acceptance of Madison Dearborn’s offer to the NFP board of directors.

The meeting of the full NFP board of directors was then reconvened and the chairman of the Special Committee delivered the recommendation of the Special Committee to the NFP board of directors. After further discussion, for the reasons discussed below in “—Reasons for the Merger” among others, the NFP board of directors unanimously approved the Company’s entry into the Merger Agreement and recommended that the stockholders vote in favor of the transactions contemplated therein.

Following the meeting, the representatives of Cleary Gottlieb and Ropes & Gray finalized the transaction documentation and, later that night, the parties executed and delivered the merger agreement, the equity commitment letter and the limited guarantee.

On the morning of April 15, 2013, the Company and Madison Dearborn issued a press release announcing the transaction.

As of the date of this proxy statement, since the Company’s entry into the merger agreement, no other potential acquiror (including the potential acquirors that had previously entered into confidentiality agreements with the Company) has contacted NFP regarding an alternative proposal.

Reasons for the Merger

In connection with the Special Committee’s decision to recommend that the NFP board of directors approve the merger agreement, and in connection with the NFP board of directors’ decision to approve, and declare advisable, the merger agreement and to resolve that it recommends that NFP’s stockholders vote for the adoption of the merger agreement, the Special Committee and the NFP board of directors consulted with NFP’s management, as well as its financial and legal advisors, and considered a number of factors, including their knowledge of NFP’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects. In making its decisions, the NFP board of directors also took into account the recommendation of the Special Committee.

The various factors that the Special Committee and the NFP board of directors believed supported their respective actions include, but are not limited to:

Ongoing Business Risk

•

its belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to NFP’s stockholders than remaining independent or other strategic alternatives reasonably available to NFP and its stockholders;

•

the risk that NFP’s performance might not meet market expectations, which could adversely impact the market price of NFP common stock, or meet the forecasts set forth in the management projections, including those set forth under “—Certain Financial Projections Prepared by the Management of NFP” beginning on page 60, which, in each case, might be due to a variety of factors, including but not limited to: the level of sales and demand for NFP’s products and services; NFP’s ability to achieve operating growth, including by continuing to aggressively consummate “management company buy-out” transactions as contemplated by the management projections; the inherent riskiness of the “management company buy-out” transactions and other acquisitions that are a component of NFP’s strategic plan; the inherent risks in NFP’s structure and business mix and the macroeconomic environment generally; NFP’s ability to introduce new products and services in a timely manner; and unexpected liabilities, expenses or business interruptions;

•	the inherent uncertainties arising from any changes in the senior management of a company;

•

its knowledge of global political and economic situations, including with respect to, among other things, proposals regarding healthcare reform and reduction of the U.S. federal budget deficit, and their impact on NFP, including the possible effects of these factors on NFP’s revenues, profitability, strategic options, operating growth and NFP’s relationship with its customers, clients, suppliers, employees and “principals”;

Value Presented and Deal Terms

•	the fact that the merger consideration consists solely of cash, providing NFP’s stockholders with certainty of value and liquidity;

•

recent and historical market prices for NFP common stock, as compared to the financial terms of the merger, including the fact that the merger consideration of $25.35 per share of NFP common stock represented an approximately 26% premium over $20.05, the closing price of NFP’s shares on the NYSE on March 12, 2013, the last trading day before media reports of the Company’s exploration of a possible sale transaction became public, an approximately 47% premium over $17.23, the average closing price of NFP’s shares on the NYSE during the 60 calendar days that ended on March 12, 2013, and an approximately 8% premium over $23.41, the closing price of NFP’s shares on the NYSE on April 12, 2013, the last trading day before the date on which the NFP board of directors approved, and declared advisable, the merger agreement;

•	the fact that BofA Merrill Lynch had solicited indications of interest from seven potential financial sponsors identified by the Special Committee, based on discussions with management and representatives of BofA Merrill Lynch, as being the most likely to be the best candidates in terms of likelihood of interest and willingness and ability to maximize the value of the Company in a potential sale transaction;

•

the fact that thirteen inbound inquiries were received following media reports, and the issuance of a press release by the Company confirming, that the Company was exploring a possible sale transaction;

•

the fact that, during the relevant period, the Special Committee and the NFP board of directors believed, based on the advice of the Special Committee’s financial advisor, that financial sponsors were interested in pursuing acquisitions within the brokerage industry and leveraged finance markets (including leverage levels and interest rates) were favorable, and that the acquisition price financial sponsors were willing to, and had offered to, pay at such time might have been higher than the acquisition price those or other financial sponsors might have been willing to pay in the future if such circumstances did not continue;

•

the fact that the merger agreement, and the structure of the transaction as a single-step merger, would provide a period of time prior to the stockholder meeting to vote whether to approve the merger, during which, subject to compliance with the terms and conditions of the merger agreement, NFP would be permitted to furnish information to and conduct negotiations with third parties that make an alternative proposal which the NFP board of directors determines constitutes, or which could reasonably be expected to lead to, a superior proposal for NFP (as the terms “acquisition proposal” and “superior proposal” are defined under “The Merger Agreement—No Solicitation; Changes in Board Recommendation” below), whether or not such parties had previously expressed interest in such a transaction or entered into a confidentiality agreement with NFP in connection therewith (provided, a confidentiality agreement is subsequently executed);

•

the fact that, under the terms of the merger agreement, NFP is not obligated to require third parties that were provided non-public information about NFP prior to NFP’s entry into the merger agreement to return or destroy such information or to terminate those third parties’ access to the online data room containing documentary due diligence information about NFP until May 14, 2013, giving those third parties continued access to non-public information after NFP’s entry into the merger agreement with MDP if they are considering making an alternative proposal;

•

the fact that the NFP board of directors is permitted, under certain circumstances described in the merger agreement, to change its recommendation and/or terminate the merger agreement in order to enter into an agreement with respect to a superior proposal after giving Parent the opportunity (for three or two business days, depending on the circumstances) to match the superior proposal and upon payment of approximately $41.7 million, representing approximately 3.25% of the equity value of the transaction (including the value of the 2010 Notes), as more fully described below under “The Merger Agreement—Termination of the Merger Agreement”;

•

the fact that the termination fee payable by the Company in connection with a termination of the merger agreement by NFP prior to May 14, 2013 (or, prior to May 29, 2013, in certain circumstances where the termination is to enter into an agreement with a third party that makes an alternative proposal after NFP’s entry into the merger agreement and prior to May 14, 2013 that the NFP board of directors determines constitutes, or which could reasonably be expected to lead to, a superior proposal for NFP) in order to enter into an agreement with respect to a superior proposal would be reduced to approximately $32.1 million, representing approximately 2.50% of the equity value of the transaction (including the value of the 2010 Notes), as more fully described below under “The Merger Agreement—Termination of the Merger Agreement”;

•	the belief of the NFP board of directors that the acquisition is likely to close based on, among other things:

•

Parent and Merger Sub having obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligations of Parent and Merger Sub to use reasonable best efforts to obtain the debt and equity financing;

•	the absence of a financing condition in the merger agreement;

•

NFP’s ability, under limited circumstances specified in the merger agreement, to seek and obtain specific performance of Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to consummate the merger and to seek and obtain specific performance of Parent’s and Merger’s Sub’s obligations to enforce the debt financing commitment;

•

NFP’s ability, under limited circumstances specified in the equity commitment letter, to seek and obtain specific performance of the MDCP Parties’ obligations to fund their respective equity purchases of the capital stock of Parent as contemplated by the equity commitment letter;

•

the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, including due to Parent’s or Merger Sub’s failure to complete the merger when otherwise required under the merger agreement, Parent pay the Company a termination fee of approximately $83.4 million, representing approximately 6.50% of the equity value of the transaction (including the value of the 2010 Notes), without the Company having to establish any damages, and the guarantee of such payment obligation by the MDCP Parties, severally and not jointly, pursuant to the limited guarantee; and

•

the requirement that, subject to certain conditions set forth in the merger agreement, Parent, its subsidiaries and certain of its affiliates take certain specified actions that may be required to avoid the entry of any order that would have the effect of preventing or materially delaying the closing;

•

the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby were the product of arm’s-length negotiations among the parties and provided reasonable assurances that the merger would ultimately be consummated on a timely basis; and

•

the financial presentation of BofA Merrill Lynch on April 14, 2013 and the opinion of BofA Merrill Lynch, dated April 14, 2013, to the Special Committee and the NFP board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by holders of NFP common stock, as more fully described in the section entitled “—Opinion of the Special Committee’s Financial Advisor” below.

In the course of reaching the determinations and decisions and making the recommendation described above, the NFP board of directors also considered the following procedural factors leading up to NFP’s entry into the merger agreement, including the solicitation of indications of interest from third parties and the negotiation of the terms of the merger agreement:

•

the fact that the Special Committee was formed consisting of three independent and disinterested directors of the Company who are not affiliated with Parent or any of its affiliates, are not employees of the Company or any of its affiliates and who have no financial interest in the merger in addition to, or different from, the interests of the Company’s stockholders, except as otherwise described under “—Interests of NFP’s Directors and Executive Officers in the Merger”;

•

the fact that the Special Committee and the NFP board of directors were advised by BofA Merrill Lynch, as financial advisor, and by Cleary Gottlieb, as legal advisor, each a nationally recognized firm selected by the Special Committee;

•

the fact that, as part of its price discovery process and review of the Company’s strategic alternatives, the Special Committee was free to consider the possibility of recommending strategic alternatives other than a sale transaction, or of recommending that no strategic transaction be effected at this time, and that, while the NFP board of directors obtained the views of the other directors and senior management, all deliberations of the NFP board of directors in connection with the process were done by the independent directors without the presence of those other directors or senior management;

•	the fact that the Special Committee conducted deliberations, in more than ten formal meetings and numerous additional informal discussions, many of which were conducted with representatives of

Cleary Gottlieb and/or BofA Merrill Lynch in attendance and with the Special Committee having materials prepared by Cleary Gottlieb and/or BofA Merrill Lynch available during their deliberations, during a period of approximately four and a half months regarding the merger and alternatives to the merger and that the other three independent directors participated in five formal meetings of the NFP board of directors or the Special Committee regarding the merger and alternatives to the merger during such period;

•

the fact that, with the assistance of its financial and legal advisors, the Special Committee conducted arm’s-length negotiations with MDP, which, among other things, ultimately resulted in an increase in the purchase price from $25.00 per fully diluted share, both the initial price proposed in MDP’s February 7, 2013 non-binding preliminary proposal and the price in its April 6, 2013 non-binding offer, to $25.35 per fully diluted share, and the belief of the Special Committee and the NFP board of directors that the merger price and the other financial provisions contained in the merger agreement were the most favorable terms that MDP was prepared to offer; and

•

the fact that the Special Committee and the NFP board of directors made their evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement and with the full knowledge that management may have potential diverging interests from other stockholders in the merger.

The NFP board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following:

Risk of Not Closing

•	the need to obtain stockholder and regulatory approvals to complete the merger, and the likelihood that such approvals will be obtained;

•

the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the conditions to Parent’s and Merger Sub’s obligations to complete the merger which require that there be no material adverse effect on the Company between its entry into the merger agreement and the closing of the merger and no material uncured breach of the Company’s pre-closing covenants and that the Company’s representations and warranties be true and correct to varying standards, and as a result, it is possible that the merger may not be completed even if approved by NFP’s stockholders;

•

the risks and costs to NFP if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on ongoing business relationships and the incurrence of substantial expenses related to the merger, including potential payment of the termination fee to Parent and/or the reimbursement of Parent’s and other third parties’ expenses as well as expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger;

•

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets and that the Company’s remedy in the event of an uncured breach of the merger agreement by Parent or Merger Sub or Parent’s or Merger Sub’s failure to complete the merger when otherwise required to do so under the merger agreement may be limited to receipt of an approximately $83.4 million termination fee payable by Parent and guaranteed, severally and not jointly, by the MDCP Parties pursuant to the limited guarantee and that, under certain circumstances, the Company may not be entitled to receive such a fee;

Stockholder and Alternative Transaction Opportunity Costs

•

the fact that the all-cash price, while providing relative certainty of value, would not allow NFP’s stockholders to participate in potential further improvements in NFP’s business and appreciation of NFP’s stock after the merger;

•	the fact that the receipt of the merger consideration in exchange for shares of NFP common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes;

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring transactions, special dividends, the sale of equity interests in NFP or its subsidiaries to one or more investors or the sale of NFP or some or all of its assets to one or more purchasers, which could possibly provide, individually or in the aggregate, a higher value to the surviving corporation’s stockholders than the value of the merger consideration;

•

the restrictions, subject to specified exceptions, on NFP’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, which could result in lost opportunities for NFP and its stockholders;

•

the requirement that NFP pay a termination fee of approximately $41.7 million (or, in certain circumstances, $32.1 million) to accept a superior proposal, which may discourage a competing proposal to acquire NFP that might otherwise have been more advantageous to NFP’s stockholders and, if any such proposal is made, would likely reduce the price paid to NFP’s stockholders, which the NFP board of directors understood, while potentially having the effect of discouraging third parties from proposing an alternative transaction and reducing the price paid to NFP’s stockholders in such an alternative transaction, was a condition to Parent’s and Merger Sub’s willingness to enter into the merger agreement, and also understood, based on the advice of its advisors, that the amount of the termination fee was consistent with the amount of the termination fees payable in similar transactions and was not so large as to foreclose all opportunity for a prospective bidder to make a superior proposal;

Business Opportunity Costs

•

the fact that, although NFP will continue to exercise, consistent with the terms and conditions of the merger agreement, control and supervision over its operations prior to the effective time of the merger, there are restrictions on the conduct of NFP’s business prior to the consummation of the merger requiring NFP to conduct its business only in the ordinary course of business, subject to specific limitations, which may delay or prevent NFP from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated, as further described under “The Merger Agreement—Covenants Regarding Conduct of Business Pending the Merger” below;

•	the potential negative impact on NFP’s relationship with its customers, clients, suppliers, employees and “principals” and uncertainties surrounding those relationships; and

Interests in the Transaction

•

the fact that some of NFP’s directors and executive officers have other interests in the merger that are in addition to, or different from, their interests as stockholders of NFP, including the manner in which they would be affected by the merger, as further described under “—Interests of NFP’s Directors and Executive Officers in the Merger” below.

The foregoing discussion of the factors considered by the Special Committee and the NFP board of directors is not intended to be exhaustive, but we believe that it includes the material factors considered by the Special Committee and the NFP board of directors. In view of the wide variety of factors considered by the Special Committee and the NFP board of directors in connection with their evaluation of the merger and the complexity of these matters, neither the Special Committee nor the NFP board of directors quantified, ranked or otherwise assigned any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Special Committee and the NFP board of directors considered all these factors as a whole, including discussions with, and questioning of, NFP’s management and its and the Special Committee’s financial and legal advisors, and overall considered the factors to be favorable to, and in support of, its determination.

Recommendation of Our Board of Directors

The NFP board of directors, after considering the unanimous recommendation of the Special Committee composed entirely of independent directors and after considering all other factors that the NFP board of directors deemed relevant and after consultation with independent legal and financial advisors, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of NFP and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Certain factors considered by the NFP board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “—Reasons for the Merger” beginning on page 45 of this proxy statement.

The NFP board of directors recommends that the NFP stockholders vote “FOR” the adoption of the merger agreement, thereby approving the merger.

Opinion of the Special Committee’s Financial Advisor

The Special Committee has retained BofA Merrill Lynch to act as its financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with NFP and its business, the industry and potential acquirors of companies in the industry.

On April 14, 2013, at a meeting of NFP’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the Special Committee and NFP’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 14, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by holders of NFP common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Special Committee and NFP’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Special Committee and NFP’s board of directors for the benefit and use of the Special Committee and NFP’s board of directors (in each case, in its capacity as such) in connection with and for purposes of its evaluation of the consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to NFP or in which NFP might engage or as to the underlying business decision of NFP to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to NFP;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of NFP furnished to or discussed with BofA Merrill Lynch by the management of NFP, including certain financial forecasts relating to NFP prepared by the management of NFP (which can be found in the section entitled “—Certain Financial Projections Prepared by the Management of NFP” beginning on page 60 of this proxy statement) and certain sensitivities thereto;

(3)	discussed the past and current business, operations, financial condition and prospects of NFP with members of senior management of NFP;

(4)	reviewed the trading history for NFP Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(5)	compared certain financial and stock market information of NFP with similar information of other companies BofA Merrill Lynch deemed relevant;

(6)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7)	considered (i) the fact that NFP publicly announced that it would explore the possibility of a sale of NFP and (ii) the results of BofA Merrill Lynch’s efforts on behalf of NFP to solicit, at the direction of the Special Committee, indications of interest and definitive proposals from third parties with respect to a possible acquisition of NFP;

(8)	participated in certain discussions and negotiations, at the direction of the Special Committee, among representatives of NFP and Parent and their financial and legal advisors;

(9)	reviewed drafts, dated April 13, 2013, of the merger agreement and of the limited guarantee; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of NFP that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the NFP management forecasts and the sensitivities thereto, BofA Merrill Lynch was advised by NFP, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NFP as to the future financial performance of NFP. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NFP, nor did it make any physical inspection of the properties or assets of NFP. BofA Merrill Lynch did not evaluate the solvency or fair value of NFP or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of NFP, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on NFP or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of NFP, that the final executed merger agreement and limited guarantee would not differ in any material respect to the last drafts reviewed by BofA Merrill Lynch on April 13, 2013.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of NFP common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to NFP or in which NFP might engage or as to the underlying business decision of NFP to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, NFP imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Special Committee and NFP’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

NFP Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for NFP and eleven publicly traded companies, which BofA Merrill Lynch, in its professional judgment and experience, deemed comparable in certain respects to NFP based on, among other things, that the companies operated in the insurance broker or brokerage and advisory service businesses.

The insurance brokers included in this analysis were:

•	Arthur J. Gallagher & Co.

•	Aon plc (formerly known as Aon Corporation)

•	Brown & Brown, Inc.

•	Marsh & McLennan Companies, Inc.

•	Willis Group Holdings PLC

The brokerage and advisory companies included in this analysis were:

•	Ladenburg Thalmann Financial Services Inc.

•	LPL Financial Holdings Inc.

•	Manning & Napier, Inc.

•	Raymond James Financial, Inc.

•	Stifel Financial Corp.

•	Waddell & Reed Financial, Inc.

BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies, based on closing stock prices on April 12, 2013, as a multiple of calendar year 2012 actual, and calendar year 2013 estimated, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. The range of EBITDA multiples for the selected publicly traded companies were 8.6x to 12.2x for calendar year 2012 and 6.5x to 11.2x for calendar year 2013. The EBITDA multiples for NFP, based on its unaffected price as of March 12, 2013, the last trading day before media reports of NFP’s exploration of a possible sale transaction became public, were 7.6x for calendar year 2012 and 7.0x for calendar year 2013, with 2013 EBITDA based on publicly available research analysts’ estimates. In considering the selected publicly traded companies, BofA Merrill Lynch noted that there were material differences in the business mix, operating characteristics and industry trends, among other differences, of the selected publicly traded companies and their respective industries as compared to NFP and its industries. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for NFP, BofA Merrill Lynch then applied a selected range of calendar year 2012 EBITDA multiples of 7.0x to 8.0x derived from the selected publicly traded companies to NFP’s calendar year 2012 actual adjusted EBITDA and applied calendar year 2013 EBITDA multiples of 6.5x to 7.5x derived from the selected publicly traded companies to NFP’s calendar year 2013 estimated Adjusted EBITDA (as defined below). Estimated financial data of the selected publicly traded companies was based on publicly available research analysts’ estimates, and estimated financial data of NFP were based on the NFP management forecasts and publicly available research analysts’ estimates. This analysis indicated the following approximate implied per share equity value reference ranges for NFP, as compared to the consideration:

Implied Per Share Equity Value Reference Ranges for NFP			Consideration
2012A Adj. EBITDA	2013E Adj. EBITDA (NFP Management Estimates)	2013E EBITDA (Research Analysts’ Estimates)
$19.59 - $22.55	$20.16 - $23.43	$18.36 - $21.36	$25.35

No company used in this analysis is identical or directly comparable to NFP. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which NFP was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 26 selected transactions involving companies in the insurance brokerage business, which, based on its professional judgment and experience, BofA Merrill Lynch deemed relevant to consider in relation to NFP and the merger:

Announcement Date	Acquiror	Target
11/26/12	• Onex Corporation	• USI Insurance Services LLC
11/23/12	• Kohlberg Kravis Roberts & Co. L.P.	• Alliant Insurance Services, Inc.
4/17/12	• New Mountain Capital LLC	• AmWINS Group, Inc.
2/3/12	• BB&T Corporation	• Crump Life Insurance Services, Inc.
12/15/11	• Brown & Brown, Inc.	• Arrowhead General Insurance Agency, Inc.
8/31/11	• Marsh & McLennan Companies, Inc.	• Alexander Forbes Limited
5/12/11	• Arthur J. Gallagher & Co.	• HLG Holdings Limited (“Heath Lambert”)
1/2/11	• Alliant Insurance Services, Inc.	• T&H Group Inc.
8/22/08	• Aon Corporation	• Benfield Group Limited
6/9/08	• Willis Group Holdings Public Limited Company	• Hilb Rogal & Hobbs Company
4/23/08	• BB&T Insurance Services, Inc.	• UnionBanc Insurance Services Inc.
9/13/07	• Hilb, Rogal & Hobbs Company	• Banc of America Corporate Insurance Agency, L.L.C.
6/1/07	• The Blackstone Group	• Alliant Insurance Services, Inc.
2/26/07	• Apax Partners	• Hub International Limited
1/16/07	• GS Capital Partners	• USI Holdings Corporation
10/18/06	• USI Holdings Corporation	• Kibble & Prentice Holding Company
11/1/06	• AEGON N.V.	• Clark, Inc.
9/8/06	• Alliant Insurance Services, Inc.	• Jardine Lloyd Thompson Group plc (U.S. operations)
8/21/06	• Lockton, Inc.	• Alexander Forbes International Risk Services
2/11/05	• Brown & Brown, Inc.	• Hull & Company, Inc.
11/11/03	• BB&T Corporation	• McGriff, Seibels & Williams, Inc.
9/26/02	• Clark/Bardes, Inc.	• Long, Miller & Associates, LLC
5/13/02	• Hilb, Rogal and Hamilton Company	• Hobbs Group, LLC
12/20/01	• Greater Bay Bancorp	• ABD Insurance and Financial Services, Inc.
4/16/01	• Benfield Greig Group plc	• E.W. Blanch Holdings, Inc.
1/20/01	• Hub International Limited	• Kaye Group Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve months, or LTM, EBITDA. The range of EBITDA multiples for the selected transactions were 6.9x to 14.0x based on the target company’s LTM EBITDA. In considering the selected transactions, BofA Merrill Lynch noted that there were many transactions for which this information was not publicly available and there were, among other differences, material differences in the business mix and operating characteristics of the targets of the selected transactions as compared to NFP and material differences in industry trends in the industries of the targets of the selected transactions as compared to industry trends in NFP’s industries. BofA Merrill Lynch then applied LTM EBITDA multiples of 8.0x to 9.0x derived from the selected transactions to NFP’s calendar year 2012 actual adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of NFP was provided by NFP management. This analysis indicated the following approximate implied per share equity value reference ranges for NFP, as compared to the consideration:

Implied Per Share Equity Value Reference Ranges for NFP 2012A Adj. EBITDA	Consideration
$22.00 - $25.05	$25.35

No company, business or transaction used in this analysis is identical or directly comparable to NFP or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which NFP and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of NFP to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that NFP was forecasted to generate during NFP’s fiscal years 2013 through 2017 based on the NFP management forecasts, which can be found in the section entitled “—Certain Financial Projections Prepared by the Management of NFP” beginning on page 60 of this proxy statement, and certain sensitivities thereto. For purposes of its discounted cash flow analysis, BofA Merrill Lynch defined “standalone unlevered, after-tax free cash flows” as free cash flows after the impact of taxes and before the impact of interest expense. BofA Merrill Lynch calculated terminal values for NFP by applying to NFP’s fiscal year 2017 estimated Adjusted EBITDA a range of terminal multiples of 6.5x to 7.5x, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the operating performance of NFP compared to the operating performance for the selected publicly traded companies and NFP’s trading performance and the trading multiples for the selected publicly traded companies. The cash flows and terminal values were then discounted to present value as of December 31, 2012 using discount rates ranging from 11.0% to 13.0%, which were based on an estimate of NFP’s weighted average cost of capital, taking into account certain financial metrics, including levered and unlevered beta, tax rates and current yields for U.S. treasury notes. BofA Merrill Lynch noted that, in performing a discounted cash flow analysis, a significant amount of the annual cash flow generated by NFP was used for acquisitions, “management company buy-out” transactions and recruiting capital investment for NFP’s Advisor Services Group expected to be completed by NFP over the projection period. Therefore, the total value indicated by the discounted cash flow analysis was almost entirely derived from the terminal value of NFP. This analysis indicated the following approximate implied per share equity value reference ranges for NFP as compared to the consideration:

Implied Per Share Equity Value Reference Range for NFP (NFP Management Forecasts)	Implied Per Share Equity Value Reference Range for NFP (NFP Management Sensitivity Forecasts)	Consideration
$21.44 - $27.38	$18.17 - $23.48	$25.35

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

closing prices of NFP’s common stock during the 52-week period ended March 12, 2013, the last trading day before media reports of NFP’s exploration of a possible sale transaction became public, noting, as reference points, that during such period, NFP’s closing stock prices ranged from $12.60 to $20.18 per share;

•

the most recent price targets for NFP’s common stock as of March 12, 2013, the last trading day before media reports of NFP’s exploration of a possible sale transaction became public, as provided by equity analysts at four firms, noting, as reference points, that such price targets ranged from $17.00 to $23.00 per share;

•

historical trading prices of NFP common stock during the period commencing on January 1, 2012 and ending on April 12, 2013 and trading volumes of NFP common stock during the twelve month period ended March 12, 2013, the last trading day before media reports of NFP’s exploration of a possible sale transaction became public, and during the period commencing on March 13, 2013 and ending on April 12, 2013; and

•	historical ratio of enterprise value to LTM EBITDA for NFP during the year-to-date, one-year, two-year and three-year periods ended on April 12, 2013.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Special Committee and NFP’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NFP. The estimates of the future performance of NFP in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the consideration and were provided to the Special Committee and NFP’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of NFP.

The type and amount of consideration payable in the merger was determined through negotiations between NFP and Parent, rather than by any financial advisor, and was approved by the Special Committee and NFP’s board of directors. The decision to enter into the merger agreement was solely that of NFP’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Special Committee and NFP’s board of directors in the evaluation of the proposed merger and should not be viewed as determinative of the views of the Special Committee or NFP’s board of directors or management with respect to the merger or the consideration.

NFP has agreed to pay BofA Merrill Lynch for its services in connection with the merger an opinion fee of $750,000, which became payable upon the delivery of its opinion, and an additional transaction fee of approximately $10.5 million to $13.3 million, the payment of which is contingent upon the completion of the merger. The amount of the transaction fee is not tied to the settlement of the Call Spread Transactions. NFP also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. In addition, BofA Merrill Lynch has agreed to reimburse NFP for certain of its expenses.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NFP and certain of its affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NFP and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, arranger, and book manager for, and lender under, certain credit facilities, term loans and letters of credit of NFP. From January 1, 2011 through March 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $3.5 million from NFP and its affiliates for investment, commercial and corporate banking services unrelated to the merger.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates (including Madison Dearborn and certain of its affiliates and portfolio companies) and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to Madison Dearborn and certain of its affiliates and portfolio companies in connection with certain mergers and acquisitions transactions; (ii) having acted or acting as administrative agent, bookrunner and/or arranger for, and/or as a lender under, certain credit facilities, term loans, letters of credit and/or leasing facilities of Madison Dearborn and certain of its affiliates and portfolio companies (including in connection with the financing of various acquisition transactions); (iii) having acted as underwriter, initial purchaser and/or placement agent for various equity and/or debt offerings undertaken by Madison Dearborn and certain of its affiliates and portfolio companies; (iv) having acted as dealer manager and solicitation agent for a debt tender offer and consent solicitation undertaken by a portfolio company of Madison Dearborn; (v) having provided or providing certain fixed income, derivatives and foreign exchange trading services to Madison Dearborn and certain of its affiliates and portfolio companies; and (vi) having provided or providing certain treasury management and trade services and products to Madison Dearborn and certain of its affiliates and portfolio companies. From January 1, 2011 through March 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $150 million from Madison Dearborn and its affiliates and portfolio companies for investment, commercial and corporate banking services unrelated to the merger.

Call Spread Transactions

Concurrent with NFP’s issuance in June 2010 of the 2010 Notes, NFP purchased call options (referred to as the “convertible note hedge transactions”) and sold warrants (referred to as the “issuer warrant transactions”). In accordance with the terms of the convertible note hedge transactions, if the merger is consummated and, as expected, the 2010 Notes are converted in connection therewith by the holders thereof, the convertible note hedge transactions would be terminated, which would require BANA and the other Call Spread Counterparties to make a cash payment to NFP, as described in greater detail below. Concurrently, if the merger is consummated, it is expected that the issuer warrant transactions would be terminated and BANA and the other Call Spread Counterparties would be entitled to receive a payment from NFP for the early termination of the issuer warrant transactions, as described in greater detail below.

The convertible note hedge transactions generally entitle NFP to receive, for no additional consideration, from BANA, in respect of each 2010 Note that is surrendered for conversion, 30% of the number of shares of common stock or the amount of cash in excess of par value that NFP is required to deliver under the terms of the indenture governing the 2010 Notes. The number of shares of common stock or the amount of cash in excess of par value deliverable by NFP is based on a conversion rate of 77.6714 shares of common stock per 2010 Note, which represents a conversion price of approximately $12.87, subject to adjustment, including an increase in connection with the merger, if consummated. NFP is also entitled to receive, for no additional consideration, from the other Call Spread Counterparties the other 70% of such shares or cash.

The issuer warrant transactions relate to approximately 9.7 million shares of common stock of NFP at a strike price of $15.765 per share, and generally entitle the Call Spread Counterparties to receive upon exercise, for no additional consideration, the in-the-money value of the warrants in cash or shares of common stock, at the option of NFP (subject to certain limitations). The issuer warrant transactions are automatically exercised and scheduled to settle in approximately equal installments based on the excess, if any, over the strike price of the warrants of the daily volume-weighted average price per share as measured thereunder on each of the 120 consecutive scheduled trading days beginning on September 15, 2017. In accordance with their terms, in a transaction in which holders of shares are cashed out, including the merger if it is consummated, the issuer warrant transactions are expected to be terminated, in which case the Call Spread Counterparties would receive a payment from NFP based on the fair value of the issuer warrant transactions that were so terminated, as determined by each Call Spread Counterparty as to its portion of the issuer warrant transactions.

In materials presented to the Special Committee on December 8, 2012, BofA Merrill Lynch estimated that, if an all-cash merger were consummated on March 31, 2013, the amount payable by NFP to BANA upon termination of its portion of the issuer warrant transactions would range from $29.9 million (assuming consideration to be paid to the holders of NFP common stock of $23.00 per share) to $37.3 million (assuming consideration to be paid to the holders of NFP common stock of $26.00 per share), in each case, assuming volatility of NFP common stock of 35%. Because the payment from NFP is based on the fair value of the issuer warrant transactions that would be terminated, there is no net contractual benefit to BANA in connection with the termination of the issuer warrant transactions. In materials presented to the Special Committee and NFP’s board of directors on April 14, 2013, BofA Merrill Lynch estimated that, if the merger were consummated on June 30, 2013 in accordance with its terms at the consideration proposed to be paid to holders of shares of NFP common stock in the merger of $25.35 per share, the amount payable by NFP to BANA upon termination of its portion of the issuer warrant transactions would have been approximately $35.4 million, assuming volatility of NFP common stock of 35%. The actual amount that will be owed by NFP to BANA upon the termination of the issuer warrant transactions upon consummation of the merger, if completed, will depend upon various factors, including, among others, the actual amount of cash paid per share of NFP common stock in the merger, the closing date of the merger (and the resulting remaining term of the warrants), the volatility of NFP common stock, BANA’s hedge unwind costs and applicable interest rates.

In addition, if the merger were so consummated, BofA Merrill Lynch expects holders of the 2010 Notes to exercise their option to convert such 2010 Notes and, pursuant to the terms of the indenture governing the 2010 Notes, NFP would be required to increase the conversion rate applicable to any 2010 Notes that are submitted for conversion in connection with the merger. Under the terms of the convertible note hedge transactions, the call options purchased by NFP relating to the amount of 2010 Notes so converted would be terminated and the Call Spread Counterparties would make a payment to NFP equal to the lesser of (1) the fair value of the convertible note hedge transactions, as determined by each Call Spread Counterparty as to its portion of the convertible note hedge transactions, and (2) the amount of cash equal to the excess of the amount payable by NFP upon such conversion of the 2010 Notes (after giving effect to any increase in the conversion rate) over the principal amount of the 2010 Notes so converted. The fair value of the convertible note hedge transactions will depend on various factors, as described in the immediately preceding paragraph. As a result, the payment NFP receives may be less than the total consideration NFP is required to deliver to holders that submit 2010 Notes for conversion or less than the fair value of the convertible note hedge transactions.

In materials presented to the Special Committee on December 8, 2012, BofA Merrill Lynch estimated that, if an all-cash merger were consummated on March 31, 2013, the amount payable by BANA to NFP upon termination of its portion of the convertible note hedge transactions would range from $33.0 million (assuming consideration to be paid to the holders of NFP common stock of $23.00 per share) to $41.6 million (assuming consideration to be paid to the holders of NFP common stock of $26.00 per share), which is $1.0 million to $0.3 million less than the estimated fair value of BANA’s portion of the convertible note hedge transactions as of March 31, 2013, in each case, assuming volatility of NFP common stock of 35%. This would have resulted in a net contractual benefit to BANA ranging from $1.0 million to $0.3 million with respect to the Call Spread Transactions based on those assumptions. In materials presented to the Special Committee and NFP’s board of directors on April 14, 2013, BofA Merrill Lynch estimated that, if the merger were consummated on June 30, 2013 in accordance with its terms at the consideration proposed to be paid to holders of shares of NFP common stock in the merger of $25.35 per share, the amount payable by BANA to NFP upon termination of its portion of the convertible note hedge transactions would have been approximately $39.6 million, which is approximately $0.4 million less than the estimated fair value of BANA’s portion of the convertible note hedge transactions as of June 30, 2013, assuming volatility of NFP common stock of 35%. This would have resulted in a net contractual benefit to BANA of $0.4 million with respect to the Call Spread Transactions based on those assumptions. As part of the materials presented by BofA Merrill Lynch to the Special Committee on December 8, 2012 and to the Special Committee and NFP’s board of directors in connection with its opinion on April 14, 2013, BofA Merrill Lynch had estimated, based on a range of assumed merger consideration amounts and a range of assumed volatilities, that the net contractual benefit to BANA with respect to the Call Spread Transactions could range from zero to approximately $3.0 million. There can be no assurance that the market assumptions used in calculating such gain to BANA will match or approximate actual market conditions and, thus, the actual magnitude of any benefit to BANA may be greater or less than such estimates. As described below, BofA Merrill Lynch maintains an enterprise information wall reasonably designed to prevent the unauthorized disclosure of confidential information, such as the merger, to employees who undertake hedging activities with respect to the Call Spread Transactions. Any potential gain or loss as a result of such activities is therefore not included in the estimates of the aggregate benefit to BANA as a result of the merger.

As a result of the Call Spread Transactions, BANA has market exposure to the price of NFP’s common stock. It is standard industry practice and BANA’s ordinary practice to engage in hedging activities to limit net market exposure to the price of the common stock underlying private derivative transactions entered into with issuers of such common stock, such as the Call Spread Transactions. BANA has been regularly hedging its exposure to the price of NFP’s common stock as a result of the Call Spread Transactions and BANA’s ordinary practice would be to continue to regularly hedge such exposure. Such regular hedging includes BANA either purchasing or selling shares of NFP common stock or related instruments to counterbalance the NFP equity risk BANA holds as a result of the Call Spread Transactions. BANA’s hedging is intended to substantially neutralize BANA’s exposure as a result of the Call Spread Transactions to normal changes in the price of NFP’s common stock.

Under the Call Spread Transactions when originally entered into, BANA had exposure to changes in the market price of NFP’s common stock resulting from the fact that the convertible note hedge transactions had a lower effective strike price (equal to the conversion price of the 2010 Notes) and an earlier exercise period than the strike price and exercise period of the issuer warrant transactions. In an effort to neutralize such exposure, BANA engaged in hedging transactions consisting principally of purchasing shares of NFP common stock or otherwise entering into derivatives transactions that provide similar long economic exposure.

That hedging activity is at BANA’s own risk and may result in a loss or profit to BANA in an amount that may be less than or greater than the expected contractual benefit to BANA under the convertible note hedge transactions. BANA’s ultimate loss or profit with respect to the Call Spread Transactions will depend on many factors, including the original net premium received by BANA for the Call Spread Transactions, the price at which BANA established its initial hedge position in respect of the Call Spread Transactions, the deliveries or payments made or received pursuant to the Call Spread Transactions, the profit and loss realized by BANA in connection with rebalancing its stock hedge positions during the term of the Call Spread Transactions (such rebalancing occurring as frequently as daily), and the premium or other amounts paid, and payments received, in connection with any offsetting option position or other derivative transaction used to hedge the Call Spread Transactions, and the prices at which BANA closes out these hedge positions. The amount of any loss or profit will not be known until all of the convertible note hedges to which BANA is a party have been terminated or settled or have expired in accordance with their terms and all of the warrants to which BANA is a party have been terminated or settled in accordance with their terms and BANA has completed all of its related hedge unwind activities. In accordance with industry practices, BofA Merrill Lynch maintains an enterprise information wall reasonably designed to prevent the unauthorized disclosure of confidential information by or to employees in its investment banking division to or by employees on the “public” side of BofA Merrill Lynch, including the employees who undertake these hedging and other market transactions.

The indenture governing the 2010 Notes was included as an exhibit to NFP’s current report on Form 8-K filed by NFP with the SEC on June 16, 2010 and the confirmations containing the terms of the Call Spread Transactions (the “Confirmations”) were included as exhibits to NFP’s current report on Form 8-K filed by NFP with the SEC on June 14, 2010. All references herein to share counts, conversion rates, conversion prices and strike prices are subject to adjustment from time to time in accordance with the terms of the indenture governing the 2010 Notes and the Confirmations, as applicable.

Certain Financial Projections Prepared by the Management of NFP

NFP does not generally publish or disclose detailed business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics in its regular earnings press releases and other investor materials. NFP does, however, periodically prepare forecasts of its expected consolidated financial performance over the course of the current year and the longer term. In this context, NFP’s management prepared financial forecasts for fiscal year 2013 and financial projections for the following four fiscal years, which we collectively refer to as the “financial projections” in this proxy statement, and which were provided to the NFP board of directors. These financial projections were subsequently provided to BofA Merrill Lynch and the bidders, including Madison Dearborn. NFP provided the financial projections because it believed the financial projections could be useful in evaluating, on a prospective basis, NFP’s potential operating performance. The Company and BofA Merrill Lynch advised the recipients of the financial projections that its internal financial forecasts upon which the financial projections were based are subjective in many respects.

Although a summary of the financial projections is presented with numerical specificity, the financial projections reflect various estimates and assumptions made by NFP’s management as to future events, including with respect to industry performance, market and financial conditions and other matters specified by NFP, all of which are difficult to predict and many of which are beyond NFP’s control, but that NFP’s management believed were reasonable at the time the financial projections were prepared, taking into account relevant information available to management at the time. These assumptions include, among others, the following:

•

revenue from acquisitions in the amount of $19.3 million for fiscal year 2013, and the cumulative compounded effect of revenue from acquisitions in the amount of $57.7 million for fiscal year 2014, $99.1 million for fiscal year 2015, $146.1 million for fiscal year 2016 and $196.8 million for fiscal year 2017;

•

cash consideration paid for acquisitions in the amount of $50 million for fiscal year 2013, $50 million for fiscal year 2014, $60 million for fiscal year 2015, $65 million for fiscal year 2016 and $70 million for fiscal year 2017;

•

cash consideration paid for “management company buy-outs” in the amount of $62.9 million for fiscal year 2013, $75.3 million for fiscal year 2014, $78.7 million for fiscal year 2015, $51.9 million for fiscal year 2016 and $0 for fiscal year 2017;

•

cash investments relating to the Advisor Services Group under a forgivable loan program in the amount of $10 million for fiscal year 2013, $15 million for fiscal year 2014, $20 million for fiscal year 2015, $25 million for fiscal year 2016 and $30 million for fiscal year 2017; and

•	debt to Adjusted EBITDA ratio is 2:1x or below.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including, but not limited to, any effects related to the merger or NFP’s entry into the merger agreement (including any limitations imposed under the merger agreement on the ability of NFP to engage in certain specified transactions or activities without Parent’s prior consent). Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. NFP stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the volatility of the industries in which NFP operates and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, NFP’s performance and ability to achieve strategic goals over the applicable period; changes in laws, regulations or licensing requirements applicable to the Company and its subsidiaries; NFP’s effective tax rate; industry performance, general business and economic conditions; and the factors described under “Risk Factors” in NFP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and in NFP’s other filings with the SEC. For additional information on factors that may cause NFP’s future financial results to materially vary from those projected below, see the section entitled “Cautionary Statement Concerning Forward-Looking Information” on page 20 of this proxy statement. As a result, there can be no assurance that the financial projections will be realized and actual results may be materially better or worse than those contained in the financial projections. The financial projections cannot, therefore, be considered a guarantee of future operating results and should not be relied upon as such. In addition, the inclusion of the financial projections below should not be regarded as an indication that NFP, BofA Merrill Lynch or any other recipient of this information considered, or now considers, the financial projections to be predictive of actual future events or results and should not be relied upon as such.

The financial projections were prepared by NFP management based on information they had at the time of preparation and are not a guarantee of future performance. The financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither NFP nor any of its affiliates assumes any responsibility for the validity, accuracy or completeness of the financial projections described below.

The financial projections should be evaluated in conjunction with the historical financial statements and other information regarding NFP contained in NFP’s public filings with the SEC.

The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement, but, in the view of NFP’s management, were prepared, in good faith and on a reasonable basis. Non-GAAP financial measures (such as Adjusted EBITDA) should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by NFP may not be comparable to similarly titled amounts used by other companies. The financial projections are unaudited. Neither NFP’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability.

The following tables summarize the financial projections that were provided to the NFP board of directors, the Special Committee and the bidders, including Madison Dearborn, as described above. Figures presented below may not be exactly reconcilable due to rounding.

Consolidated Revenue, Adjusted EBITDA(1) and Net Income of the Company

(Amounts in millions, except percentages)

	2013 (P)	2014 (P)	2015 (P)	2016 (P)	2017 (P)
Revenue	$1,119.6	$1,210.0	$1,329.3	$1,471.6	$1,635.4
Adjusted EBITDA(1)	$165.9	$199.6	$245.9	$285.2	$323.2
Adjusted EBITDA Margin	14.8%	16.5%	18.5%	19.4%	19.8%
Net income	$4.6	$(5.5)	$95.2	$109.7	$162.4

(1)	Non-GAAP measure. Adjusted EBITDA is defined as net income excluding: income tax expense; interest expense; gain on early extinguishment of debt; amortization of intangibles; depreciation; impairment of goodwill and intangible assets; (gain) loss on sale of businesses, net; any change in estimated acquisition earn-out payables recorded in accordance with purchase accounting that have been subsequently adjusted and recorded in the consolidated statements of income; the expense related to management contract buy-outs; non-cash bad debt expense; interest income on other than cash balances; and consulting expenses related to acquisitions. The calculation of Adjusted EBITDA presented in the financial projections, and defined above, differs from the definitions of Adjusted EBITDA NFP typically presents in SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as the financial measures have been prepared in different contexts and for different purposes. NFP believes research analysts in their reports generally have used the adjusted EBITDA measure as defined by NFP, from time to time, in its SEC filings.

Revenues and Adjusted EBITDA by Business Segment of the Company

(Amounts in millions, except percentages)

		2013 (P)	2014 (P)	2015 (P)	2016 (P)	2017 (P)
	Revenue	$517.4	$576.8	$640.2	$710.3	$785.1

	Organic growth rate(1)	3.6%	4.2%	4.2%	4.2%	4.1%
	Adjusted EBITDA	$113.5	$139.4	$167.6	$197.3	$224.8

Corporate Client Group	% Margin	21.9%	24.2%	26.2%	27.8%	28.6%
	Revenue	$267.3	$299.3	$347.8	$412.4	$493.8

	Organic growth rate(1)	9.6%	12.0%	16.2%	18.6%	19.7%
	Adjusted EBITDA	$16.1	$19.2	$24.6	$31.5	$39.9

Advisor Services Group	% Margin	6.0%	6.4%	7.1%	7.6%	8.1%
	Revenue	$335.0	$334.0	$341.4	$349.0	$356.5
	Organic growth rate(1)	3.7%	(0.3)%	2.2%	2.2%	2.2%
	Adjusted EBITDA	$36.4	$40.9	$53.7	$56.4	$58.5

Individual Client Group	% Margin	10.9%	12.3%	15.7%	16.2%	16.4%
	Revenue	$1,119.6	$1,210.0	$1,329.3	$1,471.6	$1,635.4

	Organic growth rate(1)	5.0%	4.7%	6.6%	7.4%	8.0%
	Adjusted EBITDA	$165.9	$199.6	$245.9	$285.2	$323.2

Total	% Margin	14.8%	16.5%	18.5%	19.4%	19.8%

(1)	The effect of acquisitions and dispositions was removed from organic growth rates.

Except to the extent as may be required by federal securities laws, neither NFP nor any of its affiliates intends to, and each of them expressly disclaims any responsibility to, update or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any of the financial projections become inaccurate or any of the assumptions underlying the financial projections are shown to be in error or no longer appropriate (even in the short term), whether to reflect circumstances existing before or after the financial projections were prepared.

Delisting and Deregistration of Our Common Stock

NFP common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NYSE under the symbol “NFP.” As a result of the merger, we will become a wholly owned subsidiary of Parent, with no public market for our common stock. After the merger, our common stock will cease to be traded on the NYSE, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, we will no longer be required to file periodic reports with the SEC after the effective date of the merger on the account of our common stock being outstanding.

Financing of the Merger

Equity Financing

On April 14, 2013, Parent entered into an equity commitment letter, pursuant to which and subject to the terms and conditions set forth therein, the MDCP Parties, severally but not jointly, committed to purchase, or cause the purchase of, up to $385,446,900 worth of the equity securities of Parent at or immediately prior to the effective time of the merger. The MDCP Parties’ obligations to provide the equity financing is subject to, among other things, the satisfaction of each of Parent’s conditions under the merger agreement and the debt financing having been funded or being available to be funded at the effective time of the merger. The commitment of the MDCP Parties under the equity commitment letter will terminate upon the earliest to occur of: (i) the consummation of the closing of the merger; (ii) the valid termination of the merger agreement in accordance with its terms; (iii) NFP not being entitled to specific performance of Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to consummate the merger under the merger agreement under certain circumstances; (iv) NFP or certain related parties commencing an action or proceeding in which certain prohibited claims are made against the MDCP Parties or certain related parties; or (v) the occurrence of any event which terminates the guarantor’s obligations under the limited guarantee.

Debt Financing

On April 14, 2013, Merger Sub entered into a debt commitment letter with Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch and UBS Securities LLC, the proceeds of which will be used to fund the transactions contemplated by the merger agreement and to pay related fees and expenses, subject to the terms and conditions set forth in the debt commitment letter. Pursuant to the debt commitment letter, the lenders have committed to provide debt financing to Merger Sub consisting of: (i) a senior secured term loan facility in an aggregate principal amount of $716.125 million; (ii) a senior secured revolving credit facility with a maximum availability of $135 million in the aggregate; and (iii) a senior unsecured bridge loan facility in the aggregate amount of up to $337 million to the extent that some or all of the senior unsecured notes referred to in the next sentence are not issued at or prior to the closing of the merger. In connection with the debt commitment letter, Merger Sub also engaged lead arrangers for an offering of up to $337 million aggregate principal amount of senior unsecured notes pursuant to Rule 144A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” or another private placement exemption. We refer to the senior secured term loan facility, the senior secured revolving credit facility and the senior unsecured bridge loan facility, collectively, as the “debt facilities.”

The commitments under the debt commitment letter are made to Merger Sub or another affiliate of Madison Dearborn which is assigned such commitments pursuant to the terms of such commitment letter. Upon consummation of the merger, the surviving corporation will assume all of Merger Sub’s obligations under the debt facilities and, if applicable, the senior unsecured notes.

The commitments of the commitment parties under the debt commitment letter expire upon the earliest to occur of (i) October 19, 2013, unless each of the commitment parties shall, in their discretion, agree to an extension, (ii) the closing of the merger with or without the incurrence of the debt facilities or (iii) the valid termination of the merger agreement in accordance with its terms prior to the closing of the merger. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement. Each of Parent and Merger Sub has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. Although the debt financing described in this document is not subject to due diligence or a “market out” provision, which would have allowed lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the debt commitment letter, the merger agreement requires Parent and Merger Sub to use their reasonable best efforts to arrange alternative financing from the same or alternative sources on terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those contained in the debt commitment letter and in an amount sufficient to consummate the transactions contemplated by the merger agreement.

The availability of the debt facilities is subject, among other things, to:

•	The execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the debt commitment letter and the applicable specified documentation principles;

•

Consummation of the merger in accordance with the terms of the merger agreement substantially concurrently with the initial funding of the debt facilities (without giving effect to any modifications, amendments, waivers or consents to the merger agreement that are materially adverse to the lenders under the debt financing without the consent of the lead arrangers of the debt financing, such consent not to be unreasonably withheld, conditioned or delayed);

•	Consummation of the equity financing contemplated by the equity commitment letter substantially concurrently with the initial funding of the debt facilities;

•

The repayment, including the termination and release of all commitments, security interests and guaranties in connection therewith, of NFP’s existing credit agreement, substantially concurrently with the initial borrowing under the debt facilities;

•

Since December 31, 2012 through April 14, 2013, that there has not been any change, effect, event or occurrence that has had or would have, individually or in the aggregate, a material adverse effect, except as disclosed in NFP’s filings with the SEC prior to April 14, 2013 or as disclosed in the confidential disclosure schedule delivered by NFP in connection with the merger agreement;

•	Since April 14, 2013, no material adverse effect shall have occurred;

•	Payment of all fees and expenses due to the commitment parties;

•	Delivery of certain historical and pro forma financial statements relating to NFP and its subsidiaries;

•

With respect to the senior unsecured bridge loan facility, the engagement of investment banks to privately place the senior unsecured notes and expiration of a fifteen consecutive business day marketing period following the delivery of a customary preliminary offering memorandum containing specified information, historical financial statements and pro forma financial statements;

•

Delivery of all “know your customer” and anti-money laundering documentation and information reasonably requested by the lenders’ agent or the commitment parties regarding NFP, certain of its subsidiaries and Parent;

•

With respect to the senior secured term loan facility and senior secured revolving credit facility, execution and delivery of documents and instruments required to perfect the security interest in the collateral and, if applicable, in the proper form for filing (it being understood that, to the extent any collateral (other than certain specified assets) cannot be provided or perfected on the closing date after commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of such collateral will not constitute a condition precedent to the availability of the senior secured term loan facility and senior secured revolving credit facility on the closing date, but will be required to be provided and/or perfected within 90 days after the closing date (subject to extensions by the lenders’ agent));

•	The delivery of certain customary closing documents; and

•

The accuracy of (i) certain limited representations and warranties made by NFP and the guarantors (after giving effect to the merger) in the definitive documentation of the applicable debt facilities and (ii) such representations and warranties made by NFP in the merger agreement as are material to the interests of the lenders, but only to the extent that Merger Sub or its affiliates have the right to terminate their respective obligations under the merger agreement to consummate the merger as a result of a breach of such representations and warranties.

Limited Guarantee

On April 14, 2013, NFP and the MDCP Parties entered into a limited guarantee, pursuant to which the MDCP Parties, severally but not jointly, have agreed to guarantee the payment, if and when due, to NFP of the Parent termination fee of approximately $83.4 million and the payment of certain other monetary obligations that may be owed by Parent or Merger Sub to the Company pursuant to the merger agreement. The limited guarantee will terminate upon the earliest to occur of, among other things: (i) the consummation of the merger; (ii) the valid termination of the merger agreement (other than a termination pursuant to which Parent is obligated to pay the Parent termination fee and/or certain other monetary obligations); (iii) the 60th day following the termination of the merger agreement, if Parent is obligated to pay the Parent termination fee and/or certain other monetary obligations in connection with such termination and no action is brought by the Company against Parent, Merger Sub and/or the MDCP Parties before such 60th day alleging that any guaranteed obligations are due and owing under the merger agreement or the limited guarantee, as the case may be; and (iv) the date that the guaranteed obligations have been fully performed or have been determined not to be due and payable under the merger agreement or the limited guarantee. The limited guarantee will also terminate in the event the Company or certain related parties institute an action or proceeding in which certain prohibited claims are made against the MDCP Parties or certain related parties.

Interests of NFP’s Directors and Executive Officers in the Merger

In considering the recommendation of the NFP board of directors with respect to the merger, NFP stockholders should be aware that the executive officers and directors of NFP have certain interests in the merger that may be different from, or in addition to, the interests of NFP stockholders generally. The NFP board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and making its recommendation that the NFP stockholders approve the merger agreement and the merger. These interests are described below.

Treatment of Outstanding Equity Awards

NFP equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the merger will be subject to the following treatment:

Options

Immediately prior to the effective time of the merger, each NFP option that is outstanding immediately prior to the merger will be cancelled in exchange for a cash payment equal to the number of shares of NFP common stock underlying such option multiplied by the excess, if any, of the merger consideration over the option’s exercise price, less any applicable withholding taxes. Options with an exercise price equal to or greater than the per-share merger consideration will be cancelled without any corresponding payment.

Restricted Stock Units/Phantom Units

Immediately prior to the effective time of the merger, each restricted stock unit held by an executive who is not a non-employee director that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be assumed by the surviving corporation and converted into a service-based right to receive a cash payment on the applicable vesting date equal to the merger consideration, less any applicable withholding taxes. The terms and conditions of any such converted restricted stock unit will otherwise remain the same as the terms and conditions that applied to the award prior to the closing of the merger (including the same vesting schedule). For a discussion of the potential vesting acceleration in connection with certain terminations of employment, please see the section entitled “—Acceleration of Vesting of Equity Awards” below.

In addition, immediately prior to the effective time of the merger, (i) each unvested restricted stock unit held by a non-employee director and each phantom unit held by a non-employee director that is outstanding immediately prior to the merger will be cancelled in exchange for a cash payment equal to the merger consideration and (ii) each phantom unit held by an employee director will be assumed by the surviving corporation and converted at the effective time into the right to receive a cash payment upon his or her separation from service equal to the merger consideration.

There are certain restrictions under the merger agreement relating to the grant of new restricted stock unit awards after April 14, 2013, and it is not expected that any of the executive officers or directors will receive any restricted stock unit awards or phantom unit awards between April 14, 2013 and consummation of the merger.

Performance-Based Restricted Stock Units

Immediately prior to the effective time of the merger, each performance-based restricted stock unit held by an executive that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be assumed by the surviving corporation and converted into a service-based right to receive a cash payment on the applicable vesting date equal to (i) the merger consideration plus (ii) interest accrued pursuant to the terms of the applicable award agreement, less any applicable withholding taxes. For purposes of these awards, performance will be deemed to have been achieved at target levels and the terms and conditions will otherwise remain the same as the terms and conditions that applied to the awards prior to the closing of the merger (including the same time-based vesting schedule). For a discussion of the potential vesting acceleration in connection with certain terminations of employment, please see the section entitled “—Acceleration of Vesting of Equity Awards” below. There are certain restrictions under the merger agreement relating to the grant of new performance-based restricted stock unit awards after April 14, 2013, and it is not expected that any of the executive officers or directors will receive any performance-based restricted stock unit awards between April 14, 2013 and the consummation of the merger.

Summary Table

The following table shows, as of May 3, 2013, with respect to Jessica M. Bibliowicz, Douglas W. Hammond, Donna J. Blank, Michael N. Goldman and Edward G. O’Malley (NFP’s “Named Executive Officers” identified in NFP’s Form 10-K/A, filed with the SEC on April 30, 2013, to NFP’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference) and each other executive officer and each director of NFP who served as a director or executive officer of NFP at any point in time on or following January 1, 2012, (1) the number of shares of NFP common stock underlying outstanding options (all of which are fully vested), (2) the value of the outstanding options based on the excess, if any, of the per-share merger consideration of $25.35 over the respective per-share exercise price of the outstanding options, (3) the number of shares of NFP common stock underlying unvested restricted stock units, (4) the value of unvested restricted stock units based on the per-share merger consideration of $25.35, (5) the number of shares of NFP common stock underlying unvested performance-based restricted stock units at the target performance levels, (6) the value of unvested performance-based restricted stock units based on the per-share merger consideration of $25.35, (7) the number of shares of NFP common stock underlying outstanding phantom units (all of which are fully vested), (8) the value of phantom units based on the per-share merger consideration of $25.35, and (9) the aggregate value of outstanding equity awards based on the per-share merger consideration of $25.35.

Name	Shares Underlying Outstanding Options (#)(1)	Intrinsic Value of Outstanding Options ($)	Shares Underlying Unvested Restricted Stock Units (#)	Value of Unvested Restricted Stock Units ($)	Target Number of Shares Underlying Unvested Performance- Based Restricted Stock Units (#)	Value of Unvested Performance- Based Restricted Stock Units ($)	Shares Underlying Vested Director Phantom Units (#)	Value of Vested Director Phantom Units ($)	Aggregate Value of Outstanding Equity Awards ($)
Executive Officers
Jessica M. Bibliowicz	80,000	188,000	214,561	5,439,121	—	—	—	—	5,627,121
Douglas W. Hammond	4,000	9,400	92,374	2,341,681	12,472	316,165	—	—	2,667,246
Donna J. Blank	—	—	56,626	1,435,469	9,146	231,851	—	—	1,667,320
Michael N. Goldman	2,000	4,700	51,362	1,302,027	10,809	274,008	—	—	1,580,735
Edward G. O’Malley	—	—	29,219	740,702	5,405	137,017	—	—	877,719
Stancil E. Barton	—	—	22,538	571,338	4,157	105,380	—	—	676,718
James L. Poer	—	—	29,219	740,702	5,405	137,017	—	—	877,719
Directors
Stephanie W. Abramson	10,000	53,500	3,049	77,292	—	—	6,319	160,187	290,979
Patrick S. Baird	5,000	59,150	3,049	77,292	—	—	2,865	72,628	209,070
R. Bruce Callahan(2)	1,000	2,350	6,110	154,889	—	—	3,258	82,590	239,829
John A. Elliott	—	—	3,049	77,292	—	—	6,319	160,187	237,479
J. Barry Griswell(3)	5,000	62,900	3,049	77,292	—	—	6,319	160,187	300,379
Marshall A. Heinberg	5,000	59,750	3,049	77,292	—	—	—	—	137,042
Kenneth C. Mlekush	—	—	3,049	77,292	—	—	6,319	160,187	237,479
Former Executive Officers and Directors(4)
James R. Gelder	—	—	—	—	—	—	—	—	—
Arthur S. Ainsberg	—	—	—	—	—	—	—	—	—

(1)	This column includes only outstanding options with a per-share exercise price that is less than the merger consideration. Options with a per-share exercise price equal to or greater than the per-share merger consideration of $25.35 will be cancelled at the effective time of the merger without any payment being made in exchange for such cancellation. Ms. Abramson, Mr. Elliott and Mr. Mlekush each have 5,000 vested options with a per-share exercise price that is greater than the merger consideration.
(2)	Upon the consummation of the merger, each phantom unit owned by Mr. Callahan that is outstanding immediately prior to the merger will not be cashed out in the merger but instead will be converted into a right to receive a cash payment upon Mr. Callahan’s separation from service equal to the merger consideration. The terms and conditions of any such converted phantom unit will otherwise remain the same as the terms and conditions that applied prior to the closing of the merger.
(3)	On April 15, 2013, Mr. Griswell informed NFP that he will resign as a director, effective on or before June 1, 2013. In accordance with the terms of the restricted stock unit awards granted to Mr. Griswell in 2013, such awards will not vest and will be forfeited as of the date of Mr. Griswell’s resignation.
(4)	Mr. Gelder is a former executive officer of the Company who resigned as an officer of the Company as of February 14, 2012. Mr. Ainsberg is a former director of the Company who served on the NFP board of directors until the Company’s 2012 Annual Meeting of Stockholders on May 23, 2012.

Post-Closing Compensation / Severance Entitlements

For one year following the merger Parent shall, or shall cause NFP or its subsidiaries to, provide each continuing employee with at least the same level and amount of base salary or wages (as applicable) and annual cash incentive bonus and commission opportunities (excluding equity compensation opportunities) as provided by NFP or its subsidiaries immediately prior to the effective time of the merger, and for all continuing employees, employee benefits (including severance benefits) that are no less favorable than those provided by NFP or its subsidiaries in the aggregate immediately prior to the merger.

Arrangements with Jessica M. Bibliowicz

Ms. Bibliowicz’s serves as NFP’s CEO pursuant to an employment agreement entered into between NFP and Ms. Bibliowicz on February 15, 2005, as amended from time to time. On November 16, 2012, Ms. Bibliowicz provided NFP with notice of her voluntary resignation as NFP’s CEO, effective May 17, 2013. As a result of such notice, her employment agreement will terminate as of such date. After her tenure as CEO ends, Ms. Bibliowicz will continue to serve as non-executive chairman of the NFP board of directors until no later than the 2014 annual meeting of stockholders to the extent it is held. In connection with Ms. Bibliowicz’s notice to NFP regarding her resignation as CEO, NFP agreed that Ms. Bibliowicz will be eligible to receive a pro-rated cash bonus for her partial year of service as CEO during 2013. The amount of such bonus will be determined in the sole discretion of NFP’s Compensation Committee, and such bonus will be payable at the same time that cash bonuses are paid to NFP’s employees for 2013 performance, or, if earlier, upon Ms. Bibliowicz’s resignation from the NFP board of directors. In addition, all of Ms. Bibliowicz equity awards provide that if her service as a board member is terminated within six months prior to or within a certain period of time (ranging between 18 and 24 months) after a change in control by NFP without “cause” or by Ms. Bibliowicz for “good reason,” as such terms are used in her equity award agreements, then upon her termination of service, a pro-rata portion of her restricted stock units held by her which were granted to her in 2013 will vest and all other outstanding restricted stock unit awards will fully vest. Pursuant to the merger agreement, Ms. Bibliowicz’s service as a board member will terminate at the effective time of the merger under circumstances that would be considered termination without “cause” by NFP. As a result of such termination, at the effective time of the merger, a pro-rata portion of Ms. Bibliowicz’s restricted stock unit award granted in 2013 will vest and all of her other restricted stock unit awards will fully vest.

Change in Control Severance Plan

All current executive officers (other than Ms. Bibliowicz) participate in the 2012 CIC Plan. The 2012 CIC Plan provides for certain payments and benefits to be made to 2012 CIC Plan participants in the event of termination of the participant’s employment by NFP without “cause” or by the participant for “good reason,” as such terms are defined in the 2012 CIC Plan, within 18 months after a change in control of NFP or, under certain circumstances, within six months prior to the change in control (such termination of employment, a “qualifying termination”). NFP provides each 2012 CIC Plan participant with a participation schedule that sets out his or her potential severance multiplier, benefit continuation period and any additional events that constitute termination of employment for good reason. Ms. Blank and Messrs. Hammond, Goldman and Barton have a severance multiplier equal to two and a benefits continuation period equal to 24 months after the applicable termination date and Messrs. O’Malley and Poer have a severance multiplier equal to one and a benefits continuation period equal to twelve months after the applicable termination date.

Upon a qualifying termination, each participant will be entitled to receive the following amounts: (i) the participant’s base salary through the date of termination (including amounts attributed to earned but unused vacation) to be paid within 30 days following participant’s termination date, (ii) any deferred compensation, to be paid to the participant pursuant to the applicable NFP deferred compensation plan, (iii) any annual bonus awards earned by the participant for previously ended performance periods but not yet paid or credited as a deferral as of the date of termination, to be paid at the same time such amounts would otherwise be paid, (iv) a pro-rata bonus for the year of termination (for terminations after the merger, based on participant’s Average Annual Bonus, as defined below) payable at such time as NFP pays annual bonuses to continuing active employees in respect of the fiscal year in which the termination date occurs, and (v) the participant’s severance multiplier multiplied by the sum of (x) the participant’s base salary and (y) the participant’s Average Annual Bonus. Cash severance will be paid to the participant as a lump sum cash payment on the 60th day following the participant’s termination date. The participant’s “Average Annual Bonus” will generally equal to the average annual bonus earned by the participant with respect to the three fiscal years that were completed prior to the participant’s termination date. In addition, each participant will be entitled to immediate vesting of all equity awards, with stock options remaining exercisable in accordance with their existing terms. Each participant will also be entitled to (a) continued participation in NFP’s life insurance benefit plans until the earlier of the end of the participant’s applicable benefits continuation period and the date the participant receives equivalent coverage and benefits under the benefit plans of a subsequent employer and (b) monthly payment of COBRA premiums until the earlier of the end of the participant’s applicable benefit continuation period and the expiration of the COBRA period. As a condition to receiving cash severance, equity acceleration, life insurance benefits continuation, and COBRA payments, each participant must execute and deliver an effective release of claims. Not taking into account any potential reductions relating to Section 4999 of the Code that are described below and excluding the value of accelerated vesting of the converted equity awards (disclosed in the Summary Table above), the aggregate amount of cash severance and benefits payable pursuant to the 2012 CIC Plan to each of the executive officers

(other than Ms. Bibliowicz), assuming the merger occurred on July 15, 2013 and assuming each executive officer experienced a qualifying termination on such date, would be approximately $2,631,875 for Mr. Hammond, $2,680,405 for Ms. Blank, $2,196,320 for Mr. Goldman, $818,555 for Mr. O’Malley, $1,476,694 for Mr. Barton and $851,645 for Mr. Poer.

Golden Parachute Excise Tax

Under the 2012 CIC Plan, each participant is responsible for all personal taxes (including any “golden parachute” excise taxes under Section 4999) that may apply to any of the payments or benefits under the 2012 CIC Plan. In the event any payments or benefits, whether under the 2012 CIC Plan or otherwise, would be subject to the excise tax under Section 4999, then such payments and benefits will be reduced so that no excise tax pursuant to Section 4999 of the Code would apply to such payments and benefits if such reductions would result in a greater after-tax benefit to the participant as compared to the after-tax benefit (including any “golden parachute” excise taxes under Section 4999) prior to such reduction.

Restrictive Covenants

As a condition to participation in the 2012 CIC Plan, each Participant agreed to be bound by post-employment non-competition, non-solicitation, and non-interference covenants of six months, one year and one year, respectively. The non-competition covenant will only apply if the participant experiences a qualifying termination. The non-solicitation and non-interference covenants will apply if the participant experiences a qualifying termination or is terminated by NFP for cause. In addition, each Participant is also bound by certain confidentiality and non-disparagement provisions that apply during employment and post-employment.

Acceleration of Vesting of Equity Awards

Except as described with respect to Ms. Bibliowicz in the section entitled “—Arrangements with Jessica Bibliowicz” above, pursuant to the terms of NFP’s equity awards, in the event an executive officer’s employment is terminated by NFP without “cause” or by the participant for “good reason,” as such terms are defined in the each equity award, within 18 months after the change in control or within six months prior to the change in control, and pursuant to the 2012 CIC Plan upon a qualifying termination, all outstanding converted restricted stock units and performance-based restricted stock units will vest, as described above in “—Treatment of Outstanding Equity Awards.”

New Arrangements with Parent

Prior to the closing of the merger, Parent may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of NFP’s executive officers or directors regarding compensation, benefits or treatment of the NFP equity held by them in the merger and may enter into definitive agreements with such executive officers or directors regarding the foregoing. To our knowledge, as of the date of this proxy statement, Parent has not entered into any such new agreements, arrangements or understandings regarding compensation, benefits or alternative treatment shares with any of NFP’s executive officers or directors.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

Golden Parachutes

In accordance with Item 402(t) of Regulation S-K, the table below entitled “Golden Parachute Compensation” sets forth the estimated amounts of compensation that is based on or otherwise relates to the merger that may become payable to each of NFP’s Named Executive Officers. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the merger is consummated on July 15, 2013, and the employment or service of each of the Named Executive Officers was terminated by NFP without cause or by the Named Executive Officer for good reason on that date. As described below, none of the amounts set forth in the table would be payable by virtue of the consummation of the merger (“single-trigger” payments). All amounts described below would be payable only if such a termination of employment or service occurs in connection with the merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the merger and termination of the employment or service of the Named Executive Officers, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a Named Executive Officer in connection with the merger may differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jessica M. Bibliowicz Chairman and CEO	—	5,439,121	—	—	—	—	5,439,121
Douglas W. Hammond President and COO	2,606,319	2,657,846	—	25,556	—	—	5,289,721
Donna J. Blank EVP and CFO	2,642,708	1,667,320	—	37,697	—	—	4,347,725
Michael N. Goldman EVP, Mergers & Acquisitions	2,170,764	1,576,035	—	25,556	—	—	3,772,355
Edward G. O’Malley SVP and President, Corp. Client Group	801,555	877,719	—	17,000	—	—	1,696,274

(b)	The amounts in this column represent the aggregate dollar amount of cash severance payments which the Named Executive Officers would be entitled to receive pursuant to the 2012 CIC Plan upon the consummation of the merger followed by a qualifying termination of employment or service, as indicated in the table below. The table below assumes that at the effective time of the merger no base salary earned by the applicable Named Executive Officer is unpaid and no accrued vacation time is owed to the applicable Named Executive Officer.

Name	Base Salary ($)(1)(2)	Annual Bonus ($)(1)	Pro-Rata Bonus for 2013 (6.5 months) ($)(1)(3)	Total ($)
Douglas W. Hammond	950,000	1,303,333	352,986	2,606,319
Donna J. Blank	800,000	1,450,000	392,708	2,642,708
Michael N. Goldman	650,000	1,196,667	324,097	2,170,764
Edward G. O’Malley	300,000	325,333	176,222	801,555

(1)	Upon a qualifying termination, Messrs. Hammond and Goldman and Ms. Blank would be each entitled to receive cash severance equal to two times the sum of their annual base salary and Average Annual Bonus, and Mr. O’Malley is entitled to receive cash severance equal to one times the sum of his annual base salary and Average Annual Bonus. In addition, each of these Named Executive Officers would be entitled to receive a pro-rata bonus in respect of the portion of NFP’s 2013 fiscal year preceding the termination.
(2)	The annual base salary currently in effect for each relevant Named Executive Officer is as follows: Mr. Hammond: $475,000; Ms. Blank: $400,000; Mr. Goldman: $325,000; and Mr. O’Malley: $300,000.
(3)	The pro-rata bonus for 2013 will equal 1/12 of the Named Executive Officer’s Average Annual Bonus multiplied by 6.5 months. Each relevant Named Executive’s Officer’s Average Annual Bonus is as follows: Mr. Hammond: $651,667; Ms. Blank: $725,000; Mr. Goldman: $598,333; and Mr. O’Malley: $325,333.

(c)	The amounts in this column represent the value of restricted stock unit awards held by the Named Executive Officers, the vesting of which would be accelerated as described above in “—Interests of NFP’s Directors and Executive Officers in the Merger—Acceleration of Vesting of Equity Awards.” For purposes of determining the value of the performance-based restricted stock units and restricted stock units, the price per share utilized ($25.35) is equal to the merger consideration. The amounts in this column consist of:

Name	Restricted Stock Units ($)(1)	Performance-Based Restricted Stock Units ($)(1)	Total ($)
Jessica M. Bibliowicz	5,439,121	—	5,439,121
Douglas W. Hammond	2,341,681	316,165	2,657,846
Donna J. Blank	1,435,469	231,851	1,667,320
Michael N. Goldman	1,302,027	274,008	1,576,035
Edward G. O’Malley	740,702	137,017	877,719

(1)	Pursuant to the performance-based restricted stock unit award documents, the performance-based restricted stock units will be deemed earned at target, if the applicable performance period has not ended prior to the consummation of a merger but shall continue to be subject to time-based vesting. In addition, as described above in “—Interests of NFP’s Directors and Executive Officers in the Merger—Treatment of Outstanding Equity Awards,” each restricted stock unit and performance-based restricted stock unit will be assumed by the surviving corporation and convert at the effective time of the merger into a right to receive a cash payment on the applicable vesting date equal the merger consideration. Performance-based restricted stock units will also accrue interest between the conversion described in the immediately preceding sentence and vesting date.
(e)	The amounts in this column represent the value of continued coverage under (i) NFP’s medical plans for 18 months for each of Mr. Hammond, Ms. Blank and Mr. Goldman, and 12 months for Mr. O’Malley and (ii) NFP’s life insurance plans for 24 months for each of Mr. Hammond, Ms. Blank and Mr. Goldman, and 12 months for Mr. O’Malley.

Name	Medical Coverage ($)	Life Insurance Coverage ($)	Total ($)
Douglas W. Hammond	25,330	226	25,556
Donna J. Blank	37,471	226	37,697
Michael N. Goldman	25,330	226	25,556
Edward G. O’Malley	16,887	113	17,000

(h)	The amounts in this column represent the aggregate dollar value of the sum of all amounts reported in columns (b) through (g). Payments and benefits to a Named Executive Officer may be less than those shown above if any payments or benefits provided under the 2012 CIC Plan together with all other payments/benefits payable to the Named Executive Officer in connection with the merger would otherwise be subject to the excise tax imposed by Section 4999 of the Code and the total amount of such payments and benefits were reduced to below the level at which such excise tax would apply. Such reduction would only occur if it would result in the Named Executive Officer receiving a greater after-tax (including all excise taxes) amount after applying such reduction as compared to the after-tax (including all excise taxes) amount before applying such reduction. The amount of such reduction, if any, will not be finally determined until termination of employment or service. If any portion of the payments or benefits to Named Executive Officers becomes subject to the excise tax under Section 4999 of the Code, such portion of the payments or benefits shall also be non-deductible by NFP. None of the amounts included in this column are payable upon a “single-trigger.”

Regulatory Approvals

Antitrust Filings

The HSR Act and the regulations promulgated thereunder require that we and Parent file notification and report forms with respect to the merger and related transactions with the Antitrust Division and the FTC. The parties thereafter are required to observe a waiting period before completing the merger. The required notification and report forms were filed with the Antitrust Division and the FTC on April 26, 2013, by NFP and Parent.

At any time before or after the completion of the merger, the Antitrust Division or the FTC or any other governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory or other governmental authority or private party to take legal action under the antitrust laws.

FINRA Notices and Filings

The Company’s subsidiaries that are broker-dealers must file applications with and provide notices to FINRA with respect to the indirect change of ownership and control of these subsidiaries. Receipt of FINRA approval is a condition to closing of the merger. The Company has filed and submitted these applications and notices by May 2, 2013.

Timing

Although we expect to receive the regulatory approvals and clearances described above in a timely manner, we cannot assure you that the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, the ability to obtain approvals on satisfactory terms or the absence of any litigation or administrative action challenging such approvals.

Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the U.S. Treasury Department regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the “IRS,” and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of our common stock in light of their particular circumstances. For example, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters’ rights. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; mutual funds; securities dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale; conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; tax-deferred or other retirement accounts; certain U.S. expatriates; certain former citizens or residents of the United States; holders who own five percent or more of our common stock; and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. In addition, this summary does not address any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the merger.

The tax consequences of the merger to stockholders who hold their shares of our common stock through a partnership or other flow-through entity will generally depend on the status of the stockholder and the activities of the partnership or other flow-through entity. Partners in a partnership (or other flow-through entity) holding shares of our common stock should consult their tax advisors regarding the tax consequences of the merger to them.

Further, this summary does not address any tax consequences of the merger to U.S. holders of options, shares of restricted stock, restricted stock units, performance stock units or warrants to acquire shares of our common stock whose options, shares of restricted stock, restricted stock units, performance stock units or warrants are cancelled in exchange for cash or other consideration pursuant to the merger. Such option, share of restricted stock, restricted stock units, performance units and warrant holders should consult their tax advisors regarding the tax consequences of the merger to them.

Exchange of Common Stock for Cash

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than twelve months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and U.S. federal backup withholding on all cash payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the substitute IRS Form W-9 that will be included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

This summary is provided for general information only and is not tax advice. Holders of our common stock should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, as well as any potential tax consequences of the merger arising under foreign, state, local, estate, gift, and other tax laws.

Appraisal Rights

Under Section 262 of the DGCL, any holder of NFP common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of NFP common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, NFP, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are included as Annex C to this proxy statement. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL included as Annex C to this proxy statement. Any holder of NFP common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares of NFP common stock must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or explicitly not vote its shares;

•	the stockholder must deliver to NFP a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of NFP common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of NFP common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform NFP of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of NFP common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of NFP common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

Attention: Corporate Secretary

If the merger is completed, NFP will give written notice of the effective date within 10 days after the effective date to each former NFP stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective date of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of NFP common stock held by all dissenting stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective date, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which NFP has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding will be conducted as to the shares of NFP stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of NFP common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective date, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his, her or its own attorney and expert witness expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly made a demand for appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the effective date will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an NFP stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A. The representations, warranties and covenants of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the merger agreement, (ii) have been qualified by (a) certain matters specifically disclosed in NFP’s filings with the SEC prior to its entry into the merger agreement and (b) disclosures made to Parent and Merger Sub in the confidential disclosure schedule delivered in connection with the merger agreement, (iii) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (v) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the summary of material provisions of the merger agreement below and elsewhere in this proxy statement and the annexed copy of the merger agreement are included only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding NFP, its subsidiaries or other affiliates or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of NFP or any of its subsidiaries or other affiliates at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the merger agreement and may change after the date hereof, which subsequent information may or may not be fully reflected in NFP’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding NFP that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Current Reports on Form 10-Q and other documents that NFP files with or furnishes to the SEC. The summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to carefully read the merger agreement in its entirety.

Terms of the Merger; Merger Consideration

The merger agreement provides that, subject to the terms and conditions contained therein, and in accordance with the DGCL, at the effective time of the merger (which we sometimes refer to in this proxy statement as the “effective time”), Merger Sub will be merged with and into NFP and, as a result of the merger, the separate corporate existence of Merger Sub will cease and NFP will continue as the surviving corporation of the merger and become a wholly owned subsidiary of Parent. NFP will continue its corporate existence under the DGCL, and all of its rights, privileges, immunities, powers and franchises will continue unaffected by the merger.

At the effective time of the merger, Parent will become the sole owner of NFP and its businesses. Therefore, current stockholders of NFP will cease to have any direct or indirect ownership interest in NFP or any rights as stockholders of NFP, will not participate in any future earnings or growth of NFP, will not benefit from any appreciation in the value of NFP and will not bear the future risks of NFP’s operations.

Following completion of the merger, NFP common stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, NFP will be a privately held corporation, and there will be no public market for shares of NFP common stock. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to NFP. After the effective date of the merger, NFP will also no longer be required to file periodic reports with the SEC on account of shares of NFP common stock being outstanding.

At the effective time of the merger, by virtue of the merger, each share of NFP common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $25.35 in cash, without interest and less any applicable tax withholdings, other than the following shares:

•

shares of NFP common stock owned by the Company as treasury stock, by Parent or Merger Sub or, unless Parent otherwise elects, by any wholly owned subsidiary of the Company, all of which will be cancelled without any consideration paid therefor;

•

shares of NFP common stock held by stockholders that have not voted in favor of adoption of the merger agreement and that are entitled to demand, and have properly demanded, appraisal rights in accordance with, and that have complied in all respects with, Section 262 of the DGCL; and

•	shares of NFP common stock held by stockholders that have entered into other arrangements with Parent.

If, during the period between the date of the merger agreement and the effective time of the merger, any change in the outstanding shares of capital stock of NFP occurs as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, merger, issuer tender or exchange offer, any stock dividend or stock distribution with a record date during such period or any other similar transaction, the per-share merger consideration will be equitably and appropriately adjusted to reflect such change so that the aggregate merger consideration to each stockholder is the same as it would have been if such event had not occurred.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation and those shares will constitute the only outstanding shares of capital stock of the surviving corporation.

Certificate of Incorporation, By-laws, Directors and Officers

The certificate of incorporation of NFP as in effect immediately prior to the effective time of the merger will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with such certificate of incorporation and applicable law. The by-laws of Merger Sub as in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation until thereafter amended in accordance with the certificate of incorporation of the surviving corporation, such by-laws and applicable law.

The directors of Merger Sub immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the directors of the surviving corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the surviving corporation’s certificate of incorporation and by-laws and applicable law.

The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation, each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the surviving corporation’s certificate of incorporation and by-laws and applicable law.

Closing and Effective Time of the Merger

The closing of the merger will occur at 10:00 a.m., New York City time, on the later of (a) the second business day after all of the conditions to the merger set forth in the merger agreement and described under “—Conditions to Completion of the Merger” are satisfied or waived and (b) the earlier of (i) a business day during the marketing period (as described under “—Marketing Period” below) to be specified by Parent on no fewer than two business days’ prior written notice to NFP and (ii) the next business day after the final day of the marketing period, or at such other place and time or on such other date as the parties may mutually agree, subject in each case to the satisfaction or waiver of all of the conditions to the merger set forth in the merger agreement. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at a later time as agreed to by the parties and specified in the certificate of merger.

Marketing Period

As used in the merger agreement and this summary, the “marketing period” means the first period of 20 consecutive business days after the date of the merger agreement and ending prior to October 14, 2013 on each day of which:

•

Parent, Merger Sub and their financing sources have received certain financial and other information required to be provided by NFP under the merger agreement in connection with the debt financing of the merger and such information complies with certain requirements set forth in the merger agreement that will enable Parent, Merger Sub and their financing sources to market the debt financing;

•

the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied or waived (other than the conditions with respect to receipt of the stockholder approval and receipt of the FINRA approval, each of which must be satisfied at least five business days before the end of the marketing period, and conditions that by their nature are to be satisfied by actions to be taken at the closing or determinations to be made immediately prior to the effective time); and

•

no event has occurred nor does any condition exist that would cause any of the closing conditions to fail to be satisfied (other than the conditions with respect to receipt of the stockholder approval, receipt of the FINRA approval and receipt of a closing certificate from NFP) assuming the closing of the merger were to occur at any time during the 20 consecutive business day period.

If the marketing period is not completed on or prior to August 16, 2013, then the marketing period will commence no earlier than September 3, 2013. Additionally, the marketing period will not be deemed to have commenced if, prior to the completion of such 20 consecutive business day period, (i) PricewaterhouseCoopers LLP has withdrawn its audit opinion with respect to any financial information or financial statements required to be provided by NFP under the merger agreement in connection with the debt financing of the merger, (ii) NFP publicly announces any intention to, or determines that it must, restate any financial information or financial statements included in any such required information or any such restatement is under consideration, or (iii) NFP is delinquent in filing any annual or quarterly report required to be filed with the SEC.

Treatment of Options, Restricted Stock Units and Other Equity Awards

Options. Except as otherwise agreed between Parent and any holder of NFP stock options, immediately prior to the effective time, each then-outstanding Company stock option granted under any Company stock plan will be cancelled and will be converted into the right to receive payment (within five business days after the effective time) of an amount in cash, without interest and less any applicable tax withholdings, equal to the product of (i) the number of shares of NFP common stock subject to such stock option immediately prior to the effective time and (ii) the excess, if any, of the per-share merger consideration over the per-share exercise price of such stock option. Options with an exercise price equal to or greater than the per-share merger consideration will be cancelled without any corresponding payment.

Restricted Stock Units. Except as otherwise agreed between Parent and any holder of restricted stock units, immediately prior to the effective time, each restricted stock unit (other than certain non-employee director restricted stock units) that is then vested or that becomes vested as of the effective time (taking into account any accelerated vesting provided for by the terms of any such restricted stock units) will be cancelled and will be converted into the right to receive payment (within five business days after the effective time) of an amount in cash, without interest and less any applicable tax withholdings, equal to the per-share merger consideration. Except as otherwise agreed between Parent and any holder of restricted stock units, each restricted stock unit (other than certain non-employee director restricted stock units) that is not then vested or that does not become vested as of the effective time will be expressly assumed by the surviving corporation as of the effective time and converted into a service-based award that represents the right of the holder to receive on the applicable vesting date or dates for any such restricted stock unit (taking into account any accelerated vesting) a cash payment from the surviving corporation equal to the per-share merger consideration. Such payments will be without interest other than any interest accrued before the applicable vesting date of any such restricted stock unit, calculated in accordance with the terms of the applicable restricted stock unit award agreement as in effect on April 14, 2013 and less any applicable tax withholdings.

Performance-Based Restricted Stock Units. Immediately prior to the effective time, in accordance with the terms of the performance-based restricted stock units, the performance conditions applicable to each then-outstanding performance-based restricted stock unit will be deemed satisfied such that 100% of the participant’s then-outstanding performance-based restricted stock unit will become an “Earned PSU” (within the meaning of the applicable performance-based restricted stock unit award agreement). Except as otherwise agreed between Parent and any holder of performance-based restricted stock units, as of the effective time, such performance-based restricted stock units will be expressly assumed by the surviving corporation and converted into service-based awards that represent the right of the holder to receive on the applicable vesting date or dates for any such performance-based restricted stock unit (taking into account any accelerated vesting) a cash payment from the surviving corporation equal to (i) the per-share merger consideration, plus (ii) interest accrued pursuant to the terms of the applicable award agreement. Such payments will be less any applicable tax withholdings.

Director Units. Except as otherwise agreed between Parent and any holder of director phantom units or non-employee director restricted stock units, immediately prior to the effective time, each then-outstanding director phantom unit held by a non-employee director and each non-employee director restricted stock unit will be cancelled and be converted into the right to receive payment (within five business days after the effective time) of an amount in cash, without interest and less any applicable tax withholdings, equal to the product of the per-share merger consideration.

Treatment of Employee Stock Purchase Plan

No new purchase or offering period under the NFP Employee Stock Purchase Plan will commence after April 14, 2013 (the date of the merger agreement). Each participant in the offering period in effect as of April 14, 2013 will not be permitted to increase his or her payroll deductions or purchase elections from those in effect immediately prior to April 14, 2013. If the offering period which is in effect as of April 14, 2013 by its terms expires after the effective time of the merger, then each purchase right under the NFP Employee Stock Purchase Plan outstanding immediately prior to the effective time of the merger will, at the time of the merger, be used to purchase shares of NFP common stock at the price determined pursuant to the terms of the NFP Employee Stock Purchase Plan. Any remaining accumulated but unused payroll deductions will be distributed to the relevant participants without interest. The NFP Employee Stock Purchase plan will terminate at or prior to the effective time.

Convertible Notes

After the effective time of the merger, each holder of NFP’s 4.0% convertible senior notes due 2017 (which we refer to as the “2010 Notes” in this proxy statement), which were issued pursuant to the terms of the indenture dated as of June 15, 2010 by and between the Company and Wells Fargo Bank, National Association, as trustee (which we refer to in this proxy statement as the “2010 Notes Indenture”) will be entitled to convert such holder’s 2010 Notes solely into the right to receive an amount in cash for each $1,000 principal amount of the 2010 Notes held by such holder equal to the product of (i) the per-share merger consideration and (ii) the applicable conversion rate (currently 77.6714). As a result of the merger, the conversion rate may be temporarily increased by an amount calculated in accordance with the 2010 Notes Indenture for those holders who elect to convert their 2010 Notes during the limited, post-closing period specified in the 2010 Notes Indenture. NFP will also be required, following the merger, to offer to purchase the notes at 100% of their principal amount plus accrued and unpaid interest as promptly as practicable following the effective time of the merger to, but excluding, the purchase date (unless the purchase date falls after a record date for the 2010 Notes and on or prior to the corresponding interest payment date, in which case NFP will pay the full amount of accrued and unpaid interest payable on the interest payment date to the holder of record at the close of business on the record date).

Dissenting Shares

Stockholders are entitled to statutory appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the value of your shares of NFP common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation in lieu of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount of the merger consideration.

To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights” beginning on page 73 of this proxy statement and the text of the DGCL appraisal rights statute, Section 262, which is reproduced in its entirety as Annex C to this proxy statement. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, the NFP stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel.

Procedure for Tendering Shares in the Merger

At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the paying agent, in trust for the benefit of the stockholders, the aggregate merger consideration to be paid to holders of shares of NFP common stock.

Each holder of NFP common stock that is converted into the right to receive the per-share merger consideration will be entitled to receive the per-share merger consideration, less any applicable tax withholdings, upon receipt by the paying agent of (i) the certificates representing such shares, together with a duly completed and validly executed letter of transmittal and such other customary documents as may reasonably be required by the paying agent (in the case of certificated shares), or (ii) such evidence of transfer as may be specified in the letter of transmittal, together with such other customary documents as may reasonably be required by the paying agent (in the case of book-entry shares). Until so surrendered, each share will represent after the effective time of the merger only the right to receive the per-share merger consideration upon such surrender. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such shares.

Do not send in your stock certificates or other documents representing NFP common stock at this time. You should not return your stock certificates to NFP, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

After the date that is twelve months after the effective time of the merger, Parent may require the paying agent to deliver to the surviving corporation any funds that had been made available to the paying agent and were not disbursed to stockholders (including all interest and other income then held by the paying agent), and thereafter any stockholders that have not received the merger consideration in exchange for the surrender of their certificates (in the case of certificated shares) or shares of NFP common stock (in the case of book-entry shares)

may look only to the surviving corporation (as general creditors thereof) for payment of the merger consideration and may surrender certificates (in the case of certificated shares) or shares of NFP common stock (in the case of book-entry shares) to the surviving corporation and, subject to abandoned property, escheat and other similar laws, receive from the surviving corporation in consideration for their surrender the aggregate merger consideration that may be payable under the merger agreement, without interest and less any applicable tax withholdings.

Lost, Stolen or Destroyed Certificates

If any certificate is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due with respect to the shares formerly represented by such certificate, without interest and less any applicable tax withholdings, if the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact and, if required by Parent, posts a bond in a customary amount, without interest and less any applicable tax withholdings.

Representations and Warranties

In the merger agreement, NFP has made customary representations and warranties to Parent and Merger Sub with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of NFP and its subsidiaries;

•	its ownership of equity interests in its subsidiaries;

•

its and its subsidiaries’ capitalization, including the number of shares of NFP common stock issued and outstanding and the number of shares of NFP common stock underlying outstanding options and other Company equity awards;

•	its authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against NFP;

•	the required vote of NFP’s stockholders to adopt the merger agreement and approve the merger and the absence of any other required vote of the Company’s security holders;

•	its receipt of a fairness opinion from BofA Merrill Lynch;

•

the absence of conflicts with or defaults under NFP’s or its subsidiaries’ constituent documents, certain specified agreements or applicable laws or the creation of liens upon material properties or assets of the Company as a result of entering into the merger agreement or the occurrence of the effective time of the merger;

•	the required consents and approvals of governmental entities needed in connection with the consummation of the transactions contemplated by the merger agreement;

•	its SEC filings since December 31, 2010 and the accuracy of the information contained therein, including its financial statements;

•	the absence of undisclosed liabilities;

•	its internal controls and procedures;

•	tax matters;

•

its and its subsidiaries’ compliance with laws, orders and permits, including certain laws applicable to investment advisers under the Investment Advisers Act of 1940, as amended, and certain laws applicable to broker-dealers;

•	its possession of permits necessary in the operation of its and its subsidiaries’ businesses;

•	the absence of certain litigation actions, proceedings or investigations;

•	real property matters;

•	intellectual property and information security matters;

•	its and its subsidiaries’ conduct of business and the absence of certain changes from December 31, 2012 through the date of the merger agreement, including the absence of a material adverse effect;

•	its and its subsidiaries’ material contracts and the absence of defaults and breaches thereunder;

•	employee benefit matters;

•	labor and employment matters;

•	environmental matters;

•	insurance matters;

•	the accuracy of the information contained in this proxy statement that is supplied by it or on its behalf;

•	the absence of undisclosed brokers’ and similar fees; and

•	the inapplicability of Section 203 of the DGCL and other anti-takeover laws and regulations.

Many of the representations and warranties in the merger agreement made by NFP are qualified by knowledge, materiality or “material adverse effect” (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by the merger agreement or (ii) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of NFP and its subsidiaries, taken as a whole, subject to certain exceptions described under “—Definition of Material Adverse Effect” below) qualifiers.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to NFP with respect to, among other things:

•	the due organization, valid existence, good standing and power and authority of Parent and Merger Sub;

•

the authority of each of Parent and Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Parent and Merger Sub;

•

the absence of conflicts with, or defaults under, Parent’s or Merger Sub’s constituent documents, certain specified agreements or applicable laws or the creation of liens upon the properties, rights or assets of Parent or Merger Sub as a result of entering into the merger agreement or the occurrence of the effective time of the merger;

•	the effectiveness of the equity financing commitment and the debt financing commitment and the absence of any default thereunder as of the date of the merger agreement;

•	the availability and sufficiency of financing to consummate the transactions contemplated by the merger agreement;

•	the absence of certain litigation actions, proceedings or investigations;

•

the absence, as of the date of the merger agreement, of post-closing employment or investment commitments or negotiations between parent or Merger Sub, on the one hand, and any director, officer or employee of the Company, on the other hand;

•	the prior operations of Merger Sub;

•	the accuracy of the information supplied by Parent and Merger Sub in this proxy statement;

•	Parent’s and Merger Sub’s ownership of NFP common stock and the inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub;

•	the absence of any post-signing vote requirement by the holders of any capital stock of Parent or Merger sub;

•	the absence of undisclosed brokers’ and similar fees;

•	the post-closing solvency of the surviving corporation;

•	Parent’s, Merger Sub’s and their respective affiliates’ ownership interest in competitors; and

•	the effectiveness of the limited guarantee.

Many of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified by materiality or “Parent material adverse effect” (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, would prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement) qualifiers.

None of the representations and warranties contained in the merger agreement will survive the effective time of the merger.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” with respect to NFP is generally defined as any change, effect, event, development, fact, condition, circumstance or occurrence that, individually or in the aggregate, (i) would or would reasonably be expected to prevent or materially impair or materially delay the effective time of the merger or (ii) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of NFP and its subsidiaries, taken as a whole, other than changes, effects, events, developments, facts, conditions, circumstances or occurrences to the extent resulting from or arising out of, either individually or in the aggregate:

•

general political, economic, financial, capital market, credit market, financial market or industry-wide conditions, except to the extent that such changes, effects, events, developments, facts, conditions, circumstances or occurrences affect NFP and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which NFP and its subsidiaries operate;

•

regulatory changes, changes in law or the interpretation thereof, changes in GAAP or the interpretation thereof or changes in rules and policies of the Public Company Accounting Oversight Board, except to the extent that such changes, effects, events, developments, facts, conditions, circumstances or occurrences affect NFP and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which NFP and its subsidiaries operate;

•

natural or international disasters, calamities, emergencies or acts of war, sabotage or terrorism, or an escalation or worsening of any of the foregoing, except to the extent that such changes, effects, events, developments, facts, conditions, circumstances or occurrences affect NFP and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which NFP and its subsidiaries operate;

•

the entry into or announcement of, or compliance with the terms of, the merger agreement and the transactions contemplated by the merger agreement (including any action taken or omitted to be taken by NFP or any of its subsidiaries that is required by the merger agreement or that is taken or omitted to be taken at Parent’s written request);

•	the fact that the prospective owner of NFP (and its subsidiaries) is Parent or any affiliate of Parent;

•

any changes in the price or trading volume of NFP common stock in and of itself (although the underlying causes of any such change may be taken into account in determining whether a material adverse effect has occurred);

•

any failure by NFP to meet projections or forecasts in and of itself (although the underlying causes of any such failure may be taken into account in determining whether a material adverse effect has occurred);

•

any loss of, or change in, the relationship of NFP, contractual or otherwise, with its customers, clients, employees, “principals,” contractors or suppliers to the extent arising out of the execution, delivery or performance of the merger agreement, the contemplated consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing;

•	any change in NFP’s credit rating in and of itself (although the underlying causes of any such change may be taken into account in determining whether a material adverse effect has occurred);

•	any breach by Parent or Merger Sub of the merger agreement; and

•

any transaction litigation commenced on or after the date of the merger agreement or any other actions or proceedings arising from or relating to NFP’s sale process, including consideration of the transactions contemplated by the merger agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions or any disclosures in connection with any of the foregoing.

Covenants Regarding Conduct of Business Pending the Merger

NFP has agreed in the merger agreement that, from and after the date of the merger agreement and prior to the effective time or the date the merger agreement is terminated, if any, subject to certain exceptions set forth in NFP’s confidential disclosure schedule and the merger agreement and except as required by law or consented to in writing by Parent (which consent cannot be unreasonably withheld, conditioned or delayed) or as required or expressly permitted by the merger agreement, NFP and its subsidiaries will not:

•	adopt any amendments to their certificates of incorporation or by-laws or similar applicable organization documents;

•	declare, authorize, set aside or pay any dividends or make any distributions;

•	split, combine or reclassify or issue, grant, sell, transfer, encumber or otherwise dispose of any of their capital stock or other equity securities or any Company equity securities;

•	purchase, redeem or otherwise acquire any shares of their capital stock or any other of their securities or any Company equity securities;

•	incur, assume, guarantee, amend, modify, refinance, prepay, redeem, repurchase or become obligated to do any of the foregoing with respect to any indebtedness;

•

except in the ordinary course of business, make any material change in any method of tax or financial accounting or make or change any material tax election or settle or compromise any material income tax liability for an amount materially in excess of amounts reserved;

•

adopt, amend, modify or terminate any employee benefit plan or any plan, program, arrangement, practice or agreement that would be an employee benefit plan if it were in effect on the date of the merger agreement (except in the ordinary course of business), enter into any collective bargaining agreement with any labor organization or union, except with respect to new hires or promotions increase the rate of compensation or other benefits, or enter into or provide any accelerated vesting, change-in-control, severance, retention or other similar arrangement with or benefit to, any current or former employee of NFP or any of its subsidiaries (except in the ordinary course of business with respect to any employee who is not a director, officer or “principal”);

•

other than for the account of clients pursuant to investment management services provided in the ordinary course of business, acquire any corporation, partnership or other business organization or any property or assets of any person, make any investment in another entity with a value in excess of that allowed by the merger agreement, sell, lease, license, or otherwise dispose of or subject to any lien any material assets of NFP or any of its subsidiaries, make any loans or advances to any person or adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

cancel, materially modify, terminate or grant a waiver of any material rights under any contract with any broker or other similar person with respect to the transactions contemplated by the merger agreement, any “management agreement” or any material contract in any respect in a manner which is materially adverse to NFP or any of its subsidiaries, enter into a new contract that is a contract with any broker or other similar person with respect to the transactions contemplated by the merger agreement, is a “management agreement” or would be a material contract if in existence as of the date of the merger agreement, or that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by the merger agreement or waive, release, cancel, convey, encumber or otherwise assign any material rights or claims under any such material contract or new contract (other than in the ordinary course of business);

•	merge or consolidate NFP or any of its subsidiaries with any person (other than in connection with the merger);

•

incur any capital expenditure, capital additions or capital improvements in excess of that allowed by the merger agreement, other than those expenditures set forth in NFP’s 2013 capital expenditure budget;

•	commence, compromise, settle or come to an arrangement regarding any pending or threatened litigation action or proceeding;

•	enter into, amend or modify any transaction or arrangement of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

•	enter into any line of business materially unrelated to their respective businesses as of the date of the merger agreement;

•	fail to maintain their existing insurance consistent with past practice unless such policies are replaced with comparable policies; or

•	agree or make a binding commitment to take any of the foregoing actions.

No Solicitation; Changes in Board Recommendation

NFP has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, or the making, submission or announcement of, any alternative proposal;

•

participate in any discussions or negotiations regarding an alternative proposal with any person, except to notify such person as to the existence of the restrictions on solicitation set forth in the merger agreement;

•

furnish any non-public information to any person in connection with or in respect of an alternative proposal or any inquiry, proposal or offer that could reasonably be expect to lead to an alternative proposal;

•	approve, endorse or recommend any alternative proposal;

•

enter into, or authorize the entry into, any letter of intent, agreement in principle, definitive agreement or any other agreement for any alternative proposal (other than certain confidentiality agreements); or

•	otherwise knowingly facilitate the making or submission of any alternative proposal.

Notwithstanding the foregoing, until May 14, 2013, NFP and its subsidiaries need not require third parties previously provided confidential information concerning NFP and its subsidiaries as part of its sale exploration process to return or destroy such information or terminate such third parties’ access to the online dataroom containing documentary due diligence about NFP and its subsidiaries.

If NFP receives a written alternative proposal prior to its receipt of the stockholder approval that did not result from NFP’s breach of the restrictions on solicitations contained in the merger agreement and that the NFP board of directors determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal, NFP may:

•

furnish non-public information to the third party making such alternative proposal subject to there being an acceptable confidentiality agreement in place and NFP making available to Parent and Merger Sub any such non-public information that is provided to such third party and which was not previously made available to Parent; and

•	engage in discussions or negotiations with, and provide draft documents and agreements to, the third party making such alternative proposal.

On May 15, 2013, NFP must notify Parent in writing of any written proposals or offers with respect to any alternative proposals received by NFP or its representatives after its entry into the merger agreement and prior to May 14, 2013 that have not been withdrawn or are not otherwise being pursued as of such date. NFP must also provide in such notice the material terms and conditions of any such written proposals or offers. From and after May 14, 2013, NFP must promptly (and in any event within two business days) notify Parent if any written proposal or offer with respect to any alternative proposal is received by NFP or its representatives and NFP must also provide in any such notice the material terms and conditions of any such written proposal or offer and keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such proposal or offer and the status of any discussions or negotiations in respect thereof.

Except as described below, the NFP board of directors has agreed not to:

•

withdraw or withhold, or modify or qualify in a manner adverse to Parent, the recommendation of the NFP board of directors to vote for the adoption of the merger agreement (which we sometimes refer to in this proxy as the “board recommendation”) or publicly announce that it has proposed or resolved to take such action;

•	fail to include the board recommendation in this proxy statement;

•

in the event any tender or exchange offer is commenced that would constitute an alternative proposal, fail to publish, send or provide to the stockholders a statement recommending that the stockholders reject such tender or exchange offer and publicly affirming the board recommendation; or

•

recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any alternative proposal or any letter of intent, agreement in principle, definitive agreement or any other agreement for any alternative proposal.

We sometimes refer to the foregoing actions in this proxy statement as a “change of recommendation.” At any time prior to the receipt of the stockholder approval, the NFP board of directors may change its recommendation if:

•

any event occurs that materially affects the business, condition (financial or otherwise), assets, liabilities or results of operations of NFP and its subsidiaries, taken as a whole, and that was not known to the NFP board of directors as of the date of the merger agreement and which later becomes known to the NFP board of directors prior to the receipt of the stockholder approval and the NFP board of directors determines that its failure effect a change of recommendation following such intervening event would be inconsistent with the directors’ fiduciary obligations under applicable law; or

•

so long as NFP has complied with the terms of the merger agreement generally described in this section “—No Solicitation; Changes in Board Recommendation,” NFP substantially concurrently terminates the merger agreement in order to enter into a definitive agreement for an alternative proposal if the NFP board of directors determines that such alternative proposal constitutes a superior proposal.

Before effecting a change of recommendation with respect to, or entering into a definitive agreement for, a superior proposal:

•

NFP must give Parent at least three business days’ prior written notice of NFP’s intention to take such action or, in the event of any material revision to the applicable alternative proposal, at least two business days’ prior written notice following any such revision;

•

if requested by Parent, NFP must negotiate in good faith with Parent during the notice period to make such changes to the terms of the merger agreement, the financing commitments or the limited guarantee so as to reverse the decision of the NFP board of directors as to such alternative proposal constituting a superior proposal; and

•

the NFP board of directors must have considered in good faith any changes to the merger agreement offered by Parent during such notice period and determined that the applicable alternative proposal continues to constitute a superior proposal.

Nothing in the merger agreement prohibits the NFP board of directors from (i) taking and disclosing to the stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, issuing a “stop, look and listen” statement pending disclosure of its position thereunder or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders that the NFP board of directors determines to make in good faith in order to fulfill the directors’ fiduciary duties or to satisfy applicable state or federal securities laws, so long as in each such case such communication does not result in a change of recommendation (unless otherwise permitted by the merger agreement).

An “alternative proposal” is defined under the merger agreement to mean any inquiry, proposal or offer relating to:

•

any merger, tender offer, exchange offer, joint venture, consolidation, dissolution, liquidation, recapitalization, reorganization, business combination, sale of assets, extraordinary dividend or stock repurchase involving NFP;

•	the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act) of 20% or more of the assets of NFP and its subsidiaries, taken as a whole;

•	the acquisition by any person or “group” of 20% or more of the outstanding shares of the common stock;

•

the acquisition by any person or “group” that would result in such person or “group” beneficially owning 20% or more of the common stock or any class of equity or voting securities of NFP (or any of its subsidiaries whose revenue, income, EBITDA or assets, individually or in the aggregate, constitute 20% or more of the consolidated revenue, income, EBITDA or assets of NFP and its subsidiaries, taken as a whole); or

•	any combination of the foregoing.

A “superior proposal” is defined under the merger agreement to mean an alternative proposal (with all references in the definition of “alternative proposal” to “20%” deemed to be “75%”) that is reasonably likely to be consummated and that the NFP board of directors determines in good faith, considering such factors as the

NFP board of directors considers to be appropriate (including the legal, financial and regulatory aspects of such alternative proposal and the persons making such alternative proposal or providing financing for such alternative proposal), to be more favorable to the stockholders than the transactions contemplated by the merger agreement.

In addition, NFP must not fail to enforce (unless the NFP board of directors determines in good faith that enforcement would be inconsistent with the directors’ fiduciary obligations under applicable law) or grant or agree to any waiver, amendment or release of or under any “standstill” or under any takeover law or otherwise provide consent or authorization for the making or submission of any alternative proposal pursuant to any such existing “standstill” or under any such takeover law. However, NFP may, prior to the time the stockholder approval is obtained, provide consent for the submission of an alternative proposal from a third party on a confidential basis upon request for such consent if the NFP board of directors has determined in good faith that a failure to provide such consent would be inconsistent with the directors’ fiduciary obligations under applicable law.

Required Company Vote

NFP has agreed that it will convene a special meeting of its stockholders as promptly as practicable after the mailing of this proxy statement, and in no event later than 30 days following the mailing of this proxy statement, to consider and vote upon the adoption of the merger agreement. In addition, NFP has agreed to use its reasonable best efforts, consistent with customary practice, to solicit the stockholder approval. NFP may postpone, delay or adjourn the stockholders meeting with the consent of Parent under certain circumstances, including for the absence of a quorum, to allow reasonable additional time for the preparation and filing of any supplemental or amended disclosure that is required to be prepared and filed and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the stockholders meeting or, if in the good faith judgment of the NFP board of directors, failure to adjourn, delay or postpone the stockholders meeting would reasonably be expected to be inconsistent with the fiduciary duties of the NFP board of directors under applicable law.

In addition, subject to certain exceptions and requirements set forth in the merger agreement, Parent may require NFP to postpone or delay the meeting one time until a date that is not later than October 10, 2013.

Under Delaware law, and as a condition to the consummation of the merger, adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NFP common stock entitled to vote at the special meeting.

Consents; Approvals and Filings

Subject to the terms and conditions of the merger agreement, each of the Company, Parent and Merger Sub has agreed to take all reasonable best efforts to promptly take, or cause to be taken, all actions that are necessary, proper or advisable to cause the conditions to closing of the merger set forth in the merger agreement to be satisfied as promptly as practicable and to consummate and make effective as promptly as practicable the merger and the other transactions contemplated by the merger agreement.

The Company, Parent and Merger Sub have agreed to use reasonable best efforts, subject to certain exceptions, to:

•

prepare and file all documentation to effect all material notices, reports and other filings and obtain all material consents, approvals, registrations, waivers permits and orders necessary to be obtained from any governmental authority or other third party in order to consummate the merger and the other transactions contemplated by the merger agreement;

•	defend against and resolve any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement;

•	comply promptly and fully with any inquiries and requests for information from governmental entities to cause the expiration or termination of any applicable waiting periods under the HSR Act, and to obtain any clearance, waiver, approval or authorization required under the HSR Act and any other applicable laws, in each case, in order to consummate the merger and the other transactions contemplated by the merger agreement;

•

promptly notify each other, and furnish any necessary information and assistance to each other, in connection with any material communications from or with any governmental entity with respect to the merger agreement and the transactions contemplated by the merger agreement; and

•

resolve any objection asserted under the HSR Act or any other applicable law and contest and resist any action instituted by any third party challenging the transactions contemplated by the merger agreement and to have any order that prohibits, prevents or restricts the consummation of the transactions contemplated by the merger agreement overturned.

In addition, the Company, Parent and Merger Sub have agreed to, as promptly as reasonably practicable, make or cause to be made all premerger notification filings required of each of them or any of their respective subsidiaries or control affiliates, including, not later than the tenth business day after the date of the merger agreement, the notification and report form required under the HSR Act.

Subject to certain limitations and exceptions (including with respect to the taking of actions that would result in a material adverse effect on the Company or its subsidiaries, taken as a whole, or Parent or its subsidiaries (including the surviving corporation and its subsidiaries), taken as a whole), Parent and its subsidiaries and control affiliates have agreed to (i) propose, negotiate, commit to and agree to effect, the sale, divestiture or disposition of the assets or businesses of the Company or its subsidiaries and (ii) take or commit to take actions that after the closing date would limit the freedom of action of Parent and its subsidiaries (including the surviving corporation) or its control affiliates with respect to one or more of the businesses, product lines or assets of Parent and its subsidiaries (including the surviving corporation) or its control affiliates, in each case, as may be required in order to avoid any injunction, temporary restraining order or other order in any action which would otherwise have the effect of preventing or materially delaying the closing.

NFP must use its commercially reasonable efforts to obtain all consents and approvals to the continuation of each investment advisor contract and/or, if necessary in accordance with applicable law and subject to certain exceptions, to enter into new investment advisor contracts, with respect to all clients as soon as reasonably practicable following its entry into the merger agreement. To the extent consistent with applicable law or SEC pronouncements or unless affirmative consent is required by the applicable investment advisor contract, consent to or approval of the continuance of an investment advisor contract may take the form of a so-called implied or negative consent. In seeking any such client consent through implied or negative consent, the applicable investment advisor subsidiaries will provide, no less than 30 days prior to the closing date (or any longer period required by applicable law or SEC pronouncements), written notice to the client that the applicable investment advisor subsidiaries will continue to provide investment advice to the client, pursuant to the client’s existing investment advisor contract, after the closing.

Employee Benefits Matters

Parent has agreed that it will, or it will cause the surviving corporation to, subject to certain exceptions, for a period of one year following the effective time, provide each employee of the surviving corporation and its subsidiaries with at least the same level and amount of base salary and wages (as applicable) and aggregate annual value of cash incentive bonus and commission opportunities (other than equity-based compensation) as they had immediately prior to the effective time, and, for all NFP employees, employee benefits (including severance and similar benefits) that are no less favorable in the aggregate than such benefits in effect for NFP employees immediately prior to the effective time.

For purposes of eligibility to participate, vesting and certain benefit accruals, where length of service is relevant under any benefit plan or arrangement of Parent, the surviving corporation or any of their subsidiaries providing benefits to any continuing employee or “principal” after the effective time, continuing employees and

“principals” will receive credit for service with NFP and its subsidiaries to the same extent such service credit was granted under any benefit plan or arrangement of NFP or its subsidiaries, except to the extent any such service credit would result in the duplication of benefits. Continuing employees and “principals” will be immediately eligible to participate in any and all plans of Parent or the surviving corporation that replace coverage under any benefit plan or arrangement of NFP or its subsidiaries in which such continuing employee or “principal” participated immediately prior to the effective time and with respect to which such continuing employee or “principal” has satisfied all waiting time or other eligibility requirements.

In addition, Parent must cause the surviving corporation and the surviving corporation’s subsidiaries to honor, in accordance with its terms, each employee benefit plan (including the obligation to make any payments under any non-qualified deferred compensation plan) and each agreement with any “principal” of NFP or its subsidiaries and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event).

Directors’ and Officers’ Indemnification and Insurance

Parent must cause the surviving corporation to agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, “principals” or employees, as the case may be, of NFP and its subsidiaries, as provided in their respective charter documents and the organizational documents or in any agreement with NFP or any of its subsidiaries, will survive the merger and, except as otherwise expressly provided in the merger agreement, continue in full force and effect in accordance with their terms.

In addition, Parent must cause the surviving corporation to:

•

maintain in effect, for a period of six years from the effective time, subject to compliance with applicable law, the exculpation, indemnification and advancement of expenses provisions provided in NFP’s charter and by-laws and the organizational documents of each subsidiary as in effect immediately prior to the effective time; and

•

indemnify and hold harmless and advance funds in respect of, from and after the effective time, to the fullest extent permitted under applicable law, each current and former director or officer of the Company or any of its subsidiaries and each such person who served as a director, officer, member, trustee, fiduciary or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, employee benefit plan or other entity at the request or for the benefit of the Company against any costs or expenses (including advancing attorneys’ fees and other expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such indemnitee’s capacity as a director or officer of NFP or any of its subsidiaries or in such indemnitee’s capacity as a director, officer, member, trustee, fiduciary or position of similar import with respect to another entity before, at or after the effective time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by the merger agreement and (ii) actions to enforce the indemnification provisions of the merger agreement or any other indemnification or advancement right of any indemnitee.

NFP must obtain, prior to the effective time, fully paid six year “tail” insurance policies with respect to directors’ and officers’ liability, employment practices liability and fiduciary liability insurance for the benefit of the current and former directors and officers of NFP and its subsidiaries of the type and with the amount of coverage as maintained by or on behalf of NFP and its subsidiaries as of the effective time and with such other terms as are no less favorable in the aggregate than those in the policies in effect immediately prior to the effective time. NFP is not permitted to pay aggregate premiums in excess of 275% of the last annual premium paid by NFP for such coverages prior to the effective time, but, in the case such maximum amount would otherwise be exceeded, NFP must purchase as much coverage as reasonably practicable for such maximum amount. Parent must cause the surviving corporation to maintain the tail policies in full force and effect for their full term and cause all obligations thereunder to be honored.

The indemnity provisions of the merger agreement will survive the consummation of the merger and expressly are intended to benefit, and are enforceable by, each of the indemnified parties, each of whom is an intended third-party beneficiary of the indemnity provisions.

Financing of the Merger

Without the prior written consent of NFP and subject to certain conditions and exceptions, neither Parent nor Merger Sub may permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the equity or debt financing commitments if such amendment, modification, waiver or replacement:

•	reduces the aggregate amount of the financing;

•

imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing, unless such new or additional conditions or expanded, amended or modified conditions, either could not be reasonably expected to, (x) taking into account the expected timing of the marketing period, make the timely funding of the financing or the satisfaction of the conditions to obtaining any of the financing less likely to occur, or (y) adversely affect the ability of Parent or Merger Sub to enforce their respective rights against other parties to the financing commitments;

•	adversely affects the ability of Parent or Merger Sub to enforce their respective rights against other parties to the financing commitments;

•

taking into account the expected timing of the marketing period, could reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement; or

•	could reasonably be expected to result in the early termination of the financing commitments.

Notwithstanding the foregoing, Parent and Merger Sub may amend the debt financing commitments solely to add lenders, arrangers, bookrunners, syndication agents and other similar entities.

In addition, each of Parent and Merger Sub must use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and consummate the financing as promptly as practicable on the terms and conditions described in the financing commitments, including using its reasonable best efforts to:

•	maintain in effect the financing commitments until the funding of the financing at or prior to the closing of the merger;

•	satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to Parent and Merger Sub to obtaining the financing at the closing of the merger;

•

negotiate, execute and deliver definitive agreements with respect to the debt financing on terms no less favorable, taken as a whole, to Parent and Merger Sub than the terms and conditions contemplated by the financing commitments;

•	fully pay when due any and all commitment fees or other fees or amounts payable under the financing commitments; and

•

upon satisfaction of the conditions set forth in the financing commitments, consummate the financing at or prior to the closing of the merger (including by enforcing its rights under such financing commitments and, in certain limited circumstances, taking enforcement action against the financing sources).

In the event any portion of the debt financing becomes unavailable, Parent and Merger Sub must promptly notify NFP and must use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing from the same or alternative sources on terms and conditions not less favorable, taken as a whole, to Parent and Merger Sub (in the reasonable judgment of Parent) than those in the debt financing commitments.

Prior to the closing, each of NFP and its subsidiaries must, and must use its reasonable best efforts to cause the officers, employees, advisors and other representatives of NFP and its subsidiaries to, provide to Parent and Merger Sub all customary and reasonable cooperation that is reasonably requested by Parent in connection with the debt financing (including, for purposes of this paragraph, the offering of the senior unsecured notes referred to above), including, subject to certain conditions and exceptions, among other things:

•

participating in a reasonable number of customary meetings, presentations, due diligence sessions, road shows, drafting sessions, rating agency sessions and sessions with prospective financing sources and potential lenders or investors in the debt financing;

•

furnishing Parent, Merger Sub and their financing sources and potential lenders or investors in the debt financing with certain information required to be provided by NFP under the merger agreement in connection with the debt financing of the merger;

•	reasonably assisting with the preparation of materials required in connection with the debt financing;

•

using its reasonable efforts to facilitate the granting of a security interest in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Parent;

•

using its reasonable best efforts to obtain a certificate of the chief financial officer with respect to solvency matters to the extent required by the financing sources, customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the debt financing;

•

using its reasonable best efforts to furnish all documentation and other information required by governmental entities under applicable “know your customer” and anti-money laundering rules and regulations;

•

using its reasonable best efforts to assist in the preparation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents;

•

reasonably cooperating in satisfying the conditions precedent set forth in any definitive document relating to the debt financing to the extent the satisfaction of any such condition requires the cooperation of, or is within the control of, NFP and its subsidiaries;

•	using its reasonable best efforts to seek to ensure that the financing sources benefit materially from existing lending relationships of NFP and its subsidiaries; and

•	using its reasonable efforts to obtain accountants’ comfort letters and customary legal opinions, surveys, title insurance and insurance certificates and endorsements.

Parent has agreed to indemnify and hold harmless NFP, its subsidiaries and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing and the performance of their respective obligations under the foregoing paragraphs or any information utilized in connection therewith and to promptly, upon the request of NFP, advance or reimburse NFP and its subsidiaries for all out-of-pocket costs to be incurred or that have been incurred by NFP and its subsidiaries (including those of its and their accountants, consultants, legal counsel, agents and other representatives) in connection with the arrangement of the financing and the performance of their respective obligations under the foregoing paragraph or any cooperation in connection therewith.

Prior to the closing, each of Parent and Merger Sub must not, and must not permit any of their respective subsidiaries, control affiliates or representatives to, take any action, or enter into any transaction, or any agreement to effect any transaction that could reasonably be expected to:

•

make the timely funding of the financing or the satisfaction of the conditions contained in the financing commitments or in any definitive agreement relating to the financing less likely to occur (taking into account the expected timing of the marketing period); or

•	otherwise adversely impact the ability of Parent or Merger Sub to enforce their rights against any of the parties to the financing commitments or any definitive agreement relating to the financing.

The “reasonable best efforts” of Parent or Merger Sub will not be deemed or construed to require Parent or Merger Sub to:

•	seek the equity financing from a source other than the MDCP Parties or in any amount in excess of that contemplated by the equity commitment;

•	waive any term or condition of the merger agreement; or

•	pay any material fees in excess of those contemplated by the financing commitments.

Transaction Litigation

NFP must give Parent the opportunity to participate in the defense, settlement and/or prosecution of any transaction litigation at Parent’s sole expense. Neither NFP, any of its subsidiaries nor any of their respective representatives may compromise, settle or come to an arrangement regarding any transaction litigation or consent to the same unless Parent has also consented in writing.

Other Covenants and Agreements

Before the effective time, NFP must use its reasonable best efforts to secure and deliver to Parent a customary payoff letter together with other necessary instruments which provide for the repayment, discharge and termination in full of all indebtedness and liens under the existing credit agreement. NFP must also use its reasonable best efforts to take certain actions (including the giving of certain notices and the requesting of certain quotations) as set forth in the merger agreement in connection with the 2010 Notes and the warrants and hedges entered into in connection therewith.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the merger are subject to the fulfillment (or waiver by Parent and NFP, if permissible under applicable law) at or prior to the effective time of the following conditions:

•	the NFP stockholder approval having been obtained;

•	all applicable waiting periods (and any extensions thereof) under the HSR Act having expired or otherwise been terminated;

•	the approval of FINRA with respect to the indirect change of ownership and control of the subsidiaries of NFP that are broker-dealers having been obtained; and

•

no provision of any applicable law preventing, prohibiting or enjoining the consummation of the merger being in effect and no temporary, preliminary or permanent order preventing, prohibiting, enjoining or materially restraining the consummation of the merger being in effect.

Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the merger are subject to the fulfillment (or waiver by Parent, if permissible under applicable law) at or prior to the effective time of the merger of the following conditions:

•

NFP’s representations and warranties concerning (i) authority, (ii) the board recommendation and (iii) the stockholder approval requirement and the absence of a material adverse effect between December 31, 2012 and the date of the merger agreement being true and correct in all respects as of the closing date of the merger as though made as of such date (except to the extent such representations and warranties speak as of another time);

•

NFP’s representations and warranties concerning (i) equity interests in its subsidiaries, (ii) the existence of outstanding voting securities, (iii) the absence of voting trusts and certain types of agreements regarding NFP common stock entered into by NFP and its subsidiaries, (iv) the receipt of a fairness opinion from BofA Merrill Lynch, (v) the accuracy of the information contained in this proxy statement that is supplied by it or on its behalf, (vi) the absence of undisclosed broker’s and similar fees, and (vii) the inapplicability of takeover statutes being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein) in all material respects as of the closing date as though made as of such date (except to the extent such representations and warranties speak as of another time);

•

NFP’s representations and warranties regarding capitalization matters (others than those set forth in clauses (ii) and (iii) of the immediately preceding condition above) being true and correct in all respects as of the closing date of the merger as though made as of such date (except to the extent such representations and warranties speak as of another time), except for inaccuracies that do not, and would not reasonably be expected to, individually or in the aggregate, result in loss, liability, damage, additional payment or expense to Parent, the surviving corporation or any of their subsidiaries at or after the effective time of the merger in excess of $3 million dollars in the aggregate;

•

All of NFP’s other representations and warranties not specified above being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” contained therein), in each case, as of the closing date as though made as of such date (except to the extent such representations and warranties speak as of another time), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a material adverse effect;

•	NFP having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	since the date of the merger agreement, no material adverse effect having occurred; and

•	NFP having delivered to Parent a certificate certifying that the conditions listed above have been satisfied.

Additional Conditions to the Obligations of NFP. The obligation of NFP to effect the merger is subject to the fulfillment (or waiver by NFP, if permissible under applicable law) at or prior to the effective time of the following conditions:

•

the representations and warranties of each of Parent and Merger Sub set forth the merger agreement (other than with regards to solvency) being true and correct (without giving effect to any limitation as to “materiality” or “Parent material adverse effect” contained therein) as of the closing date of the merger (except to the extent such representations and warranties speak as of another time), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent material adverse effect;

•	the representations and warranties of each of Parent and Merger Sub concerning solvency being true and correct in all respects;

•	Parent and Merger Sub having performed in all material respects all of the covenants required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	Parent having delivered to NFP a certificate certifying that the conditions listed above have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated by mutual written consent of Parent and NFP at any time prior to the effective time of the merger. In addition, with certain exceptions and limitations, either NFP or Parent may terminate the merger agreement at any time before the consummation of the merger if:

•

any governmental entity has issued an order, enacted a law or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, law or other action has become final and nonappealable;

•	the merger does not occur on or before October 14, 2013; or

•	the stockholders meeting has been held and completed and the stockholder approval was not obtained at such stockholders meeting or at any adjournment or postponement thereof.

With certain exceptions and limitations, NFP may also terminate the merger agreement if:

•

at any time prior to the time the stockholder approval is obtained, the NFP board of directors has authorized NFP to enter into a definitive agreement for a superior proposal in compliance with the restrictions generally set forth under “—No Solicitation; Changes in Board Recommendation” above and substantially concurrently with the termination of the merger agreement NFP enters into such agreement for such superior proposal and pays Parent the Company termination fee;

•

Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in merger agreement, which breach or failure to perform would result in a failure of any of the Company’s closing conditions and which cannot be cured by October 14, 2013 or, if capable of being cured, is not cured within 30 business days following receipt of written notice from NFP (or, if sooner, October 14, 2013);

•

(i) all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing or determinations to be made immediately prior to the effective time) on the date the closing should have occurred pursuant to the terms of the merger agreement, (ii) since such date, no event has occurred nor does any condition exist that would cause any of the conditions to Parent’s and Merger Sub’s obligations to effect the merger to fail to be satisfied on any day after such date, (iii) Parent and Merger Sub have failed to complete the closing within two business days following the date the closing should have occurred pursuant to the merger agreement and (iv) NFP has irrevocably confirmed in writing to Parent two business days prior to the termination date that:

•

all of the conditions to the obligation of NFP to consummate the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing or determinations to be made immediately prior to the effective time, so long as each of such conditions would have been satisfied on the date the closing should have occurred or will be waived by NFP); and

•	it is prepared to consummate the closing.

With certain exceptions and limitations, Parent may also terminate the merger agreement if:

•	at any time prior to the time the NFP stockholder approval is obtained, there has been a change of recommendation; or

•

NFP has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would result in a failure of any of Parent’s and Merger Sub’s closing conditions and which cannot be cured by October 14, 2013 or, if capable of being cured, is not cured within 30 business days following receipt of written notice from Parent of such breach or failure (or, if sooner, October  14, 2013).

Effect of Termination; Termination Fees; Expenses

In the event of the termination of the merger agreement pursuant to its terms, the merger agreement will be null and void and have no further force or effect (other than certain provisions that the parties agreed would survive termination, including provisions regarding termination fees and expense reimbursement and other post-termination remedies). The confidentiality agreement and, under certain circumstances, the limited guarantee will also survive the termination of the merger agreement. Subject to the terms and conditions of the surviving provisions of the merger agreement, including the provisions regarding termination fees, upon termination of the merger agreement there will be no liability on the part of Parent, Merger Sub or NFP or any of their respective representatives, financing sources or related parties, except NFP, Parent, Merger Sub or any of their respective subsidiaries may have liability pursuant to the surviving provisions and termination of the merger agreement will not relieve any party from liability for a willful breach (as defined in the merger agreement) of the merger agreement prior to such termination.

Company Termination Fee

If:

•

the merger agreement is terminated (i) by either Parent or NFP after October 14, 2013 and the stockholders meeting was not held prior to that date; (ii) by either Parent or NFP, if the stockholders meeting was held and completed and the stockholder approval was not obtained at such stockholders meeting or at any adjournment or postponement thereof; or (iii) by Parent due to an uncured breach or failure to perform by NFP under the merger agreement as further described under “—Termination of the Merger Agreement” above;

•

(i) in the case that the merger agreement is terminated after October 14, 2013 and the stockholders meeting was not held prior to such date or the merger agreement is terminated by Parent due to an uncured breach or failure to perform by NFP under the merger agreement as further described under “—Termination of the Merger Agreement” above, if any third party presented to NFP or publicly announced any bona fide alternative proposal after the date of the merger agreement and prior to the termination date and, in each such case, such alternative proposal was not irrevocably withdrawn prior to the termination date, or (ii) in the case of a termination by either Parent or NFP because the stockholder approval was not obtained at the stockholders meeting or at any adjournment or postponement thereof, if any third party publicly announced any bona fide alternative proposal after the date of the merger agreement but prior to the stockholders meeting and such alternative proposal was not irrevocably withdrawn prior to the stockholders meeting; and

•	within twelve months after the termination date, NFP enters into any definitive agreement with respect to or consummates any alternative proposal,

then NFP must pay Parent’s designee an aggregate amount equal to 50% of the Company termination fee on the date of entry into any such agreement and an aggregate amount equal to 50% of the Company termination fee on the date of such consummation, if any.

NFP must also pay Parent the Company termination fee if:

•

the merger agreement is terminated by NFP because the NFP board of directors has authorized NFP to enter into a definitive agreement for a superior proposal and NFP enters into such definitive agreement at the same time as it terminates the merger agreement; or

•	the merger agreement is terminated by Parent because the NFP board of directors effects a change of recommendation.

As used in this proxy statement and in the merger agreement, the “Company termination fee” means a cash amount equal to $41,682,000, except in the event that the merger agreement is terminated by NFP (A) prior to May 14, 2013 in order to enter into a definitive agreement with respect to any superior proposal, or (B) on or after May 14, 2013, but prior to May 29, 2013, in order to enter into a definitive agreement with respect to a superior proposal from a person or group of persons from whom NFP or any of its representatives receives, after the execution of the merger agreement and prior to May 14, 2013, an alternative proposal that the NFP board of directors determines in good faith before or as of May 14, 2013 constitutes, or which could reasonably be expected to lead to, a superior proposal, in which case, the Company termination fee will mean a cash amount equal to $32,063,000.

Parent Termination Fee

Parent must pay NFP $83,364,000 (which we sometimes refer to in this proxy statement as the “Parent termination fee”), if the merger agreement is terminated due to:

•	an uncured breach or failure to perform by Parent or Merger Sub under the merger agreement as further described under “—Termination of the Merger Agreement” above; or

•	Parent’s or Merger Sub’s failure to complete the closing when required under the merger agreement, as further described under “—Termination of the Merger Agreement” above.

Expenses

Upon the termination of the merger agreement (i) by either Parent or NFP after October 14, 2013, where the stockholders meeting was not held prior to that date; (ii) by either Parent or NFP, where the stockholders meeting was held and completed and the stockholder approval was not obtained at such stockholders meeting or at any adjournment or postponement thereof; or (iii) by Parent due to an uncured breach or failure to perform by NFP under the merger agreement as further described under “—Termination of the Merger Agreement” above, NFP must reimburse Parent’s designee for all reasonable and documented out-of-pocket fees, costs and expenses incurred by Parent, Merger Sub or any of their financing sources in connection with the merger agreement or any of the transactions contemplated therein. The maximum expense reimbursement amount payable by NFP is $4.9 million (with reimbursement of out-of-pocket fees, costs and expenses incurred by any of Parent’s or Merger Sub’s financing sources limited to $1 million of the $4.9 million aggregate cap). If NFP becomes obligated to pay the Company termination fee after having made any expense reimbursement, then the amount of the Company termination fee will be reduced by the amount of expense reimbursement paid by NFP, and if NFP has paid the Company termination fee, then it will have no obligation to make any expense reimbursement to Parent.

In addition, except as otherwise specifically provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

Limited Recourse

Notwithstanding anything in the merger agreement to the contrary:

•

the obligations and liabilities of NFP under the merger agreement and all other obligations, liabilities, claims, losses, damages or actions (whether in law or in equity and whether based on contract, tort or otherwise) of NFP that may be based on, arise out of or relate to the merger agreement (including any breach or alleged breach thereof), the negotiation, execution or performance thereof or the transactions contemplated thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection with the merger agreement or such other agreements, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any party other than NFP; and

•

the obligations and liabilities of Parent and Merger Sub under the merger agreement and all other obligations, liabilities, claims, losses, damages or actions (whether in law or in equity and whether based on contract, tort or otherwise) of Parent or Merger Sub that may be based on, arise out of or relate to the merger agreement, the limited guarantee or the financing commitments (including any breach or alleged breach of such agreements), the negotiation, execution or performance in the merger agreement or such other agreements or the transactions contemplated in the merger agreement or such other agreements or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection with the merger agreement, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any party other than Parent and Merger Sub, except that:

•	NFP may assert claims against the MDCP Parties under, and subject to all of the terms and conditions of, the limited guarantee;

•	NFP may assert claims against the MDCP Parties under, and subject to all of the terms and conditions of, the equity financing commitment; and

•	NFP may assert claims under or in accordance with the confidentiality agreement entered into between NFP and Madison Dearborn against Madison Dearborn.

Specific Performance

NFP, Parent and Merger Sub have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their terms or are otherwise breached and, except as set forth below, NFP, Parent and Merger Sub agreed that, prior to the earlier of the effective time and the termination of the merger agreement, the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

However, the merger agreement provides that NFP is entitled to seek and obtain specific performance of Parent’s and Merger Sub’s obligations to cause the equity financing to be funded and to consummate the merger only in the event that each of the following conditions has been satisfied:

•

all of the conditions to Parent’s and Merger Sub’s obligations to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing or determination to be made immediately prior to the effective time) on the date the closing was required to have occurred pursuant to the merger agreement;

•	since such date, no event has occurred nor does any condition exist that would cause any of those conditions to fail to be satisfied on any day after such date;

•	Parent and Merger Sub are obligated to complete the closing in accordance with the terms of the merger agreement and either of them have failed to do so;

•	the debt financing has been funded or will be funded at the closing subject only to the equity financing being funded at the closing; and

•

NFP has confirmed in an irrevocable notice that, if specific performance is granted, the equity financing and debt financing are funded and Parent and Merger Sub otherwise comply with their obligations under the merger agreement, then the closing will occur.

NFP may pursue both a grant of specific performance and the payment of the Parent termination fee; however, under no circumstances will Parent or Merger Sub be obligated to both specifically perform the terms of the merger agreement and pay the Parent termination fee.

In addition, NFP is entitled to seek and obtain specific performance of Parent’s and Merger Sub’s obligation to enforce the debt financing commitment, including the obligation to bring an enforcement action in respect of the debt financing, only if:

•

all of the conditions to Parent’s and Merger Sub’s obligation to effect the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing or determinations to be made immediately prior to the effective time) on the date the closing was required to have occurred pursuant to the merger agreement;

•	since such date, no event has occurred nor does any condition exist that would cause any of those conditions to fail to be satisfied on any day after such date;

•	Parent and Merger Sub are obligated to complete the closing in accordance with the terms of the merger agreement and either of them have failed to do so;

•	all of the conditions precedent to the consummation of the debt financing provided for in the debt commitment have been satisfied, other than

•	any conditions that are within the control of Parent and Merger Sub; and

•	any conditions that by their nature are to be satisfied by actions to be taken at the closing or determinations to be made immediately prior to the effective time; and

•

NFP has confirmed in an irrevocable notice that, if specific performance is granted, the equity financing and debt financing are funded and Parent and Merger Sub otherwise comply with their obligations under the merger agreement, then the closing will occur.

Nothing in the merger agreement will require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance prior to or as a condition to exercising any termination right.

Third-Party Beneficiaries

Other than certain rights for financing sources, certain parties related to NFP or Parent and Merger Sub, stockholders and holders of Company equity awards as expressly stated in the merger agreement, the merger agreement is not intended to, and will not confer any rights or remedies upon, any person other than the parties to the merger agreement and their respective successors and permitted assigns, including the right to rely upon the representations and warranties set forth therein.

Amendments; Waivers

At any time prior to the effective time of the merger, the merger agreement may be amended by the parties, by action taken or authorized, in the case of Parent, by its board of directors, in the case of Merger Sub, by its board of directors, and in the case of NFP, by the NFP board of directors, at any time before or after the receipt of the stockholder approval, but, after receipt of such approval, no amendment may be made which by applicable law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders without such further approval. In addition, amendments or modifications to certain provisions affecting financing sources will not affect such financing sources without their prior written consent.

At any time prior to the effective time of the merger, Parent (on behalf of itself and Merger Sub) may:

•	extend the time for the performance of any of the covenants, obligations or other acts of NFP; or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of NFP or with any conditions to its own obligations.

At any time prior to the effective time, NFP may:

•	extend the time for the performance of any of the covenants, obligations or other acts of Parent or Merger Sub; or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of Parent or Merger Sub, or with any conditions to its own obligations.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation arrangements for our Named Executive Officers, as disclosed in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 69 of this proxy statement.

We are asking our stockholders to indicate their approval of the various change in control payments which our Named Executive Officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 69 of this proxy statement and are further described in the accompanying footnotes and the associated narrative discussion. That summary includes all the compensation and benefits known at this time that may be paid or become payable to our Named Executive Officers that are based on or otherwise relate to the merger.

The NFP board of directors encourages you to review carefully the Named Executive Officer merger–related compensation information disclosed in this proxy statement.

The NFP board of directors recommends that the stockholders of NFP approve the following resolution:

“RESOLVED, that the stockholders of NFP approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S–K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the compensation proposal and vice versa. Under our by-laws, the compensation proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the compensation proposal.

Because the vote on the compensation proposal is advisory only, it will not be binding on either NFP or Parent. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of NFP stockholders.

The NFP board of directors recommends that the NFP stockholders vote “FOR” the compensation proposal.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

NFP stockholders are being asked to approve a proposal, which we refer to as the “adjournment proposal” in this proxy statement, to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors for the absence of a quorum, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the special meeting, or otherwise.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If the NFP stockholders approve the adjournment proposal, we could adjourn the special meeting in any of the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of NFP common stock that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

The NFP board of directors believes that if the number of shares of NFP common stock present in person or represented at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of NFP common stock to enable the board to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Under our by-laws, the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions, broker non-votes, if any, and shares not in attendance will have no effect on the outcome of any vote on the adjournment proposal.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

The NFP board of directors recommends that the NFP stockholders vote “FOR” the adjournment proposal.

MARKET PRICE OF NFP COMMON STOCK AND DIVIDEND INFORMATION

Our common stock trades on the NYSE under the symbol “NFP.” As of [—], 2013, there were [—] shares of our common stock outstanding, held by approximately [—] stockholders of record.

The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on the NYSE and the dividends declared per share in the periods shown.

	Common Stock		Dividends Declared
	High	Low	Regular Dividends	Special Dividends
Fiscal Year Ending December 31, 2013
First Quarter	$23.50	$17.00	—	—
Second Quarter (through [—], 2013)			—	—

Fiscal Year Ended December 31, 2012
First Quarter	$16.62	$13.16	—	—
Second Quarter	15.28	12.54	—	—
Third Quarter	17.05	13.24	—	—
Fourth Quarter	18.50	16.01	—	—

Fiscal Year Ended December 31, 2011
First Quarter	$14.85	$12.54	—	—
Second Quarter	16.46	11.25	—	—
Third Quarter	13.06	10.01	—	—
Fourth Quarter	14.51	10.00	—	—

On [—], 2013, the last reported sales price of our common stock was $[—] per share, as reported on the NYSE. As of the record date, NFP had [—] shares of NFP common stock issued and outstanding and NFP had approximately [—] holders of record.

No cash dividends were paid on our common stock during fiscal year 2013, 2012 or 2011. Our ability to pay future cash dividends will depend upon, among other things, our earnings, anticipated expansions, capital requirements, compliance with limitations under our revolving credit facility, and our financial condition. Furthermore, under the terms of the merger agreement, we may not declare, authorize, set aside or pay any dividend or other distribution. We do not expect to pay cash dividends in the foreseeable future.

STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth information about persons, based on information contained in Schedules 13G filed with the SEC, who beneficially own more than 5% of the outstanding NFP common stock.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
BlackRock, Inc.(3)	3,584,901	8.9%
40 East 52nd Street New York, NY 10022	(as of 12/31/12)
William Blair & Company, LLC(4)	3,546,373	8.9%
222 West Adams Street Chicago, IL 60606	(as of 12/31/12)
Wellington Management Company, LLP (5)	3,132,979	7.8%
280 Congress Street Boston, MA 02210	(as of 12/31/12)
Capital Research Global Investors(6)	2,863,300	7.1%
333 South Hope Street Los Angeles, CA 90071	(as of 3/29/13)
The Vanguard Group, Inc.(7)	2,314,595	5.8%
100 Vanguard Blvd. Malvern, PA 19355	(as of 12/31/12)
Citadel Investment Group II, L.L.C.(8)	2,210,130	5.5%
c/o Citadel LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	(as of 3/14/13)

(1)	Beneficial ownership is a term broadly defined under SEC rules and regulations.
(2)	Based on NFP common stock outstanding as of April 15, 2013.
(3)	The information contained in this table is based on Amendment No. 3 to Schedule 13G filed with the SEC on January 31, 2013 by BlackRock, Inc. (“BlackRock”), and amends Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on February 7, 2011 by BlackRock and by Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2012 by BlackRock. According to such filing, BlackRock is the beneficial owner of 3,584,901 shares of NFP common stock and has sole voting power and sole dispositive power as to all such shares.
(4)	The information contained in this table is based on Schedule 13G filed with the SEC on February 4, 2013 by William Blair & Company, L.L.C. (“William Blair”). According to such filing, William Blair is the beneficial owner of 3,546,373 shares of NFP common stock and has sole voting power and sole dispositive power as to all such shares.
(5)	The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP (“Wellington”), and amends Schedule 13G filed with the SEC on February 14, 2012 by Wellington. According to such filing, Wellington is an investment adviser and, in its capacity as investment adviser, may be deemed to beneficially own 3,132,979 shares of NFP common stock which are held of record by clients of Wellington. Wellington has shared voting power as to 1,406,174 of such shares and shared dispositive power as to 3,132,979 of such shares.
(6)	The information contained in this table is based on Amendment No. 4 to Schedule 13G filed with the SEC on April 10, 2013 by Capital Research Global Investors (“Capital Re”), and amends Schedule 13G filed with the SEC on September 10, 2010 by Capital Re, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2011 by Capital Re, by Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2012 by Capital Re and by Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2013 by Capital Re. According to such filing, Capital Re, a division of Capital Research and Management Company (“CRMC”), has sole voting power as to 2,863,300 shares of NFP common stock and sole dispositive power as to such shares. Capital Re is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Re disclaims beneficial ownership of these shares. Capital Re holds more than 5% of NFP common stock on behalf of SMALLCAP World Fund, Inc.
(7)	The information contained in this table is based on Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2013 by the Vanguard Group, Inc. (“Vanguard”), and amends Schedule 13G filed with the SEC on February 8, 2012 by Vanguard. According to such filing, Vanguard beneficially owns 2,314,595 shares of NFP common stock. Vanguard has sole voting power as to 68,594 of such shares, sole dispositive power as to 2,248,101 of such shares, and shared dispositive power as to 66,494 of such shares.

(8)	The information contained in this table is based on Schedule 13G filed with the SEC on March 19, 2013 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel Investment Group II, L.L.C. (“CIG-II”) and Mr. Kenneth Griffin, with respect to shares of NFP common stock (and options to purchase NFP common stock) owned by Surveyor Capital Ltd., Citadel Quantitative Strategies Master Fund Ltd. and Citadel Securities LLC. Citadel Advisors may be deemed to beneficially own 2,164,031 shares of NFP common stock, and has shared voting power and shared dispositive power as to such shares. CAH may be deemed to beneficially own 2,187,933 shares of NFP common stock, and has shared voting power and shared dispositive power as to such shares. CIG-II and Mr. Griffin may each be deemed to beneficially own 2,210,130 shares of NFP common stock, and each has shared voting power and shared dispositive power as to such shares.

Named Executive Officers and Directors

Shares of Common Stock and Stock Options

The following table lists the beneficial ownership of NFP common stock, as of April 15, 2013, by each Named Executive Officer, each director and each nominee, as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address*	Shares Beneficially Owned Excluding Options(1)	Options Exercisable Within 60 Days(2)	Total Beneficial Ownership	Percent of Class
Named Executive Officers and Directors
Jessica M. Bibliowicz(3)	434,324	80,000	514,324	1.3%
Douglas W. Hammond	169,068	4,000	173,068	**
Donna J. Blank	106,621	—	106,621	**
Michael N. Goldman	117,941	2,000	119,941	**
Edward G. O’Malley	33,589	—	33,589	**
Stephanie W. Abramson	17,256	15,000	32,256	**
Patrick S. Baird	3,000	5,000	8,000	**
R. Bruce Callahan	87,212	1,000	88,212	**
John A. Elliott	18,856	5,000	23,856	**
J. Barry Griswell	10,000	5,000	15,000	**
Marshall A. Heinberg	7,000	5,000	12,000	—
Kenneth C. Mlekush(4)	29,658	5,000	34,658	**

All executive officers and directors as a group (14 persons)	1,125,518	127,000	1,252,518	3.1%

*	All addresses are c/o National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173.
**	Less than 1.0% of the outstanding shares of NFP common stock.
(1)	To NFP’s knowledge, all NFP Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below.
(2)	Reflects options held by each person granted under one or more of NFP’s stock incentive plans that are or will become exercisable within 60 days of April 15, 2013.
(3)	Ms. Bibliowicz owns 2,000 shares of NFP common stock jointly with her children.
(4)	Includes 10,000 shares owned by the Kenneth C. Mlekush Revocable Trust.

Phantom Units

The Company’s non-management director stock ownership guidelines provide that all restricted stock unit awards granted to non-management directors after January 1, 2011 will contain a mandatory deferral provision. This provision provides that payment of vested restricted stock units will be automatically deferred until service on the NFP board of directors has ended. The non-management directors accrue phantom stock units upon vesting of restricted stock units on a one-for-one basis. Once employment or service with NFP ends, the phantom stock units are paid in shares of NFP common stock unless the Compensation Committee determines to pay them out in cash. The following table lists each non-management director’s beneficial ownership of phantom units as of April 15, 2013. The phantom units listed in the table below are not included in the non-management directors’ NFP common stock holdings disclosed in the table above.

Non-Management Director Name	Phantom Units Beneficially Owned	Percent of Class
Stephanie W. Abramson	6,319	*
Patrick S. Baird	2,865	*
R. Bruce Callahan	3,258	*
John A. Elliott	6,319	*
J. Barry Griswell(1)	6,319	*
Marshall A. Heinberg(2)	—	*
Kenneth C. Mlekush	6,319	*

All non-management directors as a group (7 persons)	31,399	*

*	Less than 1.0% of the outstanding shares of NFP common stock.
(1)	On April 15, 2013, Mr. Griswell informed NFP that he will resign as a director, effective on or before June 1, 2013. Therefore, as described above, Mr. Griswell’s phantom units will be paid out upon his resignation as a director.
(2)	Mr. Heinberg joined the NFP board of directors in May 2012. As of April 15, 2013, none of his restricted stock unit awards have vested.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future stockholder meetings. We intend to hold the 2013 annual meeting of stockholders only if the merger is not completed. If the merger is not completed and the 2013 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our by-laws, as described below.

Under SEC rules, stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2013 annual meeting of stockholders must have been received no later than December 10, 2012, unless the date of the 2013 annual meeting is changed by more than 30 days from the date of the last annual meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its annual proxy materials. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored annual proxy materials. Stockholder proposals must be delivered to the Corporate Secretary at National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, NY 10173.

If a stockholder wishes to submit a proposal for business to be brought before the 2013 annual meeting of stockholders outside of Rule 14a-8 of the Exchange Act, including with respect to stockholder nominations of directors, notice of such matter must have been received by the Company, in accordance with the provisions of our by-laws, no earlier than the close of business on December 24, 2012, nor later than the close of business on January 23, 2013. Notice of any such proposal also must include the information specified in our by-laws and should be sent to the Corporate Secretary at the above address. If the date of our 2013 annual meeting of stockholders is called for a date that is more than 25 days before or after the one-year anniversary of the 2012 annual meeting, the notice must be received not later than the close of business on the tenth day following the day on which (i) notice of the annual meeting was mailed or (ii) the date on which public disclosure of the date of the annual meeting was made.

As of the date of this proxy statement, the NFP board of directors has not received notice of any stockholder proposals for the 2013 annual meeting.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by NFP through the Investor Relations section of our website. The website address is www.nfp.com. The information on our website is not, and shall not be deemed to be a part hereof or incorporated into this or any other filings with the SEC. You may also send a written request to the Investor Relations Department of the Company at 340 Madison Avenue, 20th Floor, New York, NY 10173.

A list of stockholders will be available for inspection by stockholders of record at our executive offices at 340 Madison Avenue, 20th Floor, New York, NY 10173 during ordinary business hours for 10 days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013; and

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2013 and April 15, 2013.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

National Financial Partners Corp.

Attention: Investor Relations Department

340 Madison Avenue, 20th Floor

New York, NY 10173

Telephone number: (212) 301-4000

You may also obtain documents incorporated by reference by requesting them by telephone from Innisfree, our proxy solicitation firm, toll free at (888) 750-5833. Documents should be requested by [—], 2013 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of NFP since the date of this proxy statement or that the information herein is correct as of any later date.

Parent and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning Parent and Merger Sub.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [—], 2013. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of April 14, 2013

among

PATRIOT PARENT CORP.,

PATRIOT MERGER CORP.

and

NATIONAL FINANCIAL PARTNERS CORP.

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of April 14, 2013 (this “Agreement”) among Patriot Parent Corp., a Delaware corporation (the “Parent”), Patriot Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of the Parent (“Merger Sub”), and National Financial Partners Corp., a Delaware corporation (the “Company”) (each of the Parent and Merger Sub, on the one hand, and the Company, on the other hand, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (iv) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of the Parent and the Board of Directors of Merger Sub have each approved this Agreement, the Merger and the other transactions contemplated by this Agreement by unanimous written consents that were duly executed and delivered;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each of Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P. and Madison Dearborn Capital Partners VI Executive-A, L.P., each a Delaware limited partnership (the “Guarantors”), has executed and delivered a limited guarantee in the favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantors are guaranteeing certain obligations of the Parent and Merger Sub in connection with this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Closing. Subject to the satisfaction or waiver of the conditions in Article VI, the consummation of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, New York, NY, at 10:00 a.m., New York City time, on the later of (a) the second (2nd) Business Day immediately following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time, but subject to satisfaction or waiver (to the extent permitted by applicable Law) thereof at the Closing) and (b) the earlier of (i) a Business Day during the Marketing Period to be specified by the Parent on no fewer than two (2) Business Days’ prior written notice to the Company and (ii) the next Business Day after the final day of the Marketing Period (subject, in the case of each of subclauses (i) and (ii) of this clause (b), to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI as of the time of Closing determined pursuant to such subclauses), or at such other place and time or on such other date as the Parent and the Company may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Parent and the Company will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as the Parent and the Company may agree in writing and specify in the Certificate of Merger in accordance with the DGCL (the date and time the Merger becomes effective, the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5 Certificate of Incorporation. Subject to Section 5.10, from and after the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable Law.

1.6 By-laws. Subject to Section 5.10, from and after the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the corporation in the by-laws shall read “NATIONAL FINANCIAL PARTNERS CORP.”) shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such by-laws and applicable Law.

1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws and applicable Law.

1.8 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws and applicable Law.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent, Merger Sub, any holder of any capital stock of the Company or Merger Sub or any other Person:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the Effective Time (other than

Excluded Shares and Dissenting Shares) will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $25.35 (the “Merger Consideration”), whereupon such shares of Common Stock will cease to exist and no longer be outstanding, and each holder thereof (together with each holder of any Excluded Shares or Dissenting Shares, each, a “Stockholder”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.4.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, $0.10 par value per share, of the Surviving Corporation.

(c) Cancellation of Excluded Shares. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company as treasury stock or by the Parent or Merger Sub (collectively, the “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any wholly owned Subsidiary of the Company will also be an Excluded Share, unless the Parent elects to have any such shares of Common Stock converted into shares of capital stock of the Surviving Corporation.

(d) Company Stock Options. Immediately prior to the Effective Time, each then-outstanding Company Stock Option granted under any Company Stock Plan shall be cancelled and shall be converted into the right to receive payment of an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option (for the avoidance of doubt, each holder of a Company Stock Option with a per-share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Option in exchange for its cancellation) (the aggregate cash payments payable in respect of the Company Stock Options under this Section 2.1(d), the “Option Closing Amount”).

(e) Restricted Stock Units. Immediately prior to the Effective Time, each Company Restricted Stock Unit Award granted under any Company Stock Plan (other than non-employee director annual Company Restricted Stock Unit Awards (“Non-Employee Director RSUs”)) that is then vested or that becomes vested as of the Effective Time (taking into account any accelerated vesting provided for by the terms of any such Company Restricted Stock Unit Award as in effect on the date hereof) (“Vested RSUs”) shall be cancelled and shall be converted into the right to receive payment of an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Vested RSUs, and (ii) the Merger Consideration (the aggregate cash payments payable in respect of the Vested RSUs under this Section 2.1(e), the “Vested RSU Award Closing Amount”). Each Company Restricted Stock Unit Award (other than Non-Employee Director RSUs) that is not a Vested RSU shall be expressly assumed by the Surviving Corporation as of the Effective Time and converted into a service-based award that represents the right of the holder to receive from the Surviving Corporation, and the obligation of the Surviving Corporation to pay to such holder (and the Parent shall cause payment by the Surviving Corporation thereof), on the regularly scheduled vesting or payment date or dates for such Company Restricted Stock Unit Award (taking into account any accelerated vesting provided for by the terms of any such Company Restricted Stock Unit Award as in effect on the date hereof) an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Restricted Stock Unit Award that vest as of the applicable vesting date, and (ii) the Merger Consideration, without interest other than any interest thereon accrued prior to the applicable vesting date in accordance with the terms of the applicable award agreement as in effect on the date hereof evidencing such Company Restricted Stock Unit Award (the aggregate cash payments payable in respect of the Company Restricted Stock Unit Awards that are not Vested RSUs under this Section 2.1(e), the “Unvested RSU Award Amount”).

(f) Performance-Based Restricted Stock Units. Immediately prior to the Effective Time, in accordance with the terms of the Performance-Based Restricted Stock Unit Awards, the performance conditions applicable to each then-outstanding Performance-Based Restricted Stock Unit Award granted under any Company Stock Plan shall be deemed satisfied such that 100% of the participant’s then-outstanding Performance-Based Restricted Stock Unit Award shall become “Earned PSUs” (within the meaning of the applicable award agreement evidencing such Performance-Based Restricted Stock Unit Award). Such Performance-Based Restricted Stock Unit Awards shall be expressly assumed by the Surviving Corporation as of the Effective Time and converted into service-based awards that represent the right of the holder to receive from the Surviving Corporation (and Parent shall cause payment by the Surviving Corporation thereof), and the obligation of the Surviving Corporation to pay to such holder, on the regularly scheduled vesting date or dates for any such Performance-Based Restricted Stock Unit Award (taking into account any accelerated vesting provided for by the terms of any such Performance-Based Restricted Stock Unit Award as in effect on the date hereof) an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Performance-Based Restricted Stock Unit Award that vest as of the applicable vesting date, and (ii) the Merger Consideration, without interest other than any interest thereon accrued prior to the applicable vesting date of any such Performance-Based Restricted Stock Unit Award which is calculated in accordance with the terms of the applicable award agreement as in effect on the date hereof evidencing such Performance-Based Restricted Stock Unit Award.

(g) Director Units. Immediately prior to the Effective Time, each then-outstanding Director Phantom Unit granted under any Company Stock Plan and each Non-Employee Director RSU shall be cancelled and shall be converted into the right to receive payment of an amount in cash, without interest, equal to the product of (i) the number of shares of Common Stock subject to such Director Phantom Unit or Non-Employee Director RSU, as the case may be, immediately prior to the Effective Time and (ii) the Merger Consideration (the aggregate cash payments payable in respect of the Director Phantom Units and the Non-Employee Director RSU under this Section 2.1(g), the “Director Unit Closing Amount”).

(h) The Option Closing Amount, the Vested RSU Award Closing Amount and the Director Unit Closing Amount shall be collectively referred to herein as the “Closing Equity Incentive Amounts”. The Parent shall pay or cause to be paid by the Surviving Corporation all Closing Equity Incentive Amounts to the applicable holders entitled to such payments promptly following the Effective Time (but in any event no later than five (5) Business Days after the date on which the Effective Time occurs) through the payroll of the Surviving Corporation or otherwise. Following the Effective Time, the Surviving Corporation shall pay, or cause one or more of its Subsidiaries to pay, the Unvested RSU Award Amount and all other cash amounts described herein in respect of the Performance-Based Restricted Stock Unit Awards (collectively, the “Post-Closing Equity Incentive Amounts”) to the applicable holders entitled to such payments on the applicable vesting dates of such awards as determined in accordance with their terms (taking into account any accelerated vesting thereof) and the applicable subsections of this Section 2.1.

(i) Alternative Treatment. Notwithstanding the other provisions of this Section 2.1, to the extent as may be agreed to by the Parent, on the one hand, and any holder of shares of Common Stock or Company Equity Awards, on the other hand, such shares or Company Equity Awards, as applicable, shall not be converted as set forth in this Section 2.1 and shall not be subject to the actions to be taken by the Company set forth in Section 2.1(j), but shall instead be treated in the manner agreed to in writing by the Parent and such holder. The Parent shall promptly (and, in any event, no later than five (5) Business Days prior to the anticipated Closing Date) inform the Company of the existence and terms of any such agreements.

(j) Company Actions. Prior to the Effective Time, the Company shall take all commercially reasonable actions to effectuate the provisions of Sections 2.1(d) through 2.1(h), to terminate all of the Company Stock Plans and to ensure that all Company Equity Awards (other than with respect to Company Restricted Stock Unit Awards to the extent assumed pursuant to Section 2.1(e) and Performance-Based Restricted Stock Unit Awards to the extent assumed pursuant to Section 2.1(f) and Company Stock Plans, in each case, as related thereto) which have been granted or issued by the Company (or promised to be issued pursuant to Contracts or offer letters pursuant to which the Company or any of its Subsidiaries is bound) are cancelled as of the Effective Time without any payment or other consideration therefor, other than the cash payments required by this Section 2.1. The Company shall provide the Parent with drafts of, and a reasonable opportunity to comment on, all material written materials required or prepared pursuant to this Section 2.1(j).

2.2 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and only to the extent required to be provided under the DGCL, shares of Common Stock that are outstanding immediately prior to the Effective Time (other than the Excluded Shares) and that are held by any Stockholder who has not voted in favor of the adoption of this Agreement and who is otherwise entitled to demand and properly demands appraisal for such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration as provided for in Section 2.1(a). Any such Stockholder shall instead be entitled to receive payment of the fair value of such Stockholder’s Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, all Dissenting Shares held by any Stockholder who shall have failed to perfect, waived, withdrawn or lost such Stockholder’s rights to appraisal of such Dissenting Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in the manner provided in Section 2.1(a), without interest thereon.

(b) The Company shall give the Parent (i) notice of any demands received by the Company for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to any claimed rights of appraisal under Section 262 and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262, and the Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal or settle any such demands.

2.3 Withholding Rights. Notwithstanding any provision of this Agreement to the contrary, the Company and its Subsidiaries, the Surviving Corporation and its Subsidiaries, the Parent, Merger Sub and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Company or its Subsidiaries, the Surviving Corporation or its Subsidiaries, the Parent, Merger Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and pay such withheld amounts over to the appropriate taxing authority. To the extent that amounts are so deducted and withheld by the Company or its Subsidiaries, the Surviving Corporation or its Subsidiaries, the Parent, Merger Sub or the Paying Agent and paid to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Company or its Subsidiaries, the Surviving Corporation or its Subsidiaries, the Parent, Merger Sub or the Paying Agent (as applicable).

2.4 Payment and Exchange of Certificates.

(a) Paying Agent; Payment Fund. Prior to the Effective Time, the Parent shall designate a bank or trust company (which bank or trust company shall be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) to receive the funds to which Stockholders will become entitled pursuant to Section 2.1(a), and the Parent will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company, for the payment of the Merger Consideration. At or prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Stockholders an amount of cash equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) and (ii) the Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any purpose except as set forth herein. The Payment Fund shall be invested by the Paying Agent as reasonably directed by the Parent; provided, however, that such investments must be (x) in short-term obligations of, or guaranteed in full by, the United States of America or of any agency thereof that is backed by the full faith and credit of the United States of America, (y) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (z) in deposit accounts, short-term negotiable certificates of deposit or short-term negotiable banker’s acceptances of one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall not become part of the Payment Fund and shall be payable out of the Payment Fund to the Parent or the Surviving Corporation on demand. No investment or losses on the Payment Fund will affect the Merger Consideration payable under this Agreement, and the Parent shall promptly provide, or shall cause the Surviving Corporation promptly to provide, additional funds to the Paying Agent for the benefit of the former Stockholders (i) in the net amount of any such losses or (ii) to the extent additional funds are necessary to make payments to Stockholders under Section 262 (or in connection with any settlements of demands thereunder).

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event no later than two (2) Business Days after the date on which the Effective Time occurs), the Parent shall cause the Paying Agent to mail to each record holder of, as of the Effective Time, (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the “Certificates”) or (ii) non-certificated shares of Common Stock represented by book-entry (the “Book-Entry Shares”): (A) a form of letter of transmittal for use in effecting the surrender of Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock (which will be in customary form reasonably agreed upon by the Parent and the Company prior to the Closing, and will specify that delivery will be effected, and risk of loss and title to any Certificates will pass, only upon delivery of such Certificates to the Paying Agent (or effective affidavits of loss, theft or destruction in lieu thereof) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (B) instructions for use in effecting the surrender of such Certificates or, in the case of Book-Entry Shares, the surrender of such shares of Common Stock for payment of the Merger Consideration therefor. Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Paying Agent, the Parent shall cause the Paying Agent to pay from the Payment Fund to the holder of a Certificate or of Book-Entry Shares, or as otherwise directed in the letter of transmittal, the Merger Consideration for each share of Common Stock formerly evidenced by such Certificate or Book-Entry Share, and such Certificate or Book-Entry Share will forthwith be cancelled. No interest will be paid or will accrue on the Merger Consideration payable in respect of any Certificate or Book-Entry Share. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate or, in the case of a Book-Entry Share, a surrendered share of Common Stock is registered, it will be a condition of payment that the Certificate or, in the case of a Book-Entry Share, the share of Common Stock so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment has paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or, in the case of a Book-Entry Share, the share of Common Stock surrendered and has established to the satisfaction of the Paying Agent that such Taxes have been paid or has established to the satisfaction of the Paying Agent that such Taxes are not applicable. Prior to the Closing, the Parent and the Company shall use their respective commercially reasonable efforts to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) such that, assuming the Effective Time occurs at the time of the Closing, (x) if the Closing occurs at or prior to 11:30 a.m., New York time, on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Common Stock held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (y) if the Closing occurs after

11:30 a.m., New York time, on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(c) Termination of Payment Fund. Following the end of the twelve (12) month period beginning on the Closing Date, the Parent will be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds in the Payment Fund which had been made available to the Paying Agent and not disbursed to Stockholders (including all interest and other income then held by the Paying Agent in respect of all funds made available to it), and thereafter such Stockholders who have not received the Merger Consideration in exchange for the surrender of their Certificates or, in the case of Book-Entry Shares, such shares of Common Stock shall look only to the Surviving Corporation (as general creditors thereof) for payment of the Merger Consideration and may surrender such Certificates or, in the case of Book-Entry Shares, such shares of Common Stock to the Surviving Corporation and, subject to abandoned property, escheat and other similar Laws, receive from the Surviving Corporation in consideration therefor the aggregate Merger Consideration that may be payable upon due surrender of the Certificates or, in the case of Book-Entry Shares, such shares of Common Stock held by them, without interest thereon.

(d) No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender of a Certificate or, in the case of Book-Entry Shares, such shares of Common Stock in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate or Book-Entry Shares. At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. Until surrendered as contemplated by Section 2.4(b), each Certificate and Book-Entry Share (other than Excluded Shares and Dissenting Shares) shall, from and after the Effective Time, represent only the right to receive the Merger Consideration, without interest thereon, as contemplated by Section 2.1(a). If, after the Effective Time, Certificates or, in the case of Book-Entry Shares, such shares of Common Stock are presented to the Surviving Corporation, the Parent or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) No Liability. To the fullest extent permitted by applicable Law, none of Merger Sub, the Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Stockholder or other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Payment Fund remaining unclaimed by Stockholders as of the day that is immediately prior to the date on which such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation and any former Stockholder who has not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation (as a general creditor thereof) for payment of its claim for Merger Consideration, without interest thereon.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Parent will cause the Surviving Corporation or the Paying Agent to, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be, and, if required by the Parent, the posting of a bond in a customary amount as indemnity against any claim that may be made against the Parent, the Surviving Corporation or the Paying Agent with respect to such lost, stolen or destroyed Certificate, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Common Stock previously evidenced by such lost, stolen or destroyed Certificate, without interest thereon.

2.5 Convertible Notes. Pursuant to the terms of the 2010 Notes Indenture, after the Effective Time, each holder of 2010 Notes, to the extent such holder has not exercised its right to require the Surviving Corporation to repurchase such holder’s 2010 Notes in accordance with the terms of the 2010 Notes Indenture, will be entitled to convert such holder’s 2010 Notes into the right to receive an amount in cash for each one thousand dollars ($1,000) principal amount of 2010 Notes held by such holder equal to the product of (a) the Merger Consideration and (b) 77.6714 (plus any increase in the conversion rate as determined pursuant to Section 10.01(e) and Schedule A of the 2010 Notes Indenture to the extent such holder would be entitled to such increase pursuant to the terms of the 2010 Notes Indenture).

2.6 Employee Stock Purchase Plan. Prior to the Effective Time, the Company shall take all necessary and appropriate action such that (a) no new purchase or offering period under the ESPP commences after the date hereof, (b) each participant in the offering period currently in effect shall not increase his or her payroll deductions or purchase elections from those in effect immediately prior to the date hereof, (c) if, with respect to a purchase or offering period in effect on the date hereof, the Effective Time occurs prior to the Exercise Date (as defined in the ESPP) for such purchase or offering period, upon the Effective Time, each purchase right under the ESPP outstanding immediately prior to the Effective Time shall be used to purchase from the Company whole and fractional shares of Common Stock (subject to the provisions of the ESPP regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the ESPP (subject to the limitations set forth in clause (b) of this Section 2.6) for the then outstanding purchase or offering period using such date as the final Exercise Date for such purchase or offering period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time, and (d) the ESPP is terminated at or prior to the Effective Time.

2.7 Adjustments to Prevent Dilution. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, merger, issuer tender or exchange offer, any stock dividend or stock distribution with a record date during such period or any other similar transaction, the Merger Consideration shall be equitably and appropriately adjusted to reflect such change such that the aggregate consideration to each Stockholder is the same as it would have been if such event had not occurred.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the SEC Filings filed with or furnished to the SEC prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained therein to the extent that they are similarly predictive, cautionary or forward-looking in nature) or (b) the disclosure schedule delivered by the Company to the Parent immediately prior to the execution of this Agreement (the “Disclosure Schedule”) (it being understood and agreed that (i) disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed disclosure in all other sections or subsections if the relevance of such item to such sections or subsections is reasonably apparent, (ii) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or has had or would have a Material Adverse Effect or that the inclusion of such item in the Disclosure Schedule is required and (iii) the representations and warranties set forth in Sections 3.1(b), 3.2, 3.3, 3.18, 3.19 and 3.20 shall not be qualified by any disclosures contained in the SEC Filings), the Company represents and warrants to the Parent and Merger Sub as follows:

3.1 Qualification, Organization and Subsidiaries.

(a) Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, in good standing or qualified or to have such power and authority would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, the jurisdiction of organization and the percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each such Subsidiary. All equity interests (including partnership interests and limited liability company interests) of such Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than Permitted Liens and other restrictions on transfer imposed by applicable securities Laws.

(c) The Company has made available to the Parent on or prior to the date hereof complete and correct copies of the certificate of incorporation and by-laws of the Company, in each case as amended to the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock and 200,000,000 shares of Preferred Stock. As of the close of business on April 10, 2013 (the “Capitalization Date”), there were (i) 40,080,119 shares of Common Stock issued and outstanding (not including shares of Common Stock held in the treasury of the Company), (ii) 7,209,645 shares of Common Stock held in the treasury of the Company and no shares of Common Stock were held by any Subsidiary of the Company, (iii) no shares of Preferred Stock issued and outstanding, (iv) 757,159 shares of Common Stock underlying outstanding Company Restricted Stock Unit Awards, (v) 57,788 shares of Common Stock underlying outstanding Performance-Based Restricted Stock Unit Awards, assuming all Performance-Based Restricted Stock Unit Awards are earned at one hundred percent (100%) of achievement, (vi) 31,399 shares of Common Stock underlying outstanding Director Phantom Units, (vii) outstanding Company Stock Options to purchase an aggregate of 274,876 shares of Common Stock, each of which is currently vested and exercisable, and (viii) 23,647,487 shares of Common Stock reserved for issuance (including shares of Common Stock reserved for issuance in connection with the exercise or conversion of outstanding Company Equity Awards). All outstanding shares of Common Stock, and all shares of Common Stock reserved for issuance as noted in clause (viii) above, when issued in accordance with the respective terms thereof, are or will be, as the case may be, duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Section 3.2(a) of the Disclosure Schedule contains a correct and complete list, as of the Capitalization Date, of the holder, date of grant, number of shares, vesting schedule, terms and, if applicable, exercise price of each outstanding Company Equity Award. As of the date hereof, (i) the conversion rate of the 2010 Notes is 77.6714 per one thousand dollars ($1,000) principal amount of 2010 Notes (which conversion rate is subject to adjustment based on the occurrence of certain events after the date hereof pursuant to the terms of the 2010 Notes Indenture) and the aggregate principal amount of the outstanding 2010 Notes is one hundred twenty-five million dollars ($125,000,000); (ii) the 2010 Hedges give the Company the right to receive cash, shares of Common Stock or a combination thereof, as applicable, upon conversion of the 2010 Notes in accordance with the terms and conditions of the documentation governing the 2010 Hedges that is on file with the SEC as of the date hereof; and (iii) the 2010 Warrants give the counterparties thereto the right to acquire an aggregate of up to 9,708,925 shares of Common Stock from the Company at a price per share of $15.765 in accordance with the terms and conditions of the documentation governing the 2010 Warrants that is on file with the SEC as of the date hereof. Assuming compliance by the Company with the provisions of Section 2.6 and an option price of $18.88 per share, no more than 40,000 shares of Common Stock will be delivered to ESPP participants, pursuant to the ESPP, out of the treasury stock held by the Company after the Capitalization Date and prior to or at the Effective Time.

(b) Except for (w) outstanding shares of Common Stock described in clauses (i) and (ii) of the second sentence of Section 3.2(a) and outstanding shares of Common Stock, if any, issued after the Capitalization Date and prior to the date hereof pursuant to the terms of Company Equity Awards outstanding as of the Capitalization Date, (x) the Company’s obligation to issue shares of Common Stock pursuant to the ESPP as described in Section 3.2(a), (y) outstanding Company Equity Awards described in clauses (iv) through (vii) of the second sentence of Section 3.2(a) and (z) the 2010 Notes and 2010 Warrants and the obligation to issue shares of Common Stock thereunder, in each case, as described in Section 3.2(a), and except as set forth in Section 3.2(b) of the Disclosure Schedule, as of the date hereof, (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of the Company or any of its Subsidiaries, which would give the holder thereof the right to receive payment or other consideration in respect of such capital stock or other equity interests or whose value is determined with reference to or is measured by such capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or make any payment or provide any consideration in respect of, or the value of which is determined with reference to or measured by, any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than direct or indirect wholly owned Subsidiaries of the Company (the items in this clause (ii) are “Company Equity Securities”).

(c) Except for Company Equity Awards or as set forth in Section 3.2(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.

(d) Except as set forth in Section 3.2(d) of the Disclosure Schedule, there are no voting trusts or other binding agreements or binding understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is party to or bound by any stockholders agreement, voting agreement or registration rights agreement regarding the Common Stock.

(e) Except as set forth in Section 3.2(e) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have incurred any Indebtedness of the types described in clauses (a), (b) and (e) of the definition thereof since December 31, 2012 through the date hereof other than in the ordinary course of business and, in any case, the aggregate outstanding Indebtedness of the types described in clauses (a), (b) and (e) of the definition thereof (assuming the par value of the 2010 Notes is used for purposes of the calculations herein) of the Company and its Subsidiaries as of March 31, 2013 was not more than $5,000,000 greater than it was as of December 31, 2012. As of March 31, 2013, (i) the aggregate Indebtedness of the types described in clauses (a), (b) and (e) of the definition thereof of the Company and its Subsidiaries outstanding under the Credit Agreement was not greater than $125,000,000, (ii) no Indebtedness of the types described in clauses (a), (b) and (e) of the definition thereof of the Company or any of its Subsidiaries (excluding obligations owed under the Credit Agreement, the 2010 Notes, the 2010 Warrants, the 2010 Hedges and the 2010 Swap) will become due on the Closing Date, or give the holder thereof the right to accelerate such Indebtedness such that it would become due on the Closing Date, or require the payment of any premium or penalty on the Closing Date, in each case, as a result of the consummation of the Merger and (iii) the aggregate Cash and Cash Equivalents of the Company and its Subsidiaries was not less than $75,000,000. The Company has not declared or authorized, but not paid, any dividends.

3.3 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the affirmative vote at the Stockholders Meeting in favor of adopting this Agreement of the holders of at least a majority of the outstanding shares of Common Stock of the Company (the “Stockholder Approval”). The execution and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors and, except for obtaining the Stockholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (iv) resolved to recommend (the “Board Recommendation”) the adoption of this Agreement by the Stockholders at the Stockholders Meeting, in each case unanimously, which actions and resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 5.4.

(c) Merrill Lynch, Pierce, Fenner & Smith Incorporated has delivered to the Board of Directors its opinion, dated as of the date of this Agreement, substantially to the effect that, as of such date and based on and subject to the assumptions, qualifications, limitations and other matters considered in the preparation thereof, the Merger Consideration to be received in the Merger by the Stockholders pursuant to this Agreement is fair, from a financial point of view, to such Stockholders, and a copy of such opinion will be provided to the Parent promptly following the Company’s receipt of an executed copy thereof from Merrill Lynch, Pierce, Fenner & Smith Incorporated.

(d) The Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities or capital stock necessary to adopt this Agreement and approve the Merger.

3.4 Noncontravention.

(a) Assuming compliance with the matters referenced in clauses (i) through (v) of Section 3.4(b), receipt of any required approvals in connection therewith and receipt of the Stockholder Approval, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational and governing documents) of the Company or any Subsidiary thereof, (ii) violate any Law applicable to the Company or any of its Subsidiaries, (iii) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any material obligation required by, any Material Contract to which the Company or any of its Subsidiaries is a party or (iv) result in the creation of any Lien (other than Permitted Liens) upon any material properties or assets of the Company or any of its Subsidiaries, except, in each case, as set forth in Section 3.4(a) of the Disclosure

Schedule or, in the case of the immediately preceding clauses (ii), (iii) and (iv), to the extent that any such violation, breach, default, termination, termination or cancellation right creation, acceleration or Lien creation would not have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the Merger will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) compliance with applicable foreign, provincial and state securities or blue sky Laws, the Advisers Act, the Securities Act and the Exchange Act (including the filing with the SEC of any required Proxy Statement and any required mailing or other dissemination thereof), (ii) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), including any applications for delisting of the Common Stock with the NYSE, the Commodity Futures Trading Commission (“CFTC”), the Financial Industry Regulatory Authority (“FINRA”), the securities or insurance commission (or similar body) of any foreign government, province or state or any other self-regulatory body, (iii) compliance with the HSR Act and any applicable foreign antitrust Laws, (iv) the filing and recording of appropriate merger documents as required by the DGCL and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Certificate of Merger with the Secretary of State of the State of Delaware), (v) the Orders, Permits, filings and notifications set forth in Section 3.4(b) of the Disclosure Schedule and (vi) such other Orders, Permits, filings and notifications which, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

3.5 SEC Filings and Financial Statements.

(a) Since December 31, 2010, the Company has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, the “SEC Filings”). Each of the SEC Filings, in each case as of its filing date, or, if amended prior to the date hereof, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and none of the SEC Filings, when filed, or, if amended prior to the date hereof, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. To the Knowledge of the Company, the Company has not been notified in writing that any of the SEC Filings is the subject of ongoing SEC review, comment or investigation.

(b) The condensed consolidated financial statements (including the related notes and schedules) included in the SEC Filings (if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof) have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and, on that basis, fairly presented, in all material respects, the consolidated financial condition, income, comprehensive income, changes in stockholder’s equity and cash flows of the Company and its Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto).

(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, there exist no liabilities of any nature of the Company or any of its Subsidiaries, whether accrued, contingent or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such liabilities (i) that were reflected, reserved for or otherwise disclosed in the Company’s consolidated balance sheet as of December 31, 2012 included in the SEC Filings, (ii) that were incurred (A) in the ordinary course of business after December 31, 2012 or (B) in connection with the Company’s sale process, including the consideration of the transactions contemplated by this Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions, the entry into this Agreement and the performance of the transactions contemplated by this Agreement, (iii) arising or resulting from an existing Contract, except to the extent that such liabilities arose or resulted from a breach or a default under such Contract by the Company or any of its Subsidiaries, or (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and (b) the Company has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. Since December 31, 2010, the Company has disclosed to the Company’s independent auditors and to the audit committee of the Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of such disclosure controls and procedures that the Company determined are or were reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any material fraud that is known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and all such matters are listed on Section 3.6 of the Disclosure Schedule.

3.7 Taxes. Except as set forth in Section 3.7 of the Disclosure Schedule or as would not have, individually or in the aggregate, a Material Adverse Effect:

(a) All Tax Returns required to have been filed by the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time within which the Company or its Subsidiaries are permitted to make such filings), and each such Tax Return reflects the Company’s or such Subsidiary’s liability for Taxes and is otherwise complete and accurate. All Taxes, whether or not shown on such Tax Returns, due and payable by the Company or any of its Subsidiaries have been timely paid, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(b) As of the date hereof, there is no audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, written claim asserted by a Governmental Entity against the Company or any of its Subsidiaries in respect of any Taxes, except for Taxes being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure to pay any Tax, other than Liens for Taxes not yet due and payable, contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement or any Tax indemnity agreement (other than any commercial Contracts entered in the ordinary course of business that do not relate primarily to Taxes), (B) has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (C) has (i) ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated U.S. federal income Tax Return other than the “affiliated group” of which the Company is the common parent or (ii) any liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of U.S. federal, state, local or foreign Law), as a transferee or successor, by applicable Law or otherwise.

(d) The Company and each of its Subsidiaries have deducted, withheld and timely paid, or caused to be deducted, withheld and timely paid, to the appropriate Governmental Entity all Taxes required to be deducted, withheld and timely paid in connection with amounts paid or owing to any employee, “principal”, independent contractor, creditor, stockholder or other Person and have complied with all reporting and recordkeeping requirements.

(e) From January 1, 2011 through the date hereof, to the Knowledge of the Company, no claim has been made in writing by a Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns that any such non-filing entity is subject to taxation by, or is required to file Tax Returns in, that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or Tax items or has agreed to or is a beneficiary of any extension of time with respect to any Tax that may be assessed or collected, any Tax deficiency or any adjustment to any Tax Return that may be made. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Entity with or in respect of the Company or any of its Subsidiaries.

(g) The Company has not, and, to the Knowledge of the Company, none of its Subsidiaries has been identified by the IRS as having, participated in a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

3.8 Compliance with Laws, Orders and Permits; Litigation; Permits.

(a) The Company and each of its Subsidiaries are in compliance with all Laws, Orders and Permits to which the Company or such Subsidiary is subject, except where such failure to comply would not have, individually or in the aggregate, a Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 3.8(a) in respect of environmental, intellectual property or information security matters, each of which is addressed by other applicable sections of this Agreement.

(b) Except as set forth in Section 3.8(b) of the Disclosure Schedule, as of the time of the execution of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that (i) challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (ii) would have, individually or in the aggregate, a Material Adverse Effect. There is no Order imposed upon the Company or any of its Subsidiaries, or any of their respective assets or properties, that would have, individually or in the aggregate, a Material Adverse Effect.

(c) The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as presently conducted, and all such Permits are in full force and effect, in each case, except where such failure to own, hold, possess or lawfully use, or the failure to so be in full force and effect, would not have, individually or in the aggregate, a Material Adverse Effect. No representation or warranty shall be deemed to be made in this Section 3.8(c) in respect of environmental, intellectual property or information security matters, each of which is addressed by other applicable sections of this Agreement.

3.9 Investment Advisory Activities and Broker-Dealer Activities

(a) The Subsidiaries of the Company listed in Section 3.9(a) of the Disclosure Schedule are the only Subsidiaries of the Company that are required to be registered as investment advisers under the Advisers Act as of the date hereof (collectively, the “RIAs”).

(b) The RIAs, where required by applicable Law, are duly registered as investment advisers under the Advisers Act and the rules and regulations thereunder and are qualified and licensed as investment advisers in each state and other jurisdiction wherein they are required to be so qualified or licensed, except where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (other than the RIAs) is required to be registered as an investment adviser or a registered representative with any Governmental Entity, except where the failure to be so registered would not have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the date hereof, except as set forth in Section 3.9(c) of the Disclosure Schedule, no RIA and, to the Knowledge of the Company, no person “associated” (as defined in the Advisers Act) with any RIA, is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or person “associated” with a registered investment adviser, nor is there any Action pending or, to the Knowledge of the Company, threatened by any Governmental Entity which would reasonably be expected to become the basis for any such ineligibility or disqualification, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, no RIA has any Client that is, or is required to be, registered as an investment company under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended.

(e) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) each Investment Advisor Contract is valid and effective in accordance with its terms and (ii) there is no existing breach under any Investment Advisor Contract or event which, with the giving of notice or the lapse of time or both, would become such a breach.

(f) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries (i) has complied with applicable requirements of ERISA and Section 4975 of the Code and (ii) has not engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that has subjected or could subject the Company or any of its Subsidiaries, including the RIAs, to liability or Taxes under ERISA or the Code.

(g) The Subsidiaries of the Company listed in Section 3.9(g) of the Disclosure Schedule are the only Subsidiaries of the Company that are required to be registered as broker-dealers under the Exchange Act as of the date hereof (collectively, the “Broker-Dealers”).

(h) The Broker-Dealers, where required by applicable Law, are duly registered as broker-dealers under the Exchange Act and the rules and regulations thereunder, are qualified and licensed as broker-dealers in each state and other jurisdiction wherein they are required to be so qualified or licensed and are member organizations in good standing with FINRA and any other self-regulatory organization where the conduct of their businesses requires such membership, except where the failure to be so qualified or licensed or to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (other than the Broker-Dealers) is required to be registered as a broker-dealer with any Governmental Entity, except where the failure to be so registered would not have, individually or in the aggregate, a Material Adverse Effect.

(i) As of the date hereof, except as set forth in Section 3.9(i) of the Disclosure Schedule, no Broker-Dealer and, to the Knowledge of the Company, no person “associated” (as defined in the Exchange Act) with any Broker-Dealer, (i) is ineligible or disqualified pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as a person “associated” with a broker-dealer, (ii) is subject to any “statutory disqualification” (as such terms are defined in the Exchange Act) or (iii) is subject to a disqualification that would be the basis for censure, material limitations on the activities, functions or operations of, or suspension or revocation of the registration of, any Broker-Dealer under any applicable provision of the Exchange Act, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole.

3.10 Real Property.

Neither the Company nor any of its Subsidiaries owns any real property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens.

3.11 Intellectual Property and Information Security.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or, to the Knowledge of the Company, one of its Subsidiaries that is registered, patented or subject to an application for registration or patent (the “Company-Registered Intellectual Property”). The Company or, to the Knowledge of the Company, one of its Subsidiaries is the exclusive owner of all right, title and interest in and to the Company-Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries own, license or otherwise possess valid and enforceable rights to use all Company Intellectual Property, (ii) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate in any material respect the Intellectual Property rights of any third party, (iii) no Actions are pending or, to the Knowledge of the Company, threatened in writing that: (A) allege the Company or any of its Subsidiaries or the products or services of the Company or any of its Subsidiaries infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any third party, (B) request the Company or any of its Subsidiaries to license third-party Intellectual Property, or (C) challenge the rights of the Company or any of its Subsidiaries in, or the validity or enforceability of, the Company Intellectual Property. To the Knowledge of the Company, no Company-Registered Intellectual Property is being infringed, diluted, misappropriated or otherwise violated by any third party, and no Actions by the Company or any of its Subsidiaries are pending against any third party in connection with any Company Intellectual Property.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the consummation of the Merger is not expected to adversely affect the Company’s and its Subsidiaries’ right and ability to continue using the Company Technology after the Closing in a manner similar to the manner in which the Company Technology is used prior to the Closing.

(d) Except as would not have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, all current and former employees and contractors of the Company or any of its Subsidiaries who contributed to the Company Technology that is incorporated in any product or service of the Company or any of its Subsidiaries have executed assignments to the Company and its Subsidiaries of all such Person’s respective rights, including Intellectual Property, relating to such product or service.

(e) Except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the Company and its Subsidiaries comply with all applicable contractual obligations and their own published or posted privacy or information security policies governing the collection, sharing, processing, use and safeguarding of consumer and employee information that is personally identifiable or otherwise subject to regulation by applicable Law (“Personal Information”) and, to the Knowledge of the Company, are not alleged to have breached or violated any such obligations or policies; (ii) the Company and its Subsidiaries have implemented and maintain a written information security program and maintain reasonable technical, administrative, and physical safeguards to protect the confidentiality, integrity and security of the systems and networks (and all Personal Information stored therein or transmitted thereby) (“Systems”) of the Company and its Subsidiaries that are, in each case, commercially reasonable and, in any event, in compliance with all applicable Laws and contractual obligations to which the Company or any of its Subsidiaries is bound; and (iii) to the Knowledge of the Company, as of the date hereof, there have been no security breaches relating to, or any unauthorized access or acquisition of, any Company’s or Subsidiary’s Systems or any Personal Information maintained by the Company or its Subsidiaries which could result in material liability to the Company after the date hereof.

(f) It is agreed and understood that no representation or warranty is made in respect of intellectual property or information security matters in any section of this Agreement other than this Section 3.11.

3.12 Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course, except in connection with the Company’s sale process, including the consideration of the transactions contemplated by this Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions, the entry into this Agreement and the performance of the transactions contemplated by this Agreement and (b) there has not been any change, effect, event or occurrence that has had or would have, individually or in the aggregate, a Material Adverse Effect.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following Contracts (other than this Agreement, the Contracts filed by the Company with the SEC, the Employee Benefit Plans and the Policies) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (collectively, with each Contract filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K or as a “definitive material agreement” (as such term is defined in Item 1.01 of Form 8-K of the SEC under the Exchange Act), the “Material Contracts”):

(i)	each Contract that contains provisions that prohibit the Company or any of its Subsidiaries from competing in, in any material respect, any line of business, which provisions, to the extent reasonably apparent from the language of such Contract, would, after the Effective Time, in addition to applying to the Surviving Corporation and its Subsidiaries, also apply to the Parent or any of its Affiliates (other than the Surviving Corporation or any of its Subsidiaries);

(ii)	each Contract that creates, governs or controls a partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)	other than any Contract between or among the Company and any of its wholly owned Subsidiaries or between or among any of the wholly owned Subsidiaries of the Company, each Contract relating to outstanding Indebtedness in excess of $4,000,000 in principal amount;

(iv)	each mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) on any material property or asset of the Company or any Subsidiary thereof;

(v)	each Contract (A) pursuant to which any earn-out, deferred or contingent payment remains outstanding or (B) pursuant to which all material indemnification obligations have not terminated or expired (excluding indemnification obligations in respect of representations and warranties that survive indefinitely), in each case, that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)	each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of the Company or which limits the ability of the Company or any of its Subsidiaries to pledge any assets or guarantee or incur Indebtedness;

(vii)	each Contract that is either (A) set forth on Section 3.13(a) of the Disclosure Schedule or (B) an employment agreement with the Company or any of its Subsidiaries entered into in connection with a “management company buy-out”; and

(viii)	each Contract material to the business of the Company and its Subsidiaries, taken as a whole, which does not involve commercially available, off-the-shelf software and involving (A) the provision of information technology products or services by or to the Company or any of its Subsidiaries or (B) the licensing of Intellectual Property or Company Technology by or to the Company or any of its Subsidiaries.

(b) (i) All Material Contracts are in full force and effect and enforceable in accordance with their terms (except those which may be cancelled, rescinded, terminated or not renewed after the date hereof in accordance with their terms), in each case, except where the failure to be so in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under (or with notice or lapse of time, or both, would be in breach of or default under) the terms of any Material Contract, in each case, except where such breach or default would not have, individually or in the aggregate, a Material Adverse Effect.

3.14 Employee Benefits.

(a) Section 3.14(a) of the Disclosure Schedule includes a list of all material Employee Benefit Plans. The Company has delivered or made available (including by way of the general availability of documents publicly filed with the SEC) to the Parent true and complete copies (or, to the extent no such copy exists, an accurate description of the material terms thereof) of the following documents, with respect to each of the material Employee Benefit Plans, to the extent applicable: (i) any plans, all amendments thereto and related funding arrangements or trust documents, and amendments thereto, (ii) the most recent Forms 5500 and accompanying schedules thereto, if any, (iii) the most recent Internal Revenue Service determination or opinion letter, if applicable, and (iv) the most recent summary plan descriptions.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, no Employee Benefit Plan is subject to, and neither the Company nor any of its ERISA Affiliates has maintained (for employees of the Company and its Subsidiaries), contributed to or been required to contribute to a plan subject to, Title IV or Section 302 of ERISA or Section 412 of the Code, including any “multiemployer plans” (as defined in Section 4001(a)(3) of ERISA), or to any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). In respect of the Employee Benefit Plans, no event has occurred and no circumstance exists that could give rise to liability under Title IV of ERISA or Section 412 of the Code to the Company or any of its ERISA Affiliates that has not been satisfied in full.

(c) Each Employee Benefit Plan is in, and has been operated and maintained in, compliance with its terms and with all applicable Laws, except for instances of non-compliance that would not have, individually or in the aggregate, a Material Adverse Effect. In respect of each Employee Benefit Plan, neither the Company nor any of its Subsidiaries is or, to the Knowledge of the Company, reasonably could be subject to a material liability under Section 502 of ERISA or a Tax under Section 4975 of the Code.

(d) Except as set forth in Section 3.14(d) of the Disclosure Schedule and except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i)	none of the Company or any of its Subsidiaries has received notice of and there are no pending or, to the Knowledge of the Company, threatened audits or investigations by any Governmental Entity with respect to, or other Actions, claims, suits or other proceedings against or involving any, Employee Benefit Plan or asserting rights or claims to benefits under any Employee Benefit Plan (other than routine claims for benefits payable in the normal course);

(ii)	each Employee Benefit Plan intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect on which it relies (or has submitted or will submit, and is awaiting receipt of a response, or is within the remedial amendment period for submitting an application for a determination or opinion letter with the Internal Revenue Service), and no event has occurred that would, to the Knowledge of the Company, reasonably be expected to adversely affect such plan’s qualified status;

(iii)	except to the extent required under Section 601 et. seq. of ERISA and Section 4980B of the Code, none of the Employee Benefit Plans provides for post-employment medical, group health,

disability or retiree life insurance benefits to any Company or Subsidiary employee, other than (A) coverage mandated by applicable state Law, (B) death benefits or retirement benefits under any “employee benefit pension plan”, as that term is defined in Section 3(2) of ERISA, (C) benefits under insured plans maintained by the Company or any of its Subsidiaries providing such benefits in the event an employee is disabled at the time of termination of the employee’s employment with the Company or the applicable Subsidiary and the conversion privileges provided under such insured plans, or (D) deferred compensation benefits accrued as liabilities on the books of the Company and its Subsidiaries and disclosed on its financial statements; and

(iv)	the Company and its Subsidiaries, and the relevant plan administrator if other than the Company or its Subsidiaries, have at all relevant times properly classified each provider of services to the Company or any of its Subsidiaries as an employee or independent contractor, as the case may be, for all purposes relating to each Employee Benefit Plan for which such classification could be relevant.

(e) Except as provided herein or as set forth in Section 3.14(e) of the Disclosure Schedule, including Sections 2.1(d), 2.1(e), 2.1(f) and 2.1(g), neither the execution of this Agreement nor the consummation of the Merger will constitute an event that, either alone or in conjunction with any other event, will result in: (i) acceleration of the time of payment or vesting or increase in benefits or the amount payable under any Employee Benefit Plan, (ii) any amount failing to be deductible by reason of Section 280G of the Code, (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code, (iv) the Company or any Subsidiary being required to transfer or set aside any assets to fund any benefits under any Employee Benefit Plan or (v) any employee, director, independent contractor or “principal” of the Company or any of its Subsidiaries becoming entitled to severance pay or benefits or any other payment or benefit.

(f) Except as set forth in Section 3.14(f) of the Disclosure Schedule, each Employee Benefit Plan and each “management agreement” or agreement with the Company or any of its Subsidiaries entered into in connection with a “management company buy-out” that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such service provider pursuant to Section 409A of the Code.

3.15 Labor and Employment Matters. Except as set forth on Section 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to, or bound by, any collective bargaining agreement or other Contract or binding understanding with a labor union or organization and none of the employees of the Company or any of its Subsidiaries is represented by any labor organization. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries and (b) the Company and its Subsidiaries are in compliance with all Laws and Orders regarding employment and employment practices.

3.16 Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to protection of the environment or human health and safety (“Environmental Laws”), (ii) the Company and each of its Subsidiaries possess and are in compliance with all Permits required under the Environmental Laws for the conduct of their respective operations, and (iii) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of, or liability under or relating to, any Environmental Law.

(b) It is agreed and understood that no representation or warranty is made in respect of environmental matters in any section of this Agreement other than this Section 3.16.

3.17 Insurance. Except as would not have, individually or in the aggregate, a Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and, to the Knowledge of the Company, as is commercially reasonable for businesses of comparable size and scope of operations to the Company and its Subsidiaries and (b) all of the Policies are in full force and effect and all premiums due and payable thereon from the Company have been paid in full. No insurance broker or carrier for the Policies has delivered a written termination on non-renewal notice to the Company or, to the Knowledge of the Company, any of its Subsidiaries.

3.18 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in any Proxy Statement will, at the time it is first mailed to the Stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Any Proxy Statement filed by the Company will at the time it is first mailed to the Stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable thereto as of such time. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied or required to be supplied by or on behalf of the Parent or Merger Sub or any of their respective Representatives or Affiliates which is contained or incorporated by reference in any Proxy Statement.

3.19 Brokers’ Fees. No broker, finder, financial advisor, investment banker or other similar Person (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Subsidiaries. The Company has delivered or made available to the Parent correct and complete copies of all Contracts between the Company or any of its Subsidiaries, on the one hand, and Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as financial advisor with respect to the transactions contemplated by this Agreement, on the other hand.

3.20 Takeover Statutes Not Applicable. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub set forth in Section 4.9, the Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from the requirements of Section 203 of the DGCL, as well as any applicable “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “business combination” or other anti-takeover Laws and regulations (to the extent it has the ability under such Laws or regulations to cause such exemption) or contained in the Company’s certificate of incorporation. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

3.21 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of the Parent, Merger Sub or any other Person on behalf of the Parent or Merger Sub makes any other express or implied representation or warranty with respect to the Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1 Organization. Each of the Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (b) is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation (or other applicable entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, in good standing or qualified or to have such power and authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority. Each of the Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action (including the adoption of this Agreement and approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub), and no other corporate action on the part of the Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by the Parent or Merger Sub or the consummation of the transactions contemplated hereby by the Parent or Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent and Merger Sub enforceable against the Parent and Merger Sub in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.3 Noncontravention.

(a) Assuming compliance with the matters referenced in clauses (i) through (v) of Section 4.3(b) and receipt of any required approvals in connection therewith, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organization and governing documents) of the Parent or Merger Sub, (ii) violate any Law applicable to the Parent or Merger Sub on the date hereof, (iii) with or without the giving of notice or the lapse of time or both, result in a breach of, constitute a default under, result in the termination of or a right of termination or cancellation under, or accelerate the performance of any obligation required by, any Contract to which the Parent or Merger Sub is a party or (iv) result in the creation of any Lien (other than a Permitted Lien) upon any properties, rights or assets of the Parent or Merger Sub, except in the case of the immediately preceding clauses (ii), (iii) and (iv), to the extent that any such violation, breach, default, termination, termination or cancellation right creation, acceleration or Lien creation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Parent and Merger Sub does not, and the consummation of the Merger will not, require any Order, Permit of, or filing with or notification to, any Governmental Entity, except for (i) compliance with applicable foreign, provincial and state securities or blue sky Laws, the Advisers Act, the Securities Act and the Exchange Act (including the filing with the SEC of any required Proxy Statement and any required mailing or other dissemination thereof), (ii) compliance with the rules and regulations of the NYSE, including any applications for any delisting of the Common Stock with the NYSE, the CFTC, FINRA, the securities or insurance commission (or other similar body) of any foreign government, province or state or any other self-regulatory body, (iii) compliance with the HSR Act and any applicable foreign antitrust Laws, (iv) the filing and recording of appropriate merger or other documents as required by the DGCL (including the Certificate of Merger with the Secretary of State of the State of Delaware), (v) the Orders, Permits, filings and notifications set forth in the disclosure schedule delivered by the Parent to the Company immediately prior to the execution of this Agreement and (vi) such Orders, Permits, filings and notifications which, if not obtained or made, would not prevent or materially delay the consummation of the Merger.

4.4 Financing.

(a) The Parent and Merger Sub have delivered to the Company, prior to the time of execution of this Agreement, true, complete and correct copies of: (i) the executed debt commitment letter, dated as of April 14, 2013, between Merger Sub and Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch and UBS Securities LLC and the executed fee letter associated therewith (provided, that provisions in the fee letter related to the amount of fees and other economics, “flex” provisions and “securities demand” provisions, but only to the extent not affecting the amount, availability or conditionality of the Debt Financing, may be redacted) (such commitment letter and the fee letter, together with all exhibits, schedules, annexes and supplements thereto, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch and UBS Securities LLC have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, the payment of fees and expenses to be incurred by Parent and Merger Sub in connection therewith and for the other purposes set forth therein; and (ii) the executed equity commitment letter, dated as of April 14, 2013, among the Parent and Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P. and Madison Dearborn Capital Partners VI Executive-A, L.P., each a Delaware limited partnership (collectively, the “Investors”) (together with all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of the Investors has committed to invest the cash amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended, restated or otherwise modified or waived prior to the date of this Agreement, and, other than amendments, restatements, or modifications solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities, no such amendment, restatement, modification or waiver is contemplated as of the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect on or prior to the date of this Agreement. As of the date hereof, there are, and are contemplated to be, no other agreements, side letters or arrangements relating to any of the Financing Commitments (other than as expressly set forth in the Financing Commitments delivered to the Company pursuant to the first sentence of this Section 4.4(a) and other than customary engagement letters, customary side letters and other customary ancillary agreements, none of which affect the amount, availability or conditionality of the Financing). As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of the Parent and Merger Sub and, to the knowledge of the Parent, the other parties thereto, in each case in accordance with their terms and except as limited by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (y) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. There are no conditions related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitments furnished to the Company pursuant to the first sentence of this Section 4.4(a). As of the date hereof, to the knowledge of Parent and Merger Sub, no event has occurred that would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Parent or Merger Sub under any of the Financing Commitments. As of the date hereof, neither the Parent nor Merger Sub nor any of the Investors has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Parent or Merger Sub on the

Closing Date. The Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments.

(b) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2(b), and subject to the “Specified Representations” and the “Specified Merger Agreement Representations” (each such term as defined in the Debt Financing Commitment) being true and correct in all material respects (except to the extent any such “Specified Representation” or “Specified Merger Agreement Representation” is already qualified by materiality, in which case such “Specified Representation” or “Specified Merger Agreement Representation” shall be true and correct in all respects) as of the Closing as if made as of the Closing (except to the extent any such “Specified Representation” or “Specified Merger Agreement Representation” speaks as of another time, in which case such “Specified Representation” or “Specified Merger Agreement Representation” shall be true and correct as of such other time), the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with the cash and cash equivalents of the Company and its Subsidiaries available to the Company and its Subsidiaries on the Closing Date, will be sufficient on the Closing Date for the Parent and the Surviving Corporation to pay the aggregate Merger Consideration, the aggregate Closing Equity Incentive Amounts and all related fees and expenses and any other payment contemplated in this Agreement and in the Financing Commitments.

(c) The obligations of the Parent and Merger Sub under this Agreement are not subject to any conditions regarding the availability or receipt of financing (including the Financing) for the consummation of the transactions contemplated hereby.

4.5 Litigation. As of the time of the execution of this Agreement, there is no Action pending or, to the knowledge of the Parent or Merger Sub, threatened that challenges or seeks to enjoin, alter, prevent or materially delay the Merger or that, if adversely decided, would otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

4.6 Employment Matters. As of the time of the execution of this Agreement, neither the Parent or Merger Sub nor any Representative of the Parent or Merger Sub has (a) entered into or orally committed to enter into any employment agreement with any of the Company’s directors, officers or employees, (b) offered employment to any of the Company’s directors, officers or employees, (c) had negotiations with any of the Company’s directors, officers or employees regarding employment after the Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

4.7 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

4.8 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Parent or Merger Sub (or, if applicable, any Affiliate of the Parent, including any direct or indirect investor in the Parent) for inclusion or incorporation by reference in any Proxy Statement will, at the time at the time it is first mailed to the Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Any Proxy Statement (if applicable) filed by the Parent, Merger Sub or any Affiliate of the Parent, including any direct or indirect investor in the Parent, will at the time it is first mailed to the Stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable thereto as of such time. Notwithstanding the foregoing, neither the Parent nor Merger Sub makes any representation or warranty with respect to any information supplied or required to be supplied by or on behalf of the Company or its Subsidiaries or any of their respective Representatives which is contained or incorporated by reference in any Proxy Statement.

4.9 Ownership of Common Stock. As of the date of this Agreement and except as set forth in the disclosure schedule delivered by the Parent to the Company immediately prior to the execution of this Agreement, none of the Parent or Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of the Parent or Merger Sub or their respective Affiliates holds any rights to acquire or vote (or control the vote of) any shares of Common Stock except pursuant to this Agreement. None of the Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of the Parent is necessary to adopt this Agreement or approve the Merger. The adoption of this Agreement and the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub was the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or approve the Merger.

4.11 Brokers’ Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage or finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by the Parent or Merger Sub or any of their respective Affiliates or Representatives for which the Company could have any liability prior to the Effective Time.

4.12 Solvency. Neither the Parent nor Merger Sub is entering into this Agreement or the Financing Commitments with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the Financing Commitments, including the Financing, the payment of the aggregate Merger Consideration, the aggregate Closing Equity Incentive Amounts and all related fees and expenses and any repayment or refinancing of debt that may be contemplated in the Debt Financing Commitment, and assuming (a) the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, (b) the accuracy of the “Specified Representations” in all material respects (except to the extent any such “Specified Representation” is already qualified by materiality, in which case such “Specified Representation” shall be true and correct in all respects) as of the Closing as if made as of the Closing (except to the extent any such “Specified Representation” speaks as of another time, in which case such “Specified Representation” shall be true and correct as of such other time) and the performance in all material respects by the Company of all of the covenants required to be performed by it under this Agreement at or prior to the Closing and (c) any estimates, projections or forecasts regarding the business of the Company and its Subsidiaries that have been provided to the Parent or any of its Representatives by the Company or any of its Representatives prior to the date hereof were prepared in good faith and were based on assumptions that were, when made, and continue to be, reasonable, the Surviving Corporation and its Subsidiaries, taken as a whole, (a) as of such date will be able to pay its liabilities as they become due and shall own property having a fair saleable value greater than the amounts required to pay its probable liabilities (including a reasonable estimate of all probable contingent liabilities) as they become absolute and mature and (b) shall not have, as of such date, unreasonably small capital to carry on its business in which it is engaged. For purposes of this definition, “not have, as of such date, unreasonably small capital to carry on its business in which it is engaged” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.13 Investment. Except as set forth in the disclosure schedule delivered by the Parent to the Company immediately prior to the execution of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has an interest greater than five percent (5%) in a Person who owns, controls or operates in the United States a business that derives a substantial portion of its revenues from a line of business within the Company’s or its Subsidiaries’ principal lines of businesses.

4.14 Limited Guarantee. Concurrently with the execution and delivery of this Agreement, each of the Guarantors has executed and delivered the Limited Guarantee pursuant to which each such Guarantor is guaranteeing certain obligations of the Parent and Merger Sub in connection with this Agreement on the terms and subject to the conditions set forth therein. The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of each of the Guarantors, enforceable in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.15 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of the Parent and Merger Sub acknowledges that (a) neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to the Parent or Merger Sub in connection with the transactions contemplated by this Agreement and (b) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the Parent, Merger Sub or any other Person resulting from the distribution to the Parent or Merger Sub, or the Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, including in management presentations, “data rooms” or via any Representative or other Person.

ARTICLE V

COVENANTS

5.1 Operation of the Company’s Business.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the consent in writing (including by email) of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly permitted by this Agreement or (iv) as disclosed in Section 5.1 of the Disclosure Schedule, the Company covenants and agrees with the Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and in compliance in all material respects with applicable Laws and that the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their tangible and intangible assets and maintain their present business relationships and goodwill with their respective officers, key employees, key customers, key suppliers and other key business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions set forth in clauses (i) through (iv) of Section 5.1(a), the Company agrees with the Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent (including by email) of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company:

(i)	shall not, and shall cause its Subsidiaries not to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organization documents;

(ii)	shall not, and shall cause its Subsidiaries not to, declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity securities or with respect to any Company Equity Securities (whether in cash, assets, stock, other securities or other property), except for dividends or distributions by Subsidiaries in the ordinary course of business;

(iii)	shall not, and shall cause its Subsidiaries not to, split, combine or reclassify or issue, grant, sell, transfer, encumber or otherwise dispose of, or authorize or propose the issuance, grant, sale, transfer, encumbrance or other disposition of, any of its capital stock or other equity securities or any Company Equity Securities, except for (A) issuances of Common Stock as required to be issued upon exercise or settlement of vested Company Equity Awards under any Company Stock Plan and on the terms in effect on the date hereof, (B) in connection with the ESPP to the extent permitted by Section 2.6 and (C) encumbrances that are restrictions on transfer imposed by applicable securities Laws;

(iv)	shall not, and shall cause its Subsidiaries not to, purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities or any Company Equity Securities, except, in each case, in connection with the exercise and settlement of outstanding vested Company Equity Awards under the Company Stock Plans and on the terms in effect on the date hereof;

(v)	shall not, and shall cause its Subsidiaries not to, incur, assume, guarantee, amend, modify, refinance, prepay, redeem, repurchase or become obligated to do any of foregoing with respect to any Indebtedness except for (A) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) borrowings under the Credit Agreement in the ordinary course of business consistent with past practice or to finance acquisitions permitted by clause (viii) below, (C) the incurrence of Indebtedness by any Subsidiary of the Company of the type described in clause (d) of the definition thereof in the ordinary course of business and (D) the incurrence of Indebtedness that does not exceed $15,000,000 in aggregate principal amount outstanding at any time (so long as all such Indebtedness is prepayable without premium, penalty or other cost and excluding any Indebtedness permitted by clauses (A), (B) or (C) above);

(vi)	except in the ordinary course of business, shall not, and shall cause its Subsidiaries not to, (A) make any material change in any method of Tax or financial accounting or make or change any material Tax election other than changes required by GAAP or applicable Law or regulatory requirements with respect thereto or (B) settle or compromise any material income Tax liability for an amount materially in excess of amounts reserved;

(vii)	shall not, and shall cause its Subsidiaries not to, (A) other than in the ordinary course of business or as required by applicable Law, adopt, amend, modify or terminate any Employee Benefit Plan or any plan, program, arrangement, practice or agreement that would be an Employee Benefit Plan if it were in effect on the date hereof, (B) enter into any collective bargaining agreement with any labor organization or union, (C) other than (I) in the ordinary course of business, (II) with respect to new hires or promotions, in each case of employees who are not directors, officers or “principals”, or (III) as required by applicable Law, increase the rate of compensation or other benefits, or enter into or provide any accelerated vesting, change-in-control, severance, retention or other similar arrangement with or benefit to, any current or former employee of the Company or any of its Subsidiaries who is not a director, officer or “principal” or (D) other than (I) as required by applicable Law or (II) with respect to new hires or promotions of directors, officers or “principals”, increase the rate of compensation or other benefits, or enter into or provide any accelerated vesting, change in control, severance, retention or other similar arrangement with or benefit to, any current or former director, officer or “principal” of the Company or any of its Subsidiaries; provided, however, in the case of each of clauses (A) through (D), that the Company or any of its Subsidiaries may (1) take any such action to the extent required under any Contracts or Employee Benefit Plans in effect as of the date hereof and (2) amend any Employee Benefit Plan if the cost to the Company and its Subsidiaries of providing benefits thereunder is not materially increased, and no action by an Excluded Subsidiary which would otherwise be a breach of this Section 5.1(b)(vii) shall be a breach of this Section 5.1(b)(vii) so long as such action was not taken at the direction of the Company;

(viii)	other than for the account of Clients pursuant to Investment Management Services provided in the ordinary course of business, shall not, and shall cause its Subsidiaries not to, (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or any property or assets of any Person (including by engaging in any “management company buy-out”) except for (I) “management company buy-outs” with up-front consideration (i.e., consideration excluding any earn-outs or other contingent or deferred consideration) not in excess of $50,000,000 in the aggregate and (II) other acquisitions with a value not in excess of $30,000,000 in the aggregate (and all such acquisitions shall be made on terms reasonably consistent with past practice and must also be Permitted Acquisitions), (B) make any investment in another entity (other than an entity that is a wholly owned Subsidiary of the Company as of the date hereof and other than incorporation of a wholly owned Subsidiary of the Company) with a value in excess of $10,000,000 in the aggregate, (C) sell, lease, license, or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any material assets of the Company or any of its Subsidiaries (except, in the case of the immediately preceding subclauses (A) and (C), for acquisitions or dispositions pursuant to any Contracts in effect as of the date hereof and which are disclosed in Section 5.1 of the Disclosure Schedule, and solely in the case of the immediately preceding subclause (C), for (w) dispositions of any Subsidiary or any asset sale of all or substantially all of the assets of any Subsidiary, in either case, so long as such Subsidiary does not have annual revenues in 2012 of more than $3,000,000 (with the aggregate amount of all dispositions pursuant to this clause (w) limited to Subsidiaries with an aggregate amount of annual revenues in 2012 of not more than $10,000,000), (x) sales and non-exclusive licenses of products and services of the Company and its Subsidiaries in the ordinary course of business, (y) dispositions of obsolete or worthless assets (including inactive Subsidiaries) and (z) transfers among the Company and its wholly owned Subsidiaries (other than any “management company buy-out”), (D) make any loans or advances to any Person (other than the Company or any wholly owned Subsidiary and advances to employees, “principals” and “management companies” in the ordinary course of business) or (E) other than this Agreement or in connection with the transactions contemplated hereby, adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(ix)	shall not, and shall cause its Subsidiaries not to, (A) cancel, materially modify, terminate or grant a waiver of any material rights under any Contract with any broker, finder, financial advisor, investment banker or other similar Person with respect to the transactions contemplated by this Agreement, any “management agreement” or any Material Contract in any respect in a manner which is materially adverse to the Company or any of its Subsidiaries, other than cancellations, modifications, terminations or waivers of “management agreements” in the ordinary course of business consistent with the grant of authority to the Company’s Executive Management Committee in effect as of the date hereof or of Material Contracts in the ordinary course of business, (B) enter into a new Contract that (x) is a Contract with any broker, finder, financial advisor, investment banker or other similar Person with respect to the transactions contemplated by this Agreement, is a “management agreement” or would be a Material Contract if in existence as of the date hereof, other than Material Contracts entered into in the ordinary course of business, or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby or (C) waive, release, cancel, convey, encumber or otherwise assign any material rights or claims under any such Material Contract or new Contract of the type set forth in clause (B)(x), other than in the ordinary course of business;

(x)	shall not, and shall cause its Subsidiaries not to, merge or consolidate the Company or any of its Subsidiaries with any Person (other than the Merger and other than such transactions solely among wholly owned Subsidiaries of the Company);

(xi)	shall not, and shall cause its Subsidiaries not to, make or agree to make any capital expenditure, capital additions or capital improvements or enter into any agreements providing for any such capital expenditures, capital additions or capital improvements that exceed, in the aggregate, $7,500,000, other than those expenditures set forth in the Company’s 2013 capital expenditure budget made available to the Parent prior to the date hereof;

(xii)	shall not, and shall cause its Subsidiaries not to, commence any Action or compromise, settle or come to an arrangement regarding any pending or threatened Action, except for (A) Actions commenced in the ordinary course of business and (B) compromises, settlements and arrangements entered into in the ordinary course of business and which do not grant any material injunctive or equitable relief against the Company or any of its Subsidiaries; provided, however, that no action by an Excluded Subsidiary which would otherwise be a breach of this Section 5.1(b)(xii) shall be a breach of this Section 5.1(b)(xii) so long as such action was not taken at the direction of the Company;

(xiii)	shall not, and shall cause its Subsidiaries not to, enter into, amend or modify any transaction or arrangement of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiv)	shall not, and shall cause its Subsidiaries not to, enter into any line of business materially unrelated to the businesses conducted by the Company and its Subsidiaries as of the date hereof;

(xv)	shall not, and shall cause its Subsidiaries not to, fail to maintain its existing insurance policies in full force and effect consistent with past practice unless such policies are replaced with comparable policies; and

(xvi)	shall not, and shall cause its Subsidiaries not to, agree or make a binding commitment to take any of the foregoing actions.

(c) With respect to any Permitted Target (as defined in the Debt Commitment Letter as in effect on the date hereof) acquisition consummated on or after the date hereof and prior to the completion of the Marketing Period, the Company shall use its commercially reasonable efforts to seek to provide the Parent with any third-party due diligence reports prepared in connection with such acquisition, the provision of any such third-party due diligence reports to the Parent being contingent upon the Parent executing any agreements required by the preparers of such reports (including any required non-reliance letters) and that the provision of such reports to the Parent would not (i) be prohibited by applicable Law, (ii) breach any attorney-client privilege or (iii) breach a Contract to which the Company or any of its Subsidiaries (including the acquired company) are bound.

(d) Nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(e) The Parent agrees with the Company, on behalf of itself and its Subsidiaries and Control Affiliates, that, from and after the date hereof and prior to the Effective Time (or, if earlier, the Termination Date), the Parent shall not, and shall not permit any of its Subsidiaries or Control Affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.2 Proxy Statement.

(a) As promptly as practicable after the date hereof (and in any event within fifteen (15) Business Days after the date hereof), the Company shall prepare and file a proxy statement with the SEC in connection with the

Stockholders Meeting in preliminary form (as such proxy statement is amended and supplemented by any amendments or supplements thereto filed with the SEC, including the filing of such proxy statement in definitive form, together with any other transaction statement filed with the SEC in connection with the Stockholders Meeting, as any such transaction statement is amended and supplemented by any amendments or supplements thereto filed with the SEC, the “Proxy Statement”). In the event either the Company or the Parent reasonably deems it advisable after consultation with the other Party to make supplemental or amended disclosure or supplemental or amended disclosure is required by, or reasonably prudent in light of, applicable Law, or the SEC staff requests supplemental or amended disclosure (and does not promptly withdraw such request), then, as promptly as practicable after the date of such determination, the Parties shall, and shall cause their Affiliates to, prepare and file, in each case to the extent either the Company or the Parent reasonably deems it advisable after consultation with the other Party to make supplemental or amended disclosure or supplemental or amended disclosure is required by applicable Law, or the SEC staff has so requested the making of supplemental or amended disclosure (and has not promptly withdrawn the request), such Proxy Statement and the Parties shall cooperate, and shall cause their Affiliates to cooperate, in modifying any previously filed Proxy Statement to satisfy the requirements of the SEC, including by promptly providing or causing to be provided to each other all information with respect to itself, its Affiliates and its Representatives as may be reasonably requested by any of the other Parties for inclusion in a Proxy Statement. Subject to Section 5.4, the Proxy Statement filed by the Company shall include the Board Recommendation. The Parent agrees to promptly provide or cause to be provided all information with respect to itself, its Subsidiaries and Affiliates (including Merger Sub, the Investors and the Guarantors) and its Representatives as may be reasonably requested by the Company and which the Company determines in good faith is reasonably required for inclusion in any Proxy Statement filed by the Company. The Company agrees to promptly provide or cause to be provided all information with respect to itself, its Subsidiaries and Affiliates and its Representatives as may be reasonably requested by the Parent and which the Parent determines in good faith is reasonably required for inclusion in any Proxy Statement filed by the Parent or any of its Affiliates.

(b) Each Party shall promptly notify the other Party of the receipt of all comments from the SEC with respect to any Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all written correspondence between such Party or any of its Representatives and the SEC with respect to any Proxy Statement. Each Party shall promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC and use its reasonable best efforts to resolve all such comments as soon as reasonably practicable. The Company shall cause a definitive Proxy Statement to be filed with the SEC and mailed to the Stockholders promptly (and in any event within five (5) Business Days) after the date the SEC staff advises that it has no further comments on the preliminary Proxy Statement filed by the Company or that the Company may commence mailing the Proxy Statement. If at any time prior to the Stockholders Meeting, any information relating to the Company or the Parent or any of their respective Affiliates or Representatives should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to any Proxy Statement so that such Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC, and to the extent required by applicable Law, disseminated to the Stockholders.

(c) Subject to applicable Law, prior to filing or mailing any Proxy Statement, including any amendment or supplement thereto, or responding to any comments from the SEC with respect to any Proxy Statement, the Party that files or that has an Affiliate that files a Proxy Statement shall provide the other Party with a reasonable opportunity to review and comment on such document or response.

(d) All expenses incurred in connection with the filing (including any applicable SEC filing fees), printing and mailing of any Proxy Statement, including the filing, printing and mailing of any amendments or supplements thereto, as applicable, shall be borne by the Company.

5.3 Stockholders Meeting. The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, convene a special meeting of the Stockholders (the “Stockholders Meeting”) as promptly as practicable after the date of mailing of the Proxy Statement (and in any event, subject to the provisos to this sentence, no more than thirty (30) days after such date of mailing) to consider and vote upon the adoption of this Agreement and, subject to Section 5.4, shall use its reasonable best efforts, consistent with customary practice, to solicit the Stockholder Approval (it being understood that the Parent shall also be entitled to take any reasonable lawful action to solicit the Stockholder Approval); provided, that such solicitation activities may include cooperating with the Parent in making presentations to proxy advisory firms or other similar Persons making a recommendation with respect to the transactions contemplated hereby; provided, further, that the Company may postpone, delay or adjourn the Stockholders Meeting (i) with the consent of the Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the preparation and filing of any supplemental or amended disclosure that is prepared and filed in accordance with Section 5.2(a) and for such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Stockholders Meeting, or (iv) if in the good faith judgment of the Board of Directors (after consultation with its outside legal counsel), failure to adjourn, delay or postpone the Stockholders Meeting would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors under applicable Law; provided, further, that the Parent may require the Company to postpone or adjourn the Stockholders Meeting one time (but in no event to a date that is less than two (2) Business Days prior to the End Date), unless prior to any such postponement or adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement (and which have not been withdrawn) sufficient such that, if the shares of Common Stock subject to such proxies are not otherwise voted at the Stockholders Meeting so as to withdraw such proxies, the condition set forth in Section 6.1(a) will be satisfied at the Stockholders Meeting. Without the prior written consent of the Parent, the adoption of this Agreement and matters related to the transactions contemplated hereby (including the Merger) shall be the only matters which the Company shall propose to be acted on by the Stockholders at the Stockholders Meeting. The Company shall establish a record date for purposes of determining Stockholders entitled to notice of and vote at the Stockholders Meeting (the “Record Date”) on or prior to the date on which the Proxy Statement is mailed to the Stockholders pursuant to Section 5.2. Once established, the Company shall not change the Record Date or establish a different record date for the Stockholders Meeting without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed), unless the Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law or pursuant to the Company’s certificate of incorporation or by-laws. In the event that the date of the Stockholders Meeting as originally called is for any reason postponed or adjourned or otherwise delayed, the Company agrees that, unless the Parent shall have otherwise approved in writing, it shall implement such postponement or adjournment or other delay in such a way that the Company does not establish a new record date for the Stockholders Meeting, as so postponed, adjourned or delayed, except as required by applicable Law or the Company’s certificate of incorporation or by-laws. The Company shall, upon the reasonable request of the Parent, advise the Parent periodically (and at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders Meeting) as to the aggregate tally of the proxies received by the Company with respect to the Stockholder Approval. Unless this Agreement has been terminated pursuant to and in accordance with Article VII, and notwithstanding any Change of Recommendation, this Agreement shall be submitted to the Stockholders for the purpose of obtaining the Stockholder Approval.

5.4 No Solicitation.

(a) Subject to the other provisions of this Section 5.4, from and after the time of the execution of this Agreement until the earlier of the Effective Time or the Termination Date, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry, proposal or offer with respect to, or which could reasonably be expected to lead to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any discussions or negotiations regarding an Alternative Proposal with any Person, except to notify such Person as to the existence of the provisions of this

Section 5.4(a), or furnish any non-public information to any Person in connection with or in respect of an Alternative Proposal or any inquiry, proposal or offer that could reasonably be expect to lead to an Alternative Proposal, (iii) approve, endorse or recommend any Alternative Proposal, (iv) enter into, or authorize the entry into, any letter of intent, agreement in principle, definitive agreement or any other agreement for any Alternative Proposal (except for confidentiality agreements of the type set forth under, and to the extent authorized by, Section 5.4(b)) or (v) otherwise knowingly facilitate the making or submission of any Alternative Proposal. Notwithstanding the foregoing, the Company and its Subsidiaries need not, prior to the Excluded Party Deadline, require Persons previously provided confidential information concerning the Company and its Subsidiaries in connection with or in respect of an Alternative Proposal, or any inquiry, proposal or offer that could reasonably be expect to lead to an Alternative Proposal, to return or destroy such information which may be in such Person’s possession or control or terminate access of such Person and its Representatives to any physical or electronic dataroom containing information about the Company and its Subsidiaries or their respective businesses; provided, that on such date, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their respective Representatives to, require all such Persons (other than the Parent and its Representatives and other than any Person to whom the Company is authorized to provide non-public information pursuant to Section 5.4(b) as of such date) to promptly return or destroy such confidential information and terminate access for all such Persons (other than the Parent and its Representatives) and their Representatives to any such physical or electronic dataroom.

(b) Notwithstanding the limitations set forth in Section 5.4(a), from and after the time of the execution of this Agreement until the earlier of the date of the Stockholder Approval and the Termination Date, if the Company receives a written Alternative Proposal that did not result from a breach of Section 5.4(a) and that the Board of Directors determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes or which could reasonably be expected to lead to a Superior Proposal (and, notwithstanding the limitations set forth in Section 5.4(a), the Company and its Representatives may contact the Person making such Alternative Proposal and its Representatives to ascertain facts or clarify terms and conditions for the sole purpose of the Board of Directors informing itself about such proposal and the Person that made it in connection with the making of such determination), the Company may take the following actions: (i) furnish non-public information to the third party making such Alternative Proposal (and its Representatives) if, and only if, (A) the Company (I) is already bound by a confidentiality agreement with such third party entered into prior to the date hereof or (II) receives from such third party after the date hereof an executed confidentiality agreement containing terms no less favorable to the Company, in all material respects, than the terms of the Confidentiality Agreement and which does not, in any material manner, restrict or limit the ability of the Company to comply with its obligations under this Agreement (and, for the avoidance of doubt, such agreement shall contain a “standstill” that is in all material respects at least as favorable to the Company as the “standstill” in the Confidentiality Agreement (except that such undertaking need not prohibit the making or amendment of any Alternative Proposal on a confidential basis)) and (B) the Company promptly (and in any event within twenty-four (24) hours) makes available to the Parent and Merger Sub any such non-public information that is provided to such third party and which was not previously made available to the Parent, and (ii) engage in discussions or negotiations with, and provide draft documents and agreements to, such third party making such Alternative Proposal (and its Representatives).

(c) On the Business Day immediately following the Excluded Party Deadline, the Company shall notify the Parent in writing (including by email) of any written proposals or offers with respect to any Alternative Proposals received by the Company or, to the Knowledge of the Company, any of its Representatives after the date hereof and prior to the Excluded Party Deadline and that have not been withdrawn or are not otherwise being pursued by the Company as of such date and shall also provide in such notice the material terms and conditions, and any subsequent material amendments thereto, of any such written proposals or offers (including the identity of the Persons or groups of Persons making such proposals or offers and unredacted copies of all such written proposals or offers and also including unredacted copies of proposed transaction agreements (including those related to financing)). From and after the Excluded Party Deadline until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall promptly (and in any event within two

(2) Business Days) notify the Parent in writing (including by email) if any written proposal or offer with respect to any Alternative Proposal (including any material amendment to any Alternative Proposal made after the date hereof and prior to the Excluded Party Deadline) is received by the Company or, to the Knowledge of the Company, any of its Representatives after the Excluded Party Deadline and the Company shall also provide in any such notice the material terms and conditions of any such written proposal or offer (including the identity of the Person or group of Persons making such proposals or offers and unredacted copies of all such written proposals or offers and also including unredacted copies of proposed transaction agreements (including those related to financing)) and shall thereafter keep the Parent reasonably informed, on a reasonably current basis, of the status and terms of any such proposal or offer (including any material amendments thereto) and the status of any discussions or negotiations in respect thereof.

(d) Except as provided in Section 5.4(e) and Section 5.4(f), the Board of Directors shall not (i) withdraw or withhold, or modify or qualify in a manner adverse to the Parent, the Board Recommendation or publicly announce that it has proposed or resolved to take such action, (ii) fail to include the Board Recommendation in the Proxy Statement, (iii) in the event any tender or exchange offer is commenced that would constitute an Alternative Proposal, fail to publish, send or provide to the Stockholders, pursuant to Rule 14e-2(a) under the Exchange Act and within ten (10) Business Days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Stockholders reject such tender or exchange offer and publicly affirming the Board Recommendation or (iv) recommend, adopt, approve or enter into, or publicly propose or resolve to recommend, adopt, approve or enter into, any Alternative Proposal or any letter of intent, agreement in principle, definitive agreement or any other agreement for any Alternative Proposal (any of the actions described in this Section 5.4(d), a “Change of Recommendation”). No Change of Recommendation shall change the approval of the Board of Directors for purposes of causing any Laws of the type referred to in Section 5.11 to be inapplicable to the transactions contemplated by this Agreement.

(e) Notwithstanding Section 5.4(d) or anything else to the contrary provided in this Agreement, at any time prior to the receipt of the Stockholder Approval, the Board of Directors may effect a Change of Recommendation if an Intervening Event has occurred and the Board of Directors has determined in good faith (after consultation with outside legal counsel) that its failure to effect a Change of Recommendation following such Intervening Event would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(f) Notwithstanding Section 5.4(d) or anything else to the contrary provided in this Agreement, at any time prior to the receipt of the Stockholder Approval, and so long as the Company has complied in all material respects with Section 5.4 and Section 7.1(e), the Company may effect a Change of Recommendation and substantially concurrently therewith terminate this Agreement pursuant to Section 7.1(e) in order to enter into a definitive agreement for an Alternative Proposal if the Board of Directors has determined in good faith (after consultation with outside legal counsel and its financial advisor) that such Alternative Proposal constitutes a Superior Proposal.

(g) Prior to taking any action permitted by Section 5.4(f), (i) the Company shall give the Parent at least three (3) Business Days’ prior written notice (including by email) of its intention to take such action (which notice shall specify the identity of the Person or Persons making the Superior Proposal and the material terms thereof, including unredacted copies of all proposed transaction agreements (including those related to financing) relating to such Superior Proposal), (ii) if requested by the Parent, the Company and its Representatives shall negotiate in good faith with the Parent during the entirety of such notice period to make such changes to the terms of this Agreement, the terms of the Financing Commitments or the Limited Guarantee as would reverse the decision of the Board of Directors to cause such Alternative Proposal to no longer constitute a Superior Proposal, and (iii) the Board of Directors shall have considered in good faith (after consultation with outside legal counsel and its financial advisor) any changes to this Agreement, the Financing Commitments or the Limited Guarantee offered in writing by the Parent during such notice period in a manner that would form a binding contract if accepted by the Company and shall have determined that the applicable Alternative Proposal continues to constitute a Superior Proposal. Notwithstanding the foregoing, in the event of any material revision to the applicable Alternative Proposal (whether such revision is made during or following the completion of the initial three (3) Business Day period), the Company shall be required to deliver a new written notice pursuant to this Section 5.4(g) and comply again with the other requirements of this Section 5.4(g) in connection with such new written notice (except that, in connection with any such new written notice, the time period referred to above shall be shortened to two (2) Business Days).

(h) Nothing set forth in Section 5.4 or elsewhere in this Agreement shall prohibit the Board of Directors from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, issuing a “stop, look and listen” statement pending disclosure of its position thereunder or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Stockholders that the Board of Directors determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill the directors’ fiduciary duties or to satisfy applicable state or federal securities Laws; provided, that, the Board of Directors shall not make a Change of Recommendation except in accordance with this Section 5.4.

(i) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer (in each case other than from the Parent, Merger Sub or any of their respective Subsidiaries and other than the transactions contemplated by this Agreement) relating to (i) any merger, tender offer, exchange offer, joint venture, consolidation, dissolution, liquidation, recapitalization, reorganization, business combination, sale of assets, extraordinary dividend or stock repurchase involving the Company (or any of its Subsidiaries whose revenue, income, EBITDA or assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated revenue, income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole), (ii) the acquisition (however structured) by any such Person or “group” (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the acquisition (including by way of merger or tender offer) by any such Person or “group” of twenty percent (20%) or more of the outstanding shares of the Common Stock, (iv) the acquisition (however structured) by any such Person or “group” that would result in such Person or “group” beneficially owning twenty percent (20%) or more of the Common Stock or any class of equity or voting securities of the Company (or any of its Subsidiaries whose revenue, income, EBITDA or assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated revenue, income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole) or (v) any combination of the foregoing.

(j) As used in this Agreement, “Superior Proposal” shall mean an Alternative Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to seventy-five percent (75%)) that is reasonably likely to be consummated and that the Board of Directors determines in good faith (after consultation with outside legal counsel and its financial advisor), considering such factors as the Board of Directors considers to be appropriate (which shall in any event include the legal, financial and regulatory aspects of such Alternative Proposal and the Persons making such Alternative Proposal or providing financing for such Alternative Proposal), to be more favorable to the Stockholders than the transactions contemplated by this Agreement (including any offer by the Parent, in accordance with Section 5.4(g), to modify the terms hereof).

(k) From and after the time of the execution of this Agreement until the earlier of the Effective Time or the Termination Date, the Company shall not fail to enforce (unless the Board of Directors determines in good faith (after consultation with outside legal counsel) that enforcement would be inconsistent with the directors’ fiduciary obligations under applicable Law) or grant or agree to any waiver, amendment or release of or under any “standstill” or under any Law of the type referred to in Section 5.11 or otherwise provide consent or authorization for the making or submission of any Alternative Proposal pursuant to any such existing “standstill” or under any such Law; provided, that the Company may, prior to the time the Stockholder Approval is obtained, provide consent for the submission of an Alternative Proposal from a third party on a confidential basis upon request for such consent if the Board of Directors has determined in good faith (after consultation with outside legal counsel) that a failure to provide such consent would be inconsistent with the directors’ fiduciary obligations under applicable Law. For the avoidance of doubt, nothing in the foregoing shall limit the Company’s right to make any disclosures relating to any such Alternative Proposal in compliance with Section 5.4(h).

(l) Without limiting or modifying any of the other provisions of this Agreement, any violation of the restrictions set forth in this Section 5.4 by any director or officer of the Company or any other Representative acting at the instruction of the Company shall constitute a breach of this Section 5.4 by the Company.

5.5 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each Party shall use (and shall cause its Subsidiaries and Control Affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) preparing and filing all documentation to effect all material notices, reports and other filings and to obtain all material consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary to be obtained from any third party (including any Governmental Entity) in order to consummate the Merger and the other transactions contemplated by this Agreement and (ii) defending against and resolving any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to, prior to the Effective Time, pay any fee, penalty or other consideration to any third party (other than any filing fee payable to a Governmental Entity) for any consent or approval required under any Contract or other arrangement for the consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, further, the Company and its Subsidiaries shall agree to pay any such fee, penalty or other consideration to the extent reasonably directed by the Parent so long as any such fee, penalty or other consideration is not due unless the Closing occurs or the Parent advances or reimburses (promptly upon the request of the Company) the Company and its Subsidiaries for the full amount of any such fee, penalty or other consideration and the Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the payment of any such fee, penalty or other consideration.

(b) Without limiting the generality of Section 5.5(a), each Party shall (and shall cause their respective Subsidiaries and Control Affiliates), as promptly as reasonably practicable following the execution of this Agreement and before the expiration of any relevant legal deadline, make or cause to be made all premerger notification filings required of each of them or any of their respective Subsidiaries or Control Affiliates, including, not later than the tenth (10th) Business Day after the date hereof, the notification and report form required under the HSR Act. All filing fees payable in connection therewith shall be borne by the Parent.

(c) Without limiting the generality of Section 5.5(a), each Party shall use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any inquiries or requests for information from Governmental Entities, to cause the expiration or termination of any applicable waiting periods under the HSR Act, and to obtain any clearance, waiver, approval or authorization required under the HSR Act and any other applicable Laws, in each case, in order to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Each Party shall, subject to applicable Law, (i) to the extent practicable, promptly notify the other Party of any communication to that Party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice) with respect to this Agreement and the transactions contemplated hereby and permit the other Parties to review in advance any proposed written communication to any Governmental Entity, (ii) not agree to participate in any meeting with any Governmental

Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, in each case, to the extent practicable, (iii) furnish the other Party with copies of all written correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Subsidiaries and Control Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine, provided, that the Parties shall use reasonable best efforts to minimize the scope of this parenthetical by entering into reasonable joint defense arrangements) and (iv) furnish the other Party with such information and assistance as the other Party and its Subsidiaries and Control Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including any filings necessary or appropriate under the HSR Act and any other applicable Laws.

(e) Each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the HSR Act and any other applicable Laws. Subject to Section 5.17, if any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any applicable Law, each Party shall reasonably cooperate in all respects with each other and shall use its reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonable avenues of administrative and judicial appeal.

(f) In furtherance and not in limitation of the foregoing, the Parent and its Subsidiaries and Control Affiliates shall (i) propose, negotiate, commit to and agree to effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or its Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of the Parent, its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or its Control Affiliates with respect to, or their ability to retain, one or more of the businesses, product lines or assets of the Parent, its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or its Control Affiliates, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Action which would otherwise have the effect of preventing or materially delaying the Closing; provided, that nothing in this Section 5.5 or in any other provision of this Agreement shall require the Parent or any of its Subsidiaries or Control Affiliates, in connection with obtaining any consent, approval, registration, authorization, waiver, Permit or Order from any Governmental Entity, to propose, negotiate, commit to or agree to effect the sale, divestiture or disposition of any assets or businesses or to take or commit to take actions that would limit their (or, after the Closing, the Surviving Corporations’ or its Subsidiaries’) freedom of action with respect to, or their (or, after the Closing, the Surviving Corporations’ or its Subsidiaries’) ability to retain, any businesses, product lines or assets (i) the effectiveness or consummation of which is not conditioned on the Closing occurring or (ii) that would result in a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on the Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken as a whole. Notwithstanding the foregoing, the Parent, its Subsidiaries and its Control Affiliates shall not propose, negotiate, commit to or agree to effect the sale, divestiture or disposition of any assets or businesses or to take or commit to take actions that would limit the Company’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any businesses, product lines or assets the effectiveness or consummation of which is not conditioned on the Closing occurring.

5.6 Client Consents

(a) Notwithstanding anything to the contrary in Section 5.5, as soon as reasonably practicable following the date hereof, the Company agrees to use its commercially reasonable efforts to obtain all consents and approvals to the continuation of each Investment Advisor Contract and/or, if necessary in accordance with applicable Law, to enter into new Investment Advisor Contracts, with respect to all Clients, in each case in accordance with, and subject to, the terms of this Section 5.6; provided, however, that in no event shall the Company or any of its Subsidiaries be required to, prior to the Effective Time, pay any fee, penalty or other consideration to any third party for any such consent or approval; provided, further, the Company and its Subsidiaries shall agree to pay any such fee, penalty or other consideration to the extent reasonably directed by the Parent so long as any such fee, penalty or other consideration is not due unless the Closing occurs or the Parent advances or reimburses (promptly upon the request of the Company) the Company and its Subsidiaries for the full amount of any such fee, penalty or other consideration and the Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the payment of any such fee, penalty or other consideration. To the extent consistent with applicable Law or SEC pronouncements or unless affirmative consent is required by the applicable Investment Advisor Contract, consent to or approval of the continuance of an Investment Advisor Contract may take the form of a so-called implied or negative consent; provided, that in seeking any such Client consent through implied or negative consent, the applicable RIA shall provide, no less than 30 days prior to the Closing Date (or any longer period required by applicable Law or SEC pronouncements), written notice to the Client that the applicable RIA will continue to provide investment advise to the Client, pursuant to the Client’s existing Investment Advisor Contract, after the Closing.

(b) The Parent and Merger Sub shall, and shall cause their Subsidiaries and Control Affiliates to, cooperate with the Company and furnish to the Company such reasonably necessary information and reasonable assistance as the Company may reasonably request in connection with seeking all Client consents pursuant to this Agreement.

(c) In connection with obtaining Client consents under this Section 5.6, the Company shall deliver (or cause to be delivered) drafts of all consent materials prepared by the Company or its Subsidiaries to the Parent a reasonable time prior to the mailing or distribution of such documents to any Client in order to afford the Parent an opportunity to review and comment on such documents. The forms of all such consent materials shall be subject to the approval of the Parent (not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything herein to the contrary, prior to the Closing, without the prior written consent of the Company, other than for communications made by the Parent, its Subsidiaries or its Control Affiliates in connection with their ordinary course of business or investor relations activities and explicitly permitted by Section 5.7, neither the Parent nor Merger Sub nor any of their respective Subsidiaries or Control Affiliates shall, directly or indirectly, knowingly contact or communicate with any Client specifically regarding the transactions contemplated by this Agreement.

5.7 Press Releases and Public Announcement. The initial public announcement regarding the transactions contemplated by this Agreement shall be a joint press release of the Parent and the Company. Other than such joint press release, none of the Parent, Merger Sub or the Company will (and the Parent shall not permit its Control Affiliates to) issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of the Parent and Merger Sub (or the Parent’s Control Affiliates), the Company, and in the case of the Company, the Parent; provided, that each Party may issue any such press release or make such public announcement it believes in good faith it is required make under applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange, in which case the disclosing Party shall use its commercially reasonable efforts to advise and consult in good faith with the other Party regarding any such press release or other announcement prior to making any such disclosure; provided, further, that the restrictions in this Section 5.7 shall not apply to any Company communication regarding an Alternative Proposal (which must be made in compliance with the other applicable provisions of this Agreement) or following a Change of Recommendation. Each of the Parent and the Company may make any public statement in response to specific questions posed by the press, analysts, investors or those attending industry conferences or financial analyst conference calls so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by the Parent, Merger Sub and the Company (or by any of them individually, if approved by the other Party in advance as contemplated by this Section 5.7).

5.8 Access to Information.

(a) Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the Termination Date, the Company shall, upon reasonable prior written notice of the Parent, permit the Parent and its Representatives to have (at the Parent’s sole expense) reasonable access during normal business hours, in a manner so as not to unreasonably interfere with the normal business operations of the Company, to the officers and senior management of, and the books, records and Contracts of or pertaining to, the Company and its Subsidiaries; provided, however, that the Parent shall not be permitted to have access to (i) individual performance or evaluation records or medical histories in violation of applicable Law, (ii) information that is subject to attorney-client privilege, (iii) information such that a breach of a Contract to which the Company or any of its Subsidiaries are bound would result, (iv) customer or Client personally identifiable information in violation of applicable Law, or (v) except as may be required by Section 5.4(c), information related to the Company’s sale process, including any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions and the actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement; provided, further, that such access shall comply with all applicable Laws; provided, further, that the Company shall consider in good faith any reasonable arrangement proposed by the Parent which would allow the Parent to have access to any of the information described in the foregoing clauses (i) through (iv) without causing, as applicable, a violation of applicable Law, a breach of any attorney-client privilege or a breach of any Contract; provided, further, that no investigation pursuant to this Section 5.8(a) shall be deemed to cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any Party hereto.

(b) Each of the Parent and Merger Sub shall, and shall cause their respective Representatives and Affiliates to, hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to the Parent or Merger Sub or their respective Representatives, Financing Sources or Affiliates in connection with the transactions contemplated by this Agreement in accordance with that certain confidentiality agreement, dated as of January 18, 2013, between the Company and Madison Dearborn Partners, LLC (the “Confidentiality Agreement”) as if all such documents and information were Evaluation Material (as defined in the Confidentiality Agreement), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms and shall apply to the Parent and Merger Sub as if they were parties thereto; provided, that the Confidentiality Agreement shall hereby be deemed amended and/or waived to the extent required to permit, and the execution and delivery of this Agreement by the Company shall constitute the written consent of the Company allowing, all actions of the Parent or Merger Sub permitted or contemplated by this Agreement and Madison Dearborn Partners, LLC is an express third party beneficiary of any waiver to and/or amendment of the Confidentiality Agreement contained in this Section 5.8(b).

5.9 Employee/Principal Matters.

(a) Employees of the Company or its Subsidiaries immediately prior to the Effective Date who continue their employment with the Parent, the Surviving Corporation or any of their respective Subsidiaries following the Effective Date are hereinafter referred to as the “Company Employees.” Until the first

(1st) anniversary of the Effective Time (the “Benefits Continuation Period”), the Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for each Company Employee at least the same level and amount of base salary or wages (as applicable) and aggregate annual value of cash incentive bonus and commission opportunities (but in any event not including equity compensation opportunities), and for all Company Employees employee benefits that are no less favorable in the aggregate than those provided immediately prior to the Effective Date by the Company or the applicable Subsidiary to such Company Employees. Without limiting the generality of the foregoing, the Parent shall cause the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries to provide severance and any similar benefits to Company Employees for the Benefit Continuation Period that are no less favorable than the severance and similar benefits provided under the severance plans or policies listed on Section 5.9(a) of the Disclosure Schedule, including by recognizing all service recognized for such purposes under the applicable severance policy.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee or “principal” after the Effective Time (collectively, the “New Plans”), the employees (including officers) and “principals” of the Company and its Subsidiaries shall receive service credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under any benefit plan or arrangement of the Company or any of its Subsidiaries, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee and “principal” shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a benefit plan or arrangement in which such Company Employee or “principal” participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee or “principal” has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee or “principal”, the Parent shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee or “principal” and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Company Employee or “principal” and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s or “principal’s” participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee or “principal” and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The Parent shall cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries to honor, in accordance with its terms, each Employee Benefit Plan (including the obligation to make any payments under any non-qualified deferred compensation plan) and each agreement with any “principal” of the Company or its Subsidiaries and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and the Parent hereby acknowledges that the consummation of the transactions contemplated by this Agreement constitutes a “change of control” or “change in control” of the Company or similar event, as the case may be, for all purposes under such Employee Benefit Plans.

(d) Nothing contained in this Agreement is intended (i) to require the Parent, the Company, the Surviving Corporation or any of their respective Affiliates to establish or maintain any specific Employee Benefit Plan or arrangement for any length of time or (ii) to create or amend any Employee Benefit Plan or arrangement or agreement with any “principal” of the Company or its Subsidiaries. This Section 5.9 is included for the sole benefit of the Parties and their respective successors and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, “principal” or any other participant in any Employee

Benefit Plan or arrangement that may be established or maintained by the Parent, the Surviving Corporation or any of their respective Affiliates following the Merger, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any Person, any right to employment or engagement or continued employment or engagement for any period of time, or any right to a particular term or condition of employment or engagement.

5.10 Indemnification and Insurance.

(a) The Parent shall cause the Surviving Corporation to agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, “principals” or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 5.10, shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Parent shall cause the Surviving Corporation, subject to compliance with applicable Law, to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or similar organization documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their current or former respective directors, officers, “principals” or employees as in effect immediately prior to the Effective Time, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers, “principals” or employees of the Company or any of its Subsidiaries (or their heirs, executors, administrators or estates); provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, the Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each current and former director or officer of the Company or any of its Subsidiaries and each such person who served as a director, officer, member, trustee, fiduciary or in a position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Benefit Plan or other entity at the request or for the benefit of the Company (each, together with such Person’s heirs, executors, administrators and estate, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and other expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director or officer of the Company or any of its Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee, fiduciary or position of similar import with respect to another corporation, partnership, joint venture, trust, pension, Employee Benefit Plan or other entity before, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) Actions to enforce this Section 5.10 or any other indemnification or advancement right of any Indemnified Party. In the event of any such Action (other than an Action described in the immediately foregoing clause (ii)), the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) The Company shall obtain prior to the Effective Time fully paid six (6) year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability, employment practices liability and fiduciary liability insurance of the type and with the amount of coverage as maintained by or on behalf of the Company and its Subsidiaries immediately prior to the Effective Time for the benefit of the current and former directors and officers of the Company and its Subsidiaries as of the Effective Time and with such other terms as the Company may determine are no less favorable in the aggregate than those in the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies maintained by or on behalf of the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that the Company shall not be permitted to pay aggregate premiums in excess of 275% of the last annual premium paid by the Company for such coverages prior to the Effective Time, but, in the case such maximum amount would otherwise be exceeded, the Company shall purchase as much coverage as reasonably practicable for such maximum amount. The Parent shall cause the Surviving Corporation to maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the certificates of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, directors’ and officers’, employment practices liability or fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 5.10.

(e) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

5.11 Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover Laws or regulations of any Governmental Entity shall become applicable to the Merger or any of the other transactions contemplated hereby, the Parties shall, to the extent a Party has the ability to do so under such Laws or regulation, (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

5.12 Financing.

(a) Without the prior written consent of the Company, neither the Parent nor Merger Sub shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Financing Commitments if such amendment, modification, waiver or replacement (i) (A) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless the Equity Financing is increased by a corresponding amount (or Merger Sub may draw upon an available revolver to fund any additional fees or original issue discount) and the representation and warranty set forth in Section 4.4(b) shall remain true and correct), (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to, (x) taking into account the expected timing of the Marketing Period, make the timely funding of the Financing or satisfaction of the conditions to obtaining any of the Financing less likely to occur or (y) adversely affect the ability of the Parent or Merger Sub to enforce their respective rights against other parties to the Financing Commitments), (C) adversely affects the ability of the Parent or Merger Sub to enforce their respective rights against other parties to the Financing Commitments, or (D) taking into account the expected timing of the Marketing Period, could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the “Restricted Financing Commitment Amendments”) (provided that (x) the exercise of the “flex” provisions contained in the Debt Financing Commitment as of the date hereof shall not be a Restricted Financing

Commitment Amendment and (y) the amendment of the Debt Financing Commitments solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities shall not be a Restricted Financing Commitment Amendment) or (ii) could reasonably be expected to result in the early termination of the Financing Commitments. For the avoidance of doubt, in the event all or any portion of the Debt Financing structured as “high-yield” financing has not been consummated on or prior to the Closing, the Parent shall use its reasonable best efforts to cause the proceeds of the bridge facilities contemplated by the Debt Commitment Letters (or alternative bridge financing obtained in accordance with this Agreement) to fund the aggregate Merger Consideration to be available and, upon satisfaction of the conditions set forth in the Financing Commitments, to be used to replace such “high-yield” financing to allow the Closing to occur on the date on which the Parent and Merger Sub are obligated to complete the Closing in accordance with Section 1.2. In addition, each of the Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and consummate the Financing as promptly as practicable on the terms and conditions described in the Financing Commitments (subject to any “flex” provisions applicable thereto), including using its reasonable best efforts to (1) maintain in effect the Financing Commitments (including by complying with the exercise of “flex” provisions by the Financing Sources) until the funding of the Financing at or prior to Closing, (2) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to the Parent and Merger Sub to obtaining the Financing at the Closing set forth in the Financing Commitments, (3) negotiate, execute and deliver definitive agreements with respect to the Debt Financing on terms no less favorable, taken as a whole, to the Parent and Merger Sub than the terms and conditions (including the “flex” provisions) contemplated by the Financing Commitments (and promptly provide copies of such executed and delivered definitive agreements to the Company), (4) fully pay when due any and all commitment fees or other fees or amounts payable under the Financing Commitments and, (5) upon satisfaction of the conditions set forth in the Financing Commitments, consummate the Financing at or prior to the Closing (including by enforcing its rights under such Financing Commitments and, if necessary and subject to the conditions set forth in Section 7.4(c), taking enforcement action to cause such Financing Sources and other Persons providing such Financing to comply with their obligations under the Financing Commitments and, subject to the terms and upon satisfaction of the conditions of the Financing Commitments, to fund such Financing by the Closing Date). In the event any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, the Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing (“Alternative Financing”) from the same or alternative sources on terms and conditions not less favorable, taken as a whole, to the Parent and Merger Sub (in the reasonable judgment of Parent) than those in the Debt Financing Commitments. Such Alternative Financing (including any commitments therefor) (X) shall not have any conditions to the funding of such Alternative Financing that are (i) more onerous than those in the Debt Financing Commitments, and (ii) taking into account the expected timing of the Marketing Period, could reasonably be expected to prevent, impede or materially delay the Financing and (Y) shall be in an amount sufficient to consummate the transactions contemplated hereby by the Closing Date. The Parent shall promptly deliver to the Company true and complete copies of all material agreements related to any Alternative Financing (other than customary engagement letters, customary side letters, and other customary ancillary agreements, none of which affect the amount, availability or conditionality of the Financing or the accuracy of the representations and warranties set forth in Section 4.4(b) of this Agreement), redacted to the same extent as copies of the Debt Financing Commitment delivered by the Parent as of or prior to the date hereof. The Parent shall promptly (and, in any event, within two (2) Business Days) notify the Company in writing (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both could reasonably be expected to give rise to any material breach or default) by the Parent or Merger Sub, or to the knowledge of the Parent or any of its Control Affiliates or Representatives, any other party to any of the Financing Commitments or the definitive agreements with respect thereto and (B) of the receipt by the Parent or Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Person with respect to any (x) actual or potential material breach, default, termination or repudiation by any party to any Financing Commitment or any definitive agreement related thereto of any provision of the Financing contemplated pursuant to the Financing Commitments or any definitive agreement related thereto (including any proposal by any Financing Source or other Person named in the Debt Financing Commitments or any definitive agreement related thereto to withdraw, terminate or make a material change in the terms of (including the amount of financing contemplated by) the Debt Financing Commitments) or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive agreement related thereto and (C) if for any reason the Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the financing contemplated in the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements thereto. References in this Agreement to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Commitments as permitted by this Section 5.12(a) to be amended, modified or replaced (including, replacement with Alternative Financing and Alternative Financing commitments pursuant to this Section 5.12(a)) and references to “Financing Commitments” and “Debt Financing Commitments” (other than references to such terms for purposes of the representations made only as of the date of this Agreement) shall include such documents as permitted by this Section 5.12 to be amended, modified or replaced (including replacement with Alternative Financing commitments pursuant to this Section 5.12(a)), in each case from and after such amendment, modification or replacement. In the event the Parent is required pursuant to this Section 5.12(a) to provide any information that is subject to attorney-client or similar privilege, the Parent may withhold disclosure of such information to the same extent the Company may withhold disclosure of comparable information pursuant to Section 5.8(a) (subject to the potential mitigating actions contemplated by such Section).

(b) Prior to the Closing, the Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to, provide to the Parent and Merger Sub all customary and reasonable cooperation that is reasonably requested by the Parent in connection with the Debt Financing (for the purposes of this Section 5.12(b), the term “Debt Financing” shall be deemed to include any financing to be issued or incurred in lieu of any bridge facilities contemplated by the Debt Financing or pursuant to any “flex” applicable to the Debt Financing), including: (i) participating in a reasonable number of customary meetings, presentations, due diligence sessions, road shows, drafting sessions, rating agency sessions and sessions with prospective Financing Sources and potential lenders or investors in the Debt Financing, including direct contact between senior management and the other Representatives of the Company and its Subsidiaries, on the one hand, and the actual and potential Financing Sources and potential lenders or investors in the Debt Financing, on the other hand, in each case with reasonable advance notice (ii) furnishing the Parent, Merger Sub and their Financing Sources and potential lenders or investors in the Debt Financing with the Required Information, (iii) reasonably assisting with the preparation of materials for rating agency presentations, lender and investor presentations, offering documents, prospectuses, bank information memoranda, business projections and similar documents required in connection with the Debt Financing, and identifying any portion of the information that constitutes material, non-public information, (iv) using reasonable efforts to facilitate the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by the Parent, including obtaining releases of existing Liens; provided, that any obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time and become effective no earlier than immediately following the Effective Time, (v) using reasonable best efforts to obtain a certificate of the chief financial officer or person performing similar functions of the Company with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Debt Financing, (vi) using reasonable best efforts to furnish all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries, (vii) using reasonable best efforts to assist in the preparation of one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by the Parent, (viii) reasonably cooperating in satisfying the conditions precedent set forth in the Financing Commitments or any definitive document relating to the Debt Financing to the extent the satisfaction of such condition requires the cooperation of, or is within the control of the Company and its Subsidiaries, (ix) using reasonable best efforts to seek to ensure that the Financing Sources benefit materially from existing lending relationships of the Company and its Subsidiaries, and (x) using reasonable efforts to obtain accountants’ comfort letters and customary legal opinions, surveys, title insurance and insurance certificates and endorsements at the expense of and as reasonably requested by the Parent on behalf of the Financing Sources; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company and its Subsidiaries; provided, further, that the Company, its Subsidiaries and its and their respective officers, directors or employees shall not be required to execute, deliver or perform under any agreement with respect to the Debt Financing that is not contingent upon the occurrence of the Effective Time or that would be effective prior to or simultaneous with the Effective Time (in each case other than the execution of customary authorization letters in connection with any marketing materials for the Debt Financing) and shall not be required to pass resolutions or consents to approve or authorize the execution, delivery or performance under any agreement with respect to the Debt Financing. The Company and its counsel shall be given reasonable opportunity to review and comment upon any private confidential information memoranda, placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or any of its Subsidiaries.

(c) None of the Company, its Subsidiaries or its or their Representatives (other than accountants in connection with delivering a comfort letter and other than with respect to representations made in the authorization letter made to the Financing Sources and potential lenders in the Debt Financing described above in Section 5.12(b)) shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under Section 5.12(b) or any information utilized in connection therewith, except in the case of costs, expenses or fees, to the extent the payment of such costs, expenses or fees are contingent upon the occurrence of the Effective Time or if such amounts are advanced or reimbursed as provided in Section 5.12(d).

(d) The Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under Section 5.12(b) or any information utilized in connection therewith. The Parent shall, promptly upon request of the Company, advance or reimburse (as requested) the Company and its Subsidiaries for all out-of-pocket costs to be incurred or that have been incurred by the Company and its Subsidiaries (including those of its and their accountants, consultants, legal counsel, agents and other Representatives) in connection with the arrangement of the Financing and the performance of their respective obligations under Section 5.12(b) or any cooperation in connection therewith.

(e) Prior to the Closing, each of the Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries, Control Affiliates or Representatives to, take any action, or enter into any transaction, or any agreement to effect any transaction that could reasonably be expected to (i) make the timely funding of the Financing or the satisfaction of the conditions contained in the Financing Commitments or in any definitive agreement relating to the Financing less likely to occur (taking into account the expected timing of the Marketing Period) or (ii) otherwise adversely impact the ability of the Parent or Merger Sub to enforce their rights against any of the parties to the Financing Commitments or any definitive agreement relating to the Financing.

(f) All non-public or otherwise confidential information regarding the Company obtained by the Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any alternative financing to be entered into pursuant to Section 5.12(a)), subject to customary confidentiality arrangements with such Persons regarding such information.

(g) Nothing in this Section 5.12 or any other provision of this Agreement shall require, and in no event shall the “reasonable best efforts” of the Parent or Merger Sub be deemed or construed to require, the Parent or Merger Sub to (i) seek the Equity Financing from a source other than the Investors or in any amount in excess of that contemplated by the Equity Commitment, (ii) waive any term or condition of this Agreement or (iii) pay any material fees in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

5.13 Resignation of Directors. At the Closing, the Company shall deliver to the Parent evidence of the resignation of all directors of the Company effective as of immediately prior to (but conditioned on the occurrence of) the Effective Time.

5.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable hereto to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

5.15 Certain Transfer Taxes. The Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, additions to Tax or additional amounts with respect thereto, imposed in connection with the transactions contemplated by this Agreement, including the Merger.

5.16 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such Party from any Governmental Entity in connection with the transactions contemplated by this Agreement if the subject matter of such communication would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time), taken as a whole, (b) of any Actions commenced or, to such Party’s knowledge, threatened against, such Party, its directors or officers or any of their respective Affiliates in connection with, arising from or relating to this Agreement or the transactions contemplated by this Agreement (“Transaction Litigation”) or (c) if such Party becomes aware of any facts or circumstances or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party hereto to effect the Merger or any of the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.16 shall not cure any breach of any representation, warranty or covenant in this Agreement or otherwise limit or affect the remedies available hereunder to any Party hereto.

5.17 Transaction Litigation. The Company shall give the Parent the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation at the Parent’s sole expense; provided, that neither the Company, any of its Subsidiaries nor any of their respective Representatives shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless the Parent shall have consented in writing.

5.18 Existing Financing Arrangements.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to secure and deliver to the Parent a customary payoff letter, together with Lien terminations and other necessary instruments of discharge, which provides for the repayment, discharge and termination in full of all Indebtedness and Liens under the Credit Agreement, which in each case shall be effective as of the Effective Time.

(b) Prior to the Effective Time, the Company shall use its reasonable best efforts to take all necessary actions in accordance with the terms of the 2010 Notes Indenture, including the giving of any notices that may be required by the 2010 Notes Indenture as a result of the transactions contemplated by this Agreement and delivery of any supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to be given prior to the Effective Time in connection with the consummation of the Merger; provided, that the Company shall give the Parent a reasonable advance opportunity to review and comment on all such notices and other materials. The Company shall take all reasonably necessary actions permitted to be taken prior to the Effective Time and that are within its control such that, in accordance with Section 10.10(b) of the 2010 Notes Indenture, each outstanding 2010 Note shall no longer be convertible into shares of Common Stock as of the Effective Time and shall instead be convertible thereafter solely into the right to receive certain cash payments as set forth in Section 2.5 of this Agreement. Except as may be required in connection with the foregoing, between the date hereof and the earlier of the Effective Time and the Termination Date, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Parent, amend, modify or waive any provisions of the 2010 Notes or the 2010 Notes Indenture or otherwise take any action which would have the effect, whether alone or in combination with any other action, of changing the conversion rate of the 2010 Notes (other than any change in the conversion rate as determined pursuant to Section 10.01(e) and Schedule A of the 2010 Notes Indenture which results from the consummation of the transactions contemplated by this Agreement).

(c) Between the date hereof and the earlier of the Effective Time and the Termination Date, neither the Company nor any of its Subsidiaries shall, without the prior written consent of the Parent, amend, modify, terminate, settle or discharge the 2010 Hedges or the 2010 Warrants (other than any settlement or discharge pursuant to the terms thereof in connection with any conversion of 2010 Notes) or take any action with the intent to reduce the value to the Company of the 2010 Hedges or increase the liability to the Company in respect of the 2010 Warrants. The Company shall reasonably cooperate with the Parent (at the Parent’s sole expense) regarding all matters arising in connection with the 2010 Hedges and the 2010 Warrants and, if reasonably requested by the Parent, shall request quotations (whether with respect to termination or otherwise) from and have discussions or negotiations regarding the 2010 Hedges or the 2010 Warrants with the counterparties thereto (in which the Parent shall be entitled to participate) and shall use its reasonable best efforts to take all actions reasonably requested by the Parent in connection with any amendment, modification, termination, settlement or discharge of the 2010 Hedges or the 2010 Warrants which is proposed by and acceptable to the Parent; provided, that the Company shall not have any liability or obligation under any such amendment, modification, termination, settlement or discharge until following the Effective Time.

5.19 Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with the Parent and use its reasonable best efforts to take all actions which may be reasonably requested by the Parent and reasonably necessary prior to the Effective Time to cause the delisting of the Common Stock from the NYSE and the deregistration of the Common Stock under the Exchange Act, in each case as soon as reasonably practicable following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Parent and the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Stockholder Approval shall have been obtained.

(b) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(c) The approval of FINRA with respect to the indirect change of ownership and control of the Subsidiaries of the Company that are broker-dealers shall have been obtained.

(d) No provision of any applicable Law preventing, prohibiting or enjoining the consummation of the Merger shall be in effect and no temporary, preliminary or permanent Order preventing, prohibiting, enjoining or materially restraining the consummation of the Merger shall be in effect.

6.2 Conditions to Obligations of the Parent and Merger Sub to Effect the Merger. The respective obligations of the Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by the Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement (other than those set forth in Sections 3.1(b), 3.2, 3.3, 3.12(b), 3.18, 3.19 and 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties shall be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.3 (other than 3.3(c)) and 3.12(b) shall be true and correct in all respects as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties shall be true and correct as of such other time), (iii) the representations and warranties of the Company set forth in Sections 3.1(b), 3.2(c), 3.2(d), 3.3(c), 3.18, 3.19 and 3.20 shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) in all material respects as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties shall be true and correct as of such other time) and (iv) the representations and warranties of the Company set forth in Section 3.2(a), 3.2(b) and 3.2(e) shall be true and correct in all respects as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties shall be true and correct as of such other time), except for inaccuracies that do not, and would not reasonably be expected to, individually or in the aggregate, result in loss, liability, damage, additional payment or expense to the Parent, the Surviving Corporation or any of their Subsidiaries at or after the Effective Time in excess of three million dollars ($3,000,000) in the aggregate.

(b) The Company shall have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c) The Company shall have delivered to the Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by a duly authorized officer of the Company, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(d) Since the date of this Agreement, no Material Adverse Effect shall have occurred.

6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of each of the Parent and Merger Sub set forth in this Agreement (other than Section 4.12) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” contained therein) as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) the representations and warranties of each of the Parent and Merger Sub set forth in Section 4.12 shall be true and correct in all respects.

(b) The Parent and Merger Sub shall have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Effective Time.

(c) The Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of the Parent and Merger Sub by a duly authorized officer of the Parent and Merger Sub, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor the Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or any of the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger and the other transactions contemplated hereby, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party’s Willful Breach of any provision of this Agreement, including the failure of such Party to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION; REMEDIES

7.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b) by either the Parent or the Company, if any Governmental Entity shall have issued an Order, enacted a Law or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order, Law or other action shall have become final and nonappealable;

(c) by either the Parent or the Company, if the Merger does not occur on or before 11:59 p.m., New York City time, on the date that is six (6) months following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement (including under Section 1.2) required to be performed at or prior to the Effective Time was the primary cause of the failure of the Effective Time to occur on or before the End Date (other than, in the case of the Parent and Merger Sub, a failure to consummate the transactions contemplated by this Agreement solely as a result of the Debt Financing (or any Alternative Financing that is being used in accordance with Section 5.12(a)) being unavailable at the time the Closing was required to occur);

(d) by either the Parent or the Company, if the Stockholders Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at such Stockholders Meeting or at any adjournment or postponement thereof;

(e) by the Company, if at any time prior to the time the Stockholder Approval is obtained, the Board of Directors has authorized the Company to enter into a definitive agreement for a Superior Proposal and substantially concurrently with the termination of this Agreement the Company enters into such agreement for such Superior Proposal, in each case in compliance with the provisions of Section 5.4; provided, that the Company has paid the Company Termination Fee prior to or simultaneously with such termination;

(f) by the Parent, if at any time prior to the time the Stockholder Approval is obtained, there shall have been a Change of Recommendation;

(g) by the Parent (following delivery of a written notice to the Company that specifies in reasonable detail the nature of such breach or failure and the Parent’s intention to terminate this Agreement if such breach or failure is not cured or that such breach or failure cannot be cured by the End Date), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii)(A) cannot be cured by the End Date or (B) if capable of being so cured, shall not have been cured within thirty (30) Business Days following receipt of written notice from the Parent of such breach or failure (or, if sooner, the End Date); provided, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if it or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 6.1 or Section 6.3;

(h) by the Company (following delivery of a written notice to the Parent that specifies in reasonable detail the nature of such breach or failure and the Company’s intention to terminate this Agreement if such breach or failure is not cured or that such breach or failure cannot be cured by the End Date), if the Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt of written notice from the Company of such breach (or, if sooner, the End Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 6.1 or Section 6.2; provided, further, however, that, for the avoidance of doubt, the cure period set forth in this Section 7.1(h) shall not be applicable to any breach or failure to perform by the Parent or Merger Sub that gives rise to a termination right under Section 7.1(i); or

(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time, so long as each of such conditions (other than the condition set forth in Section 6.2(c)) would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2) on the date the Closing should have occurred pursuant to Section 1.2, (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied on any day after such date, (iii) the Parent and Merger Sub shall have failed to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 1.2 and (iv) the Company shall have irrevocably confirmed in writing to the Parent two (2) Business Days prior to the Termination Date that (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time, so long as each of such conditions (other than the condition set forth in Section 6.3(c)) would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2) or will be waived (if permissible under applicable Law) by the Company and (B) it is prepared to consummate the Closing.

7.2 Certain Remedies.

(a) Company Termination Fee; Expenses. Any provision in this Agreement to the contrary notwithstanding:

(i)

If (A) this Agreement is terminated pursuant to Section 7.1(c) (but only if the Stockholders Meeting has not been held prior to the End Date) or 7.1(d) or by the Parent pursuant to Section 7.1(g), (B) (I) in the case of a termination pursuant to Section 7.1(c) or by the Parent pursuant to Section 7.1(g), any third party shall have presented to the Company or publicly announced any bona fide Alternative Proposal after the date hereof and prior to the Termination Date and, in each such case, such Alternative Proposal is not irrevocably withdrawn prior to the Termination Date or (II) in the case of a termination pursuant to Section 7.1(d), any third party shall have publicly announced any bona fide Alternative Proposal after the date hereof but prior to the Stockholders Meeting and such Alternative Proposal is not irrevocably withdrawn prior to the

Stockholders Meeting and (C) within twelve (12) months after the Termination Date the Company enters into any definitive agreement with respect to any Alternative Proposal or consummates any Alternative Proposal, then the Company shall pay the Parent’s designee by wire transfer of immediately available funds an aggregate amount equal to fifty percent (50%) of the Company Termination Fee on the date of entry into any such agreement and an aggregate amount equal to fifty percent (50%) of the Company Termination Fee on the date of such consummation, if any; provided, however, that, for the avoidance of doubt, in no event shall an aggregate amount exceeding the amount of the Company Termination Fee be payable pursuant to this Section 7.2(a)(i).

(ii)	If this Agreement is terminated by the Company pursuant to Section 7.1(e), then, on the Termination Date, the Company shall pay the Parent’s designee by wire transfer of immediately available funds an aggregate amount equal to the Company Termination Fee.

(iii)

If this Agreement is terminated by the Parent pursuant to Section 7.1(f), then, no later than the third (3rd) Business Day following the Termination Date, the Company shall pay the Parent’s designee by wire transfer of immediately available funds an aggregate amount equal to the Company Termination Fee.

(iv)	For the purpose of Section 7.2(a)(i), all references in the term Alternative Proposal to “twenty percent (20%) or more” will be deemed to be references to “more than fifty percent (50%)”.

(v)	As used in this Agreement, “Company Termination Fee” means a cash amount equal to forty-one million six hundred eighty-two thousand dollars ($41,682,000), except that in the event that this Agreement is terminated by the Company pursuant to Section 7.1(e) (A) prior to May 14, 2013 (the “Excluded Party Deadline”) or (B) on or after the Excluded Party Deadline but prior to May 29, 2013 in order to enter into a definitive agreement with respect to a Superior Proposal with a Person or group of Persons who is an Excluded Party, the “Company Termination Fee” shall mean a cash amount equal to thirty-two million sixty-three thousand dollars ($32,063,000).

(b) Parent Termination Fee. Any provision in this Agreement to the contrary notwithstanding:

(i)	If this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i), then the Parent shall pay the Company a cash amount equal to eighty-three million three hundred sixty-four thousand dollars ($83,364,000) (the “Parent Termination Fee”).

(ii)	In the event the Parent Termination Fee is payable, such fee shall be paid to the Company by the Parent by wire transfer of immediately available funds within three (3) Business Days after the Termination Date.

(c) Expense Reimbursement. If this Agreement is terminated pursuant to Section 7.1(c) (but only if the Stockholders Meeting has not been held prior to the End Date) or 7.1(d) or by the Parent pursuant to Section 7.1(g), the Company shall reimburse the Parent’s designee, no later than the third (3rd) Business Day after presentation to the Company of a reasonably detailed invoice, for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Parent, Merger Sub and any of the Financing Sources in connection with this Agreement or any of the transactions contemplated hereby; provided, that (i) the Company shall not be required to pay more than an aggregate of four million nine hundred thousand dollars ($4,900,000) pursuant to this Section 7.2(c), (ii) the Company shall not be required to pay more than an aggregate of one million dollars ($1,000,000) pursuant to this Section 7.2(c) in respect of reasonable and documented out-of-pocket fees, costs and expenses incurred by any of the Financing Sources (and, for the avoidance of doubt, such fees, costs and expenses shall be included in the calculation of payments made for purposes of, and subject to, together with all other fees, costs and expenses payable pursuant to this Section 7.2(c), the maximum amount set forth in, clause (i) of this Section 7.2(c)), (iii) if the Company becomes obligated to pay the Company Termination Fee after having made any payment pursuant to this Section 7.2(c), then the amount of the Company Termination Fee shall be reduced by the amount of such payments pursuant to this Section 7.2(c) and (iv) if the Company has paid the Company Termination Fee then it shall have no obligation under this Section 7.2(c) from and after such payment.

(d) Each Party acknowledges and agrees that the agreements contained in this Section 7.2 and Sections 7.3(b) and 7.3(c) are integral parts of the transactions contemplated hereby, and that without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly when due pay any amount due pursuant to Section 7.2(a) or 7.2(c) or if the Parent fails to promptly when due pay any amount due pursuant to Section 7.2(b) and, in order to obtain such payment, the Parent, on the one hand, or the Company, on the other hand, commences an Action that results in an Order against the Company for the Company Termination Fee or for any reimbursement pursuant to Section 7.2(c) (or any portion of either of them) or an Order against the Parent for the Parent Termination Fee (or any portion thereof), respectively, then the Company shall reimburse the Parent, on the one hand, or the Parent shall reimburse the Company, on the other hand, together with interest on the amount of the Company Termination Fee, any reimbursement pursuant to Section 7.2(c) or the Parent Termination Fee, as the case may be, (or portion of any of them) at an interest rate of 5% per annum compounded monthly from the date such payment was required to be made through the date on which such payment is actually made, its documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with such Action.

(e) For all purposes of this Section 7.2 and Section 7.3, if this Agreement is terminated by the Parent pursuant to Section 7.1(c) and the Parent would not otherwise have been entitled to terminate this Agreement pursuant to Section 7.1(c) at such time but for the operation of the parenthetical statement at the end of Section 7.1(c), then such termination by the Parent pursuant to Section 7.1(c) shall be treated as a termination of this Agreement by the Company pursuant to Section 7.1(i).

7.3 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall be given to the other Party specifying the provision hereof pursuant to which such termination is made (other than in the case of Section 7.1(a)) and this Agreement shall forthwith become null and void and have no further force or effect, without any liability (other than as set forth, and subject to the limitations included, in Section 7.2 or this Section 7.3) on the part of any Party, their respective directors, officers, employees, “principals”, stockholders, other equity holders, controlling Persons or any other Representative of any such Party; provided, however, that the provisions of Sections 5.8(b), 7.2, 7.3, 7.4(d), Article VIII and the provisions providing for the Parent Reimbursement Obligations shall survive any termination hereof and nothing in this Section 7.3(a) shall relieve any Party from any liability thereunder; provided, further, that nothing in this Section 7.3(a) shall, (i) except as set forth in Sections 7.3(b) and 7.3(c), relieve any Party from any liability for any Willful Breach by such Party of this Agreement occurring prior to such termination or (ii) relieve any Guarantor for any obligations under the Limited Guarantee (including any obligations with respect to any liability for any Willful Breach of this Agreement by Parent or Merger Sub occurring prior to such termination that would not otherwise have been relieved by Section 7.3(c)).

(b) Notwithstanding anything to the contrary in this Agreement, in the event this Agreement has been terminated and the Company Termination Fee is payable and paid to the Parent (or its designee) pursuant to Section 7.2(a), receipt of the Company Termination Fee shall be the sole and exclusive remedy of the Parent and Merger Sub and each of their respective Affiliates (whether at law, in equity, in contract, in tort or otherwise) against the Company and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals”, general or limited partners, employees, stockholders, other equity holders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives (each, a “Company Related Party”, and collectively, the “Company Related Parties” and the Company Related Parties shall include all Company Related Parties of any Company Related Party) for any loss, damage, liability, claim, obligation or Action (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. The

Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall the Parent (or its designee) be entitled to collect the Company Termination Fee on more than one occasion. For the avoidance of doubt, and notwithstanding anything to the contrary herein, while the Parent and Merger Sub may pursue both a grant of specific performance and any other remedy available to them at law or in equity under this Agreement, under no circumstances shall the Parent and/or Merger Sub be permitted or entitled to receive both a grant of specific performance of the Company’s obligation to consummate the Merger and payment of the Company Termination Fee or any damages or other amounts (other than any amounts payable under the last sentence of Section 7.2(d)).

(c) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies of the Company, any Company Related Party or any Person claiming by, through or for the benefit of the Company against the Parent, Merger Sub, the Guarantors, the Investors, the Financing Sources and any of their former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals”, general or limited partners, employees, stockholders, other equity holders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives (each, a “Parent Related Party”, and collectively, the “Parent Related Parties” and the Parent Related Parties shall include all Parent Related Parties of any Parent Related Party) for any loss, damage, liability, claim, obligation or Action (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Limited Guarantee, the Financing or the Financing Commitments (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise shall be (i) receipt of the Parent Termination Fee (including any related amounts payable under the last sentence of Section 7.2(d)) from the Parent in the event this Agreement has been terminated and the Parent Termination Fee is payable to the Company pursuant to Section 7.2(b), (ii) the right to bring an Action for money damages against the Parent for a Willful Breach of this Agreement, prior to the termination of this Agreement, by the Parent or Merger Sub in circumstances where this Agreement has been terminated and the Parent Termination Fee is not payable to the Company pursuant to Section 7.2(b), (iii) receipt from the Parent of any monetary amounts payable pursuant to any Parent Reimbursement Obligations, (iv) receipt from the Guarantors of any monetary amounts due and payable by the Guarantors under, and subject to all of the terms and conditions of, the Limited Guarantee, (v) receipt of whatever remedies the Company may have under or in accordance with the Confidentiality Agreement against the other Person party thereto, and (vi) subject to the other provisions of this Section 7.3(c), the right to receive a grant of specific performance under and to the extent permitted by Section 7.4. The Parties acknowledge and agree that in no event will the Parent be required to pay the Parent Termination Fee on more than one occasion and in no event shall the Company be entitled to collect the Parent Termination Fee on more than one occasion. For the avoidance of doubt, and notwithstanding anything to the contrary herein, while the Company may pursue both a grant of specific performance and any other remedy available to it at law or in equity under this Agreement, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance under Section 7.4(b) and payment of the Parent Termination Fee or any damages or other amounts (other than any amounts payable pursuant to any Parent Reimbursement Obligation). Without limitation of the generality of the foregoing or of any other provision of this Agreement, (1) in no event shall any Parent Related Party be liable to the Company, any Company Related Party or any Person claiming by, through or for the benefit of the Company for any consequential, special, multiple, punitive or exemplary damages (including any damages arising from loss of profits, loss of business opportunity or loss of goodwill) in connection with any claim or Action (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Limited Guarantee or the Financing Commitments (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, (2) in no event shall the Parent Related Parties be liable to the Company, any Company Related Party or any Person claiming by, through or for the benefit of the Company in excess of an aggregate amount equal to the Parent Termination Fee (other than for any amounts payable under the last sentence of Section 7.2(d) or pursuant to any Parent Reimbursement Obligation, which, for the avoidance of doubt, shall be payable in full notwithstanding the cap set forth in this clause (2)) for any loss, damage, liability, claim, obligation or Action (whether in law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Limited Guarantee or the Financing Commitments (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, (3) upon payment of the Parent Termination Fee and any amounts payable under the last sentence of Section 7.2(d) or pursuant to any Parent Reimbursement Obligation, none of the Company, any Company Related Party or any Person claiming by, through or for the benefit of the Company shall have any rights or claims against any Parent Related Party under this Agreement, the Limited Guarantee, the Financing, the Financing Commitments, or any of the transactions contemplated hereby or thereby (whether in law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof and (4) none of the Company, any Company Related Party or any Person claiming by, through or for the benefit of the Company shall have any rights or claims against any Parent Related Party under or in connection with this Agreement, the Limited Guarantee, the Financing, the Financing Commitments, or any of the transactions contemplated hereby or thereby (whether in law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof for any damages of any kind or nature or for any other monetary amounts, except as otherwise set forth in this Section 7.3(c) or in the Limited Guarantee.

7.4 Enforcement.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including the Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and to consummate the Merger) and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Except as otherwise set forth in Section 7.4(b) and 7.4(c), the Parties acknowledge and agree that, prior to the earlier of the Effective Time and the Termination Date, the Parties shall be entitled, without obtaining, furnishing or posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Chosen Court, in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek and obtain specific performance of the Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time, so long as each of such conditions (other than the condition set forth in Section 6.2(c)) would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2) on the date the Closing should have occurred pursuant to Section 1.2, (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied on any day after such date, (iii) the Parent and Merger Sub are obligated to complete the Closing in accordance with Section 1.2 and either of them have failed to do so, (iv) the Debt Financing (which, for the avoidance of doubt, includes any Alternative Financing that is being used in accordance with Section 5.12(a)) has been funded or will be funded at the Closing subject only to the Equity Financing being funded at the Closing and (v) the Company has confirmed in an irrevocable written notice delivered to the Parent that, if specific performance is granted, the Equity Financing and Debt Financing are funded and the Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek and obtain specific performance of the Parent’s and Merger Sub’s obligation to enforce the Debt Financing Commitment (which, for the avoidance of doubt, includes any commitment in respect of Alternative Financing that is being used in accordance with Section 5.12(a)), including any obligation to bring any enforcement Action in respect of the Debt Financing Commitment, only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time, so long as each of such conditions (other than the condition set forth in Section 6.2(c)) would have been satisfied on the date the Closing should have occurred pursuant to Section 1.2) on the date the Closing should have occurred pursuant to Section 1.2, (ii) since such date, no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Section 6.1 and Section 6.2 to fail to be satisfied on any day after such date, (iii) the Parent and Merger Sub are obligated to complete the Closing in accordance with Section 1.2 and either of them have failed to do so, (iv) all of the conditions precedent to the consummation of the Debt Financing (which, for the avoidance of doubt, includes any Alternative Financing that is being used in accordance with Section 5.12(a)) provided for in the Debt Commitment (or in any commitment with respect to any such Alternative Financing) have been satisfied (other than (x) any conditions that are within the control of the Parent and Merger Sub and (y) any conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time (so long as each of such conditions (other than any conditions requiring the delivery of documentation or certificates or similar instruments in connection with the Closing) would have been satisfied on the Closing Date)) and (v) the Company has confirmed in an irrevocable written notice delivered to the Parent that if specific performance is granted, the Equity Financing and Debt Financing are funded and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur.

(d) Nothing in this Agreement shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance prior to or as a condition to exercising any termination right under Section 7.1 or receiving the Company Termination Fee or the Parent Termination Fee, if payable, at the time of or following such termination nor shall the commencement of any legal proceeding restrict or limit either Party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies available to such Party under this Agreement, the Equity Financing Commitment or the Limited Guarantee; provided, that nothing in this Section 7.4(d) shall limit or modify any of the limitations on remedies or recourse set forth in Section 7.3(b), Section 7.3(c) or Section 8.14.

ARTICLE VIII

MISCELLANEOUS

8.1 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, including the right to rely upon the representations and warranties set forth herein, other than: (a) Sections 5.8(b), 5.10, 7.3 and 8.14 (which will be for the benefit of the Persons (including, with respect to Sections 7.3(c) and 8.14, the Financing Sources) set forth therein, and any such Person will have the rights provided for therein), (b) Sections 8.7(b) and 8.8 and the proviso to Section 8.16 (which shall also be for the benefit of the Financing Sources, and the Financing Sources will have the rights provided for therein), (c) this Article VIII in respect of the Sections set forth under the foregoing clauses (a) and (b), and (d) after the Effective Time, the rights of the Stockholders to receive the Merger Consideration in accordance with the terms and conditions of Article II and the rights of the holders of the Company Equity Awards to receive the Closing Equity Incentive Amounts and the Post-Closing Equity Incentive Amounts in accordance with the terms and conditions of Section 2.1(h).

8.2 Entire Agreement. This Agreement (including the schedules hereto), the Limited Guarantee, the Equity Financing Commitment and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties with respect to the subject matter hereof.

8.3 Succession and Assignment. Subject to the following sentence, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by the Parent or Merger Sub, the Company, and, in the case of assignment by the Company, the Parent; provided, that the Parent or Merger Sub may assign this Agreement or any of its rights or interests hereunder without the prior written approval of the Company to any Subsidiary of the Parent or Merger Sub; provided, however, that no such assignment shall relieve the Parent or Merger Sub, as applicable, of any of its obligations hereunder.

8.4 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by facsimile:

If to the Company, to:

National Financial Partners Corp.
340 Madison Avenue
New York, New York 10173
Facsimile:	(212) 301-4001
Attention:	Stan E. Barton, Esq.

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Facsimile:	(212) 225-3999
Attention:	Victor I. Lewkow
Neil R. Markel

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:	(212) 735-2000
Attention:	Howard L. Ellin
Kenneth M. Wolff

If to the Parent or Merger Sub, to:

c/o Madison Dearborn Partners, LLC
Three First National Plaza, Suite 4600
70 West Madison Street
Chicago, Illinois 60602
Facsimile:	(312) 895-1001
Attention:	Vahe A. Dombalagian
Mark B. Tresnowski

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, Illinois 60606
Facsimile:	(312) 845-5500
Attention:	Matthew J. Richards

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party (a) upon actual receipt, if delivered personally, (b) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, delivery fees prepaid, or (c) upon confirmation of successful transmission if sent by facsimile (provided, that, if given by facsimile, such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein).

8.6 Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any of the actions of the Parent, Merger Sub or the Company in the negotiation, administration, performance or enforcement hereof or thereof shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of any other State’s laws.

8.7 Exclusive Jurisdiction.

(a) Each Party irrevocably agrees that it shall bring any Action (whether in law or in equity and whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any of the actions of the Parent, Merger Sub or the Company in the negotiation, administration, performance or enforcement hereof or thereof exclusively in the Court of Chancery of the State of Delaware located in the City of Wilmington and any State of Delaware appellate court therefrom, or to the extent the Court of Chancery of the State of Delaware located in the City of Wilmington does not have subject matter jurisdiction or declines to accept personal jurisdiction over any Party, any state or federal court within the City of Wilmington in the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”), and solely with respect to any such Action, irrevocably (a) submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such Action in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party or any of its Affiliates and (d) agrees that service of process upon such Party in any such Action shall be effective if given in accordance with Section 8.5 of this Agreement. Each Party agrees that it shall not permit any of its Affiliates to bring any Action referred to in the immediately foregoing sentence, or voluntarily support any other Person in bringing any such Action, in any court other than the Chosen Courts.

(b) Notwithstanding anything in Section 8.7(a) to the contrary, with respect to any Action of any kind or description (whether in law or in equity and whether based on contract, tort or otherwise) involving any

Financing Source arising out of or relating to the transactions contemplated by this Agreement, the Debt Financing, any Alternative Financing, the Debt Financing Commitment, the commitment letters in respect of any Alternative Financing or the performance of services thereunder, the Parties agree that (i) such Actions shall be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom and (ii) they shall not bring or permit any of their respective Affiliates to bring any Action referred to in this Section 8.7(b), or voluntarily support any other Person in bringing any such Action, in any other courts.

8.8 Waiver of Jury Trial. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to this Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Financing Commitments, any of the transactions contemplated by this Agreement or the Financing Commitments or any of the actions of the Parent, Merger Sub, the Company or the Financing Sources in the negotiation, administration, performance or enforcement hereof or thereof, as the case may be. Each Party (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.8 and (c) agrees that such waivers and certifications shall extend to the Financing Sources.

8.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.10 Severability. If any provision of this Agreement (other than Sections 7.3(b), 7.3(c), 7.4(b), 7.4(c) and 8.14, each of which are integral provisions of this Agreement and which must be given full force and effect in the event of any modification of this Agreement pursuant to this Section 8.10) is held to be illegal, invalid or unenforceable under any present or future Law or public policy, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law or public policy in a mutually acceptable manner to the end that the terms of this Agreement are able to be fulfilled to the fullest extent possible.

8.11 Expenses. Except as otherwise specifically provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.12 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or other agreements or obligations in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or other agreements or obligations, shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time (and then only to such extent) and this Article VIII. The Company and the Parent (on behalf of Madison Dearborn Partners, LLC) each agree that the Confidentiality Agreement shall terminate as of the Effective Time.

8.13 Incorporation of Schedules. The schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

8.14 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, (i) the obligations and liabilities of the Company under this Agreement and all other obligations, liabilities, claims, losses, damages or Actions (whether in law or in equity and whether based on contract, tort or otherwise) of the Company that may be based on, arise out of or relate to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any Company Related Party other than the Company and (ii) the obligations and liabilities of the Parent and Merger Sub under this Agreement and all other obligations, liabilities, claims, losses, damages or Actions (whether in law or in equity and whether based on contract, tort or otherwise) of the Parent or Merger Sub that may be based on, arise out of or relate to this Agreement, the Limited Guarantee or the Financing Commitments (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any Parent Related Party other than the Parent and Merger Sub, except that (w) the Parent Related Parties may assert claims against each other, (x) the Company may assert claims against the Guarantors under, and subject to all of the terms and conditions of, the Limited Guarantee, (y) the Company may assert claims against the Investors under, and subject to all of the terms and conditions of, the Equity Financing Commitment and (z) the Company may assert claims under or in accordance with the Confidentiality Agreement against the other Person party thereto.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” or other electronic transmission will be as effective as delivery of a manually executed counterpart of this Agreement.

8.16 Amendments. At any time prior to the Effective Time, this Agreement may be amended by the Parties, by action taken or authorized, in the case of the Parent, by its Board of Directors, in the case of Merger Sub, by its Board of Directors, and in the case of the Company, by the Board of Directors, at any time before or after the receipt of the Stockholder Approval, but, after receipt of such approval, no amendment shall be made which by applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the Stockholders without such further approval; provided, however, that any amendment or modification of this proviso or Section 7.3, Section 8.1(a), Section 8.1(b), Section 8.7(b), Section 8.8 or Section 8.14 shall not affect the Financing Sources without the prior written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parent, Merger Sub and the Company.

8.17 Waiver. At any time prior to the Effective Time, the Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of the Parent (on behalf of itself and Merger Sub) to any such extension or waiver shall be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Parent by its duly authorized officer. At any time prior to the Effective Time, the Company may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Parent or Merger Sub or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Parent or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver shall be valid only if such waiver is set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

8.18 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 8.18(a):

“2010 Hedges” means the convertible bond hedge transactions entered into by the Company, on the one hand, and each of Bank of America, N.A., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, on the other hand, and documented by the confirmations entered into by such Persons on June 9, 2010.

“2010 Notes” means the Company’s 4.0% Convertible Senior Notes due 2017 that were issued pursuant to the Indenture, dated June 15, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “2010 Notes Indenture”).

“2010 Swap” means the interest rate swap transaction entered into between the Company and U.S. Bank National Association and documented by the confirmation entered into by such Persons on July 15, 2010.

“2010 Warrants” means the issuer warrant transactions entered into by the Company, on the one hand, and each of Bank of America, N.A., Goldman, Sachs & Co. and Wells Fargo Securities, LLC, on the other hand and documented by the confirmations entered into by such Persons on June 9, 2010.

“Action” means any litigation, claim, action, arbitration, suit, hearing, investigation known by the Person being investigated, audit or proceeding (whether civil, criminal or administrative and whether by or before an arbitrator, Governmental Entity or mediator).

“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Cash and Cash Equivalents” means, as of the date of determination, the aggregate amount of all cash, checks, money orders and funds in demand deposit accounts held by the Company and its Subsidiaries plus the fair market value of any marketable securities and short term investments held by the Company and its Subsidiaries, in each case, other than any of the foregoing assets held by the Company or any of its Subsidiaries for the account of any Client or other third party or held in such accounts together with assets so held for the account of any Client or other third party (such as premium trust accounts).

“Client” means each person with respect to whom the Company or any of its Subsidiaries provides Investment Management Services.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended.

“Company Equity Awards” means the Company Stock Options, Company Restricted Stock Unit Awards, Performance-Based Restricted Stock Unit Awards and Director Phantom Units (and the definition of each term included in Company Equity Awards shall include awards promised to be made pursuant to Contracts or offer letters entered into prior to the date hereof pursuant to which the Company or any of its Subsidiaries is bound).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in connection with their businesses, including all Intellectual Property in and to Company Technology.

“Company Restricted Stock Unit Awards” means awards of restricted stock units under any of the Company Stock Plans (other than Performance-Based Restricted Stock Unit Awards).

“Company Stock Options” means options to purchase Common Stock issued under any of the Company Stock Plans.

“Company Stock Plans” means the Company’s Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2002 Stock Incentive Plan, Amended and Restated 2002 Stock Incentive Plan for Principals and Managers, 2009 Stock Incentive Plan and Employment Inducement Award Consisting of Restricted Stock Units Granted to Annemarie Long.

“Company Technology” means all Technology owned by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries and used in their businesses.

“Compliant” means, with respect to the Required Information, that (a) such Required Information, taken as a whole with all other disclosure contained in the relevant offering document, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (b) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 (excluding information required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Item 402(b) of Regulation S-K), and is sufficient to permit a registration statement on Form S-1 using such financial information and financial statements provided at the commencement of the Marketing Period to be declared effective by the SEC throughout the Marketing Period, (c) the Company’s auditors have consented to the use of their audit opinions related to any audited financial statements included in such Required Information and any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU Section 722 and (d) the Company’s auditors have confirmed that they are prepared to issue customary comfort letters (by delivering drafts thereof to the extent a draft purchase agreement (in connection with any “high-yield” financing) has been provided to the Company prior to the date thereof) when customarily required to be delivered during the Marketing Period, and, at such times, issue such customary comfort letters.

“Contract” means any agreement, contract, commitment, arrangement or understanding.

“Control Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls such Person.

“Credit Agreement” means the Credit Agreement, dated as of February 8, 2013, by and among the Company, Bank of America, N.A., as administrative agent, and the other lenders and Persons party thereto.

“Director Phantom Unit” means awards of phantom units under any of the Company Stock Plans.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all (a) deferred compensation or retirement plans or arrangements, (b) defined contribution retirement plans or arrangements, (c) defined benefit retirement plans or arrangements, (d) employee welfare benefit plans or arrangements or fringe benefit plans, arrangements or programs or (e) stock purchase, stock option, equity award, severance pay, employment, consulting, change-in-control, collective bargaining, vacation pay, sick leave, bonus or other incentive compensation and other compensation or benefit plans, agreements,

Contracts, programs, policies or other arrangements, whether or not subject to ERISA, maintained or sponsored by, contributed to, required to be contributed to, or entered into by the Company or any of its Subsidiaries, but excluding (i) any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA and (ii) any “management agreement” or agreement with the Company or any of its Subsidiaries entered into in connection with a “management company buy-out”.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is, or at the relevant time has been, considered under common control and treated as one employer under Sections 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the Excluded Party Deadline, represent, to the Knowledge of the Company, at least 50% of the equity financing of such group at all times following the Excluded Party Deadline and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the Excluded Party Deadline, a written Alternative Proposal that the Board of Directors determines in good faith prior to or as of the Excluded Party Deadline (after consultation with outside legal counsel and its financial advisor) constitutes or which could reasonably be expected to lead to a Superior Proposal.

“Excluded Subsidiaries” means the Subsidiaries of the Company that are managed pursuant to a “management agreement” or “management company buy-out” agreement in effect on the date hereof or as may be entered into in connection with “management company buy-outs” entered into after the date hereof in accordance with the terms of this Agreement.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitment (including, for the avoidance of doubt, any Alternative Financing pursuant to Section 5.12(a)) in connection with the transactions contemplated hereby, including the lenders under the Debt Financing Commitment named in Section 4.4 and any joinder agreements, purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their current, former and future Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational, provincial, local or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended.

“Indebtedness” means, with respect to a Person and without duplication, all obligations in respect of (a) borrowed money (or obligations issued in substitution for or in exchange for borrowed money), (b) notes, bonds, debentures or other debt securities, (c) the deferred purchase price of property or services (other than accounts payable or accrued expenses incurred in the ordinary course of business, but including any earn-outs and other contingent consideration payable in connection with the acquisition of any Person or the assets or business of any Person), (d) leases or other Contracts which are required to be capitalized in accordance with GAAP, (e) letters of credit, bankers’ acceptances or other arrangements by which such Person assures a creditor against loss (but only to the extent drawn), (f) interest rate or currency forwards, futures, swaps, caps, collars or other hedging arrangements or any derivative transaction not entered into for hedging purposes and (g) guarantees in respect of any of the items listed in the foregoing clauses (a) through (f), together in each case with accrued and unpaid interest, premiums, penalties, charges, fees, breakage costs, make-whole amounts and other amounts due at the time of measurement in connection therewith; provided, that Indebtedness shall not include all obligations owed between the Company and its Subsidiaries.

“Intellectual Property” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, arising or enforceable under the laws of the United States of America or any other country, jurisdiction, or treaty regime throughout the world, including: (i) patents, and applications therefor, including any reexaminations, reissues and extensions thereof, (ii) trademarks, service marks, service names, brands, trade dress, trade names, rights of publicity, logos, corporate names and domain names, including registrations or applications (including unregistered or existing at common law), (iii) copyrights, copyrightable works and databases, including copyright registrations or applications, and (iv) trade secrets, inventions and confidential and proprietary information or know-how, (v) database rights and any and all other proprietary rights in Technology and (vi) licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing.

“Investment Advisor Contract” means each investment management, advisory or sub-advisory Contract, or Contract for Investment Management Services, of the Company or any of its Subsidiaries (and any amendments, waivers, modifications or renewals thereof).

“Investment Management Services” means any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Intervening Event” means any Effect (or the material consequences thereof) that materially affects the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, and that was not known to the Board of Directors as of the date hereof and which later becomes known to the Board of Directors prior to the receipt of the Stockholder Approval; provided, that none of the foregoing shall constitute an Intervening Event: (a) any Alternative Proposal or (b) any breach of this Agreement by the Company or any of its Representatives.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the Persons set forth on Section 8.18(a) of the Disclosure Schedule, in each case without obligation of inquiry.

“Law” means any statute, law (including common law), ordinance, rule, code or regulation of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, easement, right-of-way or other encumbrance in respect of such property or asset.

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing after the date hereof and ended prior to the End Date (inclusive of each day starting with the first day and through and ending with the last day of such period) in which (a) the Parent, Merger Sub and their Financing Sources shall have the Required Information and such Required Information is Compliant, (b) the conditions set forth in Sections 6.1 and 6.2 shall be satisfied or waived (other than (i) the conditions set forth in Sections 6.1(a) and

6.1(c), which must be satisfied no later than five (5) Business Days prior to the end of the Marketing Period, and (ii) any conditions that by their nature are to be satisfied by actions to be taken at the Closing or determinations to be made immediately prior to the Effective Time) and (c) no event shall have occurred nor shall any condition exist that would cause any of the conditions set forth in Sections 6.1 and 6.2 (other than the conditions set forth in Sections 6.1(a), 6.1(c) and 6.2(c)) to fail to be satisfied assuming that the Closing were to occur at any time during such twenty (20) consecutive Business Day period; provided, that (i) July 5, 2013 shall not be considered a Business Day for purposes of this definition, (ii) the Marketing Period shall either end on or prior to August 16, 2013 or, if the Marketing Period has not ended on or prior to August 16, 2013, then the Marketing Period shall commence no earlier than September 3, 2013, (iii) if the Company reasonably believes in good faith that it has furnished the Parent, Merger Sub and their Financing Sources with the Required Information and that the Marketing Period has commenced and delivers to the Parent a written notice to such effect, then the Marketing Period shall be deemed to have commenced on the date of the delivery of such notice (subject to the proviso below) unless, as of the date of the delivery of such notice, the Parent reasonably believes in good faith that the Required Information has not been so furnished or that the Marketing Period has not commenced and, within three (3) Business Days of such receipt, delivers a written notice to the Company to that effect (stating with reasonable specificity which of the Required Information the Company has not furnished or why the Marketing Period has not commenced), (iv) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated and (v) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such twenty (20) consecutive Business Day period, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Information, in which case the Marketing Period may not commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by PricewaterhouseCoopers LLP or another independent public accounting firm of recognized national standing, (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Information or any such restatement is under consideration, in which case the Marketing Period may not commence unless and until such restatement has been completed and the SEC Filings have been amended or the Company has determined and announced that no such restatement is required in accordance with GAAP, and (C) the Company shall have been delinquent in filing any annual or quarterly report required to be filed with the SEC, in which case the Marketing Period may not commence unless and until all such delinquencies have been cured.

“Material Adverse Effect” means any change, effect, event, development, fact, condition, circumstance or occurrence (each an “Effect”) that, individually or in the aggregate with other Effects, (a) would or would reasonably be expected to prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent arising or resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect under clause (b) of this definition: (i) general political, economic, financial, capital market, credit market, financial market or industry-wide conditions; (ii) regulatory changes, changes in Law or the interpretation thereof, changes in GAAP or the interpretation thereof or changes in rules and policies of the Public Company Accounting Oversight Board; (iii) natural or international disasters, calamities, emergencies or acts of war, sabotage or terrorism, or an escalation or worsening of any of the foregoing; (iv) the entry into or announcement of, or compliance with the terms of, this Agreement and the transactions contemplated hereby (including any action taken or omitted to be taken by the Company or any of its Subsidiaries that is required by this Agreement or that is taken or omitted to be taken at the Parent’s written request), except that this clause (iv) shall not apply in connection with the determination of a breach or violation of the representations and warranties contained in Section 3.4 or the satisfaction of the condition in Section 6.2(a) as it relates to such representations and warranties; (v) the fact that the prospective owner of the Company and any of its Subsidiaries is the Parent or any Affiliate of the Parent; (vi) any changes in the price or trading volume of the Common Stock (provided, however, that any underlying Effect that caused or contributed to such change in market price or trading volume shall not be excluded by this clause (vi) alone); (vii) any failure by the Company to meet projections or forecasts (provided, however, that any underlying Effect that caused or contributed to such failure to meet projections or forecasts shall not be excluded by this clause (vii) alone); (viii) any loss of, or change in, the relationship of the Company, contractual or otherwise, with its customers, Clients, employees, “principals”, contractors or suppliers to the extent arising out of the execution, delivery or performance of this Agreement, the contemplated consummation of the transactions contemplated by this Agreement or the announcement of any of the foregoing, except that this clause (viii) shall not apply in connection with the determination of a breach or violation of the representations and warranties contained in Section 3.4 or the satisfaction of the condition in Section 6.2(a) as it relates to such representations and warranties; (ix) any change in the Company’s credit rating (provided, however, that any underlying Effect that caused or contributed to such change in the Company’s credit rating shall not be excluded by this clause (ix) alone); (x) any breach by the Parent or Merger Sub of this Agreement; and (xi) any Transaction Litigation commenced on or after the date of this Agreement or any other Action arising from or relating to the Company’s sale process, including consideration of the transactions contemplated by this Agreement and any transactions potentially competing with or alternative to such transactions or proposals from other third parties relating to any competing or alternative transactions or any disclosures in connection with any of the foregoing; provided, further, however, that (y) any Effect referred to in the immediately preceding clauses (i), (ii) and (iii) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred only to the extent such Effect affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impairs or materially delays the ability of the Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Reimbursement Obligations” means the reimbursement and indemnification obligations of the Parent set forth in Section 5.5(a), Section 5.6(a) and Section 5.12(d).

“Performance-Based Restricted Stock Unit Awards” means awards of performance-based restricted stock units under any of the Company Stock Plans.

“Permit” means any authorization, approval, consent, easement, variance, exception, accreditation, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Acquisitions” means an acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or any property or assets of any Person (including the engagement in any “management company buy-out”) (a) where the up-front consideration (i.e., excluding any earn-outs or other contingent or deferred consideration) therefor is less than 7.5 times the last twelve (12) month’s reported EBITDA (net of synergies realizable within two (2) months of consummation) of the business acquired and (b) the terms and conditions of which are provided to the Parent in writing at least five (5) Business Days prior to the earlier of the consummation of such acquisition or the execution and delivery of definitive agreements for such acquisition.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (c) Liens, encroachments, covenants, restrictions and other title imperfections which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens created by or at the request of the Parent or Merger Sub, (e) zoning, building and land use Laws, restrictions and conditions imposed by any Governmental Entity, (f) Liens set forth in the SEC Filings (including the financial statements contained therein and the notes thereto) or in Section 8.18(b) of the Disclosure Schedule and (g) such other Liens, the existence of which would not, individually or in the aggregate, be material to the business of the Company and its Subsidiaries taken as a whole.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors, controlling investors, Subsidiaries and other representatives of such Person and its Subsidiaries.

“Required Information” means (a) the historical financial statements regarding the Company and its Subsidiaries (including with respect to any acquired entities) necessary to satisfy the conditions set forth in paragraphs 3, 4 and 7 of Exhibit D of the Debt Financing Commitment (as in effect on the date of this Agreement), plus within 40 days after the end of any fiscal quarter ending on or after March 31, 2013 that is not a fiscal year end, the unaudited consolidated statements of financial condition of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in AU Section 722, (b) such other reasonably pertinent financial and other information as the Parent shall reasonably request from the Company which is requested from it by a Financing Source in order to consummate the Debt Financing or is customarily required for the arrangement of loans or marketing and issuance of debt securities contemplated by the Debt Financing and (c) with respect to any Permitted Target (as defined in the Debt Commitment Letter as in effect on the date of this Agreement) acquisition, (i) the most recent annual audited financial statements of the Permitted Target and (ii) the quarterly financial statements of the Permitted Target after the annual financial statements provided pursuant to the immediately preceding clause (i), in the case of clauses (i) and (ii), respectively, to the extent provided to the Company or its Subsidiaries, and (iii) customary backup documentation supporting any applicable addback (related to such Permitted Target acquisition) to pro forma adjusted EBITDA to be included in the confidential information memorandum and preliminary offering memorandum referred to in paragraphs 7 and 8 of Exhibit D of the Debt Commitment Letter (as in effect on the date of this Agreement), in the case of each of clauses (i) through (iii), respectively, delivered or provided to the Parent and Merger Sub prior to the earlier of (A) the commencement of any applicable Marketing Period and (B) the commencement of any applicable syndication of any credit facilities constituting a component of the Debt Financing, and solely in the case of this clause (B), to the extent that Merger Sub shall have provided the Company at least five Business Days prior notice of such date (provided, that in no event shall the Required Information be deemed to include or shall the Company otherwise be required to provide (A) pro forma financial statements or pro forma adjustments unless the Company shall have been furnished information relating to the proposed debt and equity capitalization at least five (5) Business Days prior to the date on which any applicable Marketing Period would otherwise commence, (B) risk factors specifically relating to all or any component of the Financing, (C) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (D) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b)).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, trust or other legal entity (a) of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person or (b) that is required to be consolidated with such Person for financial reporting purposes.

“Taxes” means (a) all U.S. federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including capital gains taxes, taxes based upon or measured by income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, license, alternative or add on minimum, ad valorem, use, property, withholding, excise, production, value added, escheat or unclaimed property obligation, occupancy and any other taxes, customs, duties, governmental fees or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed by any Governmental Entity with respect to such amounts, in each case whether or not disputed, and (b) any liability for payment of any amounts of the types described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or allocation agreement, arrangement or understanding or as a result of being liable for another Person’s Taxes as a transferee or successor, by Contract or otherwise.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, technologies, formulas, algorithms, compositions, processes and techniques, data, any and all rights and licenses to data, any and all methodology and processes related to the acquisition, use and processing of data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders and the neuter as the context requires, (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning, (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) when a reference is made in this Agreement to an article, section, paragraph, clause or schedule without reference to a document, such reference is to an article, section, paragraph, clause or schedule of or to this Agreement, (v) a reference to a clause or subsection without further reference to a section is a reference to such clause or subsection as contained in the same section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions, (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to be followed by the words “without limitation”, (vii) the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires, (viii) a reference to any Party to this Agreement or any other agreement or document will include such Party’s predecessors, successors and permitted assigns, (ix) a reference to any Law or Contract means such Law or Contract as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof, (x) all accounting terms used and not defined herein have the respective meanings given to them under GAAP and (xi) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
2010 Notes Indenture	Section 8.18
Agreement	Preamble
Alternative Financing	Section 5.12(a)
Alternative Proposal	Section 5.4(i)
Benefits Continuation Period	Section 5.9(a)
Board of Directors	Recitals
Board Recommendation	Section 3.3(b)
Book-Entry Shares	Section 2.4(b)
Broker-Dealer	Section 3.9(g)
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.4(b)
CFTC	Section 3.4(b)
Change of Recommendation	Section 5.4(c)
Chosen Courts	Section 8.7(a)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Equity Incentive Amounts	Section 2.1(h)
Common Stock	Section 2.1(a)
Company	Preamble
Company Closing Notice	Section 8.18
Company Employees	Section 5.9(a)
Company Equity Securities	Section 3.2(b)
Company Related Parties	Section 7.3(b)
Company-Registered Intellectual Property	Section 3.11(a)
Company Termination Fee	Section 7.2(a)
Confidentiality Agreement	Section 5.8(b)
Debt Financing	Section 4.4(a)
Debt Financing Commitment	Section 4.4(a)
DTC	Section 2.4(b)
DTC Payment	Section 2.4(b)
DGCL	Section 1.1
Director Unit Closing Amount	Section 2.1(g)
Disclosure Schedule	Article III
Dissenting Shares	Section 2.2(a)
D&O Tail	Section 5.10(c)
Effect	Section 8.18
Effective Time	Section 1.3
End Date	Section 7.1(c)
Environmental Laws	Section 3.16
Equity Financing	Section 4.4(a)
Equity Financing Commitment	Section 4.4(a)
Excluded Party	Section 7.2(a)(v)
Excluded Shares	Section 2.1(c)
Financing	Section 4.4(a)
Financing Commitments	Section 4.4(a)
Financing Remedy Action	Section 8.18
FINRA	Section 3.4(b)

Term	Section
GAAP	Section 3.5(b)
Guarantors	Recitals
Indemnified Party	Section 5.10(b)
Investors	Section 4.4(a)
Limited Guarantee	Recitals
Material Contracts	Section 3.13(a)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.9(b)
NFA	Section 3.4(b)
Non-Employee Director RSUs	Section 2.1(e)
NYSE	Section 3.4(b)
Old Plans	Section 5.9(b)
Option Closing Amount	Section 2.1(d)
Party	Preamble
Parent	Preamble
Parent Related Party	Section 7.3(c)
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(a)
Personal Information	Section 3.11(e)
Policies	Section 3.17
Post-Closing Equity Incentive Amounts	Section 2.1(h)
Proxy Statement	Section 5.2(a)
Record Date	Section 5.3
Required Information	Section 5.12(b)
Restricted Financing Commitment Amendments	Section 5.12(a)
RIAs	Section 3.9(a)
SEC Filings	Section 3.5(a)
Section 262	Section 2.2(a)
Stockholder	Section 2.1(a)
Stockholder Approval	Section 3.3(a)
Stockholders Meeting	Section 5.2(a)
Superior Proposal	Section 5.4(j)
Surviving Corporation	Section 1.1
Systems	Section 3.11(e)
Termination Date	Section 5.1(a)
Transaction Litigation	Section 5.16
Unvested RSU Award Amount	Section 2.1(e)
Vested RSU Award Closing Amount	Section 2.1(e)
Vested RSUs	Section 2.1(e)

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/s/ Jessica M. Bibliowicz
Name:	Jessica M. Bibliowicz
Title:	Chairman and Chief Executive Officer

By:	/s/ Douglas W. Hammond
Name:	Douglas W. Hammond
Title:	President and Chief Operating Officer

Signature Page to Agreement and Plan of Merger

PATRIOT MERGER CORP.

By:	/s/ Vahe A. Dombalagian
Name:	Vahe A. Dombalagian
Title:	President and Treasurer

PATRIOT PARENT CORP.

By:	/s/ Vahe A. Dombalagian
Name:	Vahe A. Dombalagian
Title:	President and Treasurer

Signature Page to Agreement and Plan of Merger

Annex B

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

April 14, 2013

Special Committee of the Board of Directors

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

Board of Directors

National Financial Partners Corp.

340 Madison Avenue, 20th Floor

New York, NY 10173

Members of the Special Committee of the Board of Directors and the Board of Directors:

We understand that National Financial Partners Corp., a Delaware corporation (“NFP”), proposes to enter into an Agreement and Plan of Merger, dated as of April 14, 2013 (the “Agreement”), among NFP, Patriot Parent Corp., a Delaware corporation (“Parent”) and Patriot Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into NFP (the “Merger”) and each share of the common stock, par value $0.10 per share, of NFP (“NFP Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than Excluded Shares and Dissenting Shares (each as defined in the Agreement), will automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $25.35 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of NFP Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to NFP;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of NFP furnished to or discussed with us by the management of NFP, including certain financial forecasts relating to NFP prepared by the management of NFP and certain sensitivities thereto (collectively, “NFP Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of NFP with members of senior management of NFP;

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Special Committee of the Board of Directors

The Board of Directors

National Financial Partners Corp.

(4)	reviewed the trading history for NFP Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of NFP with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	considered (i) the fact that NFP publicly announced that it would explore the possibility of a sale of NFP and (ii) the results of our efforts on behalf of NFP to solicit, at the direction of the Special Committee of the Board of Directors of NFP, indications of interest and definitive proposals from third parties with respect to a possible acquisition of NFP;

(8)	participated in certain discussions and negotiations, at the direction of the Special Committee of the Board of Directors of NFP, among representatives of NFP and Parent and their financial and legal advisors;

(9)	reviewed drafts, dated April 13, 2013, of the Agreement and of the limited guarantee executed by Madison Dearborn Capital Partners VI-A, L.P., Madison Dearborn Capital Partners VI-C, L.P. and Madison Dearborn Capital Partners VI Executive-A, L.P., each a Delaware limited partnership, in favor of NFP (such limited guarantee, together with the Agreement, the “Transaction Agreements”, and such drafts, the “Draft Transaction Agreements”); and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of NFP that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the NFP Forecasts, we have been advised by NFP, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NFP as to the future financial performance of NFP. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NFP, nor have we made any physical inspection of the properties or assets of NFP. We have not evaluated the solvency or fair value of NFP or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of NFP, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on NFP or the contemplated benefits of the Merger. We also have assumed, at the direction of NFP, that that the final executed Transaction Agreements will not differ in any material respect from the Draft Transaction Agreements reviewed by us.

The Special Committee of the Board of Directors

The Board of Directors

National Financial Partners Corp.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of NFP Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NFP or in which NFP might engage or as to the underlying business decision of NFP to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Special Committee of the Board of Directors of NFP in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and substantially all of which is contingent upon consummation of the Merger. In addition, NFP has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NFP and certain of its affiliates and Parent and certain of its affiliates (including Madison Dearborn Partners, LLC (“MDP”) and certain of its affiliates and portfolio companies).

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NFP and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as administrative agent, arranger, and book manager for, and lender under, certain credit facilities, term loans and letters of credit of NFP.

We further note that, concurrent with NFP’s issuance in June 2010 of $125 million aggregate principal amount of 4.0% convertible senior notes due 2017 (the “Convertible Notes”), NFP entered into separate convertible note hedge and issuer warrant transactions (collectively, the “Call Spread Transactions”) with three banks, including our affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account. The Call Spread Transactions consisted of the purchase by NFP of call options in respect to the number of shares of NFP Common Stock initially underlying the Convertible Notes and the sale by NFP of warrants in respect of up to the same number of shares of NFP Common Stock. In accordance with the terms of the Call Spread Transactions, if the Merger is consummated, the balance of the convertible note hedge transactions would be exercised, which would require BANA to make a cash payment to NFP. Concurrently, if the Merger is consummated, BANA would be entitled to receive a payment from NFP for

The Special Committee of the Board of Directors

The Board of Directors

National Financial Partners Corp.

the early cancellation of the issuer warrant transactions, equal to the fair value of the warrant transactions at the time of the cancellation, as determined by BANA.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates (including MDP and certain of its affiliates and portfolio companies) and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to MDP and certain of its affiliates and portfolio companies in connection with certain mergers and acquisitions transactions; (ii) having acted or acting as administrative agent, bookrunner and/or arranger for, and/or as a lender under, certain credit facilities, term loans, letters of credit and/or leasing facilities of MDP and certain of its affiliates and portfolio companies (including in connection with the financing of various acquisition transactions); (iii) having acted as underwriter, initial purchaser and/or placement agent for various equity and/or debt offerings undertaken by MDP and certain of its affiliates and portfolio companies; (iv) having acted as dealer manager and solicitation agent for a debt tender offer and consent solicitation undertaken by a portfolio company of MDP; (v) having provided or providing certain fixed income, derivatives and foreign exchange trading services to MDP and certain of its affiliates and portfolio companies; and (vi) having provided or providing certain treasury management and trade services and products to MDP and certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Special Committee and the Board of Directors of NFP (in each case, in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

The Special Committee of the Board of Directors

The Board of Directors

National Financial Partners Corp.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of NFP Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

PRELIMINARY COPY

C/O [—]

VOTE BY INTERNET - www.[—].com

Use the Internet to vote your proxy. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - [—]

Use any touch-tone telephone to vote your proxy. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to [—].

i	Please detach along perforated line and mail in the envelope provided.	i

THE NFP BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The adoption of the merger agreement, thereby approving the merger	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	The proposal to approve, by a non-binding advisory vote, the specified compensation arrangements disclosed in the proxy statement that may be payable to NFP’s named executive officers in connection with the consummation of the merger	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	The proposal to approve the adjournment of the special meeting, if necessary or appropriate in the view of the NFP board of directors, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting and Proxy Statement.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice, Proxy Statement and Annual Report are available at www.[—].com.

NATIONAL FINANCIAL PARTNERS CORP.

340 Madison Avenue, 20th Floor

New York, NY 10173

Proxy for Special Meeting of Stockholders on [—], 2013

Solicited on Behalf of the NFP Board of Directors

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement and hereby appoints Douglas W. Hammond and Stancil E. Barton, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of NFP common stock of the undersigned, in accordance with the instructions printed on the reverse, at the Special Meeting of Stockholders of National Financial Partners Corp. to be held on [—], 2013, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement.

The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies with respect to the shares of NFP common stock represented by this proxy given in connection with this special meeting.

(Continued and to be signed on the reverse side)